AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 27, 1999
                                                      REGISTRATION NO. 333-78299

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                               AMENDMENT NO. 1 TO

                                   FORM S-1
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                           EXECUTIVE TELECARD, LTD.
            (Exact name of registrant as specified in its charter)
                                ---------------

           DELAWARE                          7389                             13-3486421
   (State of Incorporation)            (Primary Standard           (I.R.S. Employer Classification
                                Industrial Identification No.)               Code Number)

                                ---------------
                   2000 Pennsylvania Avenue, N.W., Suite 4800
                             Washington, D.C. 20006
                                 (303) 691-2115
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                              Christopher J. Vizas
                      Chairman and Chief Executive Officer
                            Executive TeleCard, Ltd.
                   2000 Pennsylvania Avenue, N.W., Suite 4800
                             Washington, D.C. 20006
                                 (303) 691-2115
           (Name, address, including zip code, and telephone number,
             including area code, of registrant's agent for service)
                                 ---------------
                                   Copies to:
                             Steven M. Kaufman, Esq.
                             Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                            Washington, D.C. 20004
                                (202) 637-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and from time to time as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]
                               ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS

                           EXECUTIVE TELECARD, LTD.

                       19,517,243 SHARES OF COMMON STOCK

   o The shares of common stock offered by this prospectus are being sold by the selling stockholders.

   o We will not receive any proceeds from the sale of these shares. We will receive proceeds from the exercise of warrants and those proceeds will be used for our general corporate purposes.

   o Our common stock is quoted on the Nasdaq National Market under the symbol "EGLO."



   o On May 25, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $3.03125 per share.



THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                              ------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ------------------

                                       , 1999

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

     If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

     You should rely only on the information provided in this prospectus or any supplement. Neither we nor any of the selling stockholders have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                               TABLE OF CONTENTS


                                                                                          PAGE
                                                                                         -----
Prospectus Summary ...................................................................     3
Summary Historical and Pro Forma Consolidated Selected Financial Data of eGlobe ......     4
Risk Factors .........................................................................     6
Cautionary Note Regarding Forward-Looking Statements .................................    12
Price Range for Common Stock .........................................................    13
Transfer Agent And Registrar .........................................................    13
Use of Proceeds ......................................................................    13
Dividend Policy ......................................................................    13
Selected Consolidated Financial Data .................................................    14
Management's Discussion and Analysis of Financial Condition and Results of Operations     16
Our Business .........................................................................    30
Management ...........................................................................    44
Security Ownership of Management .....................................................    54
Security Ownership Of Certain Beneficial Owners ......................................    56
Certain Transactions and Relationships ...............................................    57
Description of Securities ............................................................    57
Certain Charter And Statutory Provisions .............................................    65
Selling Stockholders .................................................................    66
Plan of Distribution .................................................................    68
Legal Matters ........................................................................    69
Experts ..............................................................................    69
Where You Can Find More Information ..................................................    70
Glossary of Technical Terms ..........................................................    G-1

                              PROSPECTUS SUMMARY

     This summary highlights more detailed information and financial statements contained later in this prospectus. This summary does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully, especially the risks of investing in the shares discussed under "Risk Factors."

                                     EGLOBE

OUR NAME

       We are incorporated in the State of Delaware under the corporate name Executive TeleCard, Ltd. On August 14, 1998, we began doing business under the name eGlobe. We believe creating a new corporate identity is an important step in our continuing development.

WHAT WE DO

       eGlobe provides services to large telecommunications companies, primarily telephone companies that are dominant in their national markets, but also to specialized telephone companies, Internet Service Providers and issuers of credit cards. Our services enable our customers to provide global reach for enhanced or value added telecommunications services that they supply to their customers. Until 1998, the entire focus of eGlobe was on supporting calling card services. In 1998, that focus began to change.

       By taking advantage of our key assets -- our operating platforms in more than 40 countries, our ability to originate telephone calls and, in many cases, to provide data access in more than 90 countries and territories, and our customer and operating relationships built over the years -- we started working with customers to extend our line of services. A key part of that extension was the recognition that Internet Protocol technologies had become a basic element of our business and a principal need of our customers. Internet Protocol, or IP, means the method of transmission of electronic data typically utilized across the Internet. Even our card services business relies on portions of its billing and operating functions on IP software and services. To support the extension of services, in 1998 we acquired IDX International, Inc., with its IP voice and fax capabilities, and made significant investments in, and acquisition of a technology license for, unified messaging software. Unified messaging allows a person to access and respond to voice-mail, e-mail, and faxes in a single, unified mailbox using a telephone or a personal computer. In addition, we began exploring ways to integrate other services into our operating platforms, including additional acquisitions that might complement current offerings or extend our portfolio of services.

       We are now implementing our new, broader service strategy and are committed to a program of growth. That program will demand substantial new resources, in particular human resources and cash. For those reasons, in the first quarter of 1999 we raised $10.0 million from the sale of equity, arranged a $20.0 million debt facility from a major stockholder, and entered into a key vendor financing arrangement. We plan to raise substantial amounts of additional capital during the next two years. Growth in the international telecommunications business often results in a disparity between cash outlays and inflows during periods of growth, with outlays far exceeding inflows. If our growth plans are successful, we anticipate a period during which our cash expenditures will exceed our cash inflows.


       Already in 1999 we have furthered our strategy through the acquisition of Telekey, Inc., a provider of card based telecommunications services primarily to foreign academic travelers visiting the US and Canada. In addition, we are currently negotiating an acquisition with the company that developed the messaging software that some of our new services will be based upon. We intend to extend our role in unified messaging and related technologies through such an investment.


       Our principal executive offices are located at 2000 Pennsylvania Avenue, N.W., Suite 4800, Washington, D.C. 20006 and our telephone number is (303) 691-2115.

                 SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED
                       SELECTED FINANCIAL DATA OF EGLOBE


     The following is a summary of selected historical and pro forma consolidated financial data of eGlobe for the periods ended and as of the dates indicated. Effective with the period ended December 31, 1998, we converted to a December 31 fiscal year end. Therefore, the period ended December 31, 1998 represents a nine-month period as compared to the twelve-month fiscal years ended March 31, 1998, 1997, 1996 and 1995. The summary pro forma consolidated three months ended March 31, 1999 and twelve months ended December 31, 1998 financial data reflect adjustments where appropriate, to our historical financial data to give effect to the 1998 completed acquisitions of IDX and UCI and the 1999 acquisition of Telekey. All acquisitions were completed prior to March 31, 1999 and are included in the historical consolidated financial data. Accordingly, a pro forma balance sheet as of March 31, 1999 has not been included in the tables below. The historical consolidated financial data as of March 31, 1999 and 1998, have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments necessary for the fair presentation of such data. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for a full financial year. This data should be read in conjunction with, and are qualified in their entirety by reference to, our Consolidated Financial Statements and the related Notes, our Unaudited Pro Forma Condensed Consolidated Financial Statements and the related Notes and the "Management's Discussion and Analysis of Financial Condition" section appearing elsewhere in this prospectus.

                                                     PRO FORMA
                                         ---------------------------------
                                                               FOR THE
                                           FOR THE THREE       TWELVE
                                           MONTH PERIOD         MONTH
                                               ENDED            ENDED
                                             MARCH 31,      DECEMBER 31,
                                               1999             1998
                                         ---------------- ----------------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Net Revenues ...........................  $    8,575,000   $   37,409,000
Income (Loss) from Operations ..........      (6,714,000)     (13,575,000)
Other Income (Expense) .................        (879,000)      (5,397,000)
Net Income (Loss) ......................      (7,593,000)     (20,493,000)
Preferred Stock Dividends ..............      (3,712,000)              --
Net Income (Loss)Attributable to
 Common Stock ..........................     (11,305,000)              --
Net Earnings (Loss) per Common
 Share: (1)(2)
 Basic .................................  $        (0.52)  $        (0.95)
 Diluted ...............................  $        (0.52)  $        (0.95)

                                                                           HISTORICAL
                                         -------------------------------------------------------------------------------
                                                  THREE MONTHS             FOR THE NINE
                                                      ENDED                   MONTH
                                                    MARCH 31,                 PERIOD
                                                                              ENDED        FOR THE YEARS ENDED MARCH 31,
                                                                           DECEMBER 31,  --------------------------------
                                           1999(3)(4)(5)       1998          1998(3)           1998            1997
                                         ---------------- -------------- --------------- ---------------- --------------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Net Revenues ...........................  $    8,385,050   $  7,539,037   $ 22,490,642    $   33,122,767   $ 33,994,375
Income (Loss) from Operations ..........      (6,628,483)    (1,977,203)    (5,939,633)       (5,700,424)     2,423,564
Other Income (Expense) .................        (873,130)    (4,477,015)    (1,150,559)       (5,949,486)    (1,401,612)
Net Income (Loss) ......................      (7,501,613)    (7,954,218)    (7,090,192)      (13,289,910)       773,952
Preferred Stock Dividends ..............      (3,712,379)            --             --                --             --
Net Income (Loss)Attributable to
 Common Stock ..........................     (11,213,992)            --             --                --             --
Net Earnings (Loss) per Common
 Share: (1)(2)
 Basic .................................  $        (0.63)  $      (0.46)  $      (0.40)   $        (0.78)  $       0.05
 Diluted ...............................  $        (0.63)  $      (0.46)  $      (0.40)   $        (0.78)  $       0.05

                                                   HISTORICAL
                                         -------------------------------
                                          FOR THE YEARS ENDED MARCH 31,
                                         -------------------------------
                                               1996            1995
                                         ---------------- --------------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Net Revenues ...........................   $ 30,298,228    $ 22,980,726
Income (Loss) from Operations ..........      3,097,009        (292,307)
Other Income (Expense) .................         69,843      (4,324,193)
Net Income (Loss) ......................      2,852,852      (4,616,500)
Preferred Stock Dividends ..............             --              --
Net Income (Loss)Attributable to
 Common Stock ..........................             --              --
Net Earnings (Loss) per Common
 Share: (1)(2)
 Basic .................................   $       0.18    $      (0.30)
 Diluted ...............................   $       0.18    $      (0.30)



                                        PRO FORMA
                                          AS OF
                                      DECEMBER 31,
                                          1998
                                     --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents ..........  $ 1,607,000
Total Assets .......................   42,260,000
Long-Term Obligations ..............    1,741,000
Total Liabilities ..................   33,982,000
Total Stockholders' Equity .........    8,278,000

                                                                            HISTORICAL
                                     ----------------------------------------------------------------------------------------
                                            AS OF MARCH 31,            AS OF                    AS OF MARCH 31,
                                     -----------------------------  DECEMBER 31, ---------------------------------------------
                                      1999(3)(4)(5)       1998       1998(3)(4)       1998           1997           1996
                                     --------------- ------------- ------------- -------------- -------------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents ..........  $    687,366    $ 2,391,206   $ 1,407,131   $ 2,391,206    $ 2,172,480    $    950,483
Total Assets .......................    43,128,416     22,900,456    36,388,161    22,900,456     23,679,686      16,732,074
Long-Term Obligations ..............     1,907,435      7,735,581     1,237,344     7,735,581      9,737,007       2,150,649
Total Liabilities ..................    32,124,985     15,779,696    31,045,443    15,779,696     15,720,414       9,692,065
Total Stockholders' Equity .........     5,956,765      7,120,760     5,342,718     7,120,760      7,959,272       7,040,009

                                       HISTORICAL
                                     AS OF MARCH 31,
                                     --------------
                                          1995
                                     --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents ..........  $ 1,734,232
Total Assets .......................   12,943,044
Long-Term Obligations ..............      671,774
Total Liabilities ..................    9,023,293
Total Stockholders' Equity .........    3,919,751





-------------
(1) Based on the weighted average number of shares outstanding during the period.

(2) The weighted average number of shares outstanding during the periods has been adjusted to reflect two ten percent (10%) stock splits, effected in the form of stock dividends and distributed August 25, 1995 and August 5, 1996.

(3) Includes the December 2, 1998 acquisition of IDX International, Inc. for which we acquired all of the common and preferred stock of IDX. See Note 6 to the Consolidated Financial Statements.

(4) Includes the December 31, 1998  acquisition of UCI Tele  Networks,  Ltd. See
    Note 6 to the Consolidated Financial Statements.

(5) Includes the February 12, 1999 acquisition of Telekey, Inc. See Note 6 to the Consolidated Financial Statements.

                                 RISK FACTORS

     This offering involves a high degree of risk, including those risks described below. You should carefully consider these risk factors, together with all of the other information in this prospectus, before investing in shares of our common stock.

WE HAVE INCURRED SIGNIFICANT LOSSES AND WE MAY NOT BE ABLE TO BECOME PROFITABLE IN THE FUTURE


       Losses. We incurred a net loss of $7.5 million for the first quarter of fiscal 1999, a net loss of $13.3 million for the fiscal year ended March 31, 1998 and a net loss of $7.1 million for the nine month period ended December 31, 1998. We continue to incur operating losses and are likely to report net losses for the next year, due in part to large non-cash charges for goodwill amortization and amortization of the costs of warrants associated with financings.


       Ability to Become Profitable. Our ability to achieve profitability and positive cash flow depends upon a number of factors, including our ability to increase revenue while maintaining or reducing costs. A variety of factors, external and internal, may keep us from succeeding in increasing or maintaining revenue or achieving or sustaining economies of scale and positive cash flow in the future, and our failure to do so could prevent or delay us from becoming profitable. If we do not become profitable in the future, the value of our shares could fall and we could have difficulty obtaining funds to continue our operations.

WE COULD BE REQUIRED TO CUT BACK OR STOP OUR OPERATIONS IF WE ARE UNABLE TO OBTAIN NEEDED FUNDING

       We estimate we will need to raise up to $40 million during the current fiscal year to have sufficient working capital to run our business, acquire assets and technology, repay indebtedness incurred in connection with acquisitions, upgrade our facilities and develop new services. In addition, we will need to repay or refinance our existing $7.5 million term loan, plus approximately $1.0 million in interest that will be due and payable in full in August 1999. To the extent that we spend more on acquisitions or service development, our need for additional financing will increase.

       There is no assurance that we will satisfy the conditions or receive committed but unfunded financing. If such proposed financing is not raised as expected, we will face a significant and immediate need for additional funds. There can be no assurance that we will be able to raise the necessary funds in a timely manner or on favorable terms. Should we be unsuccessful in our efforts to raise additional capital, we will be required to curtail our expansion plans. If we do not raise enough additional capital to repay the term loan and interest by August 1999, we may be required to cut back or stop operations.

OUR BUSINESS WITH A HANDFUL OF SIGNIFICANT, NORTH AMERICAN CARD SERVICE CUSTOMERS DECLINED IN 1998, RESULTING IN A REVENUE DECLINE IN CARD SERVICES

       Several of our largest North American calling card services customers, who accounted for approximately 40% of our revenues during the fiscal year ended March 31, 1998, have substantially reduced their use of our services and can be expected to end their use of our services in the near future. As a result, we have experienced a decline in card service revenue. Although we have added new customers for our card services during the third quarter of 1998 and subsequently, such customers have not yet generated revenues sufficient to offset losses from existing customers. Our results of operations have been negatively and significantly affected by this change. Any further such changes could negatively and materially impact our business, financial condition and results of operations.

WE HAVE BEEN, AND WILL CONTINUE TO BE, SUBJECT TO LARGE AND ONE-TIME ACCOUNTING CHARGES

       During 1998, we have recorded significant charges resulting from corporate realignment costs, settlement costs, provision for additional income tax, allowance for doubtful accounts and the costs of warrants associated with debt and equity financings. We anticipate additional charges during 1999 and thereafter for costs of warrants associated with debt and equity financings and from goodwill associated with our recent acquisitions. This goodwill may materially increase when the contingencies are resolved. Resulting accounting charges (and, in some cases, credits to stockholders' equity) may make it difficult for investors to understand our financial statements, potentially affecting the demand for shares of our stock and increasing the volatility of the market price of our stock price.

RAPID TECHNOLOGICAL AND MARKET CHANGES CREATE SIGNIFICANT RISKS FOR US
       Communications technology is changing rapidly. These changes influence the demand for our services. We need to be able to anticipate these changes and to develop new and enhanced products and services quickly enough for the changing market. We, like others in our industry, believe it will be necessary to offer a suite of enhanced business communications services, and that those companies which do not offer acceptable services in a timely manner will not be able to compete successfully. We may not be able to keep up with rapid technological and market changes and we may not be able to offer acceptable new services in a timely manner to be able to compete successfully. In addition, others may develop services or technologies that will render our services or technology noncompetitive or obsolete.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO COMPETE EFFECTIVELY AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS

       Our industry is intensely competitive and rapidly evolving. The communications industry is dominated by companies much larger than us, with much greater name recognition, larger customer bases and financial, personnel, marketing, engineering, technical and other resources substantially greater than ours. To the extent that these companies offer services similar to and priced competitively with our services, there likely would be a negative effect on our pricing which would result in lower revenues. In addition, several other companies have offered or have announced intentions to offer enhanced communications services similar to certain of the enhanced services we plan to offer. To the extent that such entities are successful in offering superior services or introducing credible service offerings before we do, we likely would be adversely affected and such effects could be material. We expect new types of products and services not yet announced or available in the marketplace to be developed and introduced which will compete with the services we offer today and plan to offer.

OUR BUSINESS DEPENDS ON CREATING AND MAINTAINING STRATEGIC RELATIONSHIPS WITH INTERNATIONAL CARRIERS

       Relations with international carriers enable us to offer additional services that we cannot offer on our own and to offer our services to a larger customer base than we could otherwise reach through our direct marketing efforts. We believe international relationships and alliances are important in offering calling card services and that such relationships will be even more important as providers add new services. Our success depends in part on our ability to maintain and develop such relationships, the quality of these relationships and the ability of these strategic partners to market services effectively. Our failure to maintain and develop such relationships or our strategic partners' failure to market our services successfully could lower our sales, delay product launches and hinder our growth plans.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES INTO OUR OPERATIONS, WHICH COULD SLOW OUR GROWTH

       As a result of the IDX acquisition, we added 47 employees and two operating locations. We may have difficulty integrating IDX into our operations, assimilating the new employees and implementing reporting, monitoring and forecasting procedures with respect to the former IDX businesses. In addition, the continuing integration of IDX into our operations may divert management attention from our existing businesses and may result in additional administrative expense. We acquired IDX subject to a variety of its existing obligations. Moreover, in our due diligence investigation of IDX, we may not have discovered all matters of a material nature relating to IDX and its business.

       We acquired UCI, a calling card services company, in December 1998, and in February 1999, we acquired Telekey, a card based provider of enhanced communications services. We are subject to the same integration issues and other risks for these acquisitions as described in the prior paragraph.

WE DEPEND ON THE COMPANIES WE ACQUIRE TO EXPAND OUR MARKETS, OPERATIONS, NETWORKS AND SERVICES

       As part of our business strategy, we will continue to evaluate strategic acquisitions of businesses and to pursue joint ventures principally relating to our current operations. These transactions commonly involve certain risks, including, among others, that:

       o we may experience difficulty in assimilating acquired operations, services, products and personnel, which may slow our revenue growth;

       o we may not be able to successfully incorporate acquired technology and rights into our service offerings and maintain uniform standards, controls, procedures and policies;

       o we may not be able to locate or acquire appropriate companies at attractive prices;

       Expected benefits from future acquisitions may not be realized, revenues of acquired companies may be lower than expected, and operating costs or customer loss and business disruption may be greater than expected.

       Additional acquisitions may require additional capital resources. We cannot assure you that we will have timely access to additional financing sources on acceptable terms. If we do not, we may not be able to expand our markets, operations, facilities, network and services through acquisitions as we intend.

WE RELY ON IP VOICE TELEPHONY, THE REGULATION OF WHICH IS CHANGING AND UNCERTAIN AND MAY NEGATIVELY AFFECT OUR BUSINESS

       Since IP telephony is a recent market development, the regulation of IP telephony is still evolving. A number of countries currently prohibit IP telephony. Other countries permit but regulate IP telephony. In the U.S., the Federal Communications Commission (the "FCC") has stated that some forms of IP telephony appear to be similar to traditional telephone services, but the FCC has not decided whether, or how, to regulate providers of IP telephony. In addition, several efforts have been made to enact U.S. federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions also may retain intrastate jurisdiction and could initiate proceedings to regulate the intrastate aspects of IP telephony.

       If governments prohibit or regulate IP telephony we could be subject to a variety of regulatory requirements or penalties, including without limitation, orders to cease operations or to limit future operations, loss of licenses or of license opportunities, fines, seizure of equipment and, in some jurisdictions, criminal prosecution. The revenue and/or profit generated from IP telephony may have become a significant portion of our overall revenue and/or profit at the time IP telephony is regulated and/or curtailed. Any of the developments described above could have a material adverse effect on our business, operating results and financial condition.

DURING THE PAST FEW MONTHS WE HAVE SIGNIFICANTLY INCREASED OUR OUTSTANDING SHARES OF CAPITAL STOCK AND YOU MAY SUFFER FURTHER DILUTION

       As described below under the caption "Certain Recent Developments," we issued convertible preferred stock in connection with the IDX acquisition, the Telekey acquisition, the settlement with Mr. Jensen and two financings. We also granted warrants to providers of bridge loans, the former IDX stockholders and the investors in the two financings. As a result, the number of shares of common stock on a fully-diluted basis has increased from 17.8 million shares as of November 1, 1998 to 40.8 million shares as of April 15, 1999. These figures exclude employee and director options and assume conversion of all preferred stock and convertible notes, exercise of all options and warrants and achievement of all earnout provisions related to acquisitions by companies acquired as of April 15, 1999. This has resulted in a significant reduction in the respective percentage interests of eGlobe and voting power held by our stockholders other than those purchasing additional stock in the recent financings. We expect to issue additional shares of capital stock in connection with financing agreements we have entered into and further financings, acquisitions and joint ventures. Also, we will be required under the terms of existing agreements to issue additional stock if the market price of our common stock does not equal $4.00 (subject to Telekey meeting its performance objectives) by December 1999, $8.00 (subject to IDX meeting its performance objectives) by December 1999, $8.00 (subject to UCI meeting its performance objectives) by February 2000 or $10.00 related to the stockholder litigation settlement by mid 2000.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK MAY HAVE A SIGNIFICANT NEGATIVE EFFECT ON THE PRICE OF OUR COMMON STOCK AND CAUSE THE SELLING STOCKHOLDERS TO RECEIVE A GREATER NUMBER OF SHARES UPON SUBSEQUENT CONVERSIONS OF THE PREFERRED STOCK

       Each class of preferred stock we have issued, other than the Series A Participating Preference Stock associated with our stockholder rights plan,
                                       8
is convertible into shares of our common stock. The conversion prices at which the preferred stock converts into common stock may adjust below the market price of our common stock in some circumstances. The conversion price may adjust if we sell common stock or securities convertible into common stock for less than the conversion price. The Series D Preferred Stock conversion price will adjust based on the market price of our common stock if we do not have positive EBITDA in the third quarter of 1999. As a result, the lower the conversion price at the time the holder converts, the more common stock the holder will get upon conversion. To the extent the selling stockholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which could further depress the stock price. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders and others in which the short-sellers borrow common stock at the current market price and hope to buy it in the future at a lower price. This could place further downward pressure on the price of the common stock.

       The conversion of the convertible preferred stock may result in substantial dilution to the interests of other holders of common stock since each holder of convertible preferred stock may ultimately convert and sell the full amount issuable on conversion.

WE DEPEND ON TELECOMMUNICATIONS CARRIERS AND OTHERS FOR TRANSMISSION SERVICES

       We do not own telecommunications transmission facilities. We generally procure these long distance telecommunication services via strategic arrangements with the carriers owning such facilities or more common commercial arrangements for the supply of transmissions capacity. Our ability to make our business profitable will depend, in part, on our ability to continue to obtain transmission services on favorable terms. We believe that as providers add new and enhanced communications services, cost will be a key reason for distinguishing between services. Accordingly, we will need to keep reducing our transmission costs and pursue low cost alternative routing technologies. Failure to obtain transmission services at favorable rates could result in losses on particular services or over particular routes, and could lead to a loss of customers, which could lower our sales and reduce our revenue.

WE ARE EXPOSED TO THE ASIAN ECONOMIC CRISIS, AND AS A RESULT WE HAVE LOST REVENUES AND MAY CONTINUE TO EXPERIENCE LOWER REVENUES FROM ASIA

       The continuing economic crisis in Asia has had a negative impact on our revenues and prospects with Asian customers. Since we expect the IDX acquisition to contribute significantly to our revenues, and since IDX sells its services in large part to Asian customers, our financial results will be tied more closely to the Asian economic situation. While we expect demand in Asia to increase as the affected economies recover, we do not know when and if this recovery will occur. The problems in Asia could lower demand for our services, including those provided by IDX, which could result in a significant loss of revenue and write-offs if customers cannot pay us for services.

WE HAVE ONLY LIMITED PROTECTION OF PROPRIETARY RIGHTS AND TECHNOLOGY

       We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology. However, these laws and contractual provisions provide only limited protection. Unauthorized parties may copy our technology, reverse engineer our software or otherwise obtain and use information we consider proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S. Our means of protecting our proprietary rights and technology may not be adequate. In addition, it is likely that our competitors will independently develop similar technology and that we will not have any rights under existing laws to prevent the introduction or use of such technology.

WE ARE EXPOSED TO RISKS OF INFRINGEMENT CLAIMS

       Many patents, copyrights and trademarks have been issued in the telecommunication service area. We believe that in the ordinary course of our business third parties may claim that our current or future products or services infringe the patent, copyright or trademark rights of such third parties. We cannot ensure that actions or claims alleging patent, copyright or trademark infringement will not be brought against us, or that, if such actions are brought, we will ultimately prevail. Any such claims, regardless of their merit, could be time consuming, result in costly litigation, cause delays in introducing new or improved products or services, require us to enter into royalty or licensing agreements, or cause us to stop using the challenged technology, trade name or service mark at potentially significant expense to us. If our key technology is found to infringe the intellectual property rights of others, it could have a material adverse effect on our business, financial condition and results of operations.

OUR OPERATING PLATFORMS AND SYSTEMS MAY FAIL OR BE CHANGED, EXPOSING OUR BUSINESS TO DOWNTIME

       Our operations depend upon protecting and maintaining our operating platforms and central processing center against damage, technical failures, unauthorized intrusion, computer viruses, natural disasters, sabotage and similar events. We cannot ensure that an event would not cause the failure of one or more of our communications platforms or even our entire network. Such an interruption could have a material adverse effect on our business, financial condition and results of operations. In addition, customers or others may assert claims of liability against us as a result of any such interruption.

THE LOSS OF KEY PERSONNEL COULD WEAKEN OUR TECHNICAL AND OPERATIONAL EXPERTISE, DELAY OUR INTRODUCTION OF NEW SERVICES OR ENTRY INTO NEW MARKETS AND LOWER THE QUALITY OF OUR SERVICE

       Our success depends upon the continued efforts of our senior management team and our technical, marketing and sales personnel. We believe our continued success will depend to a significant extent upon the efforts and abilities of Christopher J. Vizas, our Chairman and Chief Executive Officer (who joined us in December 1997), and other key executives. We also believe that to be successful we must hire and retain highly qualified engineering personnel. In particular, we rely on key employees to design and develop our proprietary operating platforms and related software, systems and services.

       Competition in the recruitment of highly qualified personnel in the telecommunications services industry is intense. Hiring employees with the skills and attributes required to carry out our strategy can be extremely competitive and time-consuming. We may not be able to retain or successfully integrate existing personnel or identify and hire additional qualified personnel. If we lose the services of key personnel or are unable to attract additional qualified personnel, our business could be materially and adversely affected. We do not have key-man life insurance.

COMPUTER SYSTEMS MAY MALFUNCTION AND INTERRUPT OUR SERVICES IF WE AND OUR SUPPLIERS DO NOT ATTAIN YEAR 2000 READINESS

       We and our major suppliers of communications services and network elements rely greatly on computer systems and other technological devices. These computer systems may not be capable of recognizing January 1, 2000 or subsequent dates. This problem could cause any or all of our systems or services to malfunction or fail. We are reviewing our computer systems and programs and other technological devices to determine which are not capable of recognizing the Year 2000 and to verify system readiness for the millennium date. This review may not be sufficient, however, to prevent interruptions to our systems and services. Some of our critical operations and services depend on other companies. For example, we depend on the existing local telephone companies, primarily the regional Bell operating companies, to provide most of our local and some of our long distance services. To the extent U S WEST or Bell Atlantic fail to address Year 2000 issues which might interfere with their ability to fulfill their obligations to us, it could interfere with our operations.

       A significant portion of our business is conducted outside of the U. S. Material service providers located outside of the U. S. may face significantly more severe Year 2000 issues than similar entities located in the U. S. If we, our major vendors, our material service providers or our customers -- whether domestic or international -- fail to address Year 2000 issues in a timely manner, our business, results of operations and financial condition could be significantly harmed. See "Managements' Discussion and Analysis of Financial Condition and Results of Operations--Accounting Pronouncements and Year 2000 Issues--Year 2000 Issues."

OUR BUSINESS IS EXPOSED TO REGULATORY, POLITICAL AND OTHER RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS

       We conduct a significant portion of our business outside the U. S. and accordingly, derive a portion of our revenues and accrue expenses in foreign currencies. Accordingly, our results of operations may be materially affected by international events and fluctuations in foreign currencies. We do not employ foreign currency controls or other financial hedging instruments.

       Our international operations and business expansion plans are also subject to a variety of government regulations, currency fluctuations, political uncertainties and differences in business practices, staffing and managing foreign operations, longer collection cycles in certain areas, potential changes in tax laws, and greater difficulty in protecting intellectual property rights. Governments may adopt regulations or take other actions, including raising tariffs, that would have a direct or indirect adverse impact on our business opportunities within such governments' countries. Furthermore, from time to time, the political, cultural and economic climate in various national markets and regions of the world may not be favorable to our operations and growth strategy.

OUR BUSINESS IS SUBJECT TO REGULATORY RISKS WHICH MAY RESULT IN INCREASED COSTS OR AFFECT OUR ABILITY TO RUN OUR BUSINESS

       Though we do not own telecommunications transmission facilities, but instead use the facilities of other carriers, we are subject to regulation in many jurisdictions.

       U.S. Federal Regulation. Under current FCC policy, telecommunications carriers reselling the services of other carriers and not owning their own telecommunications transmission facilities are considered non-dominant and, as a result, are subject to streamlined regulation. We must have an authorization from the FCC to provide international services, and must file tariffs at the FCC setting forth the terms and conditions under which we provide both international and domestic services. These and other regulatory requirements impose a relatively minimal burden on us at the present time. However, we cannot ensure that the current U.S. regulatory environment and the present level of FCC regulation will continue, or that we will continue to be considered non-dominant.

       Other Government Regulation. In most countries where we operate, equipment cannot be connected to the telephone network without appropriate approvals, and therefore, we must obtain such approval to install and operate our operating platforms or other equipment. In most jurisdictions where we conduct business we rely on our local partner to obtain the requisite authority. Relying on local partners causes us to depend entirely upon the cooperation of the telephone utilities with which we have made arrangements for our authority to conduct business, as well as operational and some of our administrative requirements. Any telephone utility could cease to accommodate our requirements at any time. Depending upon the location of the telephone utility, this action could have a material adverse effect on our business and prospects. Such relationships may not continue and governmental authorities may seek to regulate our services or require us to obtain a license to conduct our business.

OUR STOCK PRICE WILL FLUCTUATE, AND COULD DECLINE SIGNIFICANTLY AS A RESULT OF VOLATILITY IN TELECOMMUNICATIONS STOCKS

       Market prices for securities of telecommunications services companies have generally been volatile. Since our common stock has been publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. The market price of our common stock could be subject to significant fluctuations in response to various factors and events, including, among other things:

       o the depth and liquidity of the trading market for our common stock;

       o quarterly variations in actual or anticipated operating results;

       o growth rates;

       o changes in estimates by analysts;

       o market conditions in the industry;

       o announcements by competitors;

       o regulatory actions; and

       o general economic conditions.

       In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high-technology companies and which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a decline in the price of our common stock.


PROVISIONS IN OUR CHARTER AND BYLAWS AND IN DELAWARE LAW COULD DISCOURAGE TAKEOVER ATTEMPTS WE OPPOSE EVEN IF OUR STOCKHOLDERS MIGHT BENEFIT FROM A CHANGE IN CONTROL OF EGLOBE


       Although we repealed our stockholder rights plan, our restated certificate of incorporation allows our Board of Directors to issue up to five million shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that we may issue in the future. Any issuances of preferred stock in the future could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, as a Delaware corporation, we are subject to section 203 of the Delaware general corporation law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.

       In addition, our stockholders will vote at our next annual meeting on June 16, 1999 (holders of record on May 14, 1999) on (1) the classification of our Board of Directors into three classes of directors serving staggered three year terms, (2) the increase of our authorized preferred stock from five million shares to ten million shares and (3) the imposition of an ownership limit of 30% (40% on a fully diluted basis) on stockholders except where the stockholder makes a tender offer resulting in the stockholder owning 85% or more of our outstanding common stock. Each of these proposals, if approved or ratified by our stockholders, may discourage any attempt to obtain control of us by merger, tender offer or proxy contest or the removal of incumbent management. We cannot predict whether our stockholders will approve or ratify any of these proposals at the next annual meeting.


                           CAUTIONARY NOTE REGARDING
                          FORWARD-LOOKING STATEMENTS

       This prospectus as well as any prospectus supplement that accompanies it, includes "forward-looking statements" within the meaning of the federal securities laws. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in this prospectus under the caption "Risk Factors."

                         PRICE RANGE FOR COMMON STOCK

       Our common stock has traded on the Nasdaq National Market under the symbol "EXTL" from December 1, 1989 through September 18, 1998 and since that date under the symbol "EGLO."

       The following table reflects the high and low prices reported on the Nasdaq National Market for each quarter of the fiscal year ended March 31, 1998.

                                                       HIGH           LOW
                                                   ------------   -----------
     Quarter Ended June 30, 1997 ...............   $ 9 1/4         $4 1/2
     Quarter Ended September 30, 1997 ..........     8 3/4          3 1/4
     Quarter Ended December 31, 1997 ...........     4              1 19/32
     Quarter Ended March 31, 1998 ..............     4 19/32        2 1/4


                     -------------------------------------

       The following table reflects the high and low prices reported on the Nasdaq National Market for each quarter of the nine month period ended December 31, 1998 and the quarter ended March 31, 1999.

                                                       HIGH          LOW
                                                   -----------   -----------
     Quarter Ended June 30, 1998 ...............   $ 4 1/4        $2 1/32
     Quarter Ended September 30, 1998 ..........     3 9/16        1 9/16
     Quarter Ended December 31, 1998 ...........     2 1/2         1 1/4
     Quarter Ended March 31, 1999 ..............     3 5/16        1 1/2


                    --------------------------------------


       The approximate number of holders of our common stock as of May 25, 1999 was in excess of 4,300 record and beneficial owners.


                         TRANSFER AGENT AND REGISTRAR

       The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                                USE OF PROCEEDS

       The selling stockholders will receive all of the net proceeds from the sale of their shares. We will not receive any proceeds from the sale of the shares. We will receive proceeds from the exercise of warrants to purchase common stock which will be used for our general corporate purposes.

                                DIVIDEND POLICY

       We have not paid or declared any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends on our common stock in the near future. In addition, our payment of cash dividends is currently restricted under the terms of the Series D Preferred Stock, the Series E Preferred Stock and the recent debt placement. We declared a ten percent (10%) common stock split, effected in the form of a stock dividend, on June 30, 1995 and distributed it on August 25, 1995 to stockholders of record as of August 10, 1995. On May 21, 1996, we declared another ten percent (10%) stock split, effected in the form of a stock dividend. Stockholders of record as of June 14, 1996 received the dividend on August 5, 1996.

                     SELECTED CONSOLIDATED FINANCIAL DATA


     The following is a summary of selected historical and pro forma consolidated financial data of eGlobe for the periods ended and as of the dates indicated. Effective with the period ended December 31, 1998, we converted to a December 31 fiscal year end. Therefore, the period ended December 31, 1998 represents a nine-month period as compared to the twelve-month fiscal years ended March 31, 1998, 1997, 1996 and 1995. The summary pro forma consolidated three months ended March 31, 1999 and twelve months ended December 31, 1998 financial data reflect adjustments where appropriate, to our historical financial data to give effect to the 1998 completed acquisitions of IDX and UCI and the 1999 acquisition of Telekey. All acquisitions were completed prior to March 31, 1999 and are included in the historical consolidated financial data. Accordingly, a pro forma balance sheet as of March 31, 1999 has not been included in the tables below. The historical consolidated financial data as of March 31, 1999 and 1998, have been derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments necessary for the fair presentation of such data. The results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for a full financial year. This data should be read in conjunction with, and are qualified in their entirety by reference to, our Consolidated Financial Statements and the related Notes, our Unaudited Pro Forma Condensed Consolidated Financial Statements and the related Notes and the "Management's Discussion and Analysis of Financial Condition" section appearing elsewhere in this prospectus.

                                                     PRO FORMA
                                         ---------------------------------
                                                               FOR THE
                                           FOR THE THREE       TWELVE
                                           MONTH PERIOD         MONTH
                                               ENDED            ENDED
                                             MARCH 31,      DECEMBER 31,
                                               1999             1998
                                         ---------------- ----------------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Net Revenues ...........................  $    8,575,000   $   37,409,000
Income (Loss) from Operations ..........      (6,714,000)     (13,575,000)
Other Income (Expense) .................        (879,000)      (5,397,000)
Net Income (Loss) ......................      (7,593,000)     (20,493,000)
Preferred Stock Dividends ..............      (3,712,000)              --
Net Income (Loss)Attributable to
 Common Stock ..........................     (11,305,000)              --
Net Earnings (Loss) per Common
 Share: (1)(2)
 Basic .................................  $        (0.52)  $        (0.95)
 Diluted ...............................  $        (0.52)  $        (0.95)

                                                                           HISTORICAL
                                         -------------------------------------------------------------------------------
                                                  THREE MONTHS          FOR THE NINE
                                                      ENDED                   MONTH
                                                    MARCH 31,                 PERIOD
                                                                               ENDED        FOR THE YEARS ENDED MARCH 31,
                                                                           DECEMBER 31,  --------------------------------
                                           1999(3)(4)(5)       1998          1998(3)           1998            1997
                                         ---------------- -------------- --------------- ---------------- --------------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Net Revenues ...........................  $    8,385,050   $  7,539,037   $ 22,490,642    $   33,122,767   $ 33,994,375
Income (Loss) from Operations ..........      (6,628,483)    (1,977,203)    (5,939,633)       (5,700,424)     2,423,564
Other Income (Expense) .................        (873,130)    (4,477,015)    (1,150,559)       (5,949,486)    (1,401,612)
Net Income (Loss) ......................      (7,501,613)    (7,954,218)    (7,090,192)      (13,289,910)       773,952
Preferred Stock Dividends ..............      (3,712,379)            --             --                --             --
Net Income (Loss)Attributable to
 Common Stock ..........................     (11,213,992)            --             --                --             --
Net Earnings (Loss) per Common
 Share: (1)(2)
 Basic .................................  $        (0.63)  $      (0.46)  $      (0.40)   $        (0.78)  $       0.05
 Diluted ...............................  $        (0.63)  $      (0.46)  $      (0.40)   $        (0.78)  $       0.05

                                                   HISTORICAL
                                         -------------------------------
                                          FOR THE YEARS ENDED MARCH 31,
                                         -------------------------------
                                               1996            1995
                                         ---------------- --------------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Net Revenues ...........................   $ 30,298,228    $ 22,980,726
Income (Loss) from Operations ..........      3,097,009        (292,307)
Other Income (Expense) .................         69,843      (4,324,193)
Net Income (Loss) ......................      2,852,852      (4,616,500)
Preferred Stock Dividends ..............             --              --
Net Income (Loss)Attributable to
 Common Stock ..........................             --              --
Net Earnings (Loss) per Common
 Share: (1)(2)
 Basic .................................   $       0.18    $      (0.30)
 Diluted ...............................   $       0.18    $      (0.30)



                                        PRO FORMA
                                          AS OF
                                      DECEMBER 31,
                                          1998
                                     --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents ..........  $ 1,607,000
Total Assets .......................   42,260,000
Long-Term Obligations ..............    1,741,000
Total Liabilities ..................   33,982,000
Total Stockholders' Equity .........    8,278,000

                                                                            HISTORICAL
                                     ----------------------------------------------------------------------------------------
                                            AS OF MARCH 31,            AS OF                    AS OF MARCH 31,
                                     -----------------------------  DECEMBER 31, ---------------------------------------------
                                      1999(3)(4)(5)       1998       1998(3)(4)       1998           1997           1996
                                     --------------- ------------- ------------- -------------- -------------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents ..........  $    687,366    $ 2,391,206   $ 1,407,131   $ 2,391,206    $ 2,172,480    $    950,483
Total Assets .......................    43,128,416     22,900,456    36,388,161    22,900,456     23,679,686      16,732,074
Long-Term Obligations ..............     1,907,435      7,735,581     1,237,344     7,735,581      9,737,007       2,150,649
Total Liabilities ..................    32,124,985     15,779,696    31,045,443    15,779,696     15,720,414       9,692,065
Total Stockholders' Equity .........     5,956,765      7,120,760     5,342,718     7,120,760      7,959,272       7,040,009

                                       HISTORICAL
                                     AS OF MARCH 31
1,
                                     --------------
                                          1995
                                     --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and Cash Equivalents ..........  $ 1,734,232
Total Assets .......................   12,943,044
Long-Term Obligations ..............      671,774
Total Liabilities ..................    9,023,293
Total Stockholders' Equity .........    3,919,751



------
(1) Based on the weighted average number of shares outstanding during the period.

(2) The weighted average number of shares outstanding during the periods has been adjusted to reflect two ten percent (10%) stock splits, effected in the form of stock dividends and distributed August 25, 1995 and August 5, 1996.


(3) Includes the December 2, 1998 acquisition of IDX International, Inc. for which we acquired all of the common and preferred stock of IDX. See Note 6 to the Consolidated Financial Statements.

(4) Includes the December 31, 1998  acquisition of UCI Tele  Networks,  Ltd. See
    Note 6 to the Consolidated Financial Statements.

(5) Includes the February 12, 1999 acquisition of Telekey, Inc. See Note 6 of the Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

     General

       We provide operating services to large telecommunications companies who have decided to outsource some of their specialized services to us, rather than internally develop these services. We sell our services primarily to telephone companies dominant in their national market, to specialized telephone companies, to Internet Service Providers and issuers of credit cards. Our first products and services revolved around calling cards. We have now begun to extend our technology platforms to include IP voice and fax capabilities and have made significant investments in unified messaging software. We continue to look for ways to integrate other services into our operating platforms and networks, especially those which might complement our current offerings or extend our portfolio of services. In 1998, we made two principal investments in growth - the acquisition of IDX and the investment in, and the acquisition of, a technology license for unified messaging technology.

       On December 2, 1998, we acquired IDX International, Inc. which provides IP voice and fax transmission services, principally to telephone companies and ISPs. We acquired all of the common and preferred stock of IDX for (a) 500,000 shares of Series B convertible preferred stock valued at $3.5 million which is convertible into a maximum of 2,500,000 shares (2,000,000 shares until stockholder approval is obtained) of common stock; (b) warrants to purchase up to an additional 2,500,000 shares of common stock (subject to stockholder approval and to IDX meeting "earnout" objectives described below); (c) $5.4 million in 7.75% convertible subordinated promissory notes (subject to adjustment as described below); (d) $1.5 million in bridge loan advances to IDX prior to the acquisition which were converted into part of the purchase price plus accrued interest charges of $0.04 million and (e) direct costs associated with the acquisition of $0.4 million. We plan to include the requests for the approval of the warrants and additional stock as matters to be voted upon by the stockholders at the next annual meeting. The acquisition has been accounted for under the purchase method of accounting. Our financial statements reflect the preliminary allocation of the purchase price. The preliminary allocation has resulted in acquired goodwill of $10.9 million, which is being amortized on a straight-line basis over seven years. We have not completed the review of the purchase price allocation and will determine the final allocation based on appraisals and other information. To the extent that the estimated useful lives of other intangibles are less than seven years, the related amortization expense recorded could be higher. The allocation has not been finalized due to several purchase price elements which are contingent upon working capital levels, stockholder approvals subsequent to the date of acquisition, IDX's ability to achieve certain revenue and EBITDA objectives twelve months after the date of close and the stock price of our common stock during the same twelve month period. Based on the contingent price elements discussed above, goodwill associated with the acquisition may materially increase when these contingencies are resolved. See Note 6 to the Consolidated Financial Statements for further discussion.

       The consolidated revenues and costs for the period ended December 31, 1998 included the IDX results of operations for the month of December which are not material to the consolidated financial statements. For the fiscal year ending December 31, 1999, however, we expect the IDX services to become a significant source of revenue growth.


       We have made a cash investment of $1.5 million in unified messaging technology through the first fiscal quarter ended March 31, 1999. Most of those funds consisted of advances to a software based service company which we are considering acquiring. For the investment, we received a technology license and have participated in the development and beta testing of the core software. We are preparing to launch a new service in cooperation with some of our existing customers based on this technology. While we do not expect significant revenues or returns from this investment in 1999, we believe that IP and voice services based on this technology will become a significant portion of our business in 2000 and beyond. For this reason, we plan to continue our investment in this software in 1999 and may enter into a joint venture arrangement to influence the further development of the software.

       Revenue. Through December 31, 1998, most of our revenue resulted from providing services and was generated through contracts for card services, the sale of international toll free services, and to a limited degree, by use of our legacy proprietary calling cards. The charge for service is on a per call basis, determined primarily by minutes of use and the originating and terminating points of the call. The charging structure for IDX is substantially similar. Some contracts call for monthly minimums and almost all contracts are multi-year agreements. As we begin to provide new services, we expect our model for charging for services to remain basically the same, although in certain new offerings, such as unified messaging, there are likely to be basic monthly subscriber charges in addition to per transaction charges. In prior years, we generated revenue from other sources, generally sales of billing and platform systems and nonrecurring special projects.


       Costs. The principal component of the cost of revenue is transmission costs. We continue to pursue strategies for reducing costs of transmission. These strategies include establishing partnering arrangements with various carriers, negotiating more cost-effective agreements with other carriers and routing traffic to the lowest-cost, highest quality providers. Also, in fiscal year 1999 and thereafter, the strategy will include cost effective provisioning of our own IP trunks.


       Other components of operating costs are selling, general and administrative expenses, which include personnel costs, consulting and legal fees, travel expenses, bad debt allowances and other administrative expenses. Depreciation and amortization expense includes the allocation of the cost of transmission equipment, property and office equipment, and various intangible assets, principally goodwill arising from several recent acquisitions, over their useful lives.

     Results of Operations


THREE MONTH PERIOD ENDED MARCH 31, 1999 COMPARED TO THREE MONTH PERIOD ENDED MARCH 31, 1998

       Overview. Due to a change in fiscal year end, the quarter ended March 31, 1999 was the first quarter of fiscal 1999. During this quarter, we experienced our first real growth in our business in several quarters. Revenue increased from approximately $6.8 million in the immediately previous quarter ending December 31, 1998, to $8.4 million in this quarter. Revenue in the year earlier quarter was approximately $7.5 million. At the same time, and in key part as a result of our renewed development of the business, we experienced substantially greater costs of revenue and expenses. In addition, we incurred a number of non-cash charges to income related primarily to three acquisitions completed in December 1998 and February 1999, principally goodwill amortization and deferred compensation expense. The quarter ended March 31, 1998, included a number of charges to income resulting from the review and restructuring process initiated by new management.

       On an operating basis, we experienced anticipated increases in costs of revenue relating to leases of capacity and other upfront costs necessary to support new business arrangements and contracts, as well as anticipated increases in expenses relating to the operational needs of new contracts and contracts that are expected to be concluded later in 1999. We also experienced a net, non-recurring margin loss of approximately $1.0 million related to pricing decisions on new contracts designed to build toward a profitable long term revenue stream. Management views these costs and expenses as our investment in the future. Primarily as a result of the increased costs and expenses and the non-cash charges, we incurred a net loss of $7.5 million for the quarter ended March 31, 1999 compared to a net loss of $8.0 million for the quarter ended March 31, 1998. The table below shows a comparative summary of certain significant charges to income in both periods which affected the reported net loss:

                                                                                (IN MILLIONS)
                                                                             QUARTER ENDED MARCH 31,
                                                                             -----------------------
                                                                            1999        1998
                                                                            ----        ----
     Acquisition -- related:
       Goodwill amortization ............................................  $ 0.5        $ --
       Deferred compensation to employees of acquired companies .........    0.9          --
     Warrant issuances and anti- dilution adjustments associated with
       debt .............................................................    0.5         0.5
     Proxy-related litigation settlement costs ..........................     --         3.5
     Additional income tax provision ....................................     --         1.5
     Allowance and write-offs for bad debts .............................    0.2         0.7
     Corporate realignment costs ........................................     --         1.0
                                                                            -----       ----
                                                                            $ 2.1       $ 7.2
                                                                            =====       =====


                    ---------------------------------------


       After deducting these items, the loss for first quarter of 1999 was $5.4 million (1998 -- $0.8 million), which included charges for depreciation and amortization of property and equipment of $0.9 million (1998 -- $0.8 million). Included in the first quarter 1999 loss are operating losses, excluding depreciation and amortization, of our newly acquired subsidiaries, IDX, UCI and Telekey, totaling approximately $1.4 million. Contemporaneous with the issuance of convertible preferred stock in February 1999 to an affiliate of our largest stockholder (see Notes 7 and 17 to the Consolidated Financial Statements), we issued shares of common stock in exchange for convertible preferred stock held by this investor. The value of the incremental shares of common stock issued compared to the shares issuable upon conversion of the preferred stock was recorded during the first fiscal quarter of 1999 as a preferred stock dividend of $2.2 million with a corresponding credit to stockholders' equity. Additionally, the values of the warrants issued with the two first quarter preferred stock financings described below are being amortized as deemed preferred stock dividends. For the quarter ended March 31, 1999, preferred dividends of $1.5 million were recorded comprising both deemed and accrued dividends. After giving effect to these dividends of $3.7 million, the net loss attributable to holders of common stock was $11.2 million.

       Revenue. For the first quarter of 1999 revenue increased to $8.4 million compared to $7.5 million for the first quarter of 1998 (and compared to $6.8 million in the immediately prior quarter ending December 31, 1998). Of this amount, $3.4 million was derived from "legacy" customers, meaning customers who were in place prior to the second quarter of 1998. Contracts and business arrangements entered into in the last nine months generated $5.1 million, including $2.3 million from our newly acquired subsidiaries, IDX and Telekey, which are expected to generate additional growth in future reporting periods. In particular, IDX is in the process of completing the IP transmission facilities for several new contracts signed with existing eGlobe customers and with new customers.

       Gross Profit. Gross profit was $0.4 million for the first quarter of 1999 versus $3.4 million for the first quarter of 1998. Anticipated increases in the costs of revenue relating to leases of capacity and other upfront costs necessary to support new business was a key element of this margin difference. Also reflected in the difference are pricing decisions which lead to large negative margins on some card services contracts -- negative margins which management expects will be non-recurring. Some margin loss was experienced on a major card services contract due to pricing decisions designed to establish a larger and more profitable long term revenue stream. Initial results for April 1999 indicate that positive margins are now being achieved on the business. Management will monitor the progress towards higher margin contributions and reflect that in future pricing policy. Another factor in this decline is related to new IDX contracts where there are substantial delays between the time at which costs are incurred for new IP transmission facilities and the actual turn-up of traffic for the customer. These up-front costs are charged primarily to cost of revenue and as a result substantially and adversely affect margins during the initial period of service to a new customer.

       Selling, General and Administrative Expenses ("SG&A"). These expenses totaled $4.6 million for the first quarter of 1999 compared to $3.5 million for the first quarter of 1998 (and $5.0 million for the fourth quarter of 1998). Included in the 1999 amount is a provision for doubtful accounts of $0.2 million (1998 -- $0.7 million). Excluding these charges, SG&A was $4.4 million in the first quarter of 1999 compared to $2.8 million for 1998. The increase is mainly due to the inclusion in the first quarter of 1999 of the operating results of the newly acquired subsidiaries for which SG&A expenses principally, employee compensation and other overheads, were $0.9 million. Also contributing to the increase are higher personnel costs resulting from recruitment and upgrading of management, additions to the marketing and sales staff, and some staffing to support new and anticipated contracts which occurred during calendar 1998.

       Deferred Compensation. These non-cash charges totaled $0.9 million for the first quarter of 1999 and relate to stock allocated to employees of acquired companies by their former owners out of the acquisition consideration we paid. Under generally accepted accounting principles, such transactions, adopted by the acquired companies prior to acquisition, require us to record the market value of the stock issuable to employees as of the date of acquisition as compensation expense with a corresponding credit to stockholders' equity, and to continue to record the effect of subsequent changes in the market price of the issuable stock until actual issuance. Accordingly, deferred compensation in future reporting periods will increase or decrease based on changes in the market price of our common stock.

       Depreciation and Amortization Expense. These expenses increased from $0.8 million in the first quarter of 1998 to $1.4 million in the first quarter of 1999, principally due to a $0.5 million charge for goodwill amortization on the three acquisitions concluded recently.

       Proxy Related Litigation Expense. In the quarter ended March 31, 1998, we recorded a $3.5 million charge for the value of stock issued in connection with the settlement of stockholder class action litigation.

       Interest Expense. Interest expense totaled $0.9 million for the first quarter of 1999 compared to $0.7 million in 1998. This increase was due to interest expense related to acquisitions.

       Taxes on Income. In the quarter ended March 31, 1998, we recorded a $1.5 million provision for income taxes based on the initial results of a restructuring study which identified potential international tax issues. No provision was required for the first quarter of 1999.

       Liquidity, Capital Resources and Other Financial Data. Management has launched an aggressive growth plan for 1999 and intends to pursue that plan into the foreseeable future. A result of that plan will be increasing cash demands and the need for aggressive cash management. To accomplish all that it seeks to do, management will have to acquire significant financing, some of which it has already achieved in the first and second quarter of 1999. Cash and cash equivalents were $0.7 million at March 31, 1999 compared to $1.4 million at December 31, 1998. Accounts receivable, net, increased by $1.5 million during the first quarter mainly due to higher revenues. Accounts payable and accrued expenses totaled $11.8 million at March 31, 1999 ($12.0 million at December 31, 1998) resulting principally from deferrals of payments to certain vendors, accruals for interest costs on debt payable only at maturity and the assumption of approximately $0.8 million of such liabilities in the Telekey acquisition. Cash outflows from operating activities for the three month period ended March 31, 1999 totaled $7.6 million, compared to outflows of $0.8 million for the quarter ended March 31, 1998. There was a net working capital deficiency of $19.6 million at March 31, 1999 compared to $21.0 million at December 31, 1998. In the three-month period ended March 31, 1999, we made other investments, principally advances totaling $0.5 million to the unified messaging company which provides the software upon which we are basing our new messaging service and for which we are considering an acquisition (see Note 17 to the Consolidated Financial Statements). Cash generated from financing activities totaled $7.5 million during the three month period ended March 31, 1999, mainly due to proceeds of $8.0 million from financings described below. In January and February, 1999, we entered into two separate financing transactions through the issuance of preferred stock and warrants totaling $10.0 million (see Note 17 to the Consolidated Financial Statements). Proceeds from these financings through March 31, 1999 are $8.0 million with the remaining $2.0 million to be received upon registering the underlying common stock issuable on conversion. Substantially all of the proceeds from these financings have been used during the first quarter of 1999 to meet the capital expenditure and working capital requirements of the business.

       In   February  1999,  we  acquired  Telekey,  a  communications  services company, with a card based range of services including calling, e-mail, voicemail and other features which will be incorporated in the our expanded service offerings. Telekey was acquired for cash, short-term notes of $0.2 million and convertible preferred stock. See Note 6 to the Consolidated Financial Statements.

       In April 1999, we obtained a financing commitment in the form of long-term debt totaling $20.0 million from an affiliate of our largest stockholder. This commitment is subject to stockholder approval (see Note 18 to the Consolidated Financial Statements). In addition, the lender provided a loan of $7.0 million with a term of one year which is intended to serve as a bridge to stockholder approval or the acquisition of other financing.

       Current Funding Requirements. We have the following estimated firm cash obligations and requirements during the remainder of calendar 1999:




                                                                               (IN MILLIONS)
     Repayment of loans due August and December 1999, including
       interest ...........................................................      $   9.5
     Payment of promissory note issued in connection with acquisition.               0.5
     Payment of estimated tax obligations related to prior years ..........          0.7
     Y2K compliance program (see below) ...................................          1.0
                                                                                 -------
                                                                                 $  11.7
                                                                                 =======

                        --------------------------------


       Through April 30, 1999 we have acquired new funding and commitments in excess of $32.0 million: $10.0 million from the sale of convertible stock (of which the $8.0 million has been received and $2.0 million will be advanced upon registration of the underlying common shares); $20.0 million in committed long-term debt which is subject to stockholder approval (under the commitment, the lender has provided a bridge loan of $7.0 million which we have drawn down); and $2.0 million or more in vendor financing for network equipment purchases. Assuming that stockholder approval is forthcoming for the long-term debt, these funds might permit us to meet a modest baseline growth plan. To achieve the growth, both short and long-term, that management is targeting, however, will require additional capital. The plan under which we are currently operating requires cash in the second half of the year which we anticipate will come from (1) a capital markets financing of debt or equity in the second half of the year of up to $30.0 million, and (2) secured equipment-based financing of up to $10.0 million.

       Our full year 1999 growth plan contemplates, in addition to the firm cash obligations noted above additional capital needs of up to $38.0 million (including expenditures for the first quarter which, as noted above, used most of the $8.0 million in proceeds from the sale of convertible stock). Most of these funds will be used for network expansion and upgrade, for the extension of the line of services, for a few key acquisitions and investments, and, in particular, for the launch of new services, such as the messaging service. If significantly less capital is available, plans will need to be curtailed, negatively affecting growth, particularly the launch of new services.

       Of  the  financing  currently  committed,  $13.0  million  is  subject to stockholder approval at our next annual meeting scheduled to occur in the second quarter of 1999. Our management believes that there is a high probability that stockholder approval will be obtained. However, if this approval does not occur, we will be required to find additional sources of capital in the short-term, principally to repay the indebtedness (including interest) of $8.5 million due in August 1999. In that event, there can be no assurance that we can raise additional capital or generate sufficient funds from operations to meet our obligations. The lack of funds from these sources would force us to curtail our existing and planned levels of operations and would therefore have a material adverse effect on our business.

       Taxes. During 1998, we undertook a study to simplify our organizational and tax structure and identified potential international tax issues. In connection with this study, we determined that our tax structure had potential tax liabilities and recorded an additional tax provision of $1.5 million in the year ended March 31, 1998 to reserve against liabilities which could have arisen under the existing structure. We initiated discussions with the Internal Revenue Service ("IRS") related to the U. S. Federal income tax issues identified by the study and filed with the IRS returns for eGlobe for the years ended March 31, 1991 through 1998 reflecting these findings. Neither the eventual outcome of these matters or of any other issues can be predicted with certainty. However, based on recent communications with the IRS, we believe that the tax reserve as of March 31, 1999 reflects a conservative position on potential U.S. and international exposures.

NINE  MONTH PERIOD ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED MARCH 31, 1998


       Overview. We incurred a net loss of $7.1 million for the nine month period ended December 31, 1998 compared to a net loss of $13.3 million for the year ended March 31, 1998. The table below shows a comparative summary of certain significant charges to income in both periods, some of which are nonrecurring, which affected net operating results:


                                                                  (IN MILLIONS)
                                                             NINE MONTH
                                                            PERIOD ENDED     YEAR ENDED
                                                            DECEMBER 31,     MARCH 31,
                                                                1998            1998
                                                           --------------   -----------
     Corporate realignment costs .......................       $  --        $ 3.1
     Proxy-related litigation settlement costs .........         0.1          3.9
     Settlement costs ..................................         1.0           --
     Additional income tax provision ...................          --          1.5
     Allowance and write-offs for bad debts ............         0.8          1.4
     Warrants associated with debt .....................         0.6          0.5
     Other items .......................................         0.4          0.6
                                                               -----        ------
                                                               $ 2.9        $11.0

                       ---------------------------------

       After deducting these items, the loss for the nine month period ended December 31, 1998 totaled $4.2 million compared to $2.3 million for the full year ended March 31, 1998.

       The principal factors in the loss for the nine month period are: (1) reduction in business arrangements, including the termination of contracts or business arrangements which did not fit with our focus; (2) reduction in prices to provide more competitive offerings; (3) more aggressive collection efforts, including demands for timely payments from customers with outstanding delinquent accounts, which resulted in a substantial decline in revenues from what had formerly been our largest customer; (4) a continuing decline in revenue from non-core, but large, North American customers; (5) the inclusion of revenue from a major card service contract which, in the first phase of this contract in the fourth calendar quarter of 1998, was billed largely on a cost reimbursable basis; and (6) continued weakness in our Asian customer base during the entire nine month period. The negative effect of these factors on gross profit contribution is estimated to be $2.2 million for the nine month period ended December 31, 1998.

       We have taken steps to reverse this trend through the expansion of our service offerings to our existing customers, expansion of the customer base through revamped sales and marketing and through acquisitions. We believes that these steps will result in significant revenue growth throughout 1999 and an improvement in margins beginning in the second and third quarters of 1999.

       Revenue. Revenue for the nine month period ended December 31, 1998 totaled $22.5 million compared to $33.1 million for the full year ended March 31, 1998. Of this total, $18.6 million was derived from the card services customer base with which we began the period (the "legacy customer base"). For the six months ended September 30, 1998, revenue from our legacy calling card customer base averaged $7.2 million per quarter. (For the fiscal year ended March 31, 1998 services revenue averaged approximately $7.7 million per quarter). As discussed above, revenue from this legacy customer base declined over the period and represented only $4.2 million in the quarter ended December 31, 1998. These declines from the legacy customer base are expected to be permanent (with the exception of the decline in Asia) and are derived largely from North American customers, including particularly the large customer which had substantial delinquencies in payment. The legacy customers that represent most of the decline are not crucial to our network of operating platforms nor to the global growth strategy and the extension of services upon which management is focusing.

       Offsetting this decline somewhat is the inclusion in revenue for the nine month period ended December 31, 1998 of $2.0 million, mainly in the last three months, from a significant card services contract with a new North American customer. However, in the first phase of this contract, we have agreed to bill this customer on a cost-reimbursable basis for the major portion of this business. Accordingly, this revenue source has contributed only a minor amount of margin to our operating results to date. In 1999, we began a second phase of the contract which is expected to provide higher revenue and margins than the cost-reimbursable basis experienced in the quarter ended December 31, 1998.

       Revenue from our Asian card service base was $5.9 million for the nine month period ended December 31, 1998 compared to $10.3 million for the year ended March 31, 1998. Economic activity in most areas of the Asia-Pacific region remains weak and our near term outlook for card services revenue in this market is that it will continue at current levels. However, we anticipate that a significant portion of the expected revenue growth from new services, such as those acquired with IDX, will come from this region.

       Also included in the consolidated revenue for the nine month period ended December 31, 1998 is $0.6 million, which represents IDX revenues for the month of December 1998. Based on new contracts executed during late 1998 and the first quarter of 1999, revenue contribution from IDX is expected to be significant in calendar 1999.

       Gross Profit. Gross profit was 44% of total revenue or $9.9 million for the nine month period ended December 31, 1998, compared to 43% or $14.3 million for the full year ended March 31, 1998. Excluding the effects of the low margin first phase of the large new card services contract described above, gross profit from our card service business was 46% for the nine month period ended December 31, 1998. This margin improvement over that realized in the previous year (43%) is due primarily to active efforts to reduce operating costs. Cost of revenue is expected to continue to fluctuate as new pricing and contractual arrangements are put in place and as our revenue mix continues to change. Transmission costs, the principal element of cost of service, should also begin to show the positive impact in 1999 arising from use of the expanding IP transmission network of IDX.

       Selling, General and Administrative Expenses ("SG&A"). SG&A expenses totaled $12.1 million for the nine month period ended December 31, 1998 compared to $14.0 million for the full year ended March 31, 1998. Included in the nine month total is a $0.8 million provision for doubtful accounts compared to $1.4 million for the full year ended March 31, 1998. In the fourth calendar quarter of 1998, we incurred a non-cash charge of $0.4 million for compensation expense related to the IDX acquisition for a granting by the IDX stockholders of acquisition consideration to a number of IDX employees. Excluding this charge, other SG&A expenses, principally salaries and benefits, travel, legal and professional fees and other overhead costs averaged $3.8 million per quarter during the nine month period ended December 31, 1998, compared to $3.2 million per quarter for the year ended March 31, 1998. The principal factors in this increase are higher personnel costs resulting from recruitment and upgrading of management and additions to the marketing and sales staff.

       Settlement Costs. As described in Note 7 to the Consolidated Financial Statements, we entered into a settlement agreement with our then largest stockholder to resolve all current and future claims. The difference in value between the convertible preferred stock issued to the stockholder and the common stock surrendered by the stockholder was $1.0 million, which resulted in a non-cash charge to the statement of operations in the quarter ended September 30, 1998.

       Depreciation and Amortization Expense. This expense for the nine month period ended December 31, 1998 totaled $2.3 million compared to $2.8 million for the full year ended March 31, 1998. These charges are expected to increase significantly in the future as the full effect of amortization of goodwill arising from recent acquisitions is charged to the statement of operations.

       Other Expenses (Income). Interest expense totaled $1.0 million for the nine month period ended December 31, 1998 compared to $1.6 million for the full year ended March 31, 1998. This cost will increase in future reporting periods due to the increase in debt assumed as part of the acquisition program in 1998 and 1999 as well as the $7.0 million in financing finalized in April 1999.

       We recorded a foreign currency transaction loss of $0.1 million during the nine month period ended December 31, 1998 arising from foreign currency cash and accounts receivable balances we maintained during the period in which the U.S. dollar strengthened. For the year ended March 31, 1998, this charge was $0.4 million. Our exposure to foreign currency losses is mitigated due to the variety of customers and markets which comprise our customer base, as well as geographic diversification of that customer base. In addition, the majority of our largest customers settle their accounts in U.S. dollars.

       During the nine months ended December 31, 1998, we incurred $0.1 million proxy related litigation expenses as compared to $3.9 million for the year ended March 31, 1998 related to the class action lawsuit for which a settlement agreement was reached in April 1998. Of the amount recorded in the year ended March 31, 1998, $3.5 million related to the escrow of 350,000 shares of our common stock, which have been valued at $10.00 per share pursuant to the terms of the settlement agreement. Such value relates to our obligation to issue additional stock or cash if the market price of our stock is less than $10.00 per share during the defined periods. See Note 8 to the Consolidated Financial Statements for further discussion.

       Taxes on Income. No income tax provision was recorded for the nine month period ended December 31, 1998 due to the operating losses incurred. Taxes on income for the year ended March 31, 1998 were $1.6 million. The tax provision for amounts currently due is primarily the result of our completion of a study to simplify our tax and corporate structure wherein we identified potential tax issues arising out of our international subsidiaries. In connection with this study, we realized we had potential tax liabilities and recorded an additional tax provision of $1.5 million in the fourth quarter of the year ended March 31, 1998. Our study was completed in January 1999 and no additional reserve for taxes was recorded as of December 31, 1998. The eventual outcome cannot be predicted with certainty. No tax claims have been asserted against us. See Note 12 to the Consolidated Financial Statements for further discussion regarding taxes on income.

YEAR ENDED MARCH 31, 1998 COMPARED TO YEAR ENDED MARCH 31, 1997

       Overview. We incurred a net loss of $13.3 million for the year ended March 31, 1998, of which $11.0 million is attributable to the following charges:


                                                              (IN MILLIONS)
                                                             --------------
     Corporate realignment costs .........................      $  3.1
     Proxy-related litigation settlement costs ...........         3.9
     Additional income tax provision .....................         1.5
     Additional allowance for doubtful accounts ..........         1.4
     Warrants associated with debt .......................         0.5
     Other items .........................................         0.6
                                                                ------
                                                                $ 11.0
                                                                ======

                      -----------------------------------

       Some of these charges resulted principally from a detailed review of our activities that new management initiated in the last few months of fiscal year ended March 31, 1998 and are described in more detail below.

       Excluding these items, we incurred a net loss for the year ended March 31, 1998 of $2.3 million compared to net income in fiscal 1997 of $0.8 million. The difference is principally due to a $1.6 million contribution to net income in fiscal

1997  of  revenues from non-services sources which did not recur in fiscal 1998.
Also in the year ended March 31, 1998, gross profit from our services business remained flat compared to fiscal 1997 while we incurred additional recurring operating expenses of $1.1 million, principally depreciation and amortization. Interest expense, excluding a $0.5 million charge related to the amortization of debt discount associated with warrants (see Note 11 to the Consolidated Financial Statements for further information), increased by $0.3 million over fiscal 1997. Foreign exchange losses increased by $0.3 million over fiscal 1997.

       New management has taken steps to increase revenues and improve margins. They have completed a review of our operations and activities and have refocused our marketing and sales activities with an emphasis on stabilizing and growing the existing core business and on adding new services. In practical terms, this means that: (1) we refocused our resources on both expanding our customer base and extending our line of services to realize the value of our global network of operating platforms; (2) we established a small staff devoted to improving our network structure and reducing our marginal transmission costs (and, therefore, our cost of revenue), and contracts were entered into which will help to reduce transmission costs in the next fiscal year; (3) we increased our sales and marketing staff and allocated additional funds for marketing and promotional activities; and (4) staffing needs were assessed and reductions and realignments were completed. We instituted a process to add new network and operations staff as necessary to support new contracts.

       New management completed a thorough review of corporate practices and procedures in 1998. This review resulted in a number of improvements to internal reporting and review procedures. We also undertook a study to simplify our organizational and tax structure and identified potential international tax issues. In connection with this study, we realized we had potential tax liabilities and recorded an additional tax provision of $1.5 million in the fiscal year ended March 31, 1998 to reserve against liabilities which might arise under the existing structure. Our study was completed in January 1999 and we recorded no additional reserve for taxes as of December 31, 1998. The eventual outcome cannot be predicted with certainty. No tax claims have been asserted against us.

       Revenue for the year ended March 31, 1998 was $33.1 million. By comparison, revenue for the year ended March 31, 1997 was $34.0 million, including $2.0 million attributable to non-service revenue (principally billing and platform equipment sales, revenue from calling card production and contract settlement charges related to disputes over special projects). Although total revenue decreased from the year ended March 31, 1997 to the year ended March 31, 1998, services revenue increased $1.0 million or 3%. The increase was due to increased customer usage partially offset by a combination of three elements: a decline in revenue from our long distance resale services; lower per minute revenue due to new pricing programs which went into effect in the first and second quarters of the year ended 1998; and a lack of new revenue generating contracts in the fiscal year ended March 31, 1998.

       Gross Profit. Gross profit was 43% or $14.3 million for the year ended March 31, 1998, compared to 47% or $16.1 million for the year ended March 31, 1997. This decline was due partially to the positive margin contribution of non-service revenues in the year ended March 31, 1997 which did not reoccur in the year ended March 31, 1998. Excluding the effects of non-service revenue, gross profit for services revenue was 43% for the year ended March 31, 1998 compared to 45% for fiscal 1997. This decrease was due to lower pricing related to various customer contracts which was not offset by corresponding decreases in transmission costs, the principal component of cost of revenue. Cost of revenue was expected to fluctuate in the next few periods as new pricing and contractual arrangements were put in place and as we worked to improve our network structure and transmission costs.

       Selling, General and Administrative expenses ("SG&A"). SG&A expenses were $14.0 million for the year ended March 31, 1998, compared to $11.9 million for the year ended March 31, 1997, an increase of $2.1 million or 18%. As a percentage of revenue, SG&A expenses were 42% and 35% for the years ended March 31, 1998 and 1997, respectively. A major factor in the increase was the addition of $1.3 million to the allowance for doubtful accounts. Of this amount, half was related to one customer who, in our view, unilaterally took unsubstantiated credits off invoiced amounts and refused to pay a large invoice for contract settlement charges related to a special project. We had an allowance as of March 31, 1998 to reflect potential costs of collection. (In the quarter ending December 31, 1998, we recovered $1.5 million in cash and a $0.4 million usage credit from this customer. This settlement resulted in no additional write-off for bad debts). The balance of the remaining increase in the allowance was spread among several accounts, principally in the Asia-Pacific area, to provide for collection issues that may arise from economic and other factors. We incurred $0.8 million in other SG&A expenses related to increases in payroll due to the hiring of new management and other personnel, consulting and legal fees, travel expenses and for internal communication costs.

       Corporate Realignment Expense. We incurred various realignment costs during the year ended March 31, 1998 resulting from the review of operations and activities undertaken by new corporate management. These costs, which totaled $3.1 million, include employee severance, legal and consulting fees and the write down of certain investments made in our Internet service development program.

       Depreciation and Amortization Expense. Depreciation and amortization expense for the year ended March 31, 1998 was $2.8 million compared to $1.7 million for the year ended March 31, 1997, an increase of $1.1 million or 59%. In addition to an increase in the asset base of $2.1 million in the year ended March 31, 1998, a full year's depreciation was recorded in the year ended March 31, 1998 for fiscal 1997 property additions of $5.0 million, a significant portion of which occurred in the latter part of fiscal 1997.


       Other Expense (Income). Interest expense for the year ended March 31, 1998 was $1.6 million, compared to $0.8 million for the year ended March 31, 1997, an increase of $0.8 million or 101%. This increase relates primarily to expenses of $0.5 million related to additional interest expense associated with warrants to purchase common stock issued in connection with debt obligations. Also, there was an increase in average borrowings during the year ended March 31, 1998 and we incurred additional finance charges relating to the extensions of a term loan.


       We recorded a foreign currency transaction loss of $0.4 million for the year ended March 31, 1998 arising from foreign currency cash and accounts receivable balances we maintained during the year. Our exposure to foreign currency losses is mitigated due to the variety of customers and markets which comprise our customer base, as well as geographic diversification of that customer base. In addition, most of our largest customers settle their accounts in U.S. dollars.

       During the year ended March 31, 1998, we incurred proxy related litigation expense of $3.9 million arising from the class action lawsuit for which a settlement agreement was reached. Of this amount, $3.5 million related to the escrow of 350,000 shares of our common stock, which was valued at $10.00 per share pursuant to the terms of the settlement agreement. Such value related to our obligation to issue additional stock or cash if the market price of our common stock is less than $10.00 per share during the defined periods. See Note 8 to the Consolidated Financial Statements for further discussion.

       Taxes on Income. Taxes on income for the year ended March 31, 1998 were $1.6 million, with no comparable tax provision for the year ended March 31, 1997. This tax provision was primarily the result of our study to simplify our tax structure wherein we identified potential international tax issues and realized we had potential tax liabilities. Refer to Note 12 to the Consolidated Financial Statements for further discussion regarding taxes on income.

       Liquidity, Capital Resources and Other Financial Data. As discussed above, we launched an aggressive growth plan toward the end of 1998 and intend to pursue that plan into the foreseeable future. A result of that plan will be increasing cash demands and the need for aggressive cash management. To accomplish all that we seek to do, we will have to acquire significant financing, some of which we have already achieved in the first quarter of 1999.



       Cash and cash equivalents were $1.4 million at December 31, 1998 compared to $2.4 million at March 31, 1998. Accounts payable totaled $5.8 million at December 31, 1998 compared to $1.1 million at March 31, 1998, resulting principally from deferrals of payments to certain vendors and professional service firms due to our tight cash situation (see discussion below for financings in the first quarter of 1999 which were used, in part, to bring amounts due these companies and firms more current). Accrued expenses increased by $2.0 million to $6.2 million at December 31, 1998 primarily due to accruals for interest costs on debt payable only at maturity and costs accrued for acquisitions and transmission for which no bills had been received as of December 31, 1998. Cash inflows from operating activities for the nine month period ended December 31, 1998 totaled $3.6 million, compared to outflows of $2.5 million for the full year ended March 31, 1998. There was a net working capital deficiency of $21.0 million at December 31, 1998 compared to positive working capital of $2.4 million at March 31, 1998. In addition to our operating losses, this large change in working capital resulted principally from the reclassification of $8.5 million of debt due in August 1999 ($7.5 million) and December 1999 ($1.0 million) to a current liability as of December 31, 1998 and to short-term indebtedness totaling $6.3 million incurred primarily during the fourth calendar quarter of 1998 related to acquisitions (see Note 6 to the Consolidated Financial Statements). Of this latter amount, up to $5.4 million (plus accrued interest) may be paid, at our sole discretion, by issuance of common stock. The first $1.0 million was repaid by the issuance of common stock in March 1999.

       In the nine month period ended December 31, 1998, in addition to the $2.2 million paid in connection with the acquisition of IDX, we acquired property and equipment of approximately $2.0 million and made other investments, principally advances totaling $1.0 million to the unified messaging company which provides the software upon which we are basing our new messaging service and in which we are considering making a joint venture investment. This compares to $2.1 million in property and equipment additions for the full year ended March 31, 1998. In both periods, the property and equipment expenditures were principally for upgrades and additions to the global network of operating platforms. Cash generated from financing activities totaled $0.7 million during the nine month period ended December 31, 1998, mainly due to proceeds from a $1.0 million loan from an existing stockholder received in June 1998, which is payable in December 1999. For the full year ended March 31, 1998, cash generated from financing activities totaled $4.8 million, the primary source being the issuance of common stock for $7.5 million reduced by the net retirement of long-term debt obligations of $3.0 million.

       In January and February 1999, we entered into two separate financing transactions pursuant to which we issued preferred stock and warrants totaling $10.0 million (see Note 17 to the Consolidated Financial Statements). Proceeds from these financings to date are $8.0 million with the remaining $2.0 million to be received upon registering the underlying common stock issuable on conversion. Substantially all of the proceeds from these financings have been used during the first quarter of 1999 to reduce accounts payable and to meet the capital expenditure and working capital requirements of the business.


       In   February  1999,  we  acquired  Telekey,  a  communications  services company, with a card based range of services including calling, e-mail, voicemail and other features which will be incorporated into our expanded service offerings. We acquired Telekey for cash, short-term notes of $0.2 million and convertible preferred stock. See Note 17 to the Consolidated Financial Statements.


       In April 1999, we obtained a financing commitment in the form of long-term debt totaling $20.0 million from our largest stockholder. This commitment is subject to stockholder approval (see Note 18 to the Consolidated Financial Statements). In addition, the lender provided a loan of $7.0 million with a term of one year which is intended to serve as a bridge to stockholder approval or the acquisition of other financing.

       Current Funding Requirements. We have the following estimated firm cash obligations and requirements during calendar 1999:


                                                                                (IN MILLIONS)
                                                                               --------------
    Repayment of loans due August and December 1999, including interest.....      $   9.5
    Payment of promissory note issued in connection with acquisition .......          0.5
    Payment of estimated tax obligations related to prior years ............          1.1
    Y2K compliance program (see below) .....................................          1.0
                                                                                  -------
                                                                                  $  12.1
                                                                                  =======

       Through April 14, 1999, we acquired new funding and commitments in excess of $32.0 million: $10.0 million from the sale of convertible stock (of which $8.0 million has been received and $2.0 million will be advanced upon registration of the underlying common shares); $20.0 million in committed long-term debt which is subject to stockholder approval (under the commitment, the lender has provided a bridge loan of $7.0 million which we have drawn down); and $2.0 million or more in vendor financing for network equipment purchases. Assuming that stockholder approval is forthcoming for the long-term debt, these funds might permit us to meet a modest baseline growth plan. To achieve the growth, both short and long-term, that we are targeting, however, will require additional capital. The plan under which we are currently operating requires cash in the second half of the year which we anticipate will come from (1) a capital markets financing of debt or equity in the second half of the year of up to $30.0 million, and (2) secured equipment based financing of up to $10.0 million.

       Our growth plan contemplates, in addition to the firm cash obligations noted above, additional capital needs of up to $38.0 million (including expenditures for the first quarter which, as noted above, used most of the $8.0 million in proceeds from the sale of convertible stock). Most of these funds will be used for network expansion and upgrade, for the extension of the line of services, for a few key acquisitions and investments, and, in particular, for the launch of new services, such as the messaging service. If significantly less capital is available, plans will need to be curtailed, negatively affecting growth, particularly the launch of new services.

       Of  the  financing  currently  committed,  $13.0  million  is  subject to stockholder approval at our next annual meeting scheduled to occur in the second quarter of 1999. Our management believes that there is a high probability that stockholder approval will be obtained. However, if this approval does not occur, we will be required to find additional sources of capital in the short-term, principally to repay the indebtedness, including interest, of $8.5 million due in August 1999. In that event, we cannot guarantee that we can raise additional capital or generate sufficient funds from operations to meet our obligations. The lack of funds from these sources would force us to curtail our existing and planned levels of operations and would therefore have a material adverse effect on our business.

       Taxes. During 1998, we undertook a study to simplify our organizational and tax structure and identified potential international tax issues. In connection with this study, we determined that we had potential tax liabilities and recorded an additional tax provision of $1.5 million in the year ended March 31, 1998 to reserve against liabilities which could have arisen under the existing structure. We initiated discussions with the Internal Revenue Service ("IRS") related to the U. S. Federal income tax issues identified by the study and filed with the IRS returns for eGlobe for the years ended March 31, 1991 through 1998 reflecting these findings. Neither the eventual outcome of these discussions or of any other issues can be predicted with certainty.

       As of December 31, 1998, we have recorded a net deferred tax asset of $8.3 million and have approximately $16.3 million of net operating loss carryforwards available. We have recorded a valuation allowance equal to the net deferred tax asset as management has not been able to determine that it is more likely than not that the deferred tax asset will be realized based in part on the foreign operations and availability of the operating loss carryforwards to offset only U.S. tax provisions. In addition, included in the net operating carryforwards are approximately $6.0 million acquired in the IDX acquisition that are limited in use to approximately $0.3 million per year and must be offset only by taxable income generated from IDX. See Note 12 to the Consolidated Financial Statements regarding further discussion of taxes on income.

       Effect of Inflation. We believe that inflation has not had a material effect on the results of operations to date.

   Accounting Pronouncements and Year 2000 Issues

       Recent Accounting Pronouncements -- The Financial Accounting Standards Board ("FASB") has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and is currently not applicable to us.

       Year  2000  Issues  --  We  are  aware  of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000 Issue" or "Y2K Issue" arises because many computer and hardware systems use only two digits to represent the year. As a result, these systems and programs may not process dates beyond the year 1999, which may cause errors in information or system failures. Assessments of the potential effects of the Y2K issue vary markedly among different companies, governments, consultants, economists and commentators, and it is not possible to predict what the actual impact may be. Because we use Unix-based systems for our platforms and operating systems to deliver service to customers, we believe material modifications may not be required to ensure Y2K compliance. However, we are in the process of assessing and testing the software resident on all our system hardware to validate this assertion and anticipate that testing will be completed by June 1999. We are in various stages of our analysis, assessment, planning and remediation and are using internal and external resources to identify, correct or reprogram, and test the computer system for Y2K compliance. We anticipate completing all reprogramming efforts, including testing, by August 1999. Management is continuing to update and evaluate the financial impact of Y2K compliance and expects that total costs will not exceed $1.0 million. We are proceeding with an internal certification process of our propriety systems (e.g. calling card and billing systems). We intend to use external sources as necessary to validate our certification of these critical systems. No material costs have been incurred through March 31, 1999 and management estimates that we will incur most of the costs during 1999.


       We  are  also  in the process of assessing Year 2000 readiness of our key suppliers  and  customers.  This  project has been undertaken with a view toward
assuring   that   we   have   adequate   resources   to   cover   our   various
telecommunications requirements. A failure of our suppliers or customers to address adequately their Year 2000 readiness could affect our business adversely. Our worst-case Year 2000 scenarios would include: (1) undetected errors or uncorrected defects in our current product offerings; (2) corruption of data contained in our internal information systems; and (3) the failure of infrastructure services provided by external providers. We are in the process of reviewing our contingency planning in all of these areas and expect the plans to include, among other things, the availability of support personnel to assist with customer support issues, manual "work arounds" for internal software failure, and substitution of systems, if needed. We anticipate that we will have a contingency plan in place by June 1999. In addition, we are aware of the potential for claims against us for damages arising from products and services that are not Year 2000 ready. We believe that such claims against us would be without merit. Finally, the Year 2000 presents a number of risks and uncertainties that could affect us, including utilities failures, competition for personnel skilled in the resolution of Year 2000 issues and the nature of government responses to the issues, among others. Our expectations as to the extent and timeliness of modifications required in order to achieve Year 2000 compliance is a forward-looking statement subject to risks and uncertainties. Actual results may vary materially as a result of a number of factors, including, among others, those described in this paragraph. There can be no assurance however, that we will be able to successfully modify on a timely basis such products, services and systems to comply with Year 2000 requirements, which failure could have a material adverse effect on our operating results.

   Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

       None.

   Quantitative and Qualitative Disclosure About Market Risk

       We measure our exposure to market risk at any point in time by comparing the open positions to a market risk of fair value. The market prices we use to determine fair value are based on management's best estimates, which consider various factors including: closing exchange prices, volatility factors and the time value of money. At December 31, 1998, and at

March 31, 1999, we were exposed to some market risk through interest rates on our long-term debt and preferred stock and foreign currency. At December 31, 1998, and at March 31, 1999, our exposure to market risk was not material. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Other Expenses (Income)."

                                  OUR BUSINESS

     General

       We incorporated in 1987 as International 800 TeleCard, Inc., a wholly owned subsidiary of Residual, a publicly traded company that provided toll-free
(800) and related value-added telecommunications services to businesses around the world. We changed our name to Executive TeleCard, Ltd. by amending our certificate of incorporation on October 18, 1988. We built on the national relationships with telecommunications administrations, and in 1989 we began installing calling card platforms in or close to the facilities of various PTTs. We went public that same year by way of a dividend in kind from our former parent company.

       In December 1997, we brought in new management to handle some adverse results of our business. Until 1998, our entire focus was on supporting calling card services. In 1998, that focus began to change. In 1998, we restructured key portions of our operations, refocused our business to include Internet Protocol technologies through an acquisition, and changed our name. We took these actions because we believed that we needed to concentrate on what we do best and do it better.

     Operating Platforms and IP Network

       We have installed operating platforms in more than 40 locations around the world. These platforms are computers, software and related communications termination equipment. In many instances, our platforms are co-located with the international gateway facilities of the dominant telephone company in a national market - frequently that company is both the operating partner and the customer. See Note 13 to the Consolidated Financial Statements for further discussion of our foreign sales. See also "Risk Factors--Our business is exposed to the risks associated with international business." The platforms are connected to both the local telephone network and to international networks. The platforms supply global services to our customers - their functions include managing voice and data access to one or more networks, identifying and validating user access, providing various levels of transaction processing, routing calls or data messages, providing access to additional service functions (for example, the unified messaging service currently in beta test), and supplying billing and accounting information. One of the strengths of the platform is its inherent flexibility, subject to necessary interface and applications programming, in providing a "front end" access node for a range of different services.

       Until the end of 1998, we had no transmission facilities of our own. Our network of platforms relied on transmission services supplied by others to route calls or messages. With the acquisition of IDX, that began to change. IDX has developed, and is expanding, an international network of telecommunications trunks that employ Internet Protocol as the basic method of transporting telephone calls, faxes or data messages. A telecommunications trunk is a large communications channel configured for data traffic. Our platforms are beginning to use the IDX network to route calls and messages. Using the IDX network to provide transmission services for our other services will reduce costs, create other operating efficiencies and, perhaps most important, permit us to offer new IP based services to our customers, services which would have been difficult, if not impossible, to supply without the IDX network.

       IDX, like eGlobe, works principally as a provider to, and operating partner with, telephone companies and ISPs. This key element of the IDX network and service model helps it mesh with our operating platform service. In combination with us, IDX is concentrating on developing business and operating arrangements with our existing customers. We intend to continue to establish IDX communications connections co-located with the operating platforms in the international gateway facilities of our customers.

     Services

       In 1999, we will concentrate on three lines of service: Network Services (the IP voice and fax capabilities of IDX); Card Services; and the first elements of a new suite of services called Global Office(TM), regulatory, political and other which is being built around the global access capabilities of the operating platforms and the first phase of the unified messaging service.

       Network Services. We offer new, low-cost transmission services by transmitting digitized and compressed voice and data messages as IP packets over an international network of frame relay which we manage as a packet-switched private network. Frame relay is a high-speed, data packet switching service used to transmit digital information, including voice and data. Packet switching is a way of transmitting digitally-encoded messages by splitting the data to be sent into packets of a certain size. This approach resembles that used by many large corporations to transport voice and data over their wide area networks. We believe that IDX's voice service, "CyberCall," and fax service, "CyberFax," provide significant efficiencies to customers, compared to PSTN transmission, for the portion of the transmission delivered by the IP network. We believe that the call quality of IDX service is comparable to that of the Public Switched Telephone Network. Although a portion of the telephony connection must be routed over the PSTN, we expect to reduce the portion of the call flowing over the PSTN by increasing the number of nodes on the IDX network over time, as supported by traffic flow. This should reduce cost and increase the network's efficiency, since the call or fax can be delivered to the intended recipient from the closest network node.

       IDX offers several additions to each of its primary services, including billing and report generation designed exclusively to support the CyberFax and CyberCall products. We believe that these features significantly enhance the attractiveness of the IDX services to telephone companies and ISPs. We are working with telephone companies and ISPs to increase the use of the IDX network and increase the number of network nodes through which service can be delivered.

       eGlobe offers an international toll free service, "Service 800," that allows a caller to make a long distance telephone call without paying the applicable international toll charges, which are billed to the Service 800 customer, normally the recipient of the calls. This service was our original service prior to introducing our calling card services several years ago. We are presently offering international toll-free service for calls originating in Australia, Austria, Canada, Denmark, France, Hong Kong, Japan, the Netherlands, Switzerland, the United Kingdom, the United States and West Germany, among others. Given its characteristics, the service has been consolidated into the network services division managed by IDX.

       Card Services. Card Services provide customers (telephone companies, ISPs and other card issuers, such as specialized carriers and banks) with the ability to offer calling card programs to their customers. Services include platform services - we provide our operating platforms and the customer provides transmission services - and enhancement services where we provide a combination of platform and transmission services. Calling card services include validation, routing, multi-currency billing and payments, in addition to credit, prepaid and true debit functionality.

       Card Services are designed for telecommunications operators, including integrated telephone companies, wholesale network providers, resale carriers and ISPs, and corporations looking for a calling card solution to enhance their core business (which is often not related to telecommunications companies) with global calling capabilities on a prepaid, postpaid, debit or limit basis. These customers want us to originate and terminate calls domestically and internationally. Customers are billed for use of the platform and transmission on a per minute basis. Contracts are ordinarily multi-year, sometimes with minimum use requirements.

       We maintain a central processing center in Denver, Colorado for user validation, storage, and processing of billing information. We offer card service customer interface in multiple languages by computer or operators.

       We provide 24-hour operator assistance and other customer service options. This assistance includes "default to operator" assistance for calls from rotary and pulse-tone telephones. Our operating platforms divert calls placed from such telephones to an operator who processes the call. The default-to-operator feature enables access to our platforms from any telephone in any country or territory in our network.

       The following table lists some features provided in our card services offerings:

       CALLING CARD FEATURES

         STANDARD FEATURES:
              Operator Default
              Operator Assistance
              Language Selection
              Self-Selected PIN
              Multiple Calling
              Star Key (*) Prompt Restart

              Auto Redial
              Prompt Interrupt
              Voice Mail Compatibility

         ENHANCED FEATURES:
              Customized Languages, Prompts and Closing
              Conference Calling
              Translation Services
              Access to U.S. Toll-Free Numbers

       Global Office and New Services. In 1998, we invested more than $1 million in unified messaging and related technologies to help prepare the core elements of a new service offering. In combination with the voice and data access capabilities of the operating platforms, this unified messaging technology will provide global capability for an end user to dial up the Internet while traveling, or dial into a corporate intranet, and retrieve and manage voice mail, e-mail and faxes around the world with a local telephone call.

       This new offering is being developed in combination with key customers, primarily a handful of national telephone companies that combine their local telephone dominance with a dominant Internet position in their home markets. The service will be supplied to the telephone company which will in turn make it available to their telephone and Internet customers. The target audience is the early technology adapter and the business executive and professional traveling away from the office.

       Though our unified messaging technology is software-based, we will add a server to the operating platform to support the messaging functionality.

       We intend to expand the first phase of the offering described above over the course of the next year with additional services. In particular, the same software that supports the messaging capability is capable of supporting voice-based telephone access to the net and the world wide web, both to retrieve or review information or to support other transactions.

     Strategy

       Our goal is to become a leading network-based provider of global software defined services. To achieve this goal, our present strategy includes:

       Building on global presence and strategic relationships. We believe that international relationships and alliances are important in offering services and that these relationships will be even more important as competition expands globally. We have long-standing relationships with national telephone companies and ISPs. We want to deepen our relationships with these telecommunications companies and increase the number of services we provide to them. We believe that we will have a competitive advantage to the extent that we can maintain and further develop our existing relationships.

       Expanding service offerings and functionality. We believe that it will be necessary to offer a suite of enhanced business communications services, and that the early providers of credible multi-service offerings will have an advantage. We have introduced global IP voice and IP fax services, and we plan to introduce a broad range of other services including Global Office(TM). We believe that new service offerings and increased product diversification will allow us to achieve a greater return on assets, reduce the seasonality of our revenue stream and decrease exposure to global or regional economic downturns.

       Focusing on national telephone companies, ISPs and other card companies. Many telecommunications companies market their services directly to businesses and other end users. We offer our services principally to national telephone companies and ISPs, as well as to some specialized telecommunications companies and card issuers. These companies, in turn, use our services to provide an enhanced service to their customers. We believe that many of these providers will continue to outsource the kind of services we offer and are increasingly seeking new revenue sources by offering value-added services such as those we intend to offer. We also believe that we provide a cost-efficient opportunity because of our existing international network and low cost processing made possible by the network operating platforms. We further believe that we derive a significant advantage in marketing to these customers because of our independence from the major global carriers, which allows national telephone companies, ISPs and card issuers to do business with us without risking their customer bases.

       Continuing focus on the business traveler. In identifying and offering new services to support
                                       32
our customers, we will continue to pursue services which build upon our strengths, particularly our global reach. As a result, we have, focused on providing services that will be valuable to the business or professional user away from their office, or traveling around the world.

     Industry Background

       During the last decade, due to changing regulatory environments and numerous mergers, acquisitions and alliances among the major communications providers, there has been a convergence in the services offered by communications companies. The result has been increased globalization of services, strong competition from new entrants into different communications industry segments and the increasing need to differentiate services. In addition, companies have been focusing on areas where they have expertise, superior technology and cost advantages, and have sought to purchase or outsource the portions of the service where they do not have such advantages. We believe that this trend is precipitating the pursuit of new services and expect that it will result in increased outsourcing of more complex value-added services that are unrelated to the core expertise of an organization.

       The evolving environment for communications has increased the number of messages sent and received and the types and means of communications mobile professionals use. With advances in many areas of communications technology, professionals and other travelers are demanding additional features from their telephone and Internet providers, particularly ease of Internet access, true global access and unified messaging.

       Internet Protocol (IP). Unlike the transmission technology which is the basis of the PSTN, where voice and data are transported in the form of relatively continuous analog and digital signals, IP based transmission transports voice and data in the form of data packets which do not flow in a continuous channel. As a result of this essentially "random" packet transport system, the information being transported - whether voice, video, fax or other forms of messages or information - is much more easily managed and manipulated. The relative ease of data management and manipulation leads to a wide range of new functions and services, all of which are possible as a result of the underlying IP capability. This has led to a proliferation of IP based services and is rapidly making IP the technical basis for many new value-added and enhanced services, including voice (telephone) services. Indeed, our card services already rely on IP capabilities in key billing and transaction management functions.

       In our judgment, IP ultimately will become the dominant underlying service protocol. That means that without regard to the type of information -- whether voice or data, card service or messaging, the ability to call home or "surf" the web -- IP will be a key building block for "enhanced," "value added," or "intelligent" network services in the future.

       With the acquisition of IDX and our investment in unified messaging, IP has become a core technology in our service mix.

       Early Internet voice transmission was of poor quality, but IP transmission quality improved significantly with the development of an IP "gateway" that connects telephone calls between IP networks and PSTN networks. The computer server converts the PSTN voice into data packets and routes the data over the Internet or another IP network. A second computer server in the destination area converts the data back to analog form and switches it to the local phone network as a local call. IP gateways have enabled IP telephony to evolve into numerous new services and networks.

       IP telephony offers many benefits:

       o  simplified management;

       o use for both voice and data transmission allows consolidation of traffic over a single network;

       o reduction of overhead and maintenance costs for the IP portion of the transmission; and

       o  use  of  applications  such  as  video,   voice  mail,   conferencing,
          messaging, data-sharing, and directory services over the same network.

       While other technologies--such as ISDN and ATM--also have brought some of the benefits of consolidating telephone and data networks, IP transmission offers nearly universal access. The communications industry requires large scale
                                       33
acceptance of new technologies to justify the massive investment in infrastructure needed to implement them. The universal access and critical mass that the Internet has achieved has attracted significant investment and application development, which also have promoted and developed IP transmission.

     Market

       The global telecommunications services industry is growing significantly. Two of the fastest growth areas have been mobile communication related services and international telecommunication services.

       We believe that demand for global telecommunications services, including our offerings, will continue to grow substantially as a result of increased (1) reliance by business users on telecommunication services; (2) globalization of business; and (3) use of the Internet.

       Changes in global telecommunication services have dramatically increased both the number of messages and the form of media used. Messages are increasingly taking electronic form as electronic mail and other electronic communications tools usage has grown. Increased e-mail usage, in turn, has led to increased demand for mobile, dial-up access to the Internet.

       The growth in the global telecommunications market also reflects the increasingly international nature of business, the significant growth of emerging and newly industrialized economies and the increase in international trade. We believe that as multinational corporations globalize, and expand into new markets, their demand for diverse and customized telecommunications services will continue to grow. Increased globalization will lead to increased demand for products and services that address the communication and information management needs of an increasingly mobile society. Growth in communication and information demand on the part of international travelers is further evidenced by the proliferation of electronic devices (such as notebook and subnotebook computers with modems, both wireline and wireless) and the explosive growth of the Internet, corporate intranets and network services that allow travelers remote access to their home offices. As business travel grows, the percentage of travelers who have a need for remote office access to messaging and communication services will increase.

       The Internet continues to become a preferred solution to the increased message and communication needs of mobile consumers. The worldwide commercial Internet/intranet market has grown very rapidly, and this growth is expected to continue. Many factors are driving this increase in demand for Internet access by an increasingly more mobile group of end users. Strategic developments affecting this demand for accessing the Internet from anywhere include:

       o  increasing deregulation and competition in telecommunications markets;

       o growth of Internet usage to a critical mass to achieve near universal acceptance;

       o  dramatic increase in the use of e-mail; and

       o  decreasing access costs to backbone providers and end users.

       In addition to consumer use, corporations have been moving online. The number of large companies with a Web presence continues to increase, as does the number of registered commercial domains. This increase in corporate use indicates how quickly the Internet has become a mainstream channel for corporate marketing, communications and business transactions.

     Competition

       Our industry is intensely competitive and rapidly evolving. The communications industry is dominated by companies much larger than us, with much greater name recognition, much larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than we have. In addition, several other companies have commenced offerings, or have announced intentions to offer, enhanced communications services similar to certain of the enhanced services we plan to offer.

       Our core services compete against services provided by companies such as AT&T Corp., British Telecom, MCI/Worldcom and Global One, as well as some smaller multinational providers. In providing enhanced services we expect to compete with businesses already offering or planning to offer such services. These companies include Premiere Technologies

(provides enhanced communication services and is developing a unified messaging platform), JFAX (provides remote office services) and General Magic (provides IP based integrated voice and data applications). We expect other parties to develop platform products and services similar to the services we offer.

       We believe the principal factors affecting competition include services and features, geographic coverage, price, quality, reliability of service and name recognition. We expect to build upon our global network and operating platform by offering a broader range of services, by expanding our relationships with national telephone companies and other large companies that outsource business to us, and by continuing to provide processing services efficiently. We believe we will be able to compete effectively if we can successfully implement our competitive strategy. However, to the extent other companies are successful in offering superior enhanced communication services or introducing such services before we do, we likely would be adversely affected and such effects could be material. See "Risk Factors -- Rapid technological and market changes create significant risks to us."

     Sales and Marketing

       We market our services to national telephone companies, ISPs, specialized telecommunications companies, and card issuers which in turn provide our services to their customers. During 1998, we established a direct sales force of (approximately 15 people) to focus on sales to these customers. To be close to our customers, we have based much of our direct sales force in Europe and Asia. Also during 1998, we established a marketing staff responsible primarily for providing marketing support to the sales efforts at varying levels of involvement. The marketing staff also promotes our corporate image in the marketplace and provides marketing support to our customers to encourage their customers to use our services. We pay sales commissions to our sales employees and agents.

     Engineering

       Our engineering personnel are responsible for provisioning and implementing network upgrades and expansion and updating, testing and supporting proprietary software applications, as well as creating and improving enhanced system features and services. Our software engineering efforts include (1) updating our proprietary network of operating platforms and integrating our software with commercially available software and hardware when feasible and (2) identifying and procuring improved services compatible with our existing services and platforms.

       Technology: Intellectual Property Rights. We regard our operating platforms and our global IP voice, IP fax and other software as proprietary and have implemented some protective measures of a legal and practical nature to ensure they retain that status. We have filed a patent application relating to aspects of the operating platform with the U.S. Patent and Trademark Office, and are taking steps to extend our patent application to certain international jurisdictions. We have also registered trade or service marks with the U.S. Patent and Trademark Office, and applications for registration of additional marks are currently pending. We have also registered trade or service marks in some European and other countries, and applications for registration of additional marks are pending. In addition to filing patents and registering marks in various jurisdictions, we obtain contractual protection for our technology by entering into confidentiality agreements with our employees and customers. We also limit access to and distribution of our operating platforms, hardware, software, documentation and other proprietary information.

       There can be no assurance, however, the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our technology. Despite these measures, competitors could copy certain aspects of our operating platform and our global IP voice, IP fax and other software or obtain information which we regard as trade secrets. Further, if challenged, there can be no assurance we can successfully defend any patent issued to us or any marks registered by us. In any event, we believe that such technological innovation and expertise and market responsiveness are as (or more) important than the legal protections described above. We believe it is likely our competitors will independently develop similar technology and we will not have any rights under existing laws to prevent the introduction or use of such technology.

     Customers


       For the nine month period ended December 31, 1998, Telefonos de Mexico, S.A., de C.V. ("Telmex"), MCI and Worldcom, Inc. (primarily its subsidiaries, ATC and LDDS), and Telecom Australia accounted for 19%, 16% and 10%, respectively, of our revenues and were the only customers accounting for 10% or more of our revenues. In the quarter ended March 31, 1999, these customers generated less than 15% of aggregate revenues. A new customer with whom a contract has been signed, generated approximately 26% of our revenue during the quarter ended March 31, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Regulation

       We are subject to regulation as a telecommunications service provider in some jurisdictions. In addition, we or a local partner are required to have licenses or approvals in those countries where we operate and where equipment is installed.

       United States Federal Regulation. Pursuant to the Communications Act of 1934, as amended (the "Communications Act"), the FCC is required to regulate the telecommunications industry in the U. S. Under current FCC policy, telecommunications carriers reselling the services of other carriers, and not owning domestic telecommunications transmission facilities of their own, are considered non-dominant and, as a result, are subject to streamlined regulation. The degree of regulation varies between domestic telecommunications services (services which originate and terminate within the U. S.) and international telecommunications services (services which originate in the U. S. and terminate in a foreign country or vice versa).

       Non-dominant providers of domestic services do not require prior authorization from the FCC to provide service. However, non-dominant providers of international services must obtain authorization to provide service from the FCC pursuant to Section 214 of the Communications Act. Carriers providing international service also must file a tariff with the FCC, setting forth the terms and conditions under which they provide international services. The FCC has determined that it no longer will require non-dominant providers of domestic services to file tariffs, but instead will require carriers to post this information on the Internet. That decision has been stayed, pending appeal by the U.S. Court of Appeals for the District of Columbia Circuit. We provide both domestic and international services to and from the U.S. and therefore must possess authority under Section 214 of the Communications Act and must file tariffs for domestic and international services with the FCC. We have held an authorization to provide service since 1989. We also have tariffs on file with the FCC setting forth the terms and conditions under which we provide domestic and international services.

       In addition to these authorization and tariff requirements, the FCC imposes a number of additional requirements on all telecommunications carriers.

       The regulatory requirements in force today impose a relatively minimal burden on us. There can be no assurance, however, that the current regulatory environment and the present level of FCC regulation will continue, or that we will continue to be considered non-dominant.

       Non-U.S. Government Regulation. Telecommunications activities are subject to government regulation to varying degrees in every country throughout the world. In many countries where we operate, equipment cannot be connected to the telephone network without regulatory approval, and therefore installation and operation of our operating platform or other equipment requires such approval.
We have licenses or other equipment approvals in the jurisdictions where we operate. In most jurisdictions where we conduct business, we rely on our local partner to obtain the requisite authority. In many countries our local partner is a national telephone company, and in some jurisdictions also is (or is controlled by) the regulatory authority itself.

       As a result of relying on our local partners, we are dependent upon the cooperation of the telephone utilities with which we have made arrangements for our authority to conduct business, as well as for operational and some of our administrative requirements. Our arrangements with these utilities are nonexclusive and take various forms. Although some of these arrangements are embodied in formal contracts, any telephone utility could cease to accommodate our requirements at any time.

Depending upon the location of the telephone utility, such action could have a material adverse effect on our business and prospects. In some cases, principally countries which are members of the European Community and the U. S., laws and regulations provide that the arrangements necessary for us to conduct our service may not be arbitrarily terminated. However, the time and cost of enforcing our rights may make legal remedies impractical. We presently have good relations with most of the foreign utilities with which we do business. There can be no assurance, however, that such relationships will continue or that governmental authorities will not seek to regulate aspects of our services or require us to obtain a license to conduct our business.

       Many aspects of our international operations and business expansion plans are subject to foreign government regulations, including currency regulations. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on our business opportunities. See "Risk Factors--Our business is exposed to the risks associated with international business."

       IP Telephony The regulation of IP telephony is still evolving. The FCC has stated that some forms of IP telephony appear to be similar to "traditional" telephone service, but the FCC has not decided whether, or how, to regulate providers of IP telephony. In addition, several efforts have been made to enact U.S. federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions also may retain intrastate jurisdiction and could initiate proceedings to regulate the intrastate aspects of IP telephony. A number of countries currently prohibit IP telephony. Other countries permit but regulate IP telephony. If and to the extent that governments prohibit or regulate IP telephony, we could be subject to regulation and possibly to a variety of penalties under foreign or U.S. law, including without limitation, orders to cease operations or to limit future operations, loss of licenses or of license opportunities, fines, seizure of equipment and, in certain foreign jurisdictions, criminal prosecution.

     Certain Recent Developments

       Fiscal Year. Effective with the period ended December 31, 1998, we changed our fiscal year end from March 31 to December 31. Therefore, the period ended December 31, 1998 represents a nine month period as compared to the twelve month fiscal years ended March 31, 1998, 1997, 1996 and 1995.

       IDX Acquisition. On December 2, 1998, we acquired IDX, a privately held Virginia corporation. IDX is a supplier of IP fax and IP voice platforms and services to telecommunications operators and ISPs in 14 countries. With 56 employees, IDX currently has approximately $6.5 million of annualized revenue (based upon revenues for the most recent two month period ended December 31, 1998). IDX will provide us with two key services for our new suite of Internet services: IP fax and IP voice. For at least the first year, IDX will operate as a separate subsidiary, although we have begun to use its services to support some of the card services requirements. IDX will operate with its existing management and personnel in facilities in Reston, Virginia.

       Under the merger agreement signed with IDX, we recently elected Hsin Yen, the President of IDX, and Richard Chiang, the Chairman of IDX prior to the IDX acquisition, to our Board of Directors. This expands our Board to a total of 11 directors. As the President of IDX, Hsin Yen reports directly to Mr. Vizas, our Chairman and Chief Executive Officer.

       As a result of the IDX acquisition, all of the shares of common stock and preferred stock of IDX, outstanding immediately prior to the effective time of the IDX acquisition (excluding any treasury shares) were converted into, in the aggregate, (a) 500,000 shares of our Series B convertible preferred stock ("Series B Preferred Stock"), which are convertible into up to 2,500,000 shares (2,000,000 shares until stockholder approval is obtained) of our common stock, subject to adjustment as described below, (b) warrants to purchase up to 2,500,000 shares of our common stock, subject to stockholder approval and adjustment as described below (the "IDX Warrants"), and (c) $5.0 million which amount is subject to decrease as described below, in interest bearing convertible subordinated promissory notes.

       The shares of Series B Preferred Stock are convertible at the holders option at any time at the then current conversion rate. The shares of Series B Preferred Stock will automatically convert into shares of our common stock on the earlier to occur of (a) the first date that the 15 day average closing sales price of our common stock is equal to or greater than $8.00 or (b) 30 days after the later to occur of (1) December 2, 1999 or (2) the receipt of any necessary stockholder approval relating to the issuance of the common stock upon such conversion, subject to IDX's achievement of certain revenue and EBITDA objectives.

       The IDX Warrants are exercisable only to the extent that IDX achieves certain revenue and EBITDA goals over the twelve months ending December 2, 1999 and stockholder approval is received. We have "guaranteed" a price of $8.00 per share at December 2, 1999 to recipients of the common stock issuable upon the conversion or exercise, as the case may be, of the Series B Preferred Stock and IDX Warrants, subject to IDX's achievement of certain revenue and EBITDA objectives. If the market price is less than $8.00 on December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives, we will issue additional shares of common stock upon conversion of the Series B Preferred Stock and exercise of the IDX Warrants (subject to the receipt of any necessary stockholder approval) based on the ratio of $8.00 to the market price, but not more than an aggregate of 7 million additional shares of common stock. The terms of the Series B Preferred Stock and IDX Warrants are discussed in more detail below under the caption "Description of Capital Stock."

       The  convertible   subordinated   promissory   notes  are  due  in  three
installments (the first of which was paid in stock in March 1999) through October 30, 1999, and are payable in cash or common stock (valued at the then market price). In addition, we have agreed to pay the accrued but unpaid dividends (the "IDX Accrued Dividends") on IDX's preferred stock under an interest bearing convertible subordinated promissory note in the original principal amount of $418,000 due May 31, 1999. We are entitled to reduce the aggregate principal balance of the last payment due on the convertible subordinated promissory notes by the amount of the IDX Accrued Dividends and certain other deferred amounts unless offset by net proceeds from the sale of a subsidiary of IDX and a note issued to IDX by an option holder. See Note 6 to the Consolidated Financial Statements for further discussion.

       UCI Acquisition. On December 31, 1998, we acquired UCI, a privately held corporation established under the laws of the Republic of Cyprus. UCI is a development stage calling card business serving Greece, Cyprus and the Middle East. We have projected that the UCI acquisition will provide projected revenues in 1999 ranging between $2 and $3 million. UCI will operate with its existing management and personnel from offices in Limassol, Cyprus.


       We acquired UCI for (a) 125,000 shares of our common stock (50% delivered at the acquisition date and 50% to be delivered February 1, 2000, subject to adjustment); (b) warrants to purchase 50,000 shares of our common stock, with an exercise price equal to the market price at the time of our issuance of $1.63 and (c) $2.1 million in promissory notes or cash, according to a payment schedule and subject to adjustments based on an earnout formula, each as described below. We paid UCI $75,000 in January 1999. We agreed to pay UCI $500,000 with interest at the rate of 8% per annum 180 days following the UCI closing date. We agreed to pay UCI $500,000 with interest at the rate of 8% per annum 18 months following the UCI closing date. We agreed to pay UCI $1.00 million on February 1, 2000 or December 31, 2000, subject to certain adjustments as discussed below.


       We agreed to adjust the purchase price we paid to acquire UCI as follows. If the closing market price on the Nasdaq National Market of our common stock on February 1, 2000 is less than $8.00, we will issue additional shares of our common stock equal in number to: $1 million divided by the closing market price of our common stock on December 1, 1999, less 125,000 shares of our common stock. These shares as well as the remaining 62,500 shares of common stock to be delivered are subject to adjustment as discussed below.

       If UCI does not achieve 100% of its revenue target as of February 1, 2000, we will pay less cash and issue fewer shares of our common stock on February 1, 2000. If UCI achieves more than 100% of its revenue target for the same period, then we shall pay up to $300,000 in additional cash to UCI. See Note 6 to the Consolidated Financial Statements for further discussion.

       Exchange with Ronald Jensen. In November 1998, we reached an agreement with Mr. Ronald Jensen, who is also our largest stockholder. The agreement concerned settlement of unreimbursed costs and potential claims. Mr. Jensen had purchased $7.5 million of our common stock in a private placement in June 1997 and later was elected Chairman of our Board of Directors. After approximately three months, Mr. Jensen resigned his position, citing both other business demands and the challenges of managing our business. During his tenure as Chairman, Mr. Jensen incurred staff and other costs that were not billed to eGlobe. Also, Mr. Jensen subsequently communicated with our current management, indicating there were a number of issues raised during his involvement with eGlobe relating to the provisions of his share purchase agreement which could result in claims against us.

       In December 1998, to resolve all current and potential issues, we exchanged 75 shares of our 8% Series C cumulative convertible preferred stock ("Series C Preferred Stock"), which management estimated to have a fair market value of approximately $3.4 million and a face value of $7.5 million, for Mr. Jensen's then current holding of 1,425,000 shares of common stock. The terms of the Series C Preferred Stock permit Mr. Jensen to convert the Series C Preferred Stock into the number of shares equal to the face value of the preferred stock divided by 90% of the common stock market price, but with a minimum conversion price of $4.00 per share and a maximum of $6.00 per share, subject to adjustment if we issue common stock for less than the conversion price. The difference between the estimated fair value of the Series C Preferred Stock to be issued and the market value of the common stock surrendered resulted in a one-time non-cash charge to our statement of operations of $1.0 million in the quarter ended September 30, 1998 with a corresponding credit to stockholders' equity. The terms of the Series C Preferred Stock are discussed in more detail below under the caption "Description of Capital Stock."


       In connection with subsequent issuances of securities which are convertible into or exercisable for our common stock, we discussed with Mr. Jensen the extent to which the conversion price of the Series C Preferred Stock should be adjusted downward. On February 12, 1999 (1) Mr. Jensen exchanged 75 shares of Series C Preferred Stock (convertible into 1,875,000 shares of common stock) for 3,000,000 shares of common stock, which exchange would have the same economic effect as if the Series C Preferred Stock had been converted into common stock with an effective conversion price of $2.50 per share and (2) Mr. Jensen waived any rights to the warrants associated with the Series C Preferred Stock. The market value of the 1,125,000 incremental shares of common stock issued of approximately $2.2 million was recorded as a preferred stock dividend in the quarter ended March 31, 1999. See Notes 7 and 17 to the Consolidated Financial Statements for further discussion.


       Mr. Jensen has transferred or will transfer all his interests in the 3,000,000 shares of common stock he received in exchange for the Series C Preferred Stock to EXTL Investors LLC, a limited liability company in which Mr. Jensen and his wife are the sole members. Accordingly, Mr. Jensen is no longer, or will no longer be, a record holder of shares of our common stock.

       Series D Preferred Stock. We concluded a private placement of $3 million in January 1999 with Vintage Products Ltd. We sold (1) 30 shares of our 8% Series D cumulative convertible preferred stock (the "Series D Preferred Stock"), (2) warrants to purchase 112,500 shares of common stock, with an exercise price of $.01 per share, and (3) warrants to purchase 60,000 shares of common stock, with an exercise price of $1.60 per share, to Vintage. In addition, we agreed to issue to Vintage, for no additional consideration, additional warrants to purchase the number of shares of common stock equal to $250,000 (based on the market price of the common stock on the last trading day prior to June 1, 1999 or July 1, 2000, as the case may be), or pay $250,000 in cash, if we do not (1) consummate a specified merger transaction by May 30, 1999, or (2) achieve, in the fiscal quarter commencing July 1, 2000, an aggregate amount of gross revenues equal to or in excess of 200% of the aggregate amount of gross revenues we achieved in the fiscal quarter ended December 31, 1998.

       The shares of Series D Preferred Stock are convertible, at the holder's option, into shares of our common stock at any time after April 13, 1999 at a conversion price, which is subject to adjustment if we issue common stock for less than the conversion price, equal to the lesser of $1.60 or, if we fail to have positive EBITDA for at least one of the first three fiscal quarters of 1999 or we fail to complete a public offering of equity securities for a price of at least $3.00 per share and with gross proceeds to us of at least $20 million on or before the end of the third fiscal quarter of 1999, the market price just prior to conversion. The shares of Series D Preferred Stock will automatically convert into common stock upon the earliest of (1) the first date on which the market price of the common stock is $5.00 or more per share for any 20 consecutive trading days, (2) the date on which 80% or more of the Series D Preferred Stock we issued has been converted into common stock, or (3) the date we close a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to us of at least $20 million.

       The shares of Series D Preferred Stock must be redeemed if it ceases to be convertible, which would happen if the number of shares of common stock issuable upon conversion of the Series D Preferred Stock exceeded 19.9% of the number of shares of common stock outstanding when the Series D Preferred Stock was issued, less shares reserved for issuance under warrants. Redemption is in cash at a price equal to the liquidation preference of the Series D Preferred Stock at the holder's option or our option 45 days after the Series D Preferred Stock ceases to be convertible. If we receive stockholder approval to increase the number of shares issuable we must issue the full amount of common stock upon conversion of the Series D Preferred Stock even if the number of shares exceeds the 19.9% maximum number.

       Vintage has agreed to purchase 20 additional shares of Series D Preferred Stock plus warrants for $2 million upon the registration of the common stock issuable upon the conversion of the Series D Preferred Stock. At that time we will issue to Vintage warrants to purchase 75,000 shares of common stock, with an exercise price of $.01 per share, and warrants to purchase 40,000 shares of common stock, with an exercise price of $1.60 per share. The terms of the Series D Preferred Stock and related warrants are discussed in more detail below under the caption "Description of Capital Stock" and in Note 17 to the Consolidated Financial Statements.

       Series E Preferred Stock. In February 1999, contemporaneously with the exchange of Mr. Jensen's Series C Preferred Stock for shares of common stock, we concluded a private placement of $5 million with EXTL Investors. We sold 50 shares of our 8% Series E cumulative convertible redeemable preferred stock (the "Series E Preferred Stock"), and warrants (the "Series E Warrants") to purchase
(1) 723,000 shares of common stock with an exercise price of $2.125 per share and (2) 277,000 shares of common stock with an exercise price of $.01 per share to EXTL Investors.

       The shares of the Series E Preferred Stock may be redeemed at a redemption price equal to the face value plus accrued dividends, in cash or in common stock, at our option or at the option of any holder, provided that the holder has not previously exercised the convertibility option described, at any time following the date that is five years after we issue the Series E Preferred Stock. The Series E Preferred Stockholder may elect to make the shares of Series E Preferred Stock convertible into shares of common stock at any time after issuance. We also may elect to make the shares of Series E Preferred Stock convertible, but only if (1) we have positive EBITDA for at least one of the first three fiscal quarters of 1999 or (2) we complete a public offering of equity securities for a price of at least $3.00 per share and with gross proceeds to us of at least $20 million on or before the end of the third fiscal quarter of 1999. On April 9, 1999 in connection with the $20 million financing discussed below, the Series E Preferred Stock holder exercised the convertibility option. As a result, the Series E Preferred Stock is no longer redeemable.

       The shares of Series E Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of (1) the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series E Preferred Stock is outstanding, (2) the date that 80% or more of the Series E Preferred Stock we have issued has been converted into common stock, or (3) we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to us of at least $20 million. The initial conversion price for the Series E Preferred Stock is $2.125, subject to adjustment if we issue common stock for less than the conversion price. The terms of the Series E Preferred Stock and Series E Warrants are discussed in more detail below under the caption "Description of Capital Stock" and in Note 17 to the Consolidated Financial Statements.

       Telekey Acquisition. On February 12, 1999, we acquired Telekey, a privately held Georgia corporation. Telekey provides a range of card based telecommunications services (calling, voice mail, e-mail and others) primarily to foreign academic travelers (teachers and students) visiting the US and Canada. Telekey will operate with its existing management and personnel in existing facilities in Atlanta, Georgia.

       As a result of the Telekey acquisition, all of the shares of common stock of Telekey outstanding immediately prior to the effective time of the Telekey acquisition were converted into, in the aggregate, (a) a base amount of 1,010,000 shares of our Series F convertible preferred stock ("Series F Preferred Stock") at closing, (b) at least 505,000 and up to 1,010,000 shares of Series F Preferred Stock two years later (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey's meeting certain revenue and EBITDA tests, (c) $125,000 in cash at closing and (d) a promissory note in the original principal amount of $150,000, payable in equal monthly installments over one year, issued at closing.

       The shares of Series F Preferred Stock will automatically convert into shares of our common stock on the earlier to occur of (1) the first date that the 15 day average closing sales price of our common stock is equal to or greater than $4.00 or (2) July 1, 2001. We have "guaranteed" a price of $4.00 per share at December 31, 1999 to recipients of the common stock issuable upon the conversion of the Series F Preferred Stock, subject to Telekey's achievement of certain revenue and EBITDA objectives. If the market price is less than $4.00 on December 31, 1999, we will issue additional shares of common stock upon conversion of the Series F Preferred Stock based on the ratio of $4.00 to the market price, but not more than an aggregate of 606,000 additional shares of common stock. The terms of the Series F Preferred Stock are discussed in more detail below under the caption "Description of Capital Stock."

       Debt Placement. On April 9, 1999, we and our wholly owned subsidiary, eGlobe Financing Corporation, entered into a loan and note purchase agreement with EXTL Investors (which, together with its affiliates, is our largest stockholder). eGlobe Financing initially borrowed $7 million from EXTL Investors and we granted EXTL Investors warrants (1/3 of which are presently exercisable) to purchase 1,500,000 shares of our common stock at an exercise price of $.01 per share. As a condition to receiving this $7.0 million unsecured loan, we entered into a subscription agreement with eGlobe Financing under which we have irrevocably agreed to subscribe for eGlobe Financing stock for an aggregate subscription price of up to $7.5 million (the amount necessary to repay the loan and accrued interest).

       As part of our loan and note purchase agreement, EXTL Investors agreed to purchase $20 million of 5% secured notes from eGlobe Financing, upon our request, provided that we first obtain any required stockholder approval at our next stockholder meeting. If we issue the 5% secured notes to EXTL Investors, we must repay the $7 million initial loan. We also must grant EXTL Investors warrants to purchase 5,000,000 shares of our common stock at an exercise price of $1.00 per share, although 2/3 of the initial warrants to purchase 1,500,000 shares will expire if we issue the secured notes.

       If eGlobe Financing does not issue 5% secured notes for the $20 million after we obtain stockholder approval (or if we do not obtain approval at our next annual stockholder meeting), the $7 million loan must be repaid on the earliest to occur of (1) April 9, 2000, (2) the date that we complete an offering of debt or equity securities from which we receive net proceeds of at least $30 million or (3) the occurrence of an event of default. Also, the remaining 2/3 of the initial warrants to purchase 1,500,000 shares will become exercisable at that time.

       The 5% secured notes, if sold, must be repaid in 36 specified monthly installments commencing on the first month following issuance, with the remaining unpaid principal and accrued interest being due in a lump sum with the last payment. The entire amount becomes due earlier if we complete an offering of debt or equity securities from which we receive net proceeds of at least $100 million (a "Qualified

Offering"). The principal and interest of the 5% secured notes may be paid in cash. However, up to 50% of the original principal amount of the 5% secured notes may be paid in our common stock at our option if (1) the closing price of our common stock on Nasdaq is $8.00 or more for any 15 consecutive trading days,
(2) we close a public offering of our equity securities at a price of at least $5.00 per share and with gross proceeds to us of at least $30 million, or (3) we close a Qualified Offering (at a price of at least $5.00 per share, in the case of an offering of equity securities).

       We will use the proceeds of these financings to fund capital expenditures relating to our network enhancement of IP trunks and intelligent platforms for calling card and unified messaging services, and for working capital and general corporate purposes. We intend to use the proceeds of the 5% secured notes also to repay the $7 million initial loan and approximately $8 million of our senior indebtedness to IDT Corporation.

       If eGlobe Financing issues the 5% secured notes, we will transfer substantially all of our operating assets to eGlobe Financing so that EXTL Investors can have a security interest in our assets to secure payment under the 5% secured notes. The security interest would be subject to certain exceptions for existing debt and vendor financing. We and our operating subsidiaries would guarantee payment of the secured notes.

       EXTL Investors also has agreed, under our loan and note purchase agreement with them, to make advances to eGlobe Financing from time to time based upon eligible accounts receivable. These advances may not exceed (1) the lesser of 50% of eligible accounts receivable or (2) the aggregate amount of principal payments made by eGlobe Financing under the 5% secured notes. We will guarantee repayment of these advances, which also will be secured by the same security arrangement as the 5% secured notes.

       Our loan and note purchase agreement with EXTL Investors contains several covenants which we believe are fairly customary, including prohibitions on:

       o  mergers and sales of substantially all assets;

       o sales of material assets other than on an arm's length basis and in the ordinary course of business;

       o  encumbering any of our assets (except for certain permitted liens);

       o incurring or having outstanding indebtedness other than certain permitted debt (which includes certain existing debt and future equipment and facilities financing), or prepaying any subordinated indebtedness; or

       o paying any dividends or distributions on any class of our capital stock (other than any dividend on outstanding preferred stock or additional preferred stock issued in the future) or repurchasing any shares of our capital stock (subject to certain exceptions).

       Our loan and note purchase agreement with EXTL Investors contains several fairly standard events of default, including:


       o non-payment of any principal or interest on the $7 million loan or the 5% secured notes, or non- payment of $250,000 or more on any other indebtedness (other than specified existing indebtedness, as to which a cross default has been waived);


       o failure to perform any obligation under the loan and note purchase agreement or related documents;

       o breach of any representation or warranty in the loan and note purchase agreement;

       o inability to pay our debts as they become due, or initiation or consent to judicial proceedings relating to bankruptcy, insolvency or reorganization;

       o  dissolution or winding up, unless approved by EXTL Investors; and

       o  final judgment ordering payment in excess of $250,000.

       Other Potential Acquisitions. We are currently negotiating to acquire, through a subsidiary, substantially all the assets of two other companies. The aggregate purchase prices for these potential acquisitions totals approximately $7.5 million, including assumption of short- and medium-term liabilities. In addition, we will issue preferred stock convertible into approximately 1.5 million shares of common stock, which may be increased depending upon the market value of our common stock at the time of conversion.


     Employees

       As of December 31, 1998, we employed two hundred and two (202) employees, as follows: one hundred and eleven (111) in Denver, Colorado, seven (7) in Tarrytown, New York, four (4) in Washington, D.C., twenty-seven (27) in Reston, Virginia, one (1) in Nyon, Switzerland, nine (9) in Silkeborg, Denmark, fourteen
(14) in Hong Kong, twenty-nine (29) in Taipei, Taiwan, one (1) in Brussels, Belgium, seven (7) in Godalming, United Kingdom and one (1) in Limassol, Cyprus. See Note 13 to the Consolidated Financial Statements for geographic business segment information.

     Facilities

       Our corporate headquarters are located in Washington, D.C. in a leased facility consisting of approximately 1000 square feet. We also own a facility at 4260 East Evans Avenue, Denver, Colorado, consisting of approximately 14,000 sq. ft., which we purchased in December 1992. In addition, we lease office space for sales and operations at the following locations: Tarrytown, New York; Paris, France; Brussels, Belgium; Nyon, Switzerland; Hong Kong, H.K.; Silkeborg, Denmark; Godalming, United Kingdom; Washington, D.C.; Reston, Virginia; Atlanta, Georgia; Taipei, Taiwan; and Limassol, Cyprus. We believe that our existing facilities are adequate for operations over the next year.

     Legal Proceedings


       The following information sets forth information relating to material legal proceedings involving us and certain of our executive officers and directors. From time to time, we and our executive officers and directors become subject to litigation which is incidental to and arises in the ordinary course of business. Other than as set forth herein, there are no material pending legal proceedings involving us or our executive officers and directors.

       CSI Litigation. We are a defendant in an action brought by a Colorado reseller of transmission services on October 28, 1998. The lawsuit arises out of a transaction wherein the plaintiff contemplated forming with us a limited liability company for purposes of developing sales opportunities generated by the plaintiff. We were unable to arrive at a definitive agreement on their arrangement and the plaintiff sued, claiming breach of a noncircumvention agreement. The parties have agreed to a settlement.


       Robert N. Schuck Litigation. A former officer of eGlobe who was terminated in the fall of 1997 filed suit against eGlobe in July 1998. The executive entered into a termination agreement. We made the determination that there were items which the executive failed to disclose to us and therefore we ceased making payments to the executive pending further investigation. The executive sued, claiming employment benefits including expenses, vacation pay and rights to options. The parties have agreed in principle to a settlement which is being documented presently. In the event that settlement does not go forward, we are defending this action and believe that, ultimately, we will prevail.

                                  MANAGEMENT

       Shown below are the names of all directors and executive officers of eGlobe, all positions and offices held by each such person, the period during which each person has served as such, and the principal occupations and employment of each such person during the last five years:


              NAME                 AGE                             POSITION
-------------------------------   -----   ---------------------------------------------------------
Christopher J. Vizas ..........    49     Chairman of the Board and Chief Executive Officer and
                                          Director
Edward J. Gerrity .............    75     Non-Executive Director
Anthony Balinger ..............    45     Senior Vice President and Vice Chairman of the Board and
                                          Director
David W. Warnes ...............    52     Non-Executive Director
Richard A. Krinsley ...........    68     Non-Executive Director
James O. Howard ...............    56     Non-Executive Director
Martin Samuels ................    55     Non-Executive Director
Donald H. Sledge ..............    58     Non-Executive Director
John E. Koonce ................    56     Chief Financial Officer and Director
Hsin Yen ......................    40     Non-Executive Director
Richard Chiang ................    43     Non-Executive Director
Allen Mandel ..................    60     Senior Vice President
Colin Smith ...................    55     Vice President and General Counsel
Anne Haas .....................    48     Vice President, Controller and Treasurer
John H. Wall ..................    33     Nominee Director

                    ----------------------------------------

     Directors and Executive Officers

       CHRISTOPHER J. VIZAS, age 49, has been a Director of eGlobe since October 25, 1997 and the Chairman of the Board of Directors since November 10, 1997. Mr. Vizas served as eGlobe's acting Chief Executive Officer from November 10, 1997 to December 5, 1997, on which date he became eGlobe's Chief Executive Officer. Before joining eGlobe, Mr. Vizas was a co-founder of, and since October 1995, served as Chief Executive Officer of Quo Vadis International, an investment and financial advisory firm. Before forming Quo Vadis International, he was Chief Executive Officer of Millennium Capital Development, a merchant banking firm, and of its predecessor Kouri Telecommunications & Technology. Before joining Kouri, Mr. Vizas shared in the founding and development of a series of technology companies, including Orion Network Systems, Inc. of which he was a founder and a principal executive. From April 1987 to 1992, Mr. Vizas served as Vice Chairman of Orion, an international satellite communications company, and served as a Director from 1982 until 1992. Mr. Vizas has also held various positions in the United States government.

       EDWARD J. GERRITY, JR., age 75, has been a Director of eGlobe since our inception. He is a business consultant and President of Ned Gerrity & Associates, a consulting firm, begun in 1985. Mr. Gerrity has also served as Chairman of our Board of Directors. Mr. Gerrity served as an officer of ITT Corp. from 1961 to 1985. While at ITT Corp., he was a member of the Management Policy Committee, Director of Corporate and Government Relations on a worldwide basis and a Director of several ITT Corp. subsidiaries. He retired from ITT Corp. in February 1985. Mr. Gerrity was the President of American National Collection Corp., a New York corporation, from 1993 to 1995 and he was a director of Residual Corporation from 1987 until October 1994. See "Certain Relationships and Related Transactions" below.


       ANTHONY BALINGER, age 45, has been a Director of eGlobe since March 15, 1995. He served as eGlobe's President from April 25, 1995 to November 10, 1997 and also served as eGlobe's Chief Executive Officer from January 3, 1997 to November 10, 1997. On November 10, 1997, he was appointed our Senior Vice President and Vice Chairman. Mr. Balinger has held a variety of positions at eGlobe since his arrival in September 1993, including Chief Operating Officer and Director of eGlobe's Asia-Pacific Operations. Prior to his employment with eGlobe, Mr. Balinger held positions at Optus Communications, Cable and Wireless and British Telecom. Mr. Balinger is a Director and 45% stockholder of Executive Card Services HK Ltd., which provides printing services to an affiliate of eGlobe in Hong Kong.


       DAVID W. WARNES, age 52, has been a Director of eGlobe since June 30, 1995. Mr. Warnes has been the Chief Operating Officer of Global Light Telecommunications Inc. since September 1997 and a Director since June 1997. He has been the President and Chief Executive Officer of Vitacom, a subsidiary of Highpoint, since December 1995, and President and CEO of Highpoint since April 1998. Previously, Mr. Warnes held various senior management and executive positions with Cable and Wireless or its affiliated companies for two decades. From October 1992 through October 1995, he was Vice President, Operations and Chief Operating Officer, and from August 1994 through October 1995, he was Assistant Managing Director of Tele 2, a telecommunications service provider in Sweden partially owned Cable and Wireless. From August 1988 through June 1992, he was a principal consultant and General Manager, Business Development of IDC, an international telecommunications service provider based in Japan and partially owned by Cable and Wireless. Mr. Warnes is a Chartered Engineer, a Fellow of the Institution of Electrical Engineers, and a graduate of the University of East London.

       RICHARD A. KRINSLEY, age 68, has been a Director of eGlobe since June 30, 1995. Mr. Krinsley retired in 1991 as the Executive Vice President and Publisher of Scholastic Corporation; a publicly held company traded on the Nasdaq Stock Market. He is presently, and has been since 1991, a member of Scholastic's Board of Directors. While employed by Scholastic between 1983 and 1991, Mr. Krinsley, among many other duties, served on that company's management committee. From 1961 to 1983, Mr. Krinsley was employed by Random House where he held, among other positions, the post of Executive Vice President. At Random House, Mr. Krinsley also served on that company's executive committee.

       JAMES O. HOWARD, age 56, has been a Director of eGlobe since January 16, 1998. Since 1990, Mr. Howard has served as the Chief Financial Officer and a member of the management committee of Benton International, Inc., a wholly owned subsidiary of Perot Systems Corporation. From 1981 to 1990, Mr. Howard was employed by Benton International, Inc. as a consultant and sector manager. Before joining Benton International, Inc., Mr. Howard held a number of legal positions in the federal government, including General Counsel of the National Commission on Electronic Fund Transfers.

       MARTIN SAMUELS, age 55, has been a Director of eGlobe since October 25, 1997. Mr. Samuels is an entrepreneur, strategic business planner and professional investor with over twenty years of experience. Mr. Samuels' current project is Y2K Strategies Corp. ("YSC"), a liaison company that Mr. Samuels co-founded in 1997. Mr. Samuels is a principal, director and senior vice president of YSC. Mr. Samuels' responsibilities at YSC include identifying, negotiating with and contracting with the Year 2000 service providers and systems integrators that YSC assists with their marketing, proposal development and ongoing business relationship management. YSC also works with significant public and private sector institutions in identifying, coordinating and fulfilling their Year 2000 remediation requirements.

       DONALD H. SLEDGE, age 58 has been a Director of eGlobe since November 10, 1997. Mr. Sledge has served as vice chairman, President and Chief Executive Officer of TeleHub Communications Corp., a privately held technology development company, since 1996. Mr. Sledge served as President and Chief Operating Officer of West Coast Telecommunications, Inc., a long distance company, from 1994 to 1995. From 1993 to 1994, Mr. Sledge was employed by New T&T, a Hong Kong-based company, as head of operations. Mr. Sledge was Chairman and Chief Executive Officer of Telecom New Zealand International from 1991 to 1993 and the Managing Director of Telecom New Zealand International's largest local carrier from 1988 to 1991. Mr. Sledge is currently Chairman of the Board of United Digital Network, a small interexchange carrier that operates primarily in Texas, Oklahoma, Arizona and California. Mr. Sledge is a member of the Board of Advisors of DataProse and serves as a director of AirCell Communications, Inc. He also serves as advisor and board member to several small technology-based start-up companies.
                                       45

       JOHN E. KOONCE, age 56, has been a Director of eGlobe since March 27, 1998. In April 1998, Mr. Koonce was also engaged to serve as a financial advisor to eGlobe and effective September 1, 1998 became the Company's Chief
Financial Officer. Mr. Koonce served as Chief Financial Officer of Orion from 1990 to 1993. During 1981-89, Mr. Koonce was employed by Biotech Capital Corporation and its successor, Infotechnology, Inc. where he served in the positions of Chief Financial Officer and President. During this time, he also served on the boards of several public and private companies. Before 1981, Mr. Koonce worked for the accounting firm Price Waterhouse at various domestic and foreign offices.

       HSIN YEN, age 40, has been a Director of eGlobe since December 2, 1998. Mr. Yen is the President and a founder of IDX and has served as the primary architect of its growth. Before founding IDX, he served as founder and CEO of InteliSys, Inc., the predecessor of IDX. Mr. Yen has had a 15-year career in management information systems, including complex Internet/intranet global network development.

       RICHARD CHIANG, age 43, has been a Director of eGlobe since December 2, 1998. Mr. Chiang has been the Chairman and President of Princeton Technology, Corp. since 1986 and Chairman since 1996. He has been on the Board of Directors of Taitron Companies, Inc. and Buslogic, Inc. since 1989 and Alliance Venture Capital Corp. since 1996. Mr. Chiang served as Chairman for IDX International, Inc. from 1997 to 1998. Mr. Chiang currently sits on the Board of Proware Technology, Corp. which is a RAID subsystem business and as a Chairman at Advanced Communication Devices, Corp. whose primary business is Networking Switch Controller Chips. He has served with these two companies since 1996.


       ALLEN MANDEL, age 60, serves as Senior Vice President, Corporate Affairs of eGlobe. Mr. Mandel is a Certified Public Accountant. He has held various positions at eGlobe since 1991. Prior to joining eGlobe he worked in public accounting for 20 years, including serving as a partner at Goldstein, Golub, Kessler & Company, a public accounting firm, from 1969 to 1984.


       COLIN SMITH, age 55, was named Vice President of Legal Affairs and General Counsel of eGlobe on February 1, 1998. From 1972 to February 1998, Mr. Smith was a professor of law at the New England School of Law. Mr. Smith's areas of legal expertise include business organizations, dispute resolution and practice management. In addition to his teaching, Mr. Smith also ran a private consulting practice that specialized in issues of corporate governance and entrepreneurial ventures.

       ANNE HAAS, age 48, was appointed Vice President, Controller and Treasurer of eGlobe on October 21, 1997. Ms. Haas served as the Vice President of Finance of Centennial Communications Corp., a start-up multi-national two way radio company, during 1996-97. From 1992 to 1996, Ms. Haas served as Controller of Quark, Inc., a multi-national desk top publishing software company. Before 1992, Ms. Haas worked for the accounting firm of Price Waterhouse in San Jose, California and Denver, Colorado.

     Director Nominee

       JOHN H. WALL, age 33, a nominee for Director of the Company, has been the Vice President and Chief Technology Officer for Insurdata Incorporated, a healthcare technology solutions and services provider, since March 3, 1998. Prior to joining Insurdata, Mr. Wall served as Chief Technical Officer for BT Systems Integrators, a provider of imaging and information management solutions from 1996 to 1998. Mr. Wall also was employed as an engineer and technical analyst by Georgia Pacific and Dana Corporation from 1995 to 1996 and 1988 to 1995, respectively.

       Directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Executive Officers serve at the pleasure of the Board or until the next annual meeting of stockholders. There are no family relationships between eGlobe's Directors and Executive Officers.

                            EXECUTIVE COMPENSATION

       The following table summarizes the compensation for the three most recent fiscal periods ended December 31, 1998, March 31, 1998 and March 31, 1997 of our Chief Executive Officer and the most highly compensated other executive officers whose total annual salary and bonus exceed $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM
                                                                                                  COMPENSATION
                                                                                           --------------------------
                                                         ANNUAL COMPENSATION                         AWARDS
                                             -------------------------------------------   --------------------------
                                                                               OTHER                       SECURITIES
                                                                              ANNUAL        RESTRICTED     UNDERLYING
                                                                           COMPENSATION        STOCK        OPTIONS/
   NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)     BONUS ($)          ($)         AWARDS ($)        SARS
--------------------------------   -------   ------------   -----------   --------------   ------------   -----------
Christopher J. Vizas ...........    1998*       153,847             0              0               0        110,000
 Chairman and Chief ............    1998         62,308             0              0               0        520,000
 Executive Officer (1) .........    1997              0             0              0               0              0

W.P. Colin Smith ...............    1998*        91,539        25,000              0               0         25,000
 Vice President ................    1998         11,538             0              0               0        100,000
 Legal Affairs (2) .............    1997              0             0              0               0              0

Anthony Balinger ...............    1998*       103,846             0          9,600               0         45,000
 Senior Vice President .........    1998        150,000             0              0           7,875         84,310
 and Vice Chairman (3) .........    1997        109,612         8,000         28,500               0         50,000

----------
 * Nine month period ended December 31, 1998

1) Mr.Vizas has served as our Chief Executive Officer since December 5, 1997. From November 10, 1997 to December 5, 1997, Mr. Vizas served as our acting Chief Executive Officer. Mr. Vizas' employment agreement provides for a base salary of $200,000, performance based bonuses of up to 50% of base salary and options to purchase up to 500,000 shares, subject to various performance criteria. See "Employment Agreements and Termination of Employment and Change in Control Arrangements."

(2) Mr. Smith has served as our Vice President of Legal Affairs since February 1, 1998. Mr. Smith's employment agreement provides for a base salary of $135,000, performance based bonuses of up $50,000 and options to purchase up to 100,000 shares, subject to various performance criteria. See "Employment Agreements and Termination of Employment and Change in Control Arrangements."

(3) Mr. Balinger served as our President from April 1995 until November 10, 1997. Mr. Balinger served as Chief Executive Officer from January 3, 1997 through November 10, 1997. Mr. Balinger has served as our Senior Vice President and Vice Chairman since November 6, 1997. Amounts shown as Other Annual Compensation consist of an annual housing allowance paid to Mr. Balinger while he resided in the United States and while he resides in Hong Kong. See "Employment Agreement and Termination of Employment and Change of Control Agreements."

                    OPTION/SAR GRANTS IN LAST FISCAL PERIOD

       The following table sets forth the information concerning individual grants of stock options and stock appreciation rights ("SARs") during the last periods to each of the Named Executive Officers during such periods. All of the options granted in the nine month period ended December 31, 1998 to the Named Executive Officers have a five year term. A total of 947,500 options were granted to our employees in the nine month period ended December 31, 1998 under eGlobe's 1995 Employee Stock Option and Appreciation Rights Plan (the "Employee Stock Option Plan").

                   OPTION/SAR GRANTS IN LAST FISCAL PERIODS

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF
                                                                                        STOCK PRICE
                                                                                     APPRECIATION FOR
                                              INDIVIDUAL GRANTS                         OPTION TERM
                           ------------------------------------------------------- ---------------------
                              NUMBER OF      % OF TOTAL
                             SECURITIES     OPTIONS/SARS
                             UNDERLYING      GRANTED TO    EXERCISE OR
                            OPTIONS/SARS    EMPLOYEES IN   BASE PRICE   EXPIRATION
NAME                         GRANTED (#)   FISCAL PERIOD     ($/SH)        DATE      5% ($)     10% (%)
-------------------------- -------------- --------------- ------------ ----------- ---------- ----------
Christopher J. Vizas .....      10,000          1.06%        $ 3.18     04/01/03    $ 8,808    $19,463
                               100,000         10.55%        $ 1.57     12/27/03    $     0    $     0
W.P. Colin Smith .........      25,000          2.64%        $ 1.57     12/27/03    $     0    $     0
Anthony Balinger .........      10,000          1.06%        $ 3.18     04/01/03    $ 8,808    $19,463
                                10,000          1.06%        $ 3.68     04/16/03    $10,269    $22,596
                                25,000          2.64%        $ 1.57     12/27/03    $     0    $     0

                    ----------------------------------------

       The following table sets forth information concerning each exercise of stock options during the last fiscal period by each of the Named Executive
Officers during such fiscal period and the fiscal period end value of unexercised options.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL PERIOD
                    AND FISCAL PERIOD-END OPTION/SAR VALUES

                                                                      NUMBER OF
                                                                      SECURITIES        VALUE OF
                                                                      UNDERLYING       UNEXERCISED
                                                                     UNEXERCISED      IN-THE-MONEY
                                                                     OPTIONS/SARS     OPTIONS/SARS
                                     SHARES                           AT FP-END       AT FP-END ($)
                                   ACQUIRED ON         VALUE         EXERCISABLE/     EXERCISABLE/
             NAME                 EXERCISE (1)     REALIZED (2)     UNEXERCISABLE     UNEXERCISABLE
------------------------------   --------------   --------------   ---------------   --------------
Christopher J. Vizas .........         0                0             110,000/-      $    0/-
W.P. Colin Smith .............         0                0              25,000/-      $1,375/-
Anthony Balinger .............         0                0              45,000/-      $    0/-

----------
(1) Represents the aggregate number of stock options held as of December 31, 1998, including those which can and those which cannot be exercised pursuant to the terms and provisions of eGlobe's current stock option plans.

(2) Values were calculated by multiplying the closing transaction price of the common stock as reported on the Nasdaq National Market on December 31, 1998 of $1.625 by the respective number of shares of common stock and subtracting the exercise price per share, without any adjustment for any termination or vesting contingencies.

COMPENSATION OF DIRECTORS

       Effective November 10, 1997, and contingent upon eGlobe experiencing a fiscal quarter of profitability, members of the Board receive a Director's fee of $500 for each regular meeting and committee meeting attended. Our directors are also reimbursed for expenses incurred in connection with attendance at Board meetings.

       During the fiscal periods ended 1995, 1996 and 1997, under eGlobe's 1995 Directors Stock Option and Appreciation Rights Plan which then provided for automatic annual grants, each Director received an annual grant of ten year options to purchase 10,000 shares at an exercise price equal to the fair market value of our common stock on the date of grant. Commencing with the amendments to the Directors Stock Option Plan which were approved by our stockholders at the 1997 annual meeting held on February 26, 1998, options to directors may be made at the discretion of the Board of Directors or Compensation Committee and there are no automatic grants.

       On June 18, 1998, Mr. Sledge and Mr. Warnes were granted options to purchase 15,000 shares of common stock at $2.719 per share, the fair market value on the date of the grant, which vested on the date of grant and has a term of five years. On December 16, 1998, each of Messrs. Gerrity, Warnes, Krinsley, Sledge, Samuels and Howard received an option to purchase 25,000 shares of common stock at $1.813 per share, the fair market value on the date of the grant, which vested on the grant date and has a term of five years. On December 27, 1998, options to purchase 10,000 shares of common stock that were granted on November 10, 1997 to each of Messrs. Gerrity, Warnes, Krinsley, Balinger, Samuels, and Sledge expired. On December 31, 1998, options to purchase 10,000 shares of common stock that were granted on April 1, 1998 to each of Messrs. Gerrity, Warnes, Krinsley, Sledge, Samuels and Howard expired. Both groups of the expired options noted above vested only upon the achievement of certain corporate economic and financial goals which were not achieved.

       On April 16, 1998, Mr. Balinger was granted options to purchase an aggregate of 10,000 shares of common stock. Such options have a term of five years and vest in three equal annual installments, beginning on April 16, 1999, at an exercise price per share equal to $3.68, the fair market value on the date of the grant. These options vest only upon the achievement of certain performance goals to be set by the Chief Executive Officer.

       On December 27, 1998, Mr. Vizas was granted bonus options to purchase an aggregate of 50,000 shares of common stock. Such options have a term of five years and vest in ninety days from the grant date, at an exercise price per share equal to $1.57, the fair market value on the date of the grant. In addition, Mr. Vizas was granted options on December 27, 1998 to purchase an aggregate of 50,000 shares of common stock at $1.57 per share, the fair market value on the date of the grant. Such options have a term of five years and vest in three equal annual installments, beginning on December 27, 1999. These options vest only upon the achievement of certain performance goals to be set by the Board. On December 5, 1998, options to purchase 100,000 shares of common stock that were granted on December 5, 1997 to Mr. Vizas expired. These options vested only upon the achievement of certain performance goals which were not achieved.

       On December 27, 1998, Mr. Balinger was granted bonus options to purchase an aggregate of 10,000 shares of common stock. Such options have a term of five years and vest in ninety days from the grant date, at an exercise price per share equal to $1.57, the fair market value on the date of the grant. In addition, Mr. Balinger was granted options on December 27, 1998 to purchase an aggregate of 15,000 shares of common stock at $1.57 per share, the fair market value on the date of the grant. Such options have a term of five years and vest in three equal annual installments, beginning on December 27, 1999. These options vest only upon the achievement of certain performance goals to be set by the Chief Executive Officer.

EMPLOYMENT   AGREEMENTS,   TERMINATION  OF  EMPLOYMENT  AND  CHANGE  IN  CONTROL
ARRANGEMENTS

       Effective December 5, 1997, we entered into a three year employment agreement with Christopher J. Vizas, our Chief Executive Officer. Mr. Vizas' employment agreement provides for a minimum salary of $200,000 per annum, reimbursement of certain expenses, annual bonuses based on financial performance targets to be adopted by eGlobe and Mr. Vizas, and the grant of options to purchase an aggregate of 500,000 shares of common stock. The options granted to Mr. Vizas pursuant to his employment agreement are comprised of:options to purchase 50,000 shares of common stock at an exercise price of $2.32 which vested upon their grant;

       o options to purchase 50,000 shares of common stock at an exercise price of $2.32 which vested on December 5, 1998;

       o options to purchase up to 100,000 shares of common stock at an exercise price of $2.32 which vested on December 5, 1998, but which expired due to eGlobe's failure to achieve certain financial performance targets;

       o options to purchase 50,000 shares at an exercise price of $3.50 which vest on December 5, 1999 (contingent upon Mr. Vizas' continued employment as of such date);

       o options to purchase up to 100,000 shares of common stock at an exercise price of $3.50 which vest on December 5, 1999 (contingent upon Mr. Vizas' continued employment as of such date and the attainment of certain financial performance targets);

       o options to purchase 50,000 shares at an exercise price of $4.50 which vest on December 5, 2000 (contingent upon Mr. Vizas' continued employment as of such date);

       o and options to purchase up to 100,000 shares of common stock at an exercise price of $4.50 which vest on December 5, 2000 (contingent upon Mr. Vizas' continued employment as of such date and the attainment of certain financial performance targets).

Each option has a term of five years.

       Mr. Vizas' employment agreement provides that, if eGlobe terminates Mr. Vizas' employment other than for "cause," Mr. Vizas shall continue to receive, for one year commencing on the date of such termination, his full base salary, any bonus that is earned after the termination of employment, and all other benefits and compensation that Mr. Vizas would have been entitled to under his employment agreement in the absence of termination of employment (the "Vizas Severance Amount"). Mr. Vizas may be terminated for cause if he engages in any personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or material breach of any provision of his employment agreement.

       If there is an early termination of Mr. Vizas' employment following a "change of control," Mr. Vizas would be entitled to a lump cash payment equal to the Vizas Severance Amount. Additionally, if during the term of Mr. Vizas' employment agreement there is a "change in control" of eGlobe and in connection with or within two years after such change of control eGlobe terminates Mr. Vizas' employment other than "termination for cause," all of the options described above will vest in full to the extent and at such time that such options would have vested if Mr. Vizas had remained employed for the remainder of the term of his employment agreement. A "change of control" means if (1) any person becomes the beneficial owner of 20% or more of the total number of voting shares of eGlobe; (2) any person becomes the beneficial owner of 10% or more, but less than 20%, of the total number of voting shares of eGlobe, if the Board of Directors makes a determination that such beneficial ownership constitutes or will constitute control of eGlobe; or (3) as the result of any business combination, the persons who were directors of eGlobe before such transaction shall cease to constitute at least two-thirds of the Board of Directors.

       On September 22, 1997, we entered into a new three year employment agreement with Anthony Balinger. Pursuant to his new employment agreement, Mr. Balinger served as eGlobe's President and Chief Executive Officer until November 10, 1997 when he resigned that position and was appointed Senior Vice President and Vice Chairman of eGlobe. Mr. Balinger's employment agreement provides for a minimum salary of $150,000 per annum, reimbursement of certain expenses, a $1,600 per month housing allowance, and payment for health, dental and disability insurance and various other benefits. Mr. Balinger's employment agreement also provides for payment of one year severance pay paid out over time, relocation to the Philippines, buy-out of his auto lease and a 90 day exercise period for his vested options after termination if eGlobe terminates Mr. Balinger without "cause." "Cause" means any criminal conviction for an offense by Mr. Balinger involving dishonesty or moral turpitude, any misappropriation of Company funds or property or a willful disregard of any directive of eGlobe's Board of Directors. This employment agreement superseded a prior employment agreement.

       On February 1, 1998, we entered into an employment agreement with W. P. Colin Smith pursuant to which Mr. Smith agreed to serve as Vice President of Legal Affairs and General Counsel of the Company through December 31, 2000. Mr. Smith's employment agreement provides for a minimum salary of $125,000 per annum, reimbursement of certain expenses, annual and quarterly bonuses based on financial performance targets to be adopted by the Chairman and Chief Executive and Mr. Smith, and the grant of options to purchase an aggregate of 100,000 shares of common stock. The options granted to Mr. Smith pursuant to his employment agreement are comprised of options to purchase 33,333 shares of common stock at an exercise price of $3.125 which vested on February 1, 1999 but which expired due to eGlobe's failure to achieve certain financial performance targets, 33,333 shares of common stock at an exercise price of $3.125 which will vest on February 1, 2000 (contingent upon Mr. Smith's continued employment as of such date and the attainment of certain financial performance targets) and 33,334 shares of common stock at an exercise price of $3.125 which will vest on February 1, 2001 (contingent upon Mr. Smith's continued employment as of such date and the attainment of certain financial performance targets). Each of the options have a term of five years. Vesting of all options will accelerate in the event that the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of the Company and Mr. Smith's employment terminates or reasonable advance notice of such termination is given.

       Mr. Smith's employment agreement provides that, if eGlobe terminates Mr. Smith's employment other than "for cause" or after a material breach of the employment agreement by eGlobe, Mr. Smith shall continue to receive, for six months (in all cases thereafter) commencing on the date of such termination, his full base salary, any annual or quarterly bonus that has been earned before termination of employment or is earned after the termination of employment (where Mr. Smith met the applicable performance goals prior to termination and eGlobe meets the applicable corporate performance goals after termination), and all other benefits and compensation that Mr. Smith would have been entitled to under his employment agreement in the absence of termination of employment (the "Smith Severance Amount"). Mr. Smith may be "terminated for cause" if he has engaged in termination by eGlobe because of Mr. Smith's (1) fraud or material misappropriation with respect to eGlobe's business or assets; (2) persistent refusal or willful failure materially to perform his duties and responsibilities to eGlobe which continues after Mr. Smith receives notice of such refusal or failure; (3) conduct that constitutes disloyalty to eGlobe and which materially harms eGlobe or conduct that constitutes breach of fiduciary duty involving personal profit; (4) conviction of a felony or crime, or willful violation of any law, rule, or regulation, involving moral turpitude; (5) the use of drugs or alcohol which interferes materially with Mr. Smith's performance of his duties; or (6) material breach of any provision of his employment agreement.

       If, during the term of Mr. Smith's employment agreement, there is a "change in control" of eGlobe and in connection with or within two years after such change of control eGlobe terminates Mr. Smith's employment other than "termination for cause" or Mr. Smith terminates with good reason, eGlobe shall be obligated, concurrently with such termination, to pay the Smith Severance Amount in a single lump sum cash payment to Mr. Smith. A "change of control" occurs if (1) any person becomes the beneficial owner of 35% or more of the total number of voting shares of eGlobe, (2) eGlobe sells substantially all of its assets, (3) eGlobe merges or combines with another company and immediately following such transaction the persons and entities who were stockholders of eGlobe before the merger own less than 50% of the stock of the merged or combined entity, or

(4) the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Mr. Vizas, our Chief Executive Officer, serves as a member of the Compensation Committee of the Board of Directors. Although Mr. Vizas makes recommendations to the Compensation Committee of the Board of Directors with regard to the other executive officers, including Named Executive Officers, he did not participate in the Compensation Committee's deliberations with respect to his own compensation.

THE 1995 EMPLOYEE STOCK OPTION AND APPRECIATION RIGHTS PLAN

       The Compensation Committee of our Board of Directors administers the 1995 Employee Stock Option Plan and may grant stock options and stock appreciation rights to our employees, advisors and consultants.

       Incentive stock options granted under the Employee Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, unless they exceed certain limitations or are specifically designated otherwise, and, accordingly, may be granted to our employees only. All other options granted under the Employee Plan are nonqualified stock options, meaning an option not intended to qualify as an incentive stock option or an incentive stock option which is converted into a nonqualified stock option under the terms of the Employee Plan.

       The option exercise price for incentive stock options granted under the Employee Plan may not be less than 100% of the fair market value of our common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of our common stock). For nonqualified stock options, the option price shall be equal to the fair market value of our common stock on the date the option is granted. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock) and the options vest over periods determined by the Compensation Committee.

       The Compensation Committee has decided not to grant any more tandem stock appreciation rights with stock options. However, the Compensation Committee may award freestanding stock appreciation rights.

       The maximum number of shares of common stock that may be issued upon exercise of stock options and stock appreciation rights granted under the Employee Plan is 1,750,000 shares. The Employee Plan will terminate on December 14, 2005, unless terminated earlier by our Board of Directors.

THE DIRECTORS STOCK OPTION AND APPRECIATION RIGHTS PLAN

       The Directors Stock Option and Appreciation Rights Plan is administered by our Compensation Committee. Stock options and stock appreciation rights may be granted under the Director Plan to members of our Board of Directors (including Directors who are employees). Options granted under the Director Plan that are incentive stock options within the meaning of Section 422 of the Code may be granted only to Directors who are our employees. Directors who are not employees may be granted only nonqualified stock options. Subject to the Director Plan, no Director who is an employee may be granted options to purchase more than 300,000 shares of common stock in any two year period under the Director Plan.

       Effective November 10, 1997, each Director who continued to serve on the Board after subsequent stockholder meetings (other than members of the Compensation Committee) was granted two options under the Director Plan, to purchase 10,000 shares of common stock under each option. The options are effective for five-year terms commencing on April 1, 1998 and 1999, respectively. Each option vests only upon the achievement of certain corporate economic and financial goals set by the Board. As of December 31, 1998, these options expired because we failed to achieve certain corporate economic and financial goals.

       Options granted under the Director Plan expire ten (10) years from the date of grant, or in the case of incentive stock options granted to Directors who are employees holding more than 10% of the total combined voting power of all classes of our stock, five (5) years from the date of grant. Most new grants (since November 1997) have been for five year terms, and we expect this practice to continue. However, upon a change of control of eGlobe as defined in the Director Plan, all options will become fully exercisable.

       Unless terminated earlier by the Compensation Committee, the Director Plan will terminate on December 14, 2005.

                        SECURITY OWNERSHIP OF MANAGEMENT


       The following table sets forth the number and percentage of shares of eGlobe's common stock owned beneficially, as of May 25, 1999, by each Director (including Mr. Wall, a nominee to become a Director) and executive officer of eGlobe, and by all directors and executive officers of eGlobe as a group. Information as to beneficial ownership is based upon statements furnished to us by such persons. Unless otherwise indicated, the address of each of the named individuals is c/o Executive TeleCard, Ltd., 2000 Pennsylvania Avenue, N.W., Suite 4800, Washington, DC 20006.



                                                                  NUMBER OF          PERCENT OF
                                                                SHARES OWNED        COMMON STOCK
                 NAME OF BENEFICIAL OWNER                     BENEFICIALLY (1)     OUTSTANDING (2)
----------------------------------------------------------   ------------------   ----------------
     Christopher J. Vizas (3) ............................          224,844              1.12%
     Edward J. Gerrity, Jr. (4) ..........................          117,150                 *
     Anthony Balinger (5) ................................           98,664                 *
     David W. Warnes (6) .................................           71,000                 *
     Richard A. Krinsley (7) .............................          120,182                 *
     Martin L. Samuels (8) ...............................           97,000                 *
     Donald H. Sledge (9) ................................           70,000                 *
     James O. Howard (10) ................................           45,000                 *
     John E. Koonce (11) .................................          173,525                 *
     Hsin Yen (12) .......................................           71,397                 *
     Richard Chiang (13) .................................          489,546              2.41%
     Allen Mandel (14) ...................................           79,688                 *
     Colin Smith (15) ....................................           11,333                 *
     Anne Haas (16) ......................................           15,617                 *
     John H. Wall ........................................                0                 *
     All Named Executive Officers and Directors as a Group

       (14 persons) (17) .................................        1,684,946              7.09%


----------
   * Less than 1%


 (1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from May 25, 1999. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated. This table includes shares of common stock subject to outstanding options granted pursuant to eGlobe's option plans.


 (2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were deemed not to be outstanding in determining the percentage owned by any other person.


 (3) Includes options to purchase 184,844 shares of common stock exercisable within 60 days from May 25, 1999. Does not include options to purchase 350,000 shares of common stock which are not exercisable within such period.

 (4) Includes 1,100 shares held by Mr. Gerrity as a trustee and options to purchase 106,050 shares of common stock exercisable within 60 days from May 25, 1999. Does not include options to purchase 1,331 shares of common stock which are not exercisable within such period.

 (5) Includes options to purchase 97,664 shares of common stock exercisable within 60 days from May 25, 1999. Does not include options to purchase 21,667 shares of common stock which are not exercisable within such period.

 (6) Consists solely of options to purchase common stock exercisable within 60 days from May 25, 1999.

 (7) Includes options to purchase 56,000 shares of common stock exercisable within 60 days from May 25, 1999.

 (8) Includes options to purchase 40,000 shares of common stock exercisable within 60 days from May 25, 1999.

 (9) Consists solely of options to purchase common stock exercisable within 60 days from May 25, 1999.

(10) Consists solely of options to purchase common stock exercisable within 60 days from May 25, 1999.

(11) Consists solely of options to purchase common stock exercisable within 60 days from May 25, 1999.

(12) Includes (1) 57,696 shares of common stock issuable within 60 days from May 25, 1999 upon the conversion of the Series B Convertible Preferred Stock and (2) warrants to purchase 1,246 shares of common stock owned by HILK International, Inc. of which Mr. Yen is the sole stockholder. Does not include warrants owned by HILK International, Inc. to purchase 72,120 shares of common stock not exercisable within such period.

(13) Includes (1) 395,608 shares of common stock issuable within 60 days from May 25, 1999 upon the conversion of the Series B Convertible Preferred Stock and (2) warrants to purchase 8,540 shares of common stock owned by Tenrich Holdings Ltd., of which Mr. Chiang is the sole stockholder. Does not include warrants owned by Tenrich Holdings Ltd. to purchase 494,510 shares of common stock not exercisable within such period.

(14) Includes options to purchase 71,778 shares of common stock exercisable within 60 days from May 25, 1999. Does not include options to purchase 45,898 shares of common stock which are not exercisable within such period.

(15) Consists solely of options to purchase common stock exercisable within 60 days from May 25, 1999. Does not include options to purchase 80,334 shares of common stock not exercisable within 60 days from May 25, 1998.

(16) Consists solely of options to purchase common stock exercisable within 60 days from May 25, 1999. Does not include options to purchase 21,666 shares of common stock which are not exercisable within such period.

(17) Includes (1) options to purchase 942,811 shares of common stock exercisable within 60 days from May 25, 1999, (2) 453,304 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock within 60 days from May 25, 1999 and (3) warrants to purchase 9,786 shares of common stock exercisable within 60 days from May 25, 1999. Does not include
     (1) options to purchase 520,896 shares of common stock or (2) warrants to purchase 566,630 shares of common stock not exercisable within such period.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


       The following table sets forth the number and percentage of shares of our common stock owned beneficially, as of May 25, 1999, by any person who is known to us to be the beneficial owner of 5% or more of our common stock. Information as to beneficial ownership is based upon statements furnished to us by such persons.


              NAME AND ADDRESS                    AMOUNT AND NATURE OF         PERCENT
             OF BENEFICIAL OWNER                BENEFICIAL OWNERSHIP (1)     OF CLASS (2)
--------------------------------------------   --------------------------   -------------
EXTL Investors LLC (3) 850 Cannon, .........           4,200,000             19.9%
 Suite 200 Hurst, Texas 76054

Vintage Products, Ltd. (4) .................           2,047,500             9.32%
 111 Arlosorov Street
 Tel Aviv, Israel


----------

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from May 25, 1999. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.


(2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.


(3) Includes 1,200,000 shares of common stock issuable within 60 days from May 25, 1999 upon the conversion of the 8% Series E Cumulative Convertible Redeemable Preferred Stock ("Series E Preferred Stock"). Does not include
    (a) 1,152,941 additional shares of common stock issuable upon conversion of the Series E Preferred Stock or warrants to purchase 1,000,000 shares of Common Stock which may not be issued, unless stockholder approval is obtained, if it would cause EXTL Investors to hold 20% or more of our common stock outstanding or (b) warrants to purchase 1,500,000 shares of common stock, 500,000 of which are presently exercisable, but where we will issue shares of a new series of non-voting stock upon exercise unless stockholder approval has been obtained. Stockholder approval is being sought at the next stockholders' meeting.

(4) Includes (a) 1,875,000 shares of common stock issuable within 60 days from May 25, 1999 upon the conversion of 8% Series D Cumulative Convertible Preferred Stock ("Series D Preferred Stock") and (b) warrants to purchase 172,500 shares of common stock exercisable within 60 days from May 25, 1999. Does not include 1,365,000 shares issuable upon the conversion of the shares of Series D Preferred Stock and exercise of related warrants which are to be sold to Vintage upon our registration of the shares listed in the table above. Does not include an indefinite number of shares that could become issuable upon conversion of the Series D Preferred Stock if the conversion price becomes based on market price. This will occur if we do not have positive EBITDA and we fail to complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to us of at least $20 million on or before the end of the third fiscal quarter of 1999.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

       On December 31, 1998, two officers of eGlobe each loaned $50,000 to us for short term needs. The loans were repaid, including a 1% fee, in February, 1999.

       On December 28, 1998, we exchanged 75 shares of Series C Preferred Stock for 1,425,000 shares of common stock then held by Ronald Jensen in settlement of potential claims. For more information, see the "Business--Certain Recent Developments--Exchange with Ronald Jensen" section above.

       On January 12, 1999, we issued 50 shares of Series E Preferred Stock and warrants to purchase 1,000,000 shares of common stock to EXTL Investors in a $5 million private placement. For more information, see the "Business--Certain Recent Developments-- Series E Preferred Stock" section above.

       On April 9, 1999, one of our wholly owned subsidiaries borrowed $7 million from EXTL Investors and we granted EXTL Investors warrants to purchase 1,500,000 shares of common stock. In addition, upon our request and the receipt of any required stockholder approval, EXTL Investors agreed to purchase $20 million of secured notes from our subsidiary and we agreed to grant EXTL Investors warrants to purchase 5,000,000 shares of common stock. For more information, see the "Business--Certain Recent Developments--Debt Placement" section above.

                           DESCRIPTION OF SECURITIES

       The following summary description of our capital stock is not a complete description and is subject to the provisions of our Restated Certificate of Incorporation, as amended (the "Restated Charter"), and our Amended and Restated Bylaws (the "Bylaws"), which are included as exhibits to the Registration Statement of which this prospectus forms a part, and the provisions of applicable law.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

       We have the authority to issue one hundred million (100,000,000) shares of common stock of which nineteen million nine hundred nineteen thousand six hundred ninety-four (19,919,694) shares are issued and outstanding as of May 25, 1999. In addition, our Board of Directors has authority (without action by the stockholders) to issue 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preferences as to dividends and in liquidation, and conversion and other rights of each such series. As of the date hereof, the Board of Directors has provided for the issuance of several series of such preferred stock, including:

       o Series A Participation Preference Stock (the "Series A Preferred Stock"), of which 1,000,000 shares are authorized and no shares are issued and outstanding;

       o Series B Preferred Stock, of which 500,000 shares are authorized and 500,000 shares are issued and outstanding;

       o the Series C Preferred Stock, of which 275 shares are authorized and no shares are issued and outstanding;

       o the Series D Preferred Stock, of which 125 shares are authorized and 30 shares are issued and outstanding;

       o the Series E Preferred Stock, of which 125 shares are authorized and 50 shares are issued and outstanding; and

       o the Series F Preferred Stock, of which 2,020,000 shares are authorized and 1,010,000 shares are issued and outstanding.

       The rights of the holders of common stock discussed below are subject to rights the Board of Directors has granted and may in the future grant to the holders of preferred stock. Rights granted to holders of preferred stock may adversely affect the rights of holders of common stock. Under certain circumstances, the issuance of preferred stock may tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

COMMON STOCK

       Voting Rights. Each holder of shares of common stock is entitled to attend all special and annual meetings of our stockholders and, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of common stock upon any matter (including, without limitation, the election of directors) acted upon by the stockholders. The shares of common stock do not have cumulative voting rights in the election of directors (which means each share gets one vote for each director nominee, rather than an aggregate number of votes equal to the number of nominees which can be cast for any one or more directors).

       As described below, the holders of the Series B Preferred Stock and the holders of the Series F Preferred Stock are generally entitled to vote (at 25% of the as-converted common shares) as a single class with the holders of the common stock, on all matters coming before our stockholders. Holders of a majority of the common stock, Series B Preferred Stock and Series F Preferred Stock represented at a meeting may approve most actions submitted to the stockholders. Certain matters require different approvals: election of directors requires the approval of a plurality of the votes cast, certain corporate actions such as mergers, sale of all or substantially all of the Company's assets and charter amendments require the approval of holders of a majority of the total number of shares of common stock, Series B Preferred Stock and Series F Preferred Stock outstanding.

       Liquidation Rights. If we dissolve, liquidate, or wind-up the Company, the holders of the common stock, and holders of any class or series of stock entitled to participate in the distribution of assets in such event, will be entitled to participate in the distribution of any assets remaining after we have paid all of our debts and liabilities and after we have paid the holders of classes of stock having preference over the common stock the full preferential amounts to which they are entitled.

       Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends but only when and as declared by the Board of Directors.


       Miscellaneous. Holders of common stock have no preemptive (right to buy a pro rata share of new stock issuances), subscription, redemption or conversion rights. All outstanding shares of common stock, including the shares offered in this prospectus, are or upon issuance will be fully paid and nonassessable.


PREFERRED STOCK

       UNDESIGNATED PREFERRED STOCK. The Restated Charter authorizes our Board of Directors, from time to time and without further stockholder action, to issue additional preferred stock in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The Board's authority is limited by the terms of the series of preferred stock which are currently designated. At present, 1,479,475 shares of additional preferred stock can be issued with terms fixed by the Board. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of eGlobe by merger, tender offer or proxy contest or the removal of incumbent management.


       SERIES A PREFERRED STOCK. On February 28, 1997, we adopted a rights plan and entered into a stockholder rights agreement with American Stock Transfer & Trust Company, as rights agent (the "Rights Agreement"). The Rights Agreement provided for the issuance of rights for each share of our common stock outstanding on February 28, 1997 and each share of our common stock that we issued since then representing the right to purchase one one-hundredth of a share of the Series A Preferred Stock. On May 14, 1999, we repealed the Rights Agreement. We have no present plans to issue any Series A Preferred Stock.


       SERIES B PREFERRED STOCK. As part of the consideration paid to the former stockholders of IDX, we issued 500,000 shares of Series B Preferred Stock.

       Voting Rights. The holders of the Series B Preferred Stock are generally entitled to vote with the holders of our common stock on all matters coming before our stockholders. In any vote with respect to which the Series B Preferred Stock vote with the holders of our common stock as a single class, each share of Series B Preferred Stock has the number of votes equal to 25% of the number of shares of our common stock into which such share of Series B Preferred Stock is convertible on the date of the vote. With respect to any matter for which class voting is required by Delaware corporation law, the holders of the Series B Preferred Stock will vote as a class and each holder will be entitled to one vote for each share held. The holders of Series B Preferred Stock are entitled to notice of all stockholder meetings in accordance with our Bylaws.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series B Preferred Stock are entitled to participate in distributions of assets to holders of our common stock after payment of all debts and liabilities of eGlobe and distributions of all preferential amounts to holders of classes of stock having a preference over the Series B Preferred Stock.

       Dividends. The Series B Preferred Stock is entitled to receive dividends only when declared by the Board of Directors with respect to the Series B Preferred Stock and only if the Board of Directors declares dividends upon our common stock at the same time. In the event the Board of Directors declares a dividend on the Series B Preferred Stock, the holders of the shares of Series B Preferred Stock are entitled to receive an amount equal to the amount each such holder would have received if such holder's shares of Series B Preferred Stock had been converted into our common stock immediately prior to the date as of which the record holders entitled to dividends are to be determined.

       Conversion. The shares of Series B Preferred Stock are convertible into up to 2,500,000 shares of our common stock (2,000,000 shares until stockholder approval is obtained), subject to adjustment as described below. The shares of Series B Preferred Stock are convertible at the holders' option at any time at the then current conversion rate. The shares of Series B Preferred Stock will automatically convert into shares of our common stock on the earlier to occur of
(a) the first date that the 15 day average closing sales price of our common stock is equal to or greater than $8.00 or (b) 30 days after the later to occur of (1) December 2, 1999 or (2) the receipt of any necessary stockholder approval relating to the issuance of our common stock upon such conversion. We have guaranteed a price of $8.00 per share on December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives. If the market price of our common stock is less than $8.00 on December 2, 1999 and IDX meets its performance objectives, we will issue additional shares of our common stock upon conversion of the Series B Preferred Stock (subject to the receipt of any necessary stockholder approval) based on the ratio of $8.00 to the market price (as defined, but not less than $3.3333 per share), but not more than 3.5 million additional shares of our common stock.

       Redemption. The shares of Series B Preferred Stock are not redeemable.

       SERIES C PREFERRED STOCK. We issued 75 shares of Series C Preferred Stock to Mr. Jensen in a private offering pursuant to Regulation D of the Securities Act of 1933. We exchanged 3,000,000 shares of our common stock for all of the outstanding Series C Preferred Stock in February 1999. There currently are no issued and outstanding shares of Series C Preferred Stock.

       Voting Rights. The holders of the Series C Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law or dividends payable on the Series C Preferred Stock are in arrears for six quarters, at which time the Series C Preferred Stock would be entitled to vote as a separate class (with the Series D Preferred Stock and the Series E Preferred Stock) to elect one director to our Board of Directors at the next stockholders' meeting. The affirmative vote of the holders of the Series C Preferred Stock is required to issue any class or series of stock ranking senior to or on a parity with the Series C Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series C Preferred Stock are entitled to a liquidation preference over our common stock and preferred stock ranking junior to the Series C Preferred Stock, equal to $100,000 per share, plus any accrued and unpaid dividends.

       Dividends. The Series C Preferred Stock carries an annual dividend of 8%, which is payable quarterly, beginning September 30, 2000, if declared by our Board of Directors. If the Board does not declare dividends, they accrue and remain payable. No dividends may be granted on any junior security, including our common stock and preferred stock ranking junior to the Series C Preferred Stock until all accrued but unpaid dividends on the Series C Preferred Stock have been paid in full.

       Conversion. The shares of Series C Preferred Stock are convertible, at the holders' option, into shares of our common stock at any time after 180 days following the closing at a conversion price, which is subject to adjustment if we issue our common stock for less than the conversion price, equal to 90% of the ten day average of the market price prior to the conversion date but not less than $4 nor greater than $6 per share. The shares of Series C Preferred Stock are also convertible into our common stock upon a change of control if the market price of our common stock on the date immediately preceding the change of control is less than the conversion price. In lieu of issuing the shares of our common stock issuable upon conversion in the event of a change of control, we may, at our option, pay an amount equal to the number of shares of our common stock to be converted multiplied by the market price.

       The Certificate of Designations of Series C Preferred Stock provides for adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of our common stock, certain reclassifications of our common stock, stock splits, combinations and mergers and similar transactions and certain changes of control. In addition, the Certificate of Designations of the Series C Preferred Stock provides for adjustment to the conversion price if we sell stock for less than the conversion price.

       SERIES D PREFERRED STOCK. We issued 30 shares of Series D Preferred Stock to Vintage in a private offering pursuant to Regulation S of the Securities Act of 1933. Vintage has agreed to purchase 20 additional shares of Series D Preferred Stock upon the registration of our common stock issuable upon the conversion of the Series D Preferred Stock.

       Voting Rights. The holders of the Series D Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law or dividends payable on the Series D Preferred Stock are in arrears for six quarters, at which time the Series D Preferred Stock would be entitled to vote as a separate class (with the Series C Preferred Stock and the Series E Preferred Stock) to elect one director to the Board of Directors at the next stockholders' meeting. The holders of the Series D Preferred Stock are entitled to notice of all stockholder meetings in accordance with the Bylaws. The affirmative vote of 66 2/3% of the holders of the Series D Preferred Stock is required for the issuance of any class or series of our stock ranking senior to or on a parity with the Series D Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series D Preferred Stock are entitled to a liquidation preference, over our common stock and preferred stock ranking junior to the Series D Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series D Preferred Stock are paid in full, equal to $100,000 per share, plus any accrued and unpaid dividends.

       Dividends. The Series D Preferred Stock carries an annual dividend of 8%, which is payable quarterly, beginning December 31, 1999, if declared by the Board of Directors. If the Board of Directors does not declare dividends, they accrue and remain payable. All dividends that would accrue through December 31, 2000 on each share of Series D Preferred Stock, whether or not then accrued, will be payable in full upon conversion of such share of Series D Preferred Stock. No dividends may be granted on our common stock or preferred stock ranking junior to the Series D Preferred Stock until all accrued but unpaid dividends on the Series D Preferred Stock are paid in full. Dividends on the Series D Preferred Stock are not payable until all accrued but unpaid dividends on preferred stock ranking senior to the Series D Preferred Stock are paid in full.

       Conversion. The shares of Series D Preferred Stock are convertible, at the holder's option, into shares of our common stock at any time after April 13, 1999 at a conversion price, which is subject to adjustment if we issue our common stock for less than the conversion price, equal to the lesser of (a) $1.60 or, (b) in the case of our failure to achieve positive EBITDA or to complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to eGlobe of at least $20 million on or before the end of the third fiscal quarter of 1999, the market price just prior to the conversion date. The shares of Series D Preferred Stock are also convertible into our common stock upon a change of control if the market price of our common stock on the date immediately preceding the change of control is less than the conversion price. In lieu of issuing the shares of our common stock issuable upon conversion in the event of a change of control, we may, at our option, pay an amount equal to the number of shares of our common stock to be converted multiplied by the market price. The shares of Series D Preferred Stock will automatically convert into our common stock upon the earliest of (1) the first date on which the market price of our common stock is $5.00 or more per share for any 20 consecutive trading days, (2) the date on which 80% or more of the Series D Preferred Stock we issued has been converted into our common stock, or (3) the date we close a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to eGlobe of at least $20 million.

       The Certificate of Designations of Series D Preferred Stock provides for adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of our common stock, certain reclassifications of our common stock, stock splits, combinations and mergers and similar transactions and certain changes of control. In addition, the Certificate of Designations of the Series D Preferred Stock provides for adjustment to the conversion price if we sell stock for less than the conversion price.

       The Certificate of Designations of the Series D Preferred Stock also provides, that notwithstanding any other provision of the Certificate of Designations, no holder may convert the Series D Preferred Stock it owns for any shares of common stock that will cause it to own following such conversion in excess of 9.9% of the shares of our common stock then outstanding.

       Redemption. The shares of Series D Preferred Stock must be redeemed if it ceases to be convertible (which would happen if the number of shares of our common stock issuable upon conversion of the Series D Preferred Stock exceeded 19.9% of the number of shares of our common stock outstanding when the Series D Preferred Stock was issued, less shares reserved for issuance under warrants). Redemption is in cash at a price equal to the liquidation preference of the Series D Preferred Stock at the holder's option or our option 45 days after the Series D Preferred Stock ceases to be convertible. If we receive stockholder approval to increase the number of shares issuable, we must issue the full amount of our common stock even if the number of shares exceeds the 19.9% maximum number.

       SERIES E PREFERRED STOCK. We issued 50 shares of Series E Preferred Stock to EXTL Investors LLC in a private offering pursuant to Regulation D of the Securities Act of 1933.

       Voting Rights. The holders of the Series E Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law or dividends payable on the Series E Preferred Stock are in arrears for six quarters, at which time the Series E Preferred Stock would be entitled to vote as a separate class (with the Series C Preferred Stock and Series D Preferred Stock) to elect one director to our Board of Directors at the next stockholders' meeting. The holders of the Series E Preferred Stock are entitled to notice of all stockholder meetings in accordance with the Bylaws. The affirmative vote of 66 2/3% of the holders of the Series E Preferred Stock is required for the issuance of any class or series of stock of eGlobe ranking senior to or on a parity with the Series E Preferred Stock as to dividends or rights on liquidation, winding up and dissolution.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series E Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series E Preferred Stock to a liquidation preference over our common stock and any preferred stock ranking junior to the Series E Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series E Preferred Stock are paid in full, equal to $100,000 per share, plus any accrued and unpaid dividends.

       Dividends. The Series E Preferred Stock carries a annual dividend of 8%, which is payable quarterly, beginning December 31, 2000, if declared by our Board of Directors. If the Board of Directors does not declare dividends, they accrue and remain payable. All dividends that would accrue through December 31, 2000 on each share of Series E Preferred Stock, whether or not then accrued, will be payable in full upon conversion of such share of Series E Preferred Stock. No dividends may be granted on our common stock or any preferred stock ranking junior to the Series E Preferred Stock until all accrued but unpaid dividends on the Series E Preferred Stock are paid in full. Dividends on the Series E Preferred Stock are not payable until all accrued but unpaid dividends on preferred stock ranking senior to the Series E Preferred Stock are paid in full.

       Conversion. The Series E Preferred Stock holder may elect to make the shares of Series E Preferred Stock convertible into shares of our common stock at any time after issuance. We also may elect to make the shares of Series E Preferred Stock convertible, but only if (1) we have positive EBITDA for at least one of the first three fiscal quarters of 1999 or (2) we complete a public offering of equity securities for a price of at least $3.00 per share and with gross proceeds to eGlobe of at least $20 million on or before the end of the third fiscal quarter of 1999. The shares of Series E Preferred Stock are also convertible (one time right of holder) into our common stock upon a change of control (as defined in the certificate of designations of the Series E Preferred Stock) if the market price of our common stock on the date immediately preceding the change of control is less than the conversion price. In lieu of issuing the shares of our common stock issuable upon conversion in the event of a change of control, we may, at our option, pay an amount equal to the number of shares of our common stock to be converted multiplied by the market price. The shares of Series E Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of (x) the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series E Preferred Stock is outstanding, (y) the date that 80% or more of the Series E Preferred Stock we have issued has been converted into our common stock, or (z) we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to eGlobe of at least $20 million. The initial conversion price for the Series E Preferred Stock is $2.125, subject to adjustment if we issue our common stock for less than the conversion price.

       The Certificate of Designations of Series E Preferred Stock provides for adjustments to the number of shares issuable upon conversion in the event of certain dividends and distributions to holders of our common stock, certain reclassifications of our common stock, stock splits, combinations and mergers and similar transactions and certain changes of control. In addition, the Certificate of Designations of the Series E Preferred Stock provides for adjustment to the conversion price if we sell stock for less than the conversion price.

       Redemption. The shares of the Series E Preferred Stock may be redeemed at a price equal to the face value plus accrued dividends of Series E Preferred Stock, in cash or in our common stock, at our option or at the option of any holder, provided that the holder has not previously exercised the convertibility option described, at any time following the date that is five years after we issue the Series E Preferred Stock. On April 9, 1999, the Series E Preferred Stock holder exercised the convertibility option. As a result, the Series E Preferred Stock is no longer redeemable.

       SERIES F PREFERRED STOCK. As part of the consideration issued to the former stockholders of Telekey, we issued 1,010,000 shares of Series F Preferred Stock. We have agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred Stock to the former stockholders of Telekey if Telekey achieves certain revenue and EBITDA objectives.

       Voting Rights. The holders of the Series F Preferred Stock are generally entitled to vote with the holders of our common stock on all matters coming before our stockholders. In any vote with respect to which the Series F Preferred Stock vote with the holders of our common stock as a single class, each share of Series F Preferred Stock has the number of votes equal to 25% of the number of shares of our common stock into which such share of Series F Preferred Stock is convertible on the date of the vote. With respect to any matter for which class voting is required by Delaware corporation law, the holders of the Series F Preferred Stock will vote as a class and each holder will be entitled to one vote for each share held. The holders of Series F Preferred

Stock are entitled to notice of all stockholder meetings in accordance with the Bylaws.

       Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series F Preferred Stock are entitled to participate in distributions of assets to holders of our common stock after payment of all debts and liabilities and distributions of all preferential amounts to holders of classes of stock having a preference over the Series F Preferred Stock.

       Dividends. The Series F Preferred Stock is entitled to receive dividends only when and as declared by the Board of Directors with respect to the Series F Preferred Stock and only if the Board of Directors declares or pays any dividends upon our common stock at the same time. In the event the Board of Directors declares a dividend on the Series F Preferred Stock, the holders of the shares of Series F Preferred Stock are entitled to receive as a dividend an amount equal to the amount each such holder would have received if such holder's shares of Series F Preferred Stock had been converted into our common stock immediately prior to the date as of which the record holders entitled to dividends are to be determined.

       Conversion. The Series F Preferred Stock is convertible into an equal number of shares of our common stock, subject to adjustment as described below, at the holders' option at any time. The shares of Series F Preferred Stock will automatically convert into shares of our common stock on the earlier to occur of
(a) the first date that the 15 day average closing sales price of our common stock is equal to or greater than $4.00 or (b) July 1, 2000. If the market price of our common stock is less than $4.00 on December 31, 1999 (in the case of the shares issued at closing) or December 31, 2000 (in the case of the shares subject to performance tests (or on the date of a change of control or default event, if earlier)), we must issue additional shares of our common stock upon conversion of the Series F Preferred Stock based on the ratio of $4.00 to the market price (subject to exceptions for stock converted prior to December 31, 1999 or where minimum performance tests are not met).

WARRANTS

       IDX WARRANTS. As part of the consideration paid to the former stockholders of IDX in the recent merger, we issued warrants to purchase up to 2,500,000 shares of our common stock, subject to stockholder approval and to adjustment as described below. The IDX Warrants, if approved by the stockholders, are exercisable only to the extent that IDX (which is managed by the former IDX executives for the "earn-out" period) achieves certain revenue and EBITDA goals over the twelve months following the merger closing date. We have guaranteed a price of $8.00 per share on December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives. If the market price of our common stock is less than $8.00 on December 2, 1999 and IDX has met these performance objectives, we will issue additional shares of our common stock upon exercise of the IDX Warrants based on the ratio of $8.00 to the market price (but not less than $3.3333 per share), up to a maximum of 3.5 million additional shares of our common stock.

       SERIES C WARRANT. If we do not achieve for the four calendar quarters beginning July 1, 1999 an aggregate amount of gross revenues in excess of 150% of the aggregate amount of gross revenues we achieved in the four calendar quarters ended June 30, 1998 as reported in our publicly filed financial statements, the Series C Preferred Stock provides that we will issue, for no additional consideration, to the holder thereof a warrant (the "Series C Warrant") to purchase 5,000 shares of our common stock for each share of Series C Preferred Stock of which the holder is the record owner as of June 30, 2000. The Series C Warrant will have an exercise price of $.01 per share and will be exercisable only if the market price of our common stock for 20 trading days prior to June 30, 2000 has not exceeded a price per share equal to 125% of the conversion price. There are currently no shares of Series C Preferred Stock outstanding.

       SERIES D WARRANTS. In connection with the closing of the Series D Preferred Stock in January 1999, we issued warrants to purchase 112,500 shares of our common stock, with an exercise price of $.01 per share, and warrants to purchase 60,000 shares of our common stock, with an exercise price of $1.60 per share to Vintage (collectively, the "Series D Warrants"). The Series D Warrants are exercisable for three years beginning March 13, 1999. The Series D Warrants provide for adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of our common stock, stock splits, combinations and mergers.

       When we issue the additional 20 shares of Series D Preferred Stock, we will issue warrants to purchase 75,000 shares of our common stock, with an exercise price of $.01 per share, and warrants to purchase 40,000 shares of our common stock, with an exercise price of $1.60 per share to the Series D Preferred Stock holder. These warrants have terms which are substantially similar to the Series D Warrants except that the exercise period commences 60 days after issuance.

       In addition, we agreed to issue, for no additional consideration, additional warrants to purchase the number of shares of our common stock equal to $250,000 (based on the market price of our common stock on the last trading day prior to June 1, 1999 or July 1, 2000, as the case may be) or pay $250,000 in cash, if we do not (1) consummate a specified merger transaction by May 30, 1999, or (2) achieve, in the fiscal quarter commencing July 1, 2000, an aggregate amount of gross revenues equal to or in excess of 200% of the aggregate amount of gross revenues achieved by eGlobe in the fiscal quarter ended December 31, 1998.

       SERIES E WARRANTS. In connection with the issuance of the Series E Preferred Stock in February 1999, we issued warrants to purchase 723,000 shares of our common stock with an exercise price of $2.125 per share and 277,000 shares of our common stock with an exercise price of $.01 per share (the "Series E Warrants"). The Series E Warrants will be exercisable for three years beginning April 17, 1999. The Series E Warrants provide for adjustments to the exercise price and number of shares to be issued in the event of certain dividends and distributions to holders of our common stock, stock splits, combinations and mergers.

       OTHER WARRANTS. In connection with certain bridge loans and various other transactions, we have issued warrants to purchase 2,686,167 shares of our common stock with exercise prices ranging from $.01 to $6.61 per share. These warrants are exercisable for periods ending between June 23, 1999 and February 18, 2007.

OPTIONS

       We have granted options to purchase 2,367,660 shares of our common stock.

                    CERTAIN CHARTER AND STATUTORY PROVISIONS

       The Restated Charter provides that any action required or permitted to be taken by the stockholders of eGlobe must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

       We are subject to the provisions of Section 203 of the Delaware Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, the board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans), or (3) on or after the date the stockholder became an interested stockholder, the business combination is approved by the Board of Directors and authorized by the affirmative vote (and not by written consent) of at least two-thirds of the outstanding voting stock excluding that stock owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation), together with affiliates and associates, owns (or, as an affiliate or associate, within three years prior, did own) 15% or more of the corporation's outstanding voting stock.

                             SELLING STOCKHOLDERS

       The selling stockholders include (1) former stockholders of IDX, which we acquired in December 1998 for Series B Preferred Stock, the IDX Warrants and convertible subordinated promissory notes; (2) EXTL Investors LLC, which owns (following a transfer shortly) or will own shares of common stock issued in exchange for the Series C Preferred Stock and which acquired Series E Preferred Stock and warrants to purchase common stock from us in February and April 1999;
(3) Vintage Products Ltd., which acquired Series D Preferred Stock and warrants to purchase common stock from us in January 1999; (4) United Communications International LLC, from which we acquired UCI Tele Networks, Ltd. in December 1998 common stock and promissory notes; (5) Seymour Gordon and certain of his affiliates, who received warrants to purchase common stock in connection with certain loans; and (6) former stockholders of Telekey, which we acquired in February 1999 for Series F Preferred Stock, warrants and promissory notes. We are registering the shares under the Securities Act in accordance with registration rights we granted to the selling stockholders when we conducted these transactions. Our registration of the shares does not necessarily mean that any selling stockholder will sell all or any of his shares.

       The following table sets forth certain information with respect to the selling stockholders.

                                                                    SHARES                            SHARES
                                                                 OWNED PRIOR                        OWNED AFTER
                        NAME OF OWNER                            TO OFFERING     SHARES OFFERED      OFFERING
-------------------------------------------------------------   -------------   ----------------   ------------
Former IDX Stockholders (1)
 HILK International Inc. ....................................        12,455           157,941            0
 Chadwick Investment, Ltd. ..................................       174,376         2,211,324            0
 Jeffey J. Gee ..............................................        31,138           394,882            0
 Dr. Yi-Shang Shen ..........................................        15,569           197,436            0
 Dr. Michael Muntner ........................................         9,342           118,466            0
 Trylon Partners, Inc. 15,569 ...............................       197,436                 0
 Dr. Orville Greynolds ......................................         6,228            78,981            0
 Teknos Comunicaciones, S.A. ................................         6,228            78,981            0
 Tenrich Holdings Limited ...................................        85,398         1,082,958            0
 Telecommunications Development Corporation II, LDC .........        45,288           574,317            0
 Cheng Li-Yun Chang .........................................         7,933           100,606            0
 Silicon Application (B.V.I.) Corp. .........................         4,760            60,356            0
 Chih Hsian Chang ...........................................         4,760            60,356            0
 Ming Yang Chang ............................................         3,173            40,240            0
 Kou Yuan Chen ..............................................         3,173            40,240            0
 Tien Fu Jane ...............................................         2,380            30,188            0
 Chuang Su Chen .............................................         1,587            20,016            0
 Hao Li Lin .................................................           793            10,062            0
 Flextech Holdings Limited ..................................         1,578            20,016            0

EXTL Investors LLC (2) ......................................     3,000,000         8,107,941            0
Vintage Products Limited (3) ................................             0         3,412,500            0
United Communications International LLC (4) .................        62,500           175,000            0
Gordon Affiliates (5)
 Seymour Gordon .............................................       549,870           260,000            0
 Nancy Lewis ................................................             0            22,334            0
 Robert Gordon ..............................................             0            22,333            0
 Peter Gordon ...............................................             0            22,333            0
Former Telekey Stockholders (6)
 Sanford H. Levings, Jr. ....................................             0           673,334            0
 David J. McDaniel ..........................................             0           673,332            0
 Harold M. Solomon ..........................................             0           673,334            0

----------

(1) The shares of common stock listed in the table under the caption "Shares Owned Prior to the Offering" represent 431,728 shares of common stock issued to the former IDX stockholders in payment of the first convertible subordinated promissory note in March 1999. In addition to those shares, the shares of common stock listed in the table for the former IDX stockholders under the caption "Shares Offered" include shares issuable upon conversion of 500,000 shares of Series B Preferred Stock. The 500,000 shares of Series B Preferred Stock are currently convertible into 2,000,000 shares of common stock. The conversion rate is subject to adjustment first, upon stockholder approval at our next stockholders' meeting of a higher conversion rate, and second, in December 1999 based upon the market price of our stock and achievement of certain performance tests by IDX through December 1999. If the stockholder approval is obtained, the 500,000 shares of Series B Preferred Stock will be convertible into 2,500,000 shares of common stock. Such stockholders also have been granted warrants to purchase 2,500,000 shares of common stock which are contingent upon the market price of our stock and IDX meeting certain performance tests through December 1999 and stockholder approval. Such stockholders also hold warrants to purchase an additional 43,174 shares of common stock which are currently exercisable. Such stockholders intend to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." A fuller description of the possible adjustments to the conversion rate and the terms of the warrants is contained above under the caption "Business--Certain Recent Developments--IDX Acquisition."

(2) The shares of common stock listed in the table under the caption "Shares Owned Prior to the Offering" represent 3,000,000 shares of common stock issued in exchange for all the outstanding Series C Preferred Stock. In addition to those shares, the shares of common stock listed in the table under the caption "Shares Offered" include 2,352,941 shares of common stock issuable upon the conversion of the Series E Preferred Stock and warrants to purchase 2,500,000 shares of common stock. The number of shares of common stock listed in the table is based upon the current conversion rate of the Series E Preferred Stock. Such conversion rate is subject to adjustments. The stockholder intends to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." A fuller description of the possible adjustments to the conversion rate and the terms of the warrants is contained above under the caption "Business--Certain Recent Developments--Series E Preferred Stock; and --Debt Placement."


(3) The shares of common stock listed in the table under the caption "Shares Offered" represent 3,125,000 shares of common stock issuable upon the conversion of the Series D Preferred Stock and warrants to purchase 287,500 shares of common stock, including shares of Series D Preferred Stock and warrants which we have agreed to sell to Vintage upon effectiveness of the Registration Statement of which this prospectus is a part. The effectiveness of the Registration Statement is the only material contingency to the sale of such additional shares of Series D Preferred Stock and warrants. The number of shares of common stock listed in the table are based upon the current conversion rate of the Series D Preferred Stock. Such conversion rate is subject to adjustment. The certificate of designations of the Series D Preferred Stock provides that no holder may convert the shares of Series D Preferred Stock it owns for shares of common stock that will cause it to own following such conversion in excess of 9.9% of the shares of our common stock then outstanding. The certificate of designations of the Series D Preferred Stock also provides that the holder may not convert the Series D Preferred Stock or exercise the warrants into common stock if such conversion or exercise would cause the holder to own 20% or more of our common stock. The stockholder intends to convert and exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Business--Certain Recent Developments--Series D Preferred Stock."


(4) The shares of common stock listed in the table under the caption "Shares Owned Prior to the Offering" represent 62,500 shares of common stock issued to United Communications International in connection with our acquisition of UCI. In addition, we agreed to issue an additional 62,500 shares of common stock in February 2000, subject to adjustment. Such stockholder also has been granted warrants to purchase 50,000 shares of common stock. The stockholder intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Business--Certain Recent Developments--UCI Acquisition."

(5) The shares of common stock listed in the table under the caption "Shares Owned Prior to the Offering" represent 541,620 shares of common stock owned solely by Seymour Gordon and 8,250 shares of common stock owned with his wife, as joint tenants. The shares of common stock listed in the table under the caption "Shares Offered" by the Gordon affiliates represent shares issuable upon exercise of warrants to purchase 202,000 shares of common stock and 125,000 shares of common stock issued to Mr. Gordon in payment of a loan to us. The stockholders intends to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered."

(6) The shares of common stock listed in the table under the caption "Shares Owned Prior to the Offering" represent shares of common stock issuable upon conversion of 1,010,000 shares of Series F Preferred Stock we issued to the former Telekey stockholders. In addition, we agreed to issue at least 505,000 and up to 1,010,000 additional shares of Series F Preferred Stock two years from closing. Such stockholders intend to exercise such securities prior to the offer and sale of the shares listed in the table under the caption "Shares Offered." For more information, see the discussion under the caption "Business--Certain Recent Developments--Telekey Acquisition."

                              PLAN OF DISTRIBUTION

       The shares may be sold or distributed from time to time by the selling stockholders named in this prospectus, by their donees or transferees or by their other successors in interest. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

       The selling stockholders may offer their shares at various times in one or more of the following transactions:

       o in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

       o in transactions involving cross or block trades or otherwise on the Nasdaq National Market (including transactions in which brokers or dealers may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

       o in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;

       o in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;

       o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

       o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

       o  in privately negotiated transactions;

       o  in short sales or transactions to cover short sales; or

       o  in a combination of any of the foregoing transactions.

The selling stockholders also may sell their shares in accordance with Rule 144 under the Securities Act, rather than under this prospectus.

       From time to time, one or more of the selling stockholders may pledge or grant a security interest in some or all of the shares owned by them. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling stockholders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling stockholders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling stockholders for purposes of this prospectus.

       A selling stockholder may sell the common stock short. A short sale of stock occurs when an investor borrows stock and sells it, and then must purchase stock later, hopefully after the price of the stock declines. The selling stockholder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

       A selling stockholder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling stockholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling stockholder of the secured obligation, may sell or otherwise transfer the pledged shares.

       The selling stockholders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling stockholders can presently estimate the amount of such compensation.

       We have advised the selling stockholders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Exchange Act. With certain exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

       Under our registration rights agreements with the selling stockholders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, stock transfer taxes and fees of legal counsel to the selling stockholders. We estimate these expenses will total approximately $10,000.

       We  have  agreed  to   indemnify   the  selling   stockholders   and  any
underwriters, brokers, dealers or agents and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.

       It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

       This offering by any selling stockholder will terminate on the date specified in the selling stockholder's registration rights agreement with eGlobe or, if earlier, on the date on which the selling stockholder has sold all of his shares.

                                 LEGAL MATTERS

       Hogan & Hartson L.L.P., of Washington, D.C., will issue an opinion about certain legal matters with respect to the common stock for eGlobe.

                                    EXPERTS

       The financial statements and schedule of Executive TeleCard, Ltd. (d/b/a eGlobe, Inc.) and subsidiaries; the financial statements of IDX International, Inc. and subsidiaries, and the combined financial statements of Telekey, Inc. and subsidiary and Travelers Teleservices, Inc. included in this prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

       The financial statements of IDX International, Inc. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and for the period from April 17, 1996 (inception) to December 31, 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy any of the information we file with the SEC at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of filed documents by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically. You can also inspect our reports, proxy statements and other information about us at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

       This prospectus is part of a registration statement we filed with the SEC under the Securities Act. As permitted by SEC rules, this prospectus omits information that is included in the registration statement. For further information about us and our common stock, you should refer to the registration statement and its exhibits. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you may read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

                           GLOSSARY OF TECHNICAL TERMS

       "ATM" shall mean a commercialized switching and transmission technology that is one of a general class of packet technologies that relay traffic by way of an address contained within the first five bits of a standard fifty-three bit-long packet or cell. ATM-based packet transport was specifically developed to allow switching and transmission of mixed voice, data and video (sometimes referred to as "multi-media" information) at varying rates. The ATM format can be used by many different networks, including LANs.

       "BIT" shall mean the smallest unit in data communications.

       "CARRIERS" shall mean providers of telecommunications services locally or between local exchanges on a interstate or intrastate basis.

       "DATA PACKETS" shall mean blocks of information being sent or received over a network.

       "EBITDA" shall mean earnings before  interest,  taxes,  depreciation  and
amortization.   EBITDA   represents   operating  income  plus  depreciation  and
amortization.

       "800 SERVICES" shall mean toll free services to the person making the call. The call is billed to the recipient.

       "FCC" shall mean Federal Communications Commission.

       "FRAME RELAY" shall mean a high speed, data packet switching service used to transmit digital information, including, but not limited to voice and data between Frame Relay Access Devices (FRADs). Frame relay supports data units of variable lengths at access speeds ranging from 56 kilobits per second to 1.5 megabits per second.

       "GATEWAY" shall mean the connection between otherwise incompatible networks, such as technology necessary to translate or convert the code and protocol used by PSTN networks for use on IP networks.

       "IP" OR "INTERNET PROTOCOL" shall mean the method of transmission of electronic data typically utilized across the Internet.

       "IP FAX" shall mean the ability to route fax transmission over a data packet switched network, including the Internet.

       "IP   TELEPHONY"   shall  mean  the  technology  and  the  techniques  to
communicate via voice, video or image at varying speeds from real-time to time-delayed over a data packet switched network, generally referring to the Internet.

       "IP VOICE" shall mean the ability to route voice calls over a data packet switched network, including the Internet.

       "ISPS" OR "INTERNET SERVICE PROVIDERS" shall mean a vendor who provides access for customers to the Internet and World Wide Web.

       "ISDN" OR "INTEGRATED SERVICES DIGITAL NETWORK" shall mean a complex network concept designed to provide a variety of voice, data and digital interface standards. Incorporated into ISDN are many new enhanced services, such as high speed data file transfer, desk top video conferencing, telepublishing, telecommuting, telepresence learning (distance learning), remote collaboration (screened sharing), data network linking and home information services.

       "KILOBIT" shall mean one thousand bits of information. The information carrying capacity of a circuit may be measured in "kilobits per second."

       "LOW COST ROUTING OR TRANSMISSION" shall mean the use of a carrier's facilities that, based on cost advantages are preferable to use by a carrier of its own facilities.

       "MEGABIT" shall mean one million bits of information. The information carrying capacity of a circuit may be measured in "megabits per second."

       "NODE" shall mean an individual point of origination and termination of data on the network transported using frame relay or similar technology.

       "PIN" OR "PERSONAL IDENTIFICATION NUMBER" shall mean a code used by a customer to complete a call with a calling card.

       "POST-PAID CALLING CARD SERVICES" shall mean the service that entitles a customer to make telephone calls by using a telephone card and be billed subsequently for the service. The customer periodically pays for time actually used in the same way a customer would pay for local telephone service from their home. Mobile professionals and other high volume and repetitive users often use these services because the amount of telephone calling time is not limited.

       "PREPAID CALLING CARD SERVICES" shall mean the service that entitles a customer to purchase in advance a specified amount of telephone calling time. Generally companies sell prepaid telephone cards in many denominations up to $50 and the value of the card decreases as the customer makes calls.

       "PSTN" OR "PUBLIC SWITCHED TELEPHONE NETWORK" shall mean the world wide voice telephone network available to anyone with a telephone and access privileges.

       "PTTS" OR "POSTAL, TELEGRAPH AND TELEPHONE AUTHORITIES" shall mean the telephone and telecommunication providers in most foreign countries which are usually controlled by their governments.

       "REMOTE OFFICE SERVICES" shall mean technology which enables access from personal computers or telephones to a corporate LAN to enable a mobile professional to access voice, electronic mail and fax messages from outside their office.

       "SWITCH" shall mean a device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

       "UNIFIED MESSAGING" shall mean a platform which provides a single source access to voice, electronic mail and fax messages.

       "WORLD DIRECT" shall mean the network over which eGlobe originates voice traffic in 88 countries and territories and terminates traffic anywhere in the world.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A/ EGLOBE, INC.

                          UNAUDITED PRO FORMA CONDENSED

                      CONSOLIDATED STATEMENTS OF OPERATIONS

     The following unaudited pro forma condensed consolidated statements of operations give effect to the acquisitions by the Company for the entities detailed below and are based on the estimates and assumptions set forth herein and in the notes to such financial statements. This pro forma presentation has been prepared utilizing historical financial statements and notes thereto, certain of which are included herein as well as pro forma adjustments as described in the Notes to Pro Forma Condensed Consolidated statements of operations. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisitions been effected on the dates indicated or the results which may be obtained in the future.

     The pro forma condensed consolidated statements of operations for the three months ended March 31, 1999 and for the year ended December 31, 1998 include the operating results of the Company, IDX International, Inc. and Subsidiaries ("IDX"), and Telekey, Inc. and Subsidiary and Travelers Teleservices, Inc. ("Telekey") assuming the acquisitions had occurred at the beginning of the periods presented. UCI was acquired on December 31, 1998 and had minimal operations which have not been reflected in the Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998. However, the recurring effect of the goodwill amortization related to the UCI acquisition has been included in the Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998.

     The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and do not purport to represent what the Company's results of operations or financial position would have been had the acquisitions described herein occurred on the dates indicated for any future period or at any future date, and are therefore qualified in their entirety by reference to and should be read in conjunction with the historical consolidated financial statements of the Company and the historical financial statements of IDX and Telekey, contained elsewhere herein.

     All three acquisitions occurred prior to March 31, 1999 and are reflected in the unaudited Consolidated Balance Sheet as of March 31, 1999 contained elsewhere herein. As a result, a pro forma condensed balance sheet as of March 31, 1999 is not presented.


ACQUISITIONS

     IDX International, Inc and Subsidiaries

     On December 2, 1998, the Company acquired all of the common and preferred stock of IDX, a privately-held IP based fax and telephony company, for (a) 500,000 shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred") valued at $3.5 million which are convertible into 2,500,000 shares (2,000,000 shares until stockholder approval is obtained and subject to adjustment as described below) of common stock; (b) warrants ("IDX Warrants") to purchase up to an additional 2,500,000 shares of common stock (subject to stockholder approval as well as adjustment as described below); (c) $5.0 million in 7.75% convertible subordinated promissory notes ("IDX Notes") (subject to adjustment as described below); (d) $1.5 million in bridge loan advances to IDX made by the Company prior to the acquisition which were converted into part of the purchase price plus associated accrued interest of $0.04 million; (e) $0.4 million for IDX dividends accrued and unpaid on IDX's Preferred Stock under a convertible subordinated promissory note and (f) direct costs associated with the acquisition of $0.4 million. The Company also advanced approximately $0.4 million to IDX prior to acquisition under an agreement to provide IDX up to $2.3 million for working capital purposes over the next twelve months. These pre-acquisition advances were not considered part of the purchase price.


     The Company plans to include these requests for the approval of the warrants and additional stock as matters to be voted upon by the stockholders at the next annual meeting. This acquisition has been accounted for under the purchase method of accounting. The financial statements of the Company reflect

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                         UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)

the preliminary allocation of the purchase price. The preliminary allocation has resulted in acquired goodwill of $10.9 million that is being amortized on a straight-line basis over seven years. The Company has not completed the review of the purchase price allocation and will determine the final allocation based on appraisals and other information. To the extent that the estimated useful lives of other identified intangibles are less than seven years, the related amortization expense as reflected in the accompanying Pro Forma Condensed Consolidated Statements of Operations could be greater. In addition, the purchase price allocation has not been finalized pending resolution of several purchase price elements, which are contingent upon the following:


       (a) The amounts of Series B Preferred Stock and IDX Warrants to be issued are subject to stockholder approval subsequent to the date of acquisition.

       (b) IDX's ability to achieve certain revenue and EBITDA (EBITDA represents income (loss) before interest expense, income taxes, depreciation and amortization) objectives twelve months after the acquisition date may limit the amount of warrants to be granted as well as eliminate the Company's price guarantee as discussed in (d) below.

       (c) The shares of Series B Preferred stock are convertible at the holders' option at any time at the then current conversion rate. The shares of Series B Preferred stock will automatically convert into shares of common stock on the earlier to occur of (a) the first date that the 15 day average closing sales price of common stock is equal to or greater than $8.00 or (b) 30 days after the later to occur of
           (i) December 2, 1999 or (ii) the receipt of any necessary stockholder approval relating to the issuance of the common stock upon such conversion. The Company has guaranteed a price of $8.00 per share on December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives. If the market price of the common stock is less than $8.00 on December 2, 1999, and IDX has met its performance objectives, the Company will issue additional shares of common stock upon conversion of the Series B Preferred stock (subject to the receipt of any necessary stockholder approval) based on the ratio of $8.00 to the market price (as defined, but not less than $3.3333 per share), but not more than 3.5 million additional shares of common stock will be issued.

       (d) The Company has guaranteed a price of $8.00 per common stock share relative to the warrants issuable as of December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives. If these objectives are achieved and the market price of the common stock is less than $8.00 on December 2, 1999, the Company will issue additional shares of common stock upon exercise of the IDX Warrants based on the ratio of $8.00 to the market price (as defined, but not less than $3.3333 per share), up to a maximum of 3.5 million additional shares of common stock. However, if the average closing sales price of the common stock for any 15 consecutive days equals or is greater than $8.00 per share prior to December 2, 1999 there is no price guarantee upon exercise of the warrants. The IDX warrants cannot be issued until stockholder approval is obtained.

       (e) IDX must meet certain working capital levels at the date of acquisition. To the extent that IDX has a working capital deficiency, as defined, as of the date of acquisition, the Company may reduce the number of shares of the Series B Preferred Stock currently held by the stockholders and may in some circumstances reduce the amount outstanding on the principal balance of the third IDX note referred to below.

       (f) The Company is obligated to pay accrued but unpaid dividends ("Accrued Dividends") on IDX's previously outstanding preferred stock under an interest bearing convertible subordinated promissory note in the principal amount of approximately $0.4 million due

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                         UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)

           May 31, 1999. The Company, however, is entitled to reduce the $2.5 million principal balance of the third IDX Note as discussed below and certain defined amounts unless offset by proceeds from the sale of an IDX subsidiary and a note issued to IDX by an option holder. The Company may also elect to pay this obligation in cash or in shares of common stock.



       (g) The IDX Notes consist of four separate notes and are payable in cash or common stock at the Company's sole discretion. The notes have varying maturity dates through October 31, 1999. In March 1999, the Company elected to pay the first note, which had a face value of $1.0 million, plus accrued interest, in shares of common stock and issued 431,728 shares of common stock to discharge this indebtedness. In connection with the discharge of this indebtedness, IDX was granted warrants to purchase 43,173 shares of the Company's common stock at a price of $2.37 per share. The warrants expire March 23, 2002. The value assigned to the warrants of $62,341 was recorded as interest expense in March 1999. At March 31, 1999, these warrants have not been exercised.


     Based on the contingent purchase price elements as listed above, goodwill associated with the acquisition may materially increase when these contingencies are resolved.

     The holders of the Series B Preferred Stock are not entitled to dividends unless declared by the Board of Directors. The shares of Series B Preferred Stock are not redeemable. Further, the Company has agreed to register for resale the shares of common stock underlying the conversion rights of the holders of the Series B Preferred Stock, the IDX warrants and the IDX Notes.


     At the acquisition date, the stockholders of IDX received Series B Preferred Stock and warrants as discussed above, which are ultimately convertible into common stock subject to IDX meeting its performance objectives. These stockholders in turn granted preferred stock and warrants, each of which is convertible into a maximum of 240,000 shares of the Company's common stock, to IDX employees. The underlying common stock granted by the IDX stockholders to certain employees was initially valued as $420,000 of compensation expense in December 1998. The increase in the market price during the first three months of 1999 of the underlying common stock granted by IDX stockholders to certain employees has resulted in an additional compensation expense of $0.3 million. The actual number of common shares issued upon conversion of the preferred stock and warrants will ultimately be determined by stockholder approval, the achievement, by IDX, of certain performance goals and the market price of the Company's stock over the contingency period of up to twelve months from the date of acquisition. The stock grants are performance based and will be adjusted each reporting period (but not below zero) for the changes in stock price until the shares and/or warrants (if and when) issued are converted to common stock.

     UCI Tele Networks, Ltd

     On December 31, 1998, the Company acquired all of the common stock issued and outstanding of UCI Tele Networks, Ltd. ("UCI"), a privately-held corporation established under the laws of the Republic of Cyprus, for 125,000 shares of common stock (50% delivered at the acquisition date and 50% to be delivered February 1, 2000, subject to adjustment as described below), and $2.1 million payable as follows: (a) $75,000 payable in cash in January 1999; (b) $0.5 million in the form of a note, with 8% interest payable monthly due June 30, 1999; (c) $0.5 million in the form of a note, with 8% interest payable monthly due no later than June 30, 2000; and (d) $1.0 million in the form of a non-interest bearing note ("Anniversary Payment") to be paid on February 1, 2000 or December 31, 2000, depending on the percentage of projected revenue achieved, subject to adjustment. In connection with the $0.5 million note payable due in June 1999, a warrant to purchase 50,000 shares of common stock was issued with an exercise price of $1.63 per share. The warrant was valued at $43,000 and recorded as a discount

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                         UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)

to the note payable to be amortized through June 1999 as additional interest expense over the term of the note payable. The 62,500 shares of common stock issued at the acquisition date were valued at $101,563. The Company has agreed to register for resale the shares of common stock and common stock underlying UCI warrants. At March 31, 1999, these warrants have not been exercised.

     This acquisition has been accounted for under the purchase method of accounting. The 1998 financial statements of the Company reflect the preliminary purchase price allocation. The purchase price allocation has not been finalized pending resolution of several purchase price elements, which are contingent upon the following:

       (a) If the closing sales price on NASDAQ of the Company's common stock on February 1, 2000 is less than $8.00, additional shares will be issued determined by subtracting from 125,000 the amount calculated by dividing $1.0 million by the closing sales price on February 1, 2000. These shares as well as the 62,500 shares to be delivered are subject to adjustment as discussed below.

       (b) If UCI does not achieve 100% of its $3.0 million projected revenue target as of February 1, 2000, for each 10% by which the projected revenue is less than 100% of the projected revenue target, there will be a 10% reduction in the Anniversary Payment and the number of shares issuable pursuant to (a).

       (c) If UCI achieves more than 100% of its $3.0 million projected revenue target as of December 31, 1999, there will be a 10% increase in the Anniversary Payment, not to exceed $0.3 million due, and payable as of December 31, 2000.

       (d) If the Company completes a private financing and receives between $10 million to $19.9 million or $20 million, it will be required to repay 50% or 100%, respectively, of the outstanding principal and interest of the first note as discussed above.

       (e) If after the date of acquisition, a contract with a major customer of UCI is canceled and it is not reinstated or replaced by June 30, 1999, the principal amount of the first and second note as discussed above will be adjusted.

     Based on the contingent purchase price elements as listed above, goodwill associated with the acquisition may increase when these contingencies are resolved. UCI had minimal operations prior to the acquisition and the aggregate value of the non-contingent consideration of $1.2 million has been recorded as goodwill and will be amortized, on a straight-line basis, over seven years.

     Telekey, Inc. and Subsidiary and Teleservices, Inc.


     On February 12, 1999, the Company completed the acquisition of Telekey for which it paid: (i) $0.1 million at closing; (ii) issued a promissory note for $0.2 million payable in equal monthly installments over one year; (iii) issued 1,010,000 shares of Series F Convertible Preferred Stock ("Series F Preferred"); and (iv) agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey meeting certain revenue and EBITDA objectives.

     The shares of Series F Preferred initially issued will automatically convert into shares of common stock on the earlier to occur of (a) the first date as of which the market price is $4.00 or more for any 15 consecutive trading days during any period that the Series F Preferred Stock is outstanding, or (b) July 1, 2001. The Company has guaranteed a price of $4.00 per share at December 31, 1999 to recipients of the common stock issuable upon the conversion of the Series F Preferred, subject to Telekey's achievement of certain defined revenue and EBITDA objectives. If the market price is less that $4.00 on

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                         UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)



December 31, 1999, the Company will issue additional shares of common stock upon conversion of the Series F Preferred based on the ratio of $4.00 to the market price, but not more than an aggregate of 600,000 additional shares of common stock. The Series F Preferred carries no dividend obligation.

     This acquisition has been accounted for using the purchase method of accounting. The financial statements of the Company reflect the preliminary allocation of the purchase price. The preliminary allocation has resulted in acquired goodwill of $5.0 million that is being amortized over seven years. The purchase price allocation has not been finalized pending resolutions of several purchase price elements, which are contingent upon the following:

       (a) Telekey's ability to achieve certain revenue and EBITDA objectives two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years) may limit the amount of additional shares to be issued (with at least 505,000 being issued and up to additional 1,010,000 shares of Series F Preferred being issued) as well as eliminate the Company's price guarantee as discussed in (b) below.

       (b) The Company has guaranteed a price of $4.00 per common stock share at December 31, 1999 to recipients of the common stock issuable upon the conversion of the Series F Preferred Stock, subject to Telekey's achievement of certain defined revenue and EBITDA objectives. If the market price is less than $4.00 on December 31, 1999, the Company will issue additional shares of common stock upon the conversion of the Series F Preferred Stock based on the ratio of $4.00 to the market price, but not more than an aggregate of 606,000 additional shares of common stock.

     Based on the contingent purchase price elements as listed above, goodwill associated with the acquisition may materially increase when these contingencies are resolved.

     The holders of the Series F Preferred Stock are not entitled to dividends unless declared by the Board of Directors. The shares of Series F Preferred Stock are not redeemable. Further, the Company has agreed to register for resale the shares of common stock, underlying the conversion rights of the holders of the Series F Preferred Stock.

     At the acquisition date, the stockholders of Telekey received Series F Preferred Stock, which are ultimately convertible into common stock. In addition, the stockholders may receive additional shares of Series F Preferred Stock subject to Telekey meeting its performance objectives. These stockholders in turn granted a total of 240,000 shares of eGlobe common stock to certain Telekey employees. Of this total, 60,000 shares will be issued only if Telekey meets certain performance objectives. As of March 31, 1999, the value of the underlying non-contingent 180,000 shares of common stock granted by the Telekey stockholders to certain employees has resulted in a charge to income of $0.6 million. The initial value of $232,000 at the acquisition date has been reflected as compensation expense in the Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended December 31, 1998. The stock grants are performance based and will be adjusted each reporting period (but not less than zero) for the changes in the stock price until the shares are issued to the employees.

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                         UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)



     Purchase Price Allocations

     The preliminary allocation of the purchase prices for IDX and Telekey are based on the fair value of the assets acquired and the liabilities assumed. The final allocations will be determined when certain contingencies are resolved as discussed earlier and as additional information becomes available. Accordingly, the final purchase price allocation may have a material effect on the supplemental unaudited pro forma information presented below. The components of the purchase price and its preliminary allocation to the assets and liabilities acquired are as follows for these two acquisitions:


     IDX
     COMPONENTS OF PURCHASE PRICE:

       Notes payable to former shareholders of IDX ...................    $   5,000,000
       Company's Series B Convertible Preferred Stock ................        3,500,000
       Company's bridge loans converted to investment in IDX .........        1,500,000
       Direct acquisition costs ......................................          429,000
       Note payable to former shareholders of IDX for preferred
        dividends payable ............................................          418,000
       Accrued interest on bridge loans ..............................           44,000
                                                                          -------------

     TOTAL PURCHASE PRICE ............................................       10,891,000
     ALLOCATION OF PURCHASE PRICE:
       Cash ..........................................................         (119,000)
       Accounts receivable ...........................................         (707,000)
       Other current assets ..........................................         (394,000)
       Property and equipment ........................................         (975,000)
       Other assets ..................................................         (172,000)
       Goodwill ......................................................      (10,917,000)
       Current liabilities ...........................................        1,978,000
       Long-term liability ...........................................          415,000
                                                                          -------------
                                                                          $          --
                                                                          =============
     TELEKEY
     COMPONENTS OF PURCHASE PRICE:
       Company's Series F Convertible Preferred Stock ................    $  2,935,000
       Company's note to former shareholders of Telekey ..............         150,000
       Cash payment to former shareholders of Telekey ................         125,000
       Direct acquisition costs ......................................          50,000
                                                                          ------------
     TOTAL PURCHASE PRICE ............................................       3,260,000
     ALLOCATION OF PURCHASE PRICE:
       Cash and cash equivalents .....................................         (99,000)
       Accounts receivable ...........................................         (73,000)
       Other current assets ..........................................        (185,000)
       Property and equipment ........................................        (497,000)
       Goodwill ......................................................      (5,018,000)
       Current liabilities ...........................................       1,594,000
       Long-term debt, including current maturities ..................       1,018,000
                                                                           ------------
                                                                          $         --
                                                                           ============

                                                        EXECUTIVE TELECARD, LTD.
                                                             D/B/A/ EGLOBE, INC.

                        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                               THREE MONTHS ENDED MARCH 31, 1999
--------------------------------------------------------------------------------

                                                                         EGLOBE
                                                                    FOR THREE MONTHS           ADJUSTMENTS
                                                                      ENDED 3/31/99             (NOTE A)             PRO FORMA
                                                                   ------------------      ----------------     ----------------
Revenue ..........................................................   $   8,385,050         $   190,122 (1)      $   8,575,172
Cost of revenue ..................................................       7,984,752              59,486 (1)          8,044,238
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit (loss) ..............................................         400,298             130,636 (1)            530,934
-----------------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
 Selling, general and administrative .............................       5,580,141             140,779 (1)          5,720,920
 Depreciation and amortization ...................................       1,448,640              75,268 (1)(2)       1,523,908
---------------------------------------------------------------------------------------------------------------------------------
 Total costs and expenses ........................................       7,028,781             216,047              7,244,828
-----------------------------------------------------------------------------------------------------------------------------------
 Income (loss) from operations ...................................      (6,628,483)            (85,411)            (6,713,894)
-----------------------------------------------------------------------------------------------------------------------------------
 Other income (expense):
 Other income (expense) ..........................................        (873,130)             (5,680)(1)           (878,810)
-----------------------------------------------------------------------------------------------------------------------------------
Total other income (expense) .....................................        (873,130)             (5,680)              (878,810)
-----------------------------------------------------------------------------------------------------------------------------------
Loss before taxes on income ......................................      (7,501,613)            (91,091)            (7,592,704)
Income taxes .....................................................              --                  --                     --
-----------------------------------------------------------------------------------------------------------------------------------
Net loss .........................................................   $  (7,501,613)        $   (91,091)         $  (7,592,704)
-----------------------------------------------------------------------------------------------------------------------------------
Preferred stock dividends ........................................      (3,712,379)                 --             (3,712,379)
-----------------------------------------------------------------------------------------------------------------------------------
Net loss attributable to common stock ............................   $ (11,213,992)        $   (91,091)         $ (11,305,083)
-----------------------------------------------------------------------------------------------------------------------------------
Net loss per share ...............................................
 Basic and diluted ...............................................   $       (0.63)                             $       (0.52)
 Basic and diluted weighted average number of
   shares outstanding ............................................      17,873,564           3,970,900 (3)         21,844,464
-----------------------------------------------------------------------------------------------------------------------------------

  See notes to the pro forma condensed consolidated statements of operations.

                                                        EXECUTIVE TELECARD, LTD.
                                                             D/B/A/ EGLOBE, INC.

                        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                           TWELVE MONTHS ENDED DECEMBER 31, 1998

--------------------------------------------------------------------------------

                                      EGLOBE              IDX
                                   TWELVE MONTHS     ELEVEN MONTHS      TELKEY
                                  ENDED 12/31/98    ENDED 11/30/98    TWLEVE MONTHS      ADJUSTMENTS
                                     (NOTE B)          (NOTE B)       ENDED 12/31/98         NOTE B              PRO FORMA
                                ------------------ ----------------  ---------------     ----------------    -----------------
Revenue .......................   $   30,030,000    $   2,795,000      $ 4,705,000       $   (121,000)(2)    $  37,409,000
Cost of revenue ...............       16,806,000        3,176,000        1,294,000            (65,000)(3)       21,211,000
-------------------------------------------------------------------------------------------------------------------------------
Gross profit (loss) ...........       13,224,000         (381,000)       3,411,000            (56,000)          16,198,000
-------------------------------------------------------------------------------------------------------------------------------
Costs and expenses:
 Selling, general and
   administrative .............       18,070,000        3,011,000        2,811,000           (113,000)(4)       23,779,000
 Depreciation and
   amortization ...............        3,070,000          510,000          192,000          2,222,000 (5)        5,994,000
-------------------------------------------------------------------------------------------------------------------------------
Total costs and expenses ......       21,140,000        3,521,000        3,003,000          2,109,000           29,773,000
-------------------------------------------------------------------------------------------------------------------------------
Income (loss) from
 operations ...................       (7,916,000)      (3,902,000)         408,000         (2,165,000)         (13,575,000)
-------------------------------------------------------------------------------------------------------------------------------
Other income (expense):
 Other income
   (expense) ..................       (1,981,000)         358,000          (61,000)           (66,000)(6)       (1,750,000)
 Proxy related litigation
   expense ....................       (3,647,000)              --               --                 --           (3,647,000)
-------------------------------------------------------------------------------------------------------------------------------
Total other income
 (expense) ....................       (5,628,000)         358,000          (61,000)           (66,000)          (5,397,000)
-------------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes
 on income ....................      (13,544,000)      (3,544,000)         347,000         (2,231,000)         (18,972,000)
Minority interest in
 income of subsidiary .........               --               --          (59,000)            59,000 (7)        1,521,000
Income taxes ..................        1,500,000               --               --             21,000 (8)               --
-------------------------------------------------------------------------------------------------------------------------------
Net income (loss) .............   $  (15,044,000)   $  (3,544,000)     $   288,000       $ (2,193,000)       $ (20,493,000)
-------------------------------------------------------------------------------------------------------------------------------
Net loss per share
 Basic and diluted ............   $        (0.85)
 Basic and diluted                                                                                           $       (0.95)
   weighted average
   number of
   shares outstanding .........       17,736,654               --             --           3,929,000 (9)        21,665,654
-------------------------------------------------------------------------------------------------------------------------------


  See notes to the pro forma condensed consolidated statements of operations.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A/ EGLOBE, INC.

                          NOTES TO PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS


NOTE  A. UNAUDITED  PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR
         THREE MONTHS ENDED MARCH 31, 1999

     Telekey was acquired in February 1999. The following pro forma adjustments to the condensed consolidated statement of operations for the three months ended March 31, 1999 are as if the Telekey acquisition had been completed at the beginning of the period presented and are not indicative of what would have occurred had the acquisition actually been made as of such date. The results of operations of Telekey for the two months ended March 31, 1999 are included in the operating results of the Company for the three months ended March 31, 1999.

----------




(1) Results of Operations for the one month ended January 31, 1999
(2) Adjustment to depreciation and amortization expenses, Amortization for one month of cost in excess of net assets acquired in the Telekey purchase
    (7 year straight-line amortization) ....................................    $59,529
                                                                               =======
(3) Adjustment to the weighted  average  number of shares  outstanding as if the  acquisition  had been  completed at the beginning of the period presented. The Company  has the option to pay the IDX notes  (including interest)  in  common  stock  with the  number  of  shares to be issued determined  by the market price of the common stock as of the due date.
    In March,  1999, the Company elected to repay the $1.0 million IDX note
    (including  interest) using common stock,  which, based on the terms of conversion, resulted in the issuance of approximately 474,000 shares.

          IDX .........................................   2,000,000
          Telekey ....................................    1,515,000
          Payment of $1.0 million IDX note (including
          interest) using shares of common stock .....      393,400
          UCI ........................................       62,500
                                                          ----------
                                                          3,970,900
                                                          ==========

NOTE  B. UNAUDITED  PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR
         TWELVE MONTHS ENDED DECEMBER 31, 1998.



     Effective with the period ended December 31, 1998, the Company changed from a March 31 to a December 31 fiscal year end. As a result, the following table is required to reflect twelve months of operations.


                                                   NINE MONTHS        THREE MONTHS        TWELVE MONTHS
                                                 ENDED 12/31/98      ENDED 3/31/98       ENDED 12/31/98
                                                ----------------   -----------------   ------------------
Revenue .....................................    $  22,491,000       $   7,539,000       $   30,030,000
Cost of revenue .............................       12,619,000           4,187,000           16,806,000
                                                 -------------       -------------       --------------
Gross profit ................................        9,872,000           3,352,000           13,224,000
Costs and expenses:
Selling, general and administrative .........       13,555,000           4,515,000           18,070,000
Depreciation and amortization ...............        2,256,000             814,000            3,070,000
                                                 -------------       -------------       --------------
Total costs and expenses ....................       15,811,000           5,329,000           21,140,000
Loss from operations ........................       (5,939,000)         (1,977,000)          (7,916,000)
                                                 -------------       -------------       --------------
Other income (expenses):
Other expense ...............................       (1,031,000)           (950,000)          (1,981,000)
Proxy related litigation expense ............         (120,000)         (3,527,000)          (3,647,000)
                                                 -------------       -------------       --------------
Total other expenses ........................       (1,151,000)         (4,477,000)          (5,628,000)
                                                 -------------       -------------       --------------
Loss before taxes on income .................       (7,090,000)         (6,454,000)         (13,544,000)
Income taxes ................................               --           1,500,000            1,500,000
                                                 -------------       -------------       --------------
 Net loss ...................................    $  (7,090,000)      $  (7,954,000)      $  (15,044,000)
                                                 =============       =============       ==============

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                          NOTES TO PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)

NOTE B. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS --
       (CONTINUED)

     UCI was acquired on December 31, 1998 and had minimal operations which have not been reflected in the Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1998. However, the recurring effect of the goodwill amortization related to the UCI acquisition has been included in the Pro Forma Condensed Consolidated Statement of Operations.

     The following pro forma adjustments to the condensed consolidated statement of operations are as if the acquisitions had been completed at the beginning of the period presented and are not indicative of what would have occurred had the acquisitions actually been made as of such date. IDX was acquired on December 2, 1998, therefore, the results of operations of IDX for the month of December 1998 are included in the historical results of the Company for the twelve months ended December 31, 1998.

(2) Adjustments to revenue:
 Elimination of IDX billings to the Company .....................................    $   (41,000)
 Adjustment to revenue to give effect to IDX's purchase of a subsidiary in
   April, 1998 and its sale of another subsidiary in November, 1998 as if the purchase and sale had been completed at the beginning of the period
   presented ....................................................................        (80,000)
                                                                                     -----------
                                                                                     $  (121,000)
                                                                                     ===========
(3) Adjustments to cost of revenue:
 Elimination of IDX billings to the Company .....................................    $   (41,000)
 Adjustment to cost of revenue to give effect to IDX's purchase of a subsidiary in April, 1998 and its sale of another subsidiary in November,
   1998 as if the purchase and sale had been completed at the beginning of the period presented .........................................................
                                                                                         (24,000)
                                                                                     -----------
                                                                                     $   (65,000)
                                                                                     ===========
(4) Adjustments to selling, general and administrative expenses:
 Adjustment for the incremental increase in management compensation .............    $    78,000
 Adjustment for deferred compensation related to Telekey purchase ...............        232,000
 Adjustment to give effect to IDX's purchase of a subsidiary in April, 1998 and its sale of another subsidiary in November, 1998 as if the purchase
   and sale had been completed at the beginning of the period presented..........       (423,000)
                                                                                     -----------
                                                                                     $  (113,000)
                                                                                     ===========

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                          NOTES TO PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)


NOTE B. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS --
       (CONTINUED)

(5) Adjustments to depreciation  and  amortization  expenses:  Amortization  for eleven months of cost in excess of net assets acquired for
   the IDX purchase which was effective December 2, 1998 (7 year
   straight-line amortization) ...............................................    $1,425,000
 Amortization of cost in excess of net assets acquired for the UCI purchase which was effective December 31, 1998 (7 year straight-line
   amortization) .............................................................       165,000
 Amortization of cost in excess of net assets acquired for the Telekey
   purchase (7 year straight-line amortization) ..............................       717,000
                                                                                  ----------
                                                                                   2,307,000
 Less amortization of cost in excess of net assets acquired, recorded by the the Company in the historical results of operations for the twelve months
   ended December 31, 1998. ..................................................        85,000
                                                                                  ----------
                                                                                  $2,222,000
                                                                                  ==========
(6) Adjustment to other income (expenses):
 Adjustment to give effect to IDX's purchase of a subsidiary in April,  1998 and its sale of another subsidiary in November,  1998 as if the purchase and sale
   had been completed at the beginning of the period presented ...............     $ (411,000)
 Interest on $0.418 million IDX note @ 7.75% due 5/99.........................        13,000
 Interest on $0.5 million UCI note @8% due 6/99...............................        20,000
 Interest on $0.5 million UCI note @8% due 5/2000.............................        40,000
 Interest on $1.0 million IDX note @7.75% due 2/99............................        19,000
 Interest on $1.5 million IDX note @7.75% due 6/99............................        65,000
 Interest on $2.5 million IDX note @7.75% due 10/99...........................       176,000
 Additional interest recorded for value of 50,000 warrants issued in
   connection with the UCI purchase ..........................................        43,000
                                                                                  ----------
                                                                                     (35,000)
 Less interest expense recorded by the Company in the historical results of
   operations for the twelve months ended December 31, 1998 ..................        31,000
                                                                                  ----------
                                                                                  $  (66,000)
                                                                                  ==========
(7) To eliminate the minority interest in income of a subsidiary.  In connection with the acquisition of Telekey by the Company, the 20%
 minority interest in Telekey, L.L.C. was acquired by Telekey. ...............    $   59,000
                                                                                  ==========
(8) To reflect state income taxes (Telekey was previously an S-corporation)
 at 6% as Georgia does not allow for a consolidated filing. The Telekey federal taxable income can be offset with the Company's federal net
 operating loss carryforwards. ...............................................    $   21,000
                                                                                  ==========

(9) Adjustment to the weighted average number of shares outstanding as if the acquisitions had been completed at the beginning of the period presented. The
 Company has the option to pay the IDX notes (including interest) in common stock with the number of shares to be issued determined by the market price of the common stock as of the due date. In March, 1999, the Company elected to repay the $1.0 million IDX note (including interest) using common stock, which, based on the terms of conversion, resulted in the issuance of approximately
 474,000 shares. The Company has made no decision on the payment of the remaining two notes totaling $4.0 million..................................

  IDX purchase..............................................................       2,000,000
  Telekey purchase..........................................................       1,515,000
  Payment of $1.0 million IDX note (including interest) using shares of common stock (weighted for nine months, the note was outstanding and interest expense has been reflected for three months in the Pro Forma Condensed Consolidated
   Statement of Operations)..................................................        351,000
   UCI purchase..............................................................         63,000
                                                                                   ---------
                                                                                   3,929,000
                                                                                   =========

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                          NOTES TO PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)




NOTE C. CONTINGENCIES

     The following adjustments to the pro forma net loss per share are to reflect the following: (1) the issuance of additional shares of Series B and Series F Preferred Stock and the assumed conversion into common stock which would have occurred if IDX and Telekey had met their earn-out formulas at the beginning of the period presented and stockholder approval for the IDX acquisition was obtained; (2) the additional shares of common stock to be issued to UCI shareholders assuming UCI had met its earn-out provision; (3) the additional compensation expense related to the IDX stockholders' grant of shares of Series B Preferred Stock, including shares issuable under the IDX warrant; and (4) the assumption that the Company's common stock met the guaranteed trading price of $8.00 per share for IDX and UCI related shares and $4.00 per share for the Telekey related shares. The increase in goodwill amortization expense is the result of the additional goodwill recorded as a result of the above issuances amortized over 7 years using straight-line amortization. If the Company's common stock does not trade at the guaranteed trading prices, subject to the acquired companies meeting their earn-out objectives, and the Company obtaining the required stockholder approval as discussed above, the Company will be required to issue additional shares of common stock and the estimated goodwill amortization reflected below will change. The final purchase price allocations will be determined when certain contingencies are resolved as discussed earlier and additional information becomes available. This is not indicative of what would have occurred had the acquisitions actually been made as of such date.

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                          NOTES TO PRO FORMA CONDENSED
              CONSOLIDATED STATEMENTS OF OPERATIONS - (CONTINUED)

NOTE C. CONTINGENCIES--(CONTINUED)

                                                                      THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                                                        MARCH 31, 1999      DECEMBER 31, 1998
                                                                     -------------------- --------------------
PRO FORMA BASIC LOSS PER SHARE:
NUMERATOR
 Pro forma net loss ................................................    $ (11,305,083)       $  (20,493,000)
 Increase in goodwill amortization expense for earn-out formulas
   and stockholder approval (7 year straight-line amortization).             (947,000)           (3,788,000)
 Additional compensation related to stock granted to IDX
   employees by IDX stockholders after the Company's
   purchase of IDX .................................................       (3,420,000)           (3,420,000)
 Additional compensation related to stock granted to Telekey employees by Telekey stockholders after the Company's
   purchase of Telekey .............................................         (371,000)             (248,000)
                                                                        -------------        --------------
 Adjusted pro forma net loss .......................................    $ (16,043,083)       $  (27,949,000)
                                                                        -------------        --------------
DENOMINATOR
 Weighted average shares outstanding ...............................       21,844,464            21,665,654
 Number of shares of common stock issuable under earn-out
   formulas and upon stockholder approval:
   IDX (stockholder approval) ......................................          500,000               500,000
   IDX (contingent earn-out warrants) ..............................        2,500,000             2,500,000
   Telekey (contingent earn-out stock) .............................          505,000               505,000
   UCI (contingent earn-out stock) .................................           62,500                62,500
                                                                        -------------        --------------
   Adjusted pro forma weighted average shares outstanding: .........       25,411,464            25,233,154
                                                                        -------------        --------------

PER SHARE AMOUNTS
Adjusted pro forma basic and diluted loss per share ................    $       (0.63)       $        (1.11)
                                                                        -------------

                           EXECUTIVE TELECARD, LTD.
                              D/B/A/ EGLOBE, INC.

                   INDEX TO HISTORICAL FINANCIAL STATEMENTS


                                                                                              PAGE
                                                                                           ----------
EXECUTIVE TELECARD, LTD. D/B/A/ EGLOBE, INC. AND SUBSIDIARIES
 Report of Independent Certified Public Accountants ......................................    F-2

 Consolidated Balance Sheets as of March 31, 1999 (unaudited), December 31, and March 31,
   1998 ..................................................................................    F-3

 Consolidated Statements of Operations for the Three Months Ended March 31, 1999 and
   1998 (unaudited), the Nine  Months Ended December 31, 1998, and the Years Ended March 31,
   1998 and 1997 .........................................................................    F-4

 Consolidated Statements of Stockholders' Equity for the Three Months Ended March 31,
   1999 and 1998 (unaudited), the Nine Months Ended December 31, 1998, and the Years Ended
   March 31, 1998 and 1997 ...............................................................    F-5

 Consolidated Statements of Comprehensive Income (Loss) for the Three Months Ended March
   31, 1999 and 1998 (unaudited), the Nine Months Ended December 31, 1998 and the Years
   Ended March 31, 1998  and 1997.........................................................    F-6

 Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1999 and
   1998 (unaudited), the Nine Months Ended December 31, 1998, and for the Years Ended
   March 31, 1998 and 1997 ...............................................................  F-7-F-9

 Summary of Accounting Policies .......................................................... F-10-F-16

 Notes to Consolidated Financial Statements .............................................. F-17-F-41

 Schedule II--Valuation and Qualifying Accounts ..........................................    F-42


IDX INTERNATIONAL, INC. AND SUBSIDIARIES
 Report of Independent Certified Public Accountants ......................................    F-43

 Consolidated Balance Sheet as of November 30, 1998 ......................................    F-44

 Consolidated Statement of Operations for the Eleven-Month Period Ended November 30, 1998     F-45

 Consolidated Statement of Stockholders' Deficit and Comprehensive Loss for the
   Eleven-Month Period Ended November 30, 1998 ...........................................    F-46

 Consolidated Statement of Cash Flows for the Eleven-Month Period Ended November 30, 1998     F-47

 Summary of Accounting Policies .......................................................... F-48-F-50

 Notes to Consolidated Financial Statements .............................................. F-51-F-56

 Report of Independent Accountants .......................................................    F-57

 Consolidated Statements of Financial Position as of December 31, 1996 and 1997 ..........    F-58

 Consolidated Statements of Operations for the Period from Inception (April 17, 1996) to
   December 31, 1996 and for the Year Ended December 31, 1997 ............................    F-59

 Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the Period from
   Inception (April 17,  1996) to December  31, 1996 and for the Year Ended
   December  31, 1997 ......................................................................  F-60

Consolidated  Statements of Cash Flows for the Period from Inception (April 17, 1996) to
   December 31, 1996 and for the Year Ended December 31, 1997 ............................    F-61

 Notes to Consolidated Financial Statements .............................................. F-62-F-71


TELEKEY, INC. AND SUBSIDIARY AND TRAVELERS TELESERVICES, INC.
 Report of Independent Certified Public Accountants ......................................    F-72

 Combined Consolidated Balance Sheets as of December 31, 1998 and 1997 ...................    F-73

 Combined Consolidated Statements of Operations for the Years Ended December 31, 1998 and     F-74
  1997  Combined Consolidated Statements of Stockholders' Deficit for the Years
  Ended December 31, 1998 and 1997 .......................................................    F-75

 Combined Consolidated Statements of Cash Flows for the Years Ended December 31, 1998 and     F-76
  1997

 Summary of Accounting Policies .......................................................... F-77-F-79

 Notes to Combined Consolidated Financial Statements ..................................... F-80-F-82


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
Executive TeleCard, Ltd.
d/b/a eGlobe, Inc.
Denver, Colorado

     We have audited the accompanying consolidated balance sheets of Executive TeleCard, Ltd. (d/b/a eGlobe, Inc.) and subsidiaries as of December 31, 1998 and March 31, 1998 and the related consolidated statements of operations, stockholders' equity, comprehensive income (loss) and cash flows for the nine months ended December 31, 1998 and for each of the two years in the period ended March 31, 1998. We have also audited the schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Executive TeleCard, Ltd. (d/b/a eGlobe, Inc.) and subsidiaries at December 31, 1998 and March 31, 1998, and the results of their operations and their cash flows for the nine month period ended December 31, 1998 and for each of the two years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

     Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.



                                                /s/ BDO Seidman, LLP



March 19, 1999
except for Note 18, which is as of April 10, 1999
Denver, Colorado

                                                        EXECUTIVE TELECARD, LTD.
                                                              D/B/A EGLOBE, INC.

                                                     CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                MARCH 31,           DECEMBER 31,       MARCH 31,
                                                                                  1999                 1998             1998
                                                                               (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT:
Cash and cash equivalents .................................................  $      687,366      $   1,407,131    $   2,391,206
Restricted cash ...........................................................         154,842            100,438               --
Accounts receivable, less allowance of $1,256,728, $986,497 and
 $1,472,197 for doubtful accounts..........................................       8,376,326          6,850,872        7,719,853
Other current assets ......................................................       1,387,942            494,186          376,604
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets ......................................................      10,606,476          8,852,627       10,487,663
PROPERTY AND EQUIPMENT, net of accumulated depreciation and
 amortization (Note 1) ....................................................      13,114,378         13,152,410       11,911,310
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated
 amortization of $1,484,262, $926,465 and $725,884.........................      16,552,293         12,106,603          203,875
OTHER:
 Advances to non-affiliate (Note 17) ......................................       1,473,750            970,750               --
 Deposits .................................................................         554,482            518,992          233,901
 Deferred financing and acquisition costs .................................         776,329            736,071               --
 Other assets .............................................................          50,708             50,708           63,707
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER ASSETS ........................................................       2,855,269          2,276,521          297,608
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ..............................................................  $   43,128,416      $  36,388,161    $  22,900,456
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES, REDEEMABLE PREFERRED STOCK AND
 STOCKHOLDERS' EQUITY
CURRENT:
 Accounts payable .........................................................  $    7,410,995      $   5,798,055    $   1,135,800
 Accrued expenses (Note 2) ................................................       4,430,146          6,203,177        4,222,806
 Income taxes payable (Note 12) ...........................................       1,767,229          1,914,655        2,004,944
 Notes payable and line of credit, principally related to
   acquisitions (Notes 3 and 6) ...........................................       5,859,040          6,298,706               --
 Current maturities of long-term debt (Note 4) ............................       8,572,955          8,540,214          244,020
 Deferred revenue .........................................................       1,628,178            485,804               --
 Other liabilities ........................................................         549,007            567,488          436,545
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES .................................................      30,217,550         29,808,099        8,044,115
LONG-TERM DEBT, net of current maturities (Note 4) ........................       1,907,435          1,237,344        7,735,581
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES .........................................................      32,124,985         31,045,443       15,779,696
-----------------------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Notes 3 - 9, 11, 12, 14, 15, 17 and 18)
REDEEMABLE PREFERRED STOCK
 8%Series E Cumulative  Convertible Redeemable Preferred Stock, $.001
    par value 125 shares authorized, 50 shares
   outstanding (Note 17) ..................................................       5,046,666                 --               --
-----------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (Notes 11 and 17):
 Preferred stock, all series, $.001 par value, 5,000,000 shares
   authorized (Notes 6, 11 and 17) ........................................           1,511                501               --
 Common stock, $.001 par value, 100,000,000 shares authorized,
   19,794,694, 16,362,966 and 17,346,766 shares outstanding ...............          19,794             16,362           17,346
 Additional paid-in capital ...............................................      40,812,454         33,975,268       25,046,831
 Stock to be subscribed/issued ............................................       1,178,690                 --        3,500,000
 Accumulated deficit ......................................................     (36,067,959)       (28,566,346)     (21,476,154)
 Accumulated other comprehensive income (loss) ............................          12,275            (83,067)          32,737
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY ................................................       5,956,765          5,342,718        7,120,760
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS'
 EQUITY ...................................................................  $   43,128,416      $  36,388,161    $  22,900,456
-----------------------------------------------------------------------------------------------------------------------------------



              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                                                        EXECUTIVE TELECARD, LTD.
                                                              D/B/A EGLOBE, INC.

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                        THREE MONTHS ENDED            NINE MONTHS
                                                             MARCH 31,                   ENDED             YEARS ENDED  MARCH 31,
                                                 ---------------------------------    DECEMBER 31,    -----------------------------
                                                        1999             1998             1998               1998           1997
                                                             (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE (Note 13) ..............................   $   8,385,050    $  7,539,037    $  22,490,642    $  33,122,767    $ 33,994,375
COST OF REVENUE ................................       7,984,752       4,187,576       12,619,245       18,866,292      17,913,995
-----------------------------------------------------------------------------------------------------------------------------------
Gross profit ...................................         400,298       3,351,461        9,871,397       14,256,475      16,080,380
-----------------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
 Selling, general and administrative ...........       4,660,821       3,547,077       12,138,553       14,047,864      11,915,864
 Settlement costs (Note 7) .....................              --              --          996,532               --              -
 Corporate realignment expense (Note 2) ........              --         967,715               --        3,139,191              -
 Deferred compensation related to
   acquisitions ................................         919,320              --          420,000               --              -
 Depreciation and amortization .................       1,448,640         813,872        2,255,945        2,769,844       1,740,952
-----------------------------------------------------------------------------------------------------------------------------------
Total costs and expenses .......................       7,028,781       5,328,664       15,811,030       19,956,899      13,656,816
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) from operations ..................      (6,628,483)     (1,977,203)      (5,939,633)      (5,700,424)      2,423,564
-----------------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSES):
 Interest expense ..............................        (865,129)       (717,832)      (1,018,049)      (1,651,236)       (849,073)
 Interest income ...............................              --           4,584           59,947           45,839          51,291
 Foreign currency transaction loss .............              --        (203,403)        (130,757)        (409,808)        (75,409)
 Proxy related litigation expense (Note 8) .....              --      (3,526,874)        (119,714)      (3,900,791)       (528,421)
 Other income (expense), net ...................          (8,001)        (33,490)          58,014          (33,490)             -
-----------------------------------------------------------------------------------------------------------------------------------
Total other expenses ...........................        (873,130)     (4,477,015)      (1,150,559)      (5,949,486)     (1,401,612)
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before taxes on income ...........      (7,501,613)     (6,454,218)      (7,090,192)     (11,649,910)      1,021,952
Taxes on income (Note 12) ......................              --       1,500,000               --        1,640,000         248,000
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss) ..............................   $  (7,501,613)   $ (7,954,218)   $  (7,090,192)   $ (13,289,910)   $    773,952
-----------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK DIVIDENDS (Note 5) .............      (3,712,379)             --               --               --              -
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
 STOCK .........................................   $ (11,213,992)   $ (7,954,218)   $  (7,090,192)   $ (13,289,910)   $    773,952
-----------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS) PER SHARE (Note 5):
 Basic .........................................   $       (0.63)   $      (0.46)   $       (0.40)   $       (0.78)   $       0.05
 Diluted .......................................   $       (0.63)   $      (0.46)   $       (0.40)   $       (0.78)   $       0.05
-----------------------------------------------------------------------------------------------------------------------------------

              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                                                        EXECUTIVE TELECARD, LTD.
                                                              D/B/A EGLOBE, INC.

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

            NINE MONTHS ENDED DECEMBER 31, 1998,                                                           PREFERRED STOCK
            YEARS ENDED MARCH 31, 1998 AND 1997,                                COMMON STOCK                (ALL SERIES)
                         AND FOR THE                                    ---------------------------    --------------------------
        THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)                        SHARES       AMOUNTS        SHARES        AMOUNT
---------------------------------------------------------------------------------------------------------------------------------
 BALANCE, APRIL 1, 1996 .............................................    15,849,488    $ 15,849           --           $   --
Stock issued in connection with litigation settlement ...............        11,000          11           --               --
Exercise of stock options ...........................................           752           1           --               --
Foreign currency translation adjustment .............................            --          --           --               --
Net income for the year .............................................            --          --           --               --
---------------------------------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1997 ............................................    15,861,240      15,861           --               --
Stock issued in lieu of cash payments ...............................        42,178          42           --               --
Stock issued in connection with private placement, net (Note 11).         1,425,000       1,425           --               --
Stock to be subscribed (Note 8) .....................................            --          --           --               --
Exercise of stock appreciation rights ...............................        18,348          18           --               --
Issuance of warrants to purchase stock (Note 11) ....................            --          --           --               --
Foreign currency translation adjustment .............................            --          --           --               --
Net loss for the year ...............................................            --          --           --               --
---------------------------------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1998 ............................................    17,346,766      17,346           --               --
Stock issued in connection with litigation settlement (Note 8) ......        28,700          28           --               --
Subscribed stock issued to common escrow (Note 8) ...................       350,000         350           --               --
Issuance of warrants to purchase stock (Note 11) ....................            --          --           --               --
Stock issued in connection with acquisitions (Note 6) ...............        62,500          63      500,000              500
Exchange of common stock for Series C Preferred (Note 7) ............    (1,425,000)     (1,425)          75                1
Compensation costs related to acquisition (Note 6) ..................            --          --           --               --
Foreign currency translation adjustment .............................            --          --           --               --
Net loss for the period .............................................            --          --           --               --
---------------------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1998 .........................................    16,362,966      16,362      500,075              501
Issuance of options and warrants to purchase stock ..................            --          --           --               --
Stock issued in connection with acquisition (Note 6) ................            --          --    1,010,000            1,010
Exchange of Series C Preferred for common stock,
 net of dividend of $2,214,900.......................................     3,000,000       3,000          (75)                (1)
Compensation costs related to acquisitions (Note 6) .................            --          --
Stock issued in connection with repayment of debt ...................       431,729         432           --               --
Issuance of Series D Preferred Stock, net of costs of $320,645 (Note
 17) ................................................................            --          --           30                1
Preferred stock dividends (Note 5) ..................................            --          --           --               --
Foreign currency translation adjustment .............................            --          --           --               --
Net loss for the period .............................................            --          --           --               --
---------------------------------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1999 ............................................    19,794,695    $ 19,794    1,510,030           $ 1,511

             NINE MONTHS ENDED DECEMBER 31, 1998,
             YEARS ENDED MARCH 31, 1998 AND 1997,                                                 ADDITIONAL
                          AND FOR THE                                       STOCK TO BE            PAID-IN        ACCUMULATED
         THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)                    SUBSCRIBED/ISSUED        CAPITAL          DEFICIT
----------------------------------------------------------------------------------------------------------------------------------
 BALANCE, APRIL 1, 1996 .............................................        $         --        $ 15,901,574    $   (8,960,196)
Stock issued in connection with litigation settlement ...............                  --             146,238                --
Exercise of stock options ...........................................                  --                  --                --
Foreign currency translation adjustment .............................                  --                  --                --
Net income for the year .............................................                  --                  --           773,952
----------------------------------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1997 ............................................                  --          16,047,812        (8,186,244)
Stock issued in lieu of cash payments ...............................                  --             244,226                --
Stock issued in connection with private placement, net (Note 11).                      --           7,481,075                --
Stock to be subscribed (Note 8) .....................................           3,500,000                  --                --
Exercise of stock appreciation rights ...............................                  --             137,530                --
Issuance of warrants to purchase stock (Note 11) ....................                  --           1,136,188                --
Foreign currency translation adjustment .............................                  --                  --                --
Net loss for the year ...............................................                  --                  --       (13,289,910)
----------------------------------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1998 ............................................           3,500,000          25,046,831       (21,476,154)
Stock issued in connection with litigation settlement (Note 8) ......                  --              81,600                --
Subscribed stock issued to common escrow (Note 8) ...................          (3,500,000)          3,499,650                --
Issuance of warrants to purchase stock (Note 11) ....................                  --             328,231                --
Stock issued in connection with acquisitions (Note 6) ...............                  --           3,601,000                --
Exchange of common stock for Series C Preferred (Note 7) ............                  --             997,956                --
Compensation costs related to acquisition (Note 6) ..................                  --             420,000                --
Foreign currency translation adjustment .............................                  --                  --                --
Net loss for the period .............................................                  --                  --        (7,090,192)
----------------------------------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1998 .........................................                  --          33,975,268       (28,566,346)
Issuance of options and warrants to purchase stock ..................                  --           1,435,512                --
Stock issued in connection with acquisition (Note 6) ................             978,690           1,956,370                --
Exchange of Series C Preferred for common stock,
 net of dividend of $2,214,900.......................................                                  (2,999)               --
Compensation costs related to acquisitions (Note 6) .................                                 900,471                --
Stock issued in connection with repayment of debt ...................             200,000           1,022,767                --
Issuance of Series D Preferred Stock, net of costs of $320,645 (Note
 17) ................................................................                  --           3,022,544                --
Preferred stock dividends (Note 5) ..................................                  --          (1,497,479)               --
Foreign currency translation adjustment .............................                  --                  --                --
Net loss for the period .............................................                  --                  --        (7,501,613)
----------------------------------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1999 ............................................        $  1,178,690        $ 40,812,454    $  (36,067,959)


            NINE MONTHS ENDED DECEMBER 31, 1998,                          ACCUMULATED
            YEARS ENDED MARCH 31, 1998 AND 1997,                             OTHER            TOTAL
                         AND FOR THE                                     COMPREHENSIVE    STOCKHOLDERS'
        THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED)                     INCOME (LOSS)       EQUITY
----------------------------------------------------------------------------------------------------------
 BALANCE, APRIL 1, 1996 .............................................   $    82,782    $    7,040,009
Stock issued in connection with litigation settlement ...............            --           146,249
Exercise of stock options ...........................................            --                 1
Foreign currency translation adjustment .............................          (939)             (939)
Net income for the year .............................................            --           773,952
----------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1997 ............................................        81,843         7,959,272
Stock issued in lieu of cash payments ...............................            --           244,268
Stock issued in connection with private placement, net (Note 11).                --         7,482,500
Stock to be subscribed (Note 8) .....................................            --         3,500,000
Exercise of stock appreciation rights ...............................            --           137,548
Issuance of warrants to purchase stock (Note 11) ....................            --         1,136,188
Foreign currency translation adjustment .............................       (49,106)          (49,106)
Net loss for the year ...............................................            --       (13,289,910)
----------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1998 ............................................        32,737         7,120,760
Stock issued in connection with litigation settlement (Note 8) ......            --            81,628
Subscribed stock issued to common escrow (Note 8) ...................            --                --
Issuance of warrants to purchase stock (Note 11) ....................            --           328,231
Stock issued in connection with acquisitions (Note 6) ...............            --         3,601,563
Exchange of common stock for Series C Preferred (Note 7) ............            --           996,532
Compensation costs related to acquisition (Note 6) ..................            --           420,000
Foreign currency translation adjustment .............................      (115,804)         (115,804)
Net loss for the period .............................................            --        (7,090,192)
----------------------------------------------------------------------------------------------------------
 BALANCE, DECEMBER 31, 1998 .........................................       (83,067)        5,342,718
Issuance of options and warrants to purchase stock ..................            --         1,435,512
Stock issued in connection with acquisition (Note 6) ................            --         2,936,070
Exchange of Series C Preferred for common stock,
 net of dividend of $2,214,900.......................................            --                --
Compensation costs related to acquisitions (Note 6) .................            --           900,471
Stock issued in connection with repayment of debt ...................            --         1,223,199
Issuance of Series D Preferred Stock, net of costs of $320,645 (Note
 17) ................................................................            --         3,022,545
Preferred stock dividends (Note 5) ..................................            --        (1,497,479)
Foreign currency translation adjustment .............................        95,342            95,342
Net loss for the period .............................................            --        (7,501,613)
----------------------------------------------------------------------------------------------------------
 BALANCE, MARCH 31, 1999 ............................................   $    12,275    $    5,956,765

              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                                                        EXECUTIVE TELECARD, LTD.
                                                              D/B/A EGLOBE, INC.

                          CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
--------------------------------------------------------------------------------


                                               THREE MONTHS ENDED           NINE MONTHS
                                                  MARCH 31,                    ENDED           YEARS ENDED MARCH 31,
                                       ---------------------------------    DECEMBER 31,   -----------------------------
                                           1999             1998              1998              1998           1997
                                                 (UNAUDITED)
--------------------------------------------------------------------------------------------------------------------------
Net income (loss) ..................   $ (7,501,613)    $ (7,954,218)    $  (7,090,192)    $ (13,289,910)   $773,952
Foreign currency translation
 adjustments .......................         95,342          (12,277)         (115,804)          (49,106)       (939)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive net income (loss) ....   $ (7,406,271)    $ (7,966,495)    $  (7,205,996)    $ (13,339,016)   $773,013
--------------------------------------------------------------------------------------------------------------------------


               See accompanying summary of accounting policies and
                   notes to consolidated financial statements

                                                        EXECUTIVE TELECARD, LTD.
                                                              D/B/A EGLOBE, INC.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                        THREE MONTHS ENDED         NINE MONTHS                YEARS ENDED
                                                           MARCH 31,                  ENDED                     MARCH 31,
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS   -----------------------------   DECEMBER 31,     ----------------------------
                                                     1999             1998             1998             1998             1997
                                                           (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
 Net income (loss) ..............................(7,501,613)    $ (7,954,218)    $  (7,090,192)   $ (13,289,910)   $    773,952
 Adjustments to reconcile net income (loss) to
  cash provided by (used in) operating
  activities:
  Depreciation and amortization ................. 1,448,640          813,872         2,255,945        2,769,844       1,740,952
  Provision for bad debts .......................   188,771          698,910           789,187        1,433,939         404,410
  Settlement costs (Note 7) .....................        --               --           996,532               --              --
  Common stock issued in lieu of cash
   payments .....................................        --               --                --          144,268         146,249
  Non-cash interest expense .....................   201,956               --                --               --              --
  Issuance of options and warrants for services
   (Note 11) ....................................    18,849          220,000           190,417          220,000              --
  Compensation costs related to acquisitions
   (Note 6) .....................................   919,320               --           420,000               --              --
  Amortization of debt discount (Note 4) ........   304,244          478,580           254,678          478,580              --
  Proxy related litigation expense (Note 8) .....        --        3,500,000            81,628        3,500,000              --
  Gain on sale of property and equipment ........        --               --           (57,002)              --              --
  Impairment reserve for assets .................        --               --                --          143,668              --
  Other, net ....................................        --          137,548                --          137,548              --
  Changes in operating assets and liabilities:
   Accounts receivable ..........................(1,647,773)        (148,281)          886,768         (915,661)     (2,359,402)
   Other current assets .........................  (753,723)         125,797           177,494           52,860        (318,437)
   Accounts payable ............................. 1,501,781        1,269,736         3,338,653       (1,055,206)         37,174
   Income taxes payable .........................  (147,426)              --           (90,289)       1,499,879              --
   Accrued expenses .............................(2,651,483)          19,160         1,033,420        2,414,406      (2,321,403)
   Deferred revenue .............................   532,974               --           485,804               --              --
   Other liabilities ............................   (37,520)           1,835          (114,436)         (39,008)       (114,914)
---------------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities .(7,623,003)        (837,061)        3,558,607       (2,504,793)     (2,011,419)
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Acquisitions of property and equipment .........        --         (239,836)       (1,990,368)      (2,150,280)     (5,043,062)
 Proceeds from sale of property and equipment ...        --               --           126,638               --              --
 Advances to non-affiliate (Note 17) ............  (503,000)              --          (970,750)              --              --
 Purchase of companies, net of cash acquired
  (Note 6) ......................................   (95,287)              --        (2,207,447)              --              --
 Restricted cash ................................    (1,003)              --          (100,438)              --              --
 Other assets ...................................   (35,490)        (180,025)         (108,863)          26,693        (151,013)
---------------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities ...............  (634,780)        (419,861)       (5,251,228)      (2,123,587)     (5,194,075)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
 Proceeds from notes payable (Notes 3 and 4) ....   200,000        6,997,787         1,450,000        7,810,000      10,297,429
 Deferred financing and acquisition costs .......   (40,258)              --          (524,154)              --              --
 Stock issuance costs ...........................  (320,645)              --                --               --              --
 Proceeds from issuance of common stock .........        --               --                --        7,482,500              --
 Proceeds from issuance of preferred stock ...... 8,000,000               --                --               --              --
 Payments on capital leases .....................  (159,783)              --          (197,938)        (447,997)             --
 Payments on notes payable ......................  (141,296)      (7,137,540)          (19,362)      (9,997,397)     (1,869,938)
---------------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities . 7,538,018         (139,753)          708,546        4,847,106       8,427,491
---------------------------------------------------------------------------------------------------------------------------------
 Net increase (decrease) in cash ................  (719,765)      (1,396,675)         (984,075)         218,726       1,221,997
Cash and cash equivalents, beginning of period .. 1,407,131        3,787,881         2,391,206        2,172,480         950,483
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period ........   687,366     $  2,391,206     $   1,407,131    $   2,391,206    $  2,172,480
---------------------------------------------------------------------------------------------------------------------------------


              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                                                        EXECUTIVE TELECARD, LTD.
                                                              D/B/A EGLOBE, INC.

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------


                                                      THREE MONTHS ENDED      NINE MONTHS         YEARS ENDED
                                                            MARCH 31,            ENDED              MARCH 31,
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION  -------------------------  DECEMBER 31, -----------------------------
                                                       1999         1998        1998          1998         1997
                                                          (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------
CASH PAID DURING THE PERIOD FOR:
 Interest .......................................  $   85,627    $264,993     $ 176,095    $1,267,399    $ 654,180
 Income taxes ...................................  $  128,332    $ 46,759     $  96,000    $  101,181    $  79,352
-------------------------------------------------------------------------------------------------------------------------
NON-CASH INVESTING AND FINANCING ACTIVITIES:
 Equipment acquired under capital lease
   obligations ..................................  $  349,191    $     --     $ 329,421    $  312,213    $ 705,660
-------------------------------------------------------------------------------------------------------------------------
 Common stock issued for acquisition of
   equipment ....................................  $       --    $     --     $      --    $  100,000    $      --
-------------------------------------------------------------------------------------------------------------------------
 Unamortized debt discount related to warrants ..  $  273,105    $ 25,742     $ 321,094    $  437,608    $      --
-------------------------------------------------------------------------------------------------------------------------
Common stock to be issued for payment of debt ...  $  200,000    $     --     $      --    $       --    $      --
-------------------------------------------------------------------------------------------------------------------------
Common stock issued in payment of debt ..........  $1,023,198    $     --     $      --    $       --    $      --
-------------------------------------------------------------------------------------------------------------------------

Preferred stock dividends .......................  $3,712,379    $     --     $      --    $       --    $      --
-------------------------------------------------------------------------------------------------------------------------


IDX ACQUISITION, NET OF CASH ACQUIRED (Note 6)


                                                                   NINE MONTHS    YEARS ENDED
                                                                    PERIOD ENDED    MARCH 31,
                                                                    DECEMBER 31,  --------------
                                                                        1998       1998    1997
-------------------------------------------------------------------------------------------------
Working capital deficit, other than cash acquired ...............  $   (930,634)   $ --   $ --
Property and equipment ..........................................       975,009      --     --
Purchase price in excess of the net assets acquired .............    10,917,867      --     --
Other assets ....................................................       163,229      --     --
Notes payable issued in acquisition .............................    (5,418,024)     --     --
Capital stock issued in acquisition .............................    (3,500,000)     --     --
-------------------------------------------------------------------------------------------------
Net cash used to acquire IDX ....................................  $  2,207,447    $ --   $ --
-------------------------------------------------------------------------------------------------

UCI ACQUISITION, NET OF CASH ACQUIRED (Note 6)

                                                                  NINE MONTHS    YEARS ENDED
                                                                  PERIOD ENDED    MARCH 31,
                                                                  DECEMBER 31,  --------------
                                                                      1998       1998    1997
-------------------------------------------------------------------------------------------------
Purchase price in excess of the net assets acquired ............ $  1,176,563    $ --   $ --
Accrued cash payment due in 1999 ...............................      (75,000)     --     --
Note payable issued in acquisition .............................   (1,000,000)     --     --
Common stock issued for acquisition ............................     (101,563)     --     --
-------------------------------------------------------------------------------------------------
Net cash used to acquire UCI ......-............................ $         --    $ --   $ --
-------------------------------------------------------------------------------------------------


                                      F-8

                                                        EXECUTIVE TELECARD, LTD.
                                                              D/B/A EGLOBE, INC.

                                          CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------



TELEKEY ACQUISITION, NET OF CASH ACQUIRED (Unaudited) (Note 6)

                                                                                     THREE MONTHS ENDED
                                                                                         MARCH 31,
                                                                                   ----------------------
                                                                                         1999        1998
-----------------------------------------------------------------------------------------------------------
Working capital deficit, other than cash acquired ................................   $ (1,284,060)   $--
Property and equipment ...........................................................        481,289     --
Purchase price in excess of the net assets acquired ..............................      5,000,436     --
Acquired debt ....................................................................     (1,017,065)    --
Notes payable issued in acquisition ..............................................       (150,000)    --
Issuance of Series F Convertible Preferred Stock .................................         (1,010)    --
Additional paid-in capital .......................................................     (1,955,613)    --
Stock to be issued ...............................................................       (978,690)    --
-----------------------------------------------------------------------------------------------------------
Net cash used to acquire Telekey .................................................   $     95,287    $--
-----------------------------------------------------------------------------------------------------------



              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                            EXECUTIVE TELECARD, LTD.
                              D/B/A EGLOBE, INC.

                        SUMMARY OF ACCOUNTING POLICIES
        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)



ORGANIZATION AND BUSINESS

     Executive TeleCard, Ltd. (d/b/a eGlobe, Inc.) and subsidiaries, (collectively, the "Company") provide services to large telecommunications companies, primarily to telephone companies which are dominant in their national markets and to specialized telephone companies and to Internet Service Providers as well. The services of the Company enable its customers to provide global reach for "enhanced" or "value added" services that they are supplying, to their end user customers. Prior to 1998, the entire focus was on supporting calling card services. In 1998, that focus began to change.



     The key assets of the Company - its operating platforms in more than 40 countries, its ability to originate telephone calls (and in many cases, provide data access) in more than 90 countries and territories, and its customer and operating arrangements around the world -- permit extension of the Company's line of services at incremental cost. In 1998, the Company began that extension of services through acquisition and investment.

     The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. Certain consolidated financial amounts have been reclassified for consistent presentation. In December 1998, the Company acquired IDX International, Inc. ("IDX"), a supplier of Internet Protocol, ("IP") transmission services, principally to telecommunications carriers, in 14 countries. Also, in December 1998, the Company acquired UCI Tele Network, LTD. ("UCI"), a development stage calling card business with contracts to provide calling card services in Cyprus and Greece. In February 1999, the Company completed the acquisition of Telekey, Inc. ("Telekey"), a provider of card-based telecommunications services (see Note 6).

     During the three months ended March 31, 1999 and the nine months ending December 31, 1998, the Company advanced approximately $1.5 million and $1.0 million to a software based service company that the Company is in the process of negotiating to acquire. For these advances, the Company received a technology license and has participated in the development and beta testing of the core software. This investment provides the basis for a new set of IP and voice services which the Company expects to launch in 1999. (See Note 17).



MANAGEMENT'S PLAN



     As of March 31, 1999, the Company had a net working capital deficiency of $19.6 million, which consists of $7.5 million of debt due in August 1999, short-term indebtedness of $5.4 million related to acquisitions, of which $0.6 million is related to the Telekey acquisition in February 1999 and $4.9 million is related to two acquisitions in December 1998. Of this latter amount, up to $4.4 million (plus accrued interest) may be paid, at the Company's sole discretion, by the issuance of common stock.

     As of December 31, 1998, the Company had a net working capital deficiency of $21.0 million resulting principally from a net loss of $7.1 million for the nine months ended December 31, 1998, reclassification of $8.5 million of debt due in August 1999 ($7.5 million) and December 1999 ($1.0 million) to a current liability as of December 31, 1998 and short-term indebtedness of $6.3 million incurred during the fourth calendar quarter of 1998 primarily related to two acquisitions (see Note 6 for further discussion). Of this latter amount, up to $5.4 million (plus accrued interest) may be paid, at the Company's sole discretion, by the issuance of common stock. The first $1.0 million was repaid by the issuance of common stock in March 1999.

     In January and February 1999, the Company raised $8.0 million in cash through the issuance of convertible preferred stock and warrants. The Company will receive an additional $2.0 million upon registration of the common stock underlying the convertible preferred stock. (See Note 17 for additional

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)
        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

information on these issuances). Substantially all of the $8.0 million of proceeds was used in the first calendar quarter of 1999 to support current operations and capital expenditure requirements for equipment to support new customer contracts and to pay-down accounts payable, principally to telecommunications vendors and professional service firms. On April 9, 1999, the Company entered into a financing commitment totaling $20.0 million with an affiliate of the Company's largest stockholder in the form of long-term debt. This commitment is subject to approval by the Company's stockholders at its annual meeting scheduled to occur in the second calendar quarter of 1999. The Company's management believes that there is a high probability that stockholder approval will be obtained (see Note 18 for additional information on this financing). However, if stockholder approval is not obtained, the Company will be required to pursue additional sources of capital, to repay the indebtedness due in August 1999 of $8.5 million, including accrued interest of approximately $1.0 million, and to support the business plan of the Company.

     Under the terms of this commitment, the lender provided the Company with a $7.0 million unsecured loan which is due on the earlier of one year or approval of the $20.0 million facility by the stockholders.


     The estimated capital requirements for 1999 needed to meet the Company's pre-existing cash obligations of approximately $11.7 million and to finance its growth plan are approximately $50.0 million. Through April 10, 1999, the Company acquired new funding and commitments in excess of $32.0 million: $10 million from the sale of convertible stock (of which the $8.0 million has been received and $2.0 million will be advanced upon registration of the underlying common shares); $20.0 million in committed long-term debt which is subject to stockholder approval (under the commitment the lender has provided a bridge loan of $7.0 million which the Company has drawn down); and $2.0 million or more in vendor financing for network equipment purchases. Assuming that stockholder approval is forthcoming for the long-term debt, these funds should permit the Company to meet a modest baseline growth plan. To achieve the growth, both in the short and long term, that the business plan anticipates, however, will require additional capital of $18.0 million. The Company anticipates that these cash needs in the latter part of the year will come from (1) a capital market financing of debt or equity in the second half of the year of up to $30.0 million and (2) secured equipment-based financing of up to $10.0 million. Should the Company be unable to raise additional funds from these or other sources, then its plans will be sharply curtailed and its business adversely affected.


     Although the Company's management believes that stockholder approval for the financing by the lender described above is probable, in the event approval is not obtained, there can be no assurance that the Company will raise additional capital or generate funds from operations sufficient to meet its obligations and planned requirements. The lack of sufficient funds from these sources would force the Company to curtail both its existing and planned levels of operations and would therefore have an adverse effect on the Company's business.

CHANGE OF FISCAL YEAR


     Effective with the period ended December 31, 1998, the stockholders of the Company approved the change of the fiscal year to a December 31 fiscal year end. Therefore, the period ended December 31, 1998 represents a nine-month period as compared to a twelve month period for fiscal years ended March 31, 1998 and 1997.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)
        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

     Information for the comparable nine month period ended December 31, 1997 is summarized below (unaudited):



     Revenue ..................     $  25,583,730
     Gross profit .............     $  10,905,014
     Taxes on income ..........     $     140,000
     Net loss .................     $  (5,335,692)
     Net loss per common share:
  Basic .......................     $       (0.31)
  Diluted .....................     $       (0.31)


BASIS OF PRESENTATION AND CONSOLIDATION

     The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.



UNAUDITED PERIODS

     The financial information with respect to the three months ended March 31, 1999 and 1998 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of the results of such period. The results of operations for interim periods are not necessarily indicative of the results of operations for the full fiscal year.

FOREIGN CURRENCY TRANSLATION

     For subsidiaries whose functional currency is the local currency and which do not operate in highly inflationary economies, all net monetary and non-monetary assets and liabilities are translated at current exchange rates and translation adjustments are included in stockholders' equity. Revenues and expenses are translated at the weighted average rate for the period. Foreign currency gains and losses resulting from transactions are included in the results of operations in the period in which the transactions occurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Financial instruments, which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash and temporary cash investments with quality financial institutions.

     Concentrations of credit risk with respect to trade accounts receivable are limited due to the variety of customers and markets which comprise the Company's customer base, as well as the geographic diversification of the customer base. The Company routinely assesses the financial strength of its

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)
        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)



customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited. Generally, the Company does not require collateral or other security to support customer receivables. As of March 31, 1999, the Company had approximately 24% in trade accounts receivable from one customer. As of December 31, 1998, the Company had approximately 30% and 12% in trade accounts receivable from two customers. In addition, a few of the Company's card services customers, who accounted for approximately 40% of revenues during the fiscal year ended March 31, 1998, have during the nine month period ended December 31, 1998 substantially reduced their use of the Company's services and can be expected to end their use of such services in the near future. As a result, the Company has experienced a decline in card service revenue. At March 31, 1999, there were no other significant concentrations of credit risk.

     Some of the Company's customers are permitted to choose the currency in which they pay for calling services from among several different currencies determined by the Company. Thus, the Company's earnings may be materially affected by movements in the exchange rate between the U.S. dollar and such other currencies. The Company does not engage in the practice of entering into foreign currency contracts in order to hedge the effects of foreign currency fluctuations.

     The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximated fair value because of the immediate or short-term maturity of these instruments. The difference between the carrying amount and fair value of the Company's notes payable and long-term debt is not significant.

RESTRICTED CASH

     Restricted cash consists of $0.1 million on deposit with a financial institution to secure a letter of credit issued to a transmission vendor related to a new agreement whereby the Company will perform platform and transmission services.

PROPERTY, EQUIPMENT, DEPRECIATION AND AMORTIZATION

     Property and equipment are recorded at cost. Additions, installation costs and major improvements of property and equipment are capitalized. Expenditures for maintenance and repairs are expensed as incurred. The cost of property and equipment retired or sold, together with the related accumulated depreciation or amortization, are removed from the appropriate accounts and the resulting gain or loss is included in the statement of operations.

     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets ranging from five to twenty years.

     The Company follows the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of ". Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continuously evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

SOFTWARE DEVELOPMENT COSTS

     SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date when technological feasibility is established and prior to the date when the product is generally

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)
        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

available for licensing. The Company defines technological feasibility as being attained at the time a working model of a software product is completed. Capitalized software development costs will be amortized using the straight-line method over the estimated economic life of approximately three years.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

GOODWILL AND INTANGIBLE ASSETS



     Intangible assets consist primarily of goodwill arising from acquisitions and licenses and trademarks which are recorded at cost. Goodwill of $10.9 million, $1.1 million and 5.0 million was recorded in connection with the acquisition of IDX, UCI and Telekey on December 2, 1998, December 31, 1998 and February 12, 1999, respectively. See Note 6 for discussion of acquisitions.

       Amortization of goodwill is provided over seven years on a straight-line basis. Amortization is provided on the straight-line method over ten years for licenses and trademarks. Amortization expense for the three months ended March 31, 1999 and 1998, the nine months ended December 31, 1998 and the fiscal years ended March 31, 1998 and 1997 was $0.6 million, $0.02 million, $0.2 million, $0.05 million and $0.19 million, respectively. At March 31, 1999, December 31, 1998 and March 31, 1998, accumulated amortization of goodwill and other intangible assets was $1.48 million, $0.93 million and $0.73 million, respectively. The carrying value of intangible assets is periodically reviewed and impairments, if any, are recognized when the expected future benefit to be derived from individual intangible assets is less than its carrying value. The carrying value of goodwill will be periodically reviewed based on the future estimated undiscounted cash flows to determine if any impairment should be recognized.

DEFERRED REVENUE

     Some of the Company's card services business is for prepaid cards. The amount billed for these cards is initially recorded as deferred revenue and subsequently recognized as revenue in the statement of operations as the cards are used. Unused amounts that expire are referred to as breakage and are recorded as revenues at the date of expiration.


DEFERRED FINANCING AND ACQUISITION COSTS

     Deferred financing and acquisition costs represent third party costs and expenses incurred which are directly traceable to pending acquisitions and financing efforts. The costs and expenses will be matched with completed financings and acquisitions and accounted for according to the underlying transaction. The costs and expenses associated with unsuccessful efforts will be expensed in the period in which the acquisition or financing has been deemed to be unsuccessful. The Company evaluates all pending acquisition and financing costs quarterly to determine if any deferred costs should be expensed in the period.

REVENUE RECOGNITION

     Revenue from the provision of calling card and IP transmission services is recognized as utilized by customers. Billings to customers are based upon
established  tariffs  filed  with  the  United  States  Federal   Communications
Commission, or for usage outside of the tariff requirements, at rates established by the Company.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)
        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

TAXES ON INCOME

     The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are determined based on the temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements using enacted tax rates in effect for the year in which the differences are expected to reverse.

NET EARNINGS (LOSS) PER SHARE

     The Company applies SFAS No. 128, "Earnings Per Share" for the calculation of "Basic" and "Diluted" earnings (loss) per share. Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential dilution of securities that could share in the earnings (loss) of an entity.

STOCK OPTIONS

     The Company applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for all stock option plans. Under APB Opinion 25, no compensation cost has been recognized for stock options granted to employees as the option price equals or exceeds the market price of the underlying common stock on the date of grant.

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income (loss) as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. To provide the required pro forma information, the Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. See Note 11 for required disclosures.

     Under  SFAS  No.  123,  compensation  cost  is recognized for stock options
granted   to  non-employees  at  the  grant  date  by  using  the  Black-Scholes option-pricing model.

CASH EQUIVALENTS

     The Company considers cash and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

COMPREHENSIVE INCOME (LOSS)

     During the period ended December 31, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". The implementation of SFAS No. 130 required comparative information for earlier years to be restated. Comprehensive income (loss) is comprised of net income (loss) and all changes to stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. The Company has elected to report comprehensive income (loss) in a consolidated statement of comprehensive income
(loss).

RECENT ACCOUNTING PRONOUNCEMENTS

     The FASB has recently issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)
        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)



accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and is currently not applicable to the Company. Management believes that the adoption of SFAS No. 133 will have no material effect on its financial statements.


RECLASSIFICATIONS

     Certain   consolidated   financial   amounts  have  been  reclassified  for
consistent presentation.

                            EXECUTIVE TELECARD, LTD.

                               D/B/A EGLOBE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

1. PROPERTY AND EQUIPMENT

     Property and equipment at March 31, 1999, December 31, and March 31, 1998 consisted of the following:

                                                        MARCH 31,      DECEMBER 31,      MARCH 31,
                                                           1999            1998             1998
                                                      -------------   --------------   -------------
Land ..............................................   $   122,300      $   122,300     $   192,300
Buildings and improvements ........................       998,139          983,053         941,458
Calling card platform equipment ...................    13,480,369       13,480,369      12,424,718
IP transmission equipment .........................       887,540          887,540              --
Operations center equipment and furniture .........     8,092,200        8,085,517       7,142,360
Call diverters ....................................     1,885,756        1,400,855       1,400,855
Equipment under capital leases (Note 4) ...........     1,627,935        1,278,743         949,322
Internet communications equipment .................       562,700          562,700         563,175
                                                      -----------      -----------     -----------
                                                       27,656,939       26,801,077      23,614,188
Less accumulated depreciation and amortization.        14,542,561       13,648,667      11,702,878
                                                      -----------      -----------     -----------
                                                      $13,114,378      $13,152,410     $11,911,310
                                                      -----------      -----------     -----------

     Property and equipment at March 31, 1999, December 31, 1998 and March 31, 1998, includes certain telephone, IP transmission equipment and office equipment under capital lease agreements with an original cost of approximately $1.7 million, $1.3 million and $1.0 million, respectively and accumulated depreciation of $0.5 million, $0.4 million and $0.3 million, respectively. Depreciation expense for the three month periods ended March 31, 1999 and 1998, the nine month period ended December 31, 1998 and the years ended March 31, 1998 and 1997 was $0.9 million, $0.8 million, $2.1 million, $2.7 million and $1.6 million, respectively.


2. ACCRUED EXPENSES



     Accrued expenses at March 31, 1999, December 31, 1998 and March 31, 1998 consisted of the following:




                                                 MARCH 31,      DECEMBER 31,      MARCH 31,
                                                    1999            1998             1998
                                               -------------   --------------   -------------
Telephone carriers .........................    $1,239,062       $3,091,457      $2,591,511
Corporate realignment expenses .............       350,830          350,830         754,849
Legal and professional fees ................       149,018          387,130         320,341
Salaries and benefits ......................       403,412          513,230         267,681
Accrued taxes ..............................       658,120               --              --
Interest expense ...........................       828,928          646,360          64,714
Costs associated with acquisitions .........       345,038          696,955              --
Other ......................................       455,738          517,215         223,710
                                                ----------       ----------      ----------
                                                $4,430,146       $6,203,177      $4,222,806
                                                ----------       ----------      ----------

     The Company incurred various realignment expenses during the year ended March 31, 1998 resulting from the review of operations and activities undertaken by new corporate management. These costs, which totaled $3.1 million, included primarily employee severance, legal and consulting fees and the write down of certain investments made in the Company's Internet service development program. The Company does not anticipate further realignment expenses in the future. As of March 31, 1999 and December 31, 1998, cost associated with acquisitions primarily consists of $0.3 and $0.4 million for billing system development costs for a pending acquisition subsequent to March 31, 1999. The Company also incurred $0.2 million for legal fees related to the issuance of certain preferred stock subsequent to December 31, 1998.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)



3. NOTES PAYABLE AND LINE OF CREDIT PRINCIPALLY RELATED TO ACQUISITIONS





                                                                       MARCH 31,      DECEMBER 31,     MARCH 31,
                                                                          1999            1998           1998

                                                                     -------------   --------------   ----------
12 % unsecured term note payable to an investor, net of
 unamortized discount of $0 and $26,351, interest and
 principal payable in March 1999. (1) ............................    $  250,000       $  223,649        $  --

Convertible subordinated promissory note for acquisition of
 IDX, interest and principal repaid March 1999 through
 issuance of common stock. (2) ...................................            --        1,000,000           --

Convertible subordinated promissory note for acquisition of
 IDX, interest and principal payable May 1999. (2) ...............       418,024          418,024           --

Convertible subordinated promissory note for acquisition of
 IDX, interest and principal payable June 1999. (2) ..............     1,500,000        1,500,000           --

Convertible subordinated promissory note for acquisition of
 IDX, interest and principal payable October 1999. (2) ...........     2,500,000        2,500,000           --

8% promissory note for acquisition of UCI, interest and
 principal payable June 1999, net of unamortized discount of
 $21,484 and $42,967. (3) ........................................       478,516          457,033           --

Short-term loan from two officers. ...............................            --          100,000           --

Short-term note payable to an investor. ..........................       100,000          100,000           --

Line of credit of Telekey,  principal due on demand,  interest payable quarterly at a variable rate (8.25% at March 31,
 1999), expires in October 1999. (4) .............................       500,000               --           --

Non-interest bearing note for acquisition of Telekey, payable in
 equal monthly principal payments over one year. (4) .............       112,500               --           --
                                                                      ----------       ----------        -----
Total notes payable and line of credit ...........................    $5,859,040       $6,298,706        $  --
                                                                      ----------       ----------        -----




----------
(1) In September 1998, a subsidiary of the Company entered into a bridge loan agreement with an investor for $250,000. The proceeds were advanced to a company that is developing messaging technology. (See Note 3). In connection with this transaction, the lender was granted warrants to purchase 25,000 shares of the Company's common stock at a price of $2.00 per share. The value assigned to the warrants of $26,351 was recorded as a discount to the note and has been amortized through March 31, 1999 as additional interest expense. The warrants expire on September 1, 2003 and as of March 31, 1999, these warrants have not been exercised. The Company is in the process of negotiating with the lender to extend this loan. However, there can be no assurance that such extension will be received.

(2) In December 1998, the Company acquired IDX. In connection with this transaction, convertible subordinated promissory notes were issued in the amount of $5.0 million. An additional note of $0.4 million for accrued but unpaid dividends owed by IDX was also issued by the Company and is due May 31, 1999. The notes bear interest at LIBOR plus 2.5% (7.75% as defined). Each of the notes, plus accrued interest, may be paid in cash or shares of the Company's common stock, at the sole discretion of the Company. If the Company elects to pay the notes with common stock, the price of the common stock on the due date of the notes determines the number of shares to be issued. In March 1999, the Company elected to pay the first note, which had a face value of $1.0 million, plus accrued interest, in shares of common stock and issued 431,728 shares of common stock to discharge this indebtedness. In connection with the discharge of this indebtedness, IDX was granted warrants to purchase 43,173 shares of the Company's common stock at a price of $2.37 per share. The warrants expire March 23, 2002. The value assigned to the warrants of $62,341 was recorded as interest expense in March 1999. At March 31, 1999 these warrants have not been exercised. IDX must meet certain working capital levels at the date of acquisition. To the extent that IDX has a working capital deficiency, as defined, as of the date of acquisition, the Company may reduce the number of shares of the Series B Preferred Stock currently held by the stockholders and may in some circumstances reduce the amount outstanding on the principal balance of the third IDX note. See Note 6 for further discussion.

(3) On December 31, 1998, the Company acquired UCI. In connection with this transaction, the Company issued a promissory note for $0.5 million bearing interest at 8% due June 27, 1999. In connection with the note, UCI was granted warrants to purchase 50,000 shares of the Company's common stock at a price of $1.63 per share. The warrants expire on December 31, 2003. The value assigned to the warrants of $42,967 was recorded as a discount to the note and will be amortized through June 1999 as additional interest expense. At March 31, 1999, these warrants have not been exercised. See Note 6 for further discussion.

(4) On February 12, 1999, the Company acquired Telekey. In connection with this transaction, the Company issued a non-interest bearing note for $0.15 million. (See Note 6). Telekey also has a $1.0 million line of credit expiring October 29, 1999 to facilitate operational financing needs. The line of credit is personally guaranteed by previous members of Telekey and is due on demand. Interest is at a variable rate (8.25% at March 31, 1999).

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)


4. LONG-TERM DEBT

     At March 31, 1999, December 31, 1998 and March 31, 1998, long-term debt consisted of the following:

                                                                   MARCH 31,      DECEMBER 31,      MARCH 31,
                                                                     1999             1998             1998
                                                                --------------   --------------   -------------
8.875% unsecured term note payable to a
 telecommunications company, interest and principal
 payable August 1999, net of unamortized discount of
 $201,299, $205,932 and $437,608. (1) .......................    $ 7,298,701       $7,294,068      $7,062,392

8.875% unsecured term note payable to a stockholder,
 interest and principal payable December 1999, net of
 unamortized discount of $50,322 and $45,844. (2) ...........        949,678          954,156              --

8% promissory note for acquisition of UCI, interest and
 principal payable June 2000. (3) ...........................        500,000          500,000              --

8% mortgage note, payable monthly, including interest
 through March 2010, with an April 2010 balloon payment;
 secured by deed of trust on the related land and building.          303,617          305,135         310,000

10% promissory note of Telekey payable to a
 telecommunication company, interest payable quarterly,
 principal due in December 2000. (4) ........................        453,817               --              --

Capitalized lease obligations ...............................        974,577          724,199         607,209
                                                                 -----------       ----------      ----------
Total .......................................................     10,480,390        9,777,558       7,979,601
Less current maturities, net of unamortized discount of
 $251,621, $251,776 and $437,608.............................      8,572,955        8,540,214         244,020
                                                                 -----------       ----------      ----------
Total long-term debt ........................................    $ 1,907,435       $1,237,344      $7,735,581
                                                                 -----------       ----------      ----------

----------
(1) In February 1998, the Company borrowed $7.5 million from a telecommunications company. In connection with this transaction, the lender was granted warrants to purchase 500,000 shares of the Company's common stock at a price of $3.03 per share. The warrants expire on February 23, 2001. The value assigned to such warrants when granted in connection with the above note agreement was approximately $0.5 million and was recorded as a discount to long-term debt. The discount is being amortized over the term of the note as interest expense. In January 1999, pursuant to the anti-dilution provisions of the loan agreement, the exercise price of the warrants was adjusted to $1.50 per share, resulting in additional debt discount of $0.2 million. This amount is being amortized over the remaining term of the note. At March 31, 1999, these warrants have not been exercised.

(2) In June 1998, the Company borrowed $1.0 million from an existing stockholder. In connection with this transaction, the lender was granted warrants expiring June 2001 to purchase 67,000 shares of the Company's common stock at a price of $3.03 per share. The stockholder also received as consideration for the loan, the repricing and extension of a warrant for 55,000 shares to be exercisable before February 2001 at a price of $3.75 per share. The value assigned to such warrants, including the revision of terms, of approximately $68,846, was recorded as a discount to the note payable and is being amortized over the term of the note as interest expense. In January 1999, the exercise price of the 122,000 warrants was lowered to $1.5125 per share and the expiration dates were extended through January 31, 2002. The value of $19,480 assigned to the revision in terms has been recorded as additional debt discount and is being amortized to interest expense through December 31, 1999. At March 31, 1999, these warrants have not been exercised.

(3) On December 31, 1998, the Company acquired UCI. In connection with this transaction, the Company issued a $0.5 million note with 8% interest payable monthly due no later than June 30, 2000. See Note 6 for discussion.

(4) On February 12, 1999, the Company acquired Telekey. Telekey has an outstanding promissory note for $0.454 million bearing interest payable quarterly at 10% due on December 31, 2000 to a telecommunication company.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)



     Future maturities of long-term debt and future minimum lease payments under capital lease obligations at December 31, 1998 are as follows:



                                                   LONG-TERM        CAPITAL
           YEAR ENDING DECEMBER 31,                   DEBT          LEASES           TOTAL
----------------------------------------------   -------------   ------------   --------------
  1999 .......................................    $8,506,956      $ 362,545      $ 8,869,501
  2000 .......................................       507,534        321,115          828,649
  2001 .......................................         8,159        189,939          198,098
  2002 .......................................         8,836             --            8,836
  2003 .......................................         9,569             --            9,569
  Thereafter .................................       264,081             --          264,081
                                                  ----------      ---------      -----------
  Total payments .............................     9,305,135        873,599       10,178,734
  Less amounts representing interest .........            --        149,400          149,400
                                                  ----------      ---------      -----------
  Principal payments .........................     9,305,135        724,199       10,029,334
  Less current maturities ....................     8,506,956        285,034        8,791,990
                                                  ----------      ---------      -----------
  Total Long-Term Debt .......................    $  798,179      $ 439,165      $ 1,237,344
                                                  ==========      =========      ===========


     Subsequent  to December  31,  1998,  the Company  entered  into  additional
capital  lease   obligations   requiring   future   minimum  lease  payments  of
approximately $0.6 million through 2001.

5. EARNINGS (LOSS) PER SHARE



     Earnings per share are calculated in accordance with SFAS No. 128, "Earnings Per Share". Under SFAS No. 128, basic earnings (loss) per share is calculated as income (loss) available to common stockholders divided by the weighted average number of common shares outstanding. Diluted earnings per share is calculated as net income (loss) divided by the diluted weighted average number of common shares. The diluted weighted average number of common shares is calculated using the treasury stock method for common stock issuable pursuant to outstanding stock options and common stock warrants. Common stock options and warrants of 413,889, 282,595, 44,234 and 203,782 were not included in diluted earning (loss) per share for the three months ended March 31,1999 and 1998 and the nine months ended December 31, 1998 and the fiscal year ended March 31, 1998, respectively, as the effect was antidilutive due to the Company recording a loss for these periods. In addition, convertible preferred stock and convertible subordinated promissory notes convertible into 9.1 million and 5.3 million shares of common stock were not included in diluted earnings (loss) per share for the three month periods ended March 31,1999 and the nine month period ended December 31, 1998 due to the loss for the periods.

     Options and warrants to purchase 1,135,906 shares of common stock at exercise prices from $2.25 to $6.61 per share were outstanding at March 31, 1999 but were not included in the computation of diluted earnings per (loss) share for the three months ended March 31, 1999 because the exercise prices were greater than the average market price of the common shares during that period. Options and warrants to purchase 629,702 shares of common stock at exercise prices from $3.50 to $6.98 per share were outstanding at March 31, 1998 but were not included in the computation of diluted (loss) earnings per share for the three months ended March 31, 1998 because the exercise prices were greater than the average market price of the common shares during that periods.

     Options and warrants to purchase 2,017,317 shares of common stock at exercise prices ranging from $2.56 to $6.61 per share and convertible preferred stock convertible into 1,875,000 shares of common stock were outstanding at December 31, 1998 but were not included in the computation of diluted earnings
(loss) per share because the exercise prices or conversion price were greater than the average market price of the common stock. Options and warrants to purchase 2,049,315 shares of common stock

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

at exercise prices from $3.00 to $6.94 per share were outstanding at March 31, 1998 but were not included in the computation of diluted earnings (loss) per share because the exercise prices were greater than the average market price of the common shares. Options and warrants to purchase 821,087 shares of common stock at exercise prices from $5.75 to $14.88 per share were outstanding at March 31, 1997 but were not included in the computation of diluted earnings
(loss) per share because the exercise prices were greater than the average market price of the common shares.



     Contingently issuable shares of convertible preferred stock related to the Telekey acquisition convertible into 505,000 shares of common stock have not been included in the computation of diluted earnings (loss) per share for the three months ended March 31, 1999 as the contingency had not been met.

     Contingently issuable warrants to purchase up to 2,500,000 shares of common stock (subject to stockholder approval) related to the IDX acquisition have not been included in the computation of diluted earnings (loss) per share as the contingency had not been met as of March 31, 1999 or December 31, 1998.

See Note 6.



     Various issuances of convertible preferred stock, relating to financings and acquisitions, have been completed both prior to and subsequent to December 31, 1998 that could have a significant effect on the weighted average number of common shares in future periods. See Notes 11 and 17 for further disclosure.


                                                                THREE MONTHS ENDED
                                                        ---------------------------------
                                                            MARCH 31,        MARCH 31,
                                                              1999             1998
                                                        ---------------- ----------------
Basic Earnings (Loss) Per Share:
 Numerator
  Net earnings (loss) .................................  $  (7,501,613)    $ (7,954,218)
 Less: preferred stock dividends ......................     (3,712,379)              --
                                                         -------------     ------------
 Net earnings (loss) available to common stockholders..    (11,213,992)      (7,954,218)
                                                         -------------     ------------
 Denominator
  Weighted average shares outstanding .................     17,873,564       17,346,766
                                                         -------------     ------------
 Per Share Amounts
  Basic earnings (loss) ...............................  $       (0.63)    $      (0.46)
                                                         -------------     ------------
Diluted Earnings (Loss) Per Share:
 Numerator
  Net earnings (loss) available to common
   stockholders .......................................  $ (11,213,992)    $ (7,954,218)
 Denominator
  Weighted average shares outstanding .................     17,873,564       17,346,766
  Effect of dilutive securities options and warrants ..             --               --
                                                         -------------     ------------
  Weighted average common shares and assumed
   conversions outstanding ............................     17,873,564       17,346,766
                                                         -------------     ------------
 Per Share Amounts
  Diluted earnings (loss) .............................  $       (0.63)    $      (0.46)
                                                         -------------     ------------

                                                          NINE MONTHS
                                                              ENDED                   YEARS ENDED
                                                           DECEMBER 31,   -----------------------------------
                                                               1998              1998              1997
                                                        ----------------- ------------------ ---------------
Basic Earnings (Loss) Per Share:
 Numerator
  Net earnings (loss) .................................   $  (7,090,192)    $  (13,289,910)   $     773,952
 Less: preferred stock dividends ......................              --                 --               --
                                                          -------------     --------------    -------------
 Net earnings (loss) available to common stockholders..      (7,090,122)       (13,289,910)         773,952
                                                          -------------     --------------    -------------
 Denominator
  Weighted average shares outstanding .................      17,736,654         17,082,495       15,861,240
 Per Share Amounts
  Basic earnings (loss) ...............................   $       (0.40)    $        (0.78)   $        0.05
                                                          -------------     --------------    -------------
Diluted Earnings (Loss) Per Share:
 Numerator
  Net earnings (loss) available to common
   stockholders .......................................   $  (7,090,192)    $  (13,289,910)   $     773,952
 Denominator
  Weighted average shares outstanding .................      17,736,654         17,082,495       15,861,240
  Effect of dilutive securities options and warrants ..              --                 --          297,390
                                                          -------------     --------------    -------------
  Weighted average common shares and assumed
   conversions outstanding ............................      17,736,654         17,082,495       16,158,630
                                                          -------------     --------------    -------------
 Per Share Amounts
  Diluted earnings (loss) .............................   $       (0.40)    $        (0.78)   $        0.05
                                                          -------------     --------------    -------------


6. BUSINESS ACQUISITIONS

     All acquisitions have been accounted for under the purchase method of accounting. The results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition.

     IDX - On December 2, 1998, the Company acquired all of the common and preferred stock of IDX, a privately-held IP based fax and telephony company, for
(a) 500,000 shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred") valued at $3.5 million which are convertible into

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

2,500,000 shares (2,000,000 shares until stockholder approval is obtained and subject to adjustment as described below) of common stock; (b) warrants ("IDX Warrants") to purchase up to an additional 2,500,000 shares of common stock (subject to stockholder approval as well as adjustment as described below); (c) $5.0 million in 7.75% convertible subordinated promissory notes ("IDX Notes") (subject to adjustment as described below); (d) $1.5 million in bridge loan advances to IDX made by the Company prior to the acquisition which were converted into part of the purchase price plus associated accrued interest of $0.04 million; (e) $0.4 million for IDX dividends accrued and unpaid on IDX's Preferred Stock under a convertible subordinated promissory note and (f) direct costs associated with the acquisition of $0.4 million. The Company also advanced approximately $0.4 million to IDX prior to acquisition under an agreement to provide IDX up to $2.3 million for working capital purposes over the next twelve months. These pre-acquisition advances were not considered part of the purchase price.



     The Company plans to include these requests for the approval of the warrants and additional stock as matters to be voted upon by the stockholders at the next annual meeting. This acquisition has been accounted for under the purchase method of accounting. The financial statements of the Company reflect the preliminary allocation of the purchase price. The preliminary allocation has resulted in acquired goodwill of $10.9 million that is being amortized on a straight-line basis over seven years. The Company has not completed the review of the purchase price allocation and will determine the final allocation based on appraisals and other information. To the extent that the estimated useful lives of other identifiable intangibles are less than seven years, the related amortization expense could be greater. In addition, the purchase price allocation has not been finalized pending resolution of several purchase price elements, which are contingent upon the following:

       (a) The amounts of Series B Preferred Stock and IDX Warrants to be issued are subject to stockholder approval subsequent to the date of acquisition.

       (b) IDX's ability to achieve certain revenue and EBITDA represents operating income before interest expense, income taxes, depreciation and amortization) objectives twelve months after the acquisition date may limit the amount of warrants to be granted as well as eliminate the Company's price guarantee as discussed in (d) below.

       (c) The shares of Series B Preferred stock are convertible at the holders' option at any time at the then current conversion rate. The shares of Series B Preferred stock will automatically convert into shares of common stock on the earlier to occur of (a) the first date that the 15 day average closing sales price of common stock is equal to or greater than $8.00 or (b) 30 days after the later to occur of (i) December 2, 1999 or (ii) the receipt of any necessary stockholder approval relating to the issuance of the common stock upon such conversion. The Company has guaranteed a price of $8.00 per share on December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives. If the market price of the common stock is less than $8.00 on December 2, 1999, and IDX has met its performance objectives, the Company will issue additional shares of common stock upon conversion of the Series B Preferred stock (subject to the receipt of any necessary stockholder approval) based on the ratio of $8.00 to the market price (as defined, but not less than $3.3333 per share), but not more than 3.5 million additional shares of common stock will be issued.

       (d) The Company has guaranteed a price of $8.00 per common stock share relative to the warrants issuable as of December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives. If these objectives are achieved and the market price of the common stock is less than $8.00 on December 2, 1999, the Company will issue additional shares of common stock upon exercise of the IDX Warrants based on the ratio of $8.00 to the market price (as defined, but not less than $3.3333 per share), up to a maximum of
   3.5 million additional shares of common stock. However, if the average closing sales price of the common stock for any 15 consecutive days equals

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

   or is greater than $8.00 per share prior to December 2, 1999 there is no price guarantee upon exercise of the warrants. The IDX warrants cannot be issued until stockholder approval is obtained.



       (e) IDX must meet certain working capital levels at the date of acquisition. To the extent that IDX has a working capital deficiency, as defined, as of the date of acquisition, the Company may reduce the number of shares of the Series B Preferred Stock currently held by the stockholders and may in some circumstances reduce the amount outstanding on the principal balance of the third IDX note referred to below.



       (f) The Company is obligated to pay accrued but unpaid dividends ("Accrued Dividends") on IDX's previously outstanding preferred stock under an interest bearing convertible subordinated promissory note in the principal amount of approximately $0.4 million due May 31, 1999. The Company, however, is entitled to reduce the $2.5 million principal balance of the third IDX Note as discussed below and in Note 3 by the amount of the Accrued Dividends and certain defined amounts unless offset by proceeds from the sale of an IDX subsidiary and a note issued to IDX by an option holder. The Company may also elect to pay this obligation in cash or in shares of common stock.



       (g) The IDX Notes consist of four separate notes and are payable in cash or common stock at the Company's sole discretion. The notes have varying maturity dates through October 31, 1999. See Note 3 for the terms and conditions of the IDX Notes and discussion of the payment of the $1.0 million promissory note and accrued interest with common stock and warrants in March 1999. Payment of the IDX Notes is subject to adjustment upon the resolution of certain contingencies as discussed above.



     Based on the contingent purchase price elements as listed above, goodwill associated with the acquisition may materially increase when these contingencies are resolved.



     The holders of the Series B Preferred Stock are not entitled to dividends unless declared by the Board of Directors. The shares of Series B Preferred Stock are not redeemable. Further, the Company has agreed to register for resale the shares of common stock underlying the conversion rights of the holders of the Series B Preferred Stock, the IDX warrants and the IDX Notes.

     At the acquisition date, the stockholders of IDX received Series B Preferred Stock and warrants as discussed above, which are ultimately convertible into common stock subject to IDX meeting its performance objectives. These stockholders in turn granted preferred stock and warrants, each of which is convertible into a maximum of 240,000 shares of the Company's common stock, to IDX employees. The underlying common stock granted by the IDX stockholders to certain employees was initially valued as $0.4 million of compensation in December 1998. The increase in the market price during the three months ended March 31, 1999 of the underlying common stock granted by the IDX stockholders to certain employees has resulted in additional compensation expense of $0.3 million. The actual number of common shares issued upon conversion of the preferred stock and warrants will ultimately be determined by stockholder approval, the achievement, by IDX, of certain performance goals and the market price of the Company's stock over the contingency period of up to twelve months from the date of acquisition. The stock grants are performance based and will be adjusted each reporting period (but not below zero) for the changes in stock price until the shares and/or warrants (if and when) issued are converted to common stock.

     The following unaudited pro forma consolidated results of operations are presented as if the IDX acquisition had been made at the beginning of the periods presented. For March 31, 1998 pro forma results, IDX amounts include its December 31, 1997 year end as compared to the Company's March 31, 1998 year end. The one month period of IDX for December 1998, is included in the Company's results of operations for the nine months ended December 31, 1998. As a result, for comparative purposes, the Company has included an eight month period of IDX from April 1, 1998 through November 30, 1998 in its nine months ended December 31, 1998 pro forma results below.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

                                                              PERIODS ENDED
                                                  -------------------------------------
                                                     DECEMBER 31,         MARCH 31,
                                                         1998                1998
                                                  -----------------   -----------------
     Net Revenues .............................     $  24,251,500       $  33,690,777
     Net Loss .................................     $ (10,053,116)      $ (16,548,510)
     Basic and Diluted Loss Per Share .........     $       (0.47)      $       (0.85)


     UCI - On December 31, 1998, the Company acquired all of the common stock issued and outstanding of UCI, a privately-held corporation established under the laws of the Republic of Cyprus, for 125,000 shares of common stock (50% delivered at the acquisition date and 50% to be delivered February 1, 2000, subject to adjustment), and $2.1 million payable as follows: (a) $75,000 payable in cash in January 1999; (b) $0.5 million in the form of a note, with 8% interest payable monthly due June 30, 1999; (c) $0.5 million in the form of a note, with 8% interest payable monthly due no later than June 30, 2000; (d) $1.0 million in the form of a non-interest bearing note ("Anniversary Payment") to be paid on February 1, 2000 or December 31, 2000, depending on the percentage of projected revenue achieved, subject to adjustment; and (e) warrants to purchase 50,000 shares of common stock with an exercise price of $1.63 per share. See
Note 3 for the terms and conditions of the two $0.5 million UCI Notes. The 62,500 shares of common stock issued at the acquisition date were valued at $101,563. The Company has agreed to register for resale the shares of common stock and UCI warrants.

     This acquisition has been accounted for under the purchase method of accounting. The financial statements of the Company reflect the preliminary purchase price allocation. The purchase price allocation has not been finalized pending resolution of several purchase price elements, which are contingent upon the following:

       (a) If the closing sales price on NASDAQ of the Company's common stock on February 1, 2000 is less than $8.00, additional shares will be issued determined by subtracting (i) $1.0 million divided by the closing sales price on February 1, 2000 from (ii) 125,000. These shares as well as the 62,500 shares to be delivered are subject to adjustment as discussed below.

       (b) If UCI does not achieve 100% of its $3.0 million projected revenue target as of February 1, 2000, for each 10% by which the projected revenue is less than 100% of the projected revenue target, there will be a 10% reduction in the Anniversary Payment and the number of shares issuable pursuant to (a).

       (c) If UCI achieves more than 100% of its $3.0 million projected revenue target as of December 31, 1999, there will be a 10% increase in the Anniversary Payment, not to exceed $0.3 million due and payable as of December 31, 2000.

       (d) If the Company completes a private financing and receives between $10 million to $19.9 million or $20 million, it will be required to repay 50% or 100%, respectively, of the outstanding principal and interest of the first note as discussed above.

       (e) If after the date of acquisition, a contract with a major customer of UCI is cancelled and it is not reinstated or replaced by June 30, 1999, the principal amount of the first and second note as discussed above will be adjusted.

     Based on the contingent purchase price elements as listed above, goodwill associated with the acquisition may increase when these contingencies are resolved. UCI had minimal operations prior to the acquisition and the aggregate value of the non-contingent consideration of $1.2 million has been recorded

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

as goodwill and will be amortized, on a straight-line basis, over seven years. The effects of the acquisition of UCI are not material to net revenues, net earnings or earnings per share for pro forma information purposes and, accordingly, has not been included in the pro forma presentation presented for IDX above.



     Telekey--On February 12, 1999, the Company completed the acquisition of Telekey, for which it paid: (i) $0.1 million at closing; (ii) issued a promissory note for $0.2 million payable in equal monthly installments over one year; (iii) issued 1,010,000 shares of Series F Convertible Preferred Stock ("Series F Preferred"); and (iv) agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey meeting certain revenue and EBITDA objectives.

     The shares of Series F Preferred initially issued will automatically convert into shares of common stock on the earlier to occur of (a) the first date as of which the market price is $4.00 or more for any 15 consecutive trading days during any period that the Series F Preferred stock is outstanding, or (b) July 1, 2001. The Company has guaranteed a price of $4.00 per share at December 31, 1999 to recipients of the common stock issuable upon the conversion of the Series F Preferred, subject to Telekey's achievement of certain defined revenue and EBITDA objectives. If the market price is less that $4.00 on December 31, 1999, the Company will issue additional shares of common stock upon conversion of the Series F Preferred based on the ratio of $4.00 to the market price, but not more than an aggregate of 600,000 additional shares of common stock. The Series F Preferred carries no dividend obligation.

     This acquisition has been accounted for using the purchase method of accounting. The financial statements of the Company reflect the preliminary allocation of the purchase price. The preliminary allocation has resulted in acquired goodwill of $5.0 million that is being amortized over seven years. The purchase price allocation has not been finalized pending resolutions of several purchase price elements, which are contingent upon the following:

       (a) Telekey's ability to achieve certain revenue and EBITDA objectives two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years) may limit the amount of additional shares to be issued (with at least 505,000 being issued and up to additional 1,010,000 shares of Series F Preferred being issued) as well as eliminate the Company's price guarantee as discussed in (b) below.

       (b) The Company has guaranteed a price of $4.00 per common stock share at December 31, 1999 to recipients of the common stock issuable upon the conversion of the Series F Preferred Stock, subject to Telekey's achievement of certain defined revenue and EBITDA objectives. It the market price is less than $4.00 on December 31, 1999, the Company will issue additional shares of common stock upon the conversion of the Series F Preferred Stock based on the ratio of $4.00 to the market price, but not more than an aggregate of 606,000 additional shares of common stock.

     Based on the contingent purchase price elements as listed above, goodwill associated with the acquisition may materially increase when these contingencies are resolved.

     The holders of the Series F Preferred Stock are not entitled to dividends unless declared by the Board of Directors. The shares of Series F Preferred Stock are not redeemable. Further, the Company has agreed to register for resale the shares of common stock, underlying the conversion rights of the holders of the Series F Preferred Stock.

     At the acquisition date, the stockholders of Telekey received Series F Preferred Stock, which are ultimately convertible into common stock. In addition, the stockholders may receive additional shares of Series F Preferred Stock subject to Telekey meeting its performance objectives. These stockholders in

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)


turn granted a total of 240,000 shares of eGlobe common stock to certain Telekey employees. Of this total, 60,000 shares will be issued only if Telekey meets certain performance objectives. As of March 31, 1999, the value of the underlying non-contingent 180,000 shares of common stock granted by the Telekey stockholders to certain employees has resulted in a charge to income of $0.6 million. The stock grants are performance based and will be adjusted each reporting period (but not less than zero) for the changes in the stock price until the shares are issued to the employees.

     As discussed above, the Company acquired IDX on December 2, 1998 and UCI on December 31, 1998. The results of operations for these two acquisitions are included in the consolidated results of operations for the three months ended March 31, 1999.

     The following unaudited pro forma consolidated results of operations are presented as if the Telekey acquisition had been made at the beginning of the three month period ended March 31, 1999. Since Telekey was acquired in February 1999, the Company has included Telekey's January 1999 results in its pro forma results of operations for the three months ended March 31, 1999 for comparative purposes.


                                                             PRO FORMA RESULTS FOR THE
                                                            THREE MONTHS ENDED MARCH 31,
                                                       --------------------------------------
                                                              1999                1998
                                                       -----------------   ------------------
     Net revenue ...................................    $    8,575,172       $    9,466,659
     Net loss ......................................    $   (7,592,704)      $  (10,117,044)
     Net loss attributable to common stock .........    $  (11,305,083)      $  (10,117,044)
     Net loss per share ............................    $        (0.52)      $        (0.48)


7. SETTLEMENT WITH PRINCIPAL STOCKHOLDER

     In November 1998, the Company reached an agreement with its former chairman, Mr. Ronald Jensen, who is also the Company's largest stockholder. The agreement concerned settlement of his unreimbursed costs and other potential claims.

     Mr. Jensen had purchased $7.5 million of eGlobe's common stock in a private placement in June 1997 and later was elected Chairman of the Board of Directors. After approximately three months, Mr. Jensen resigned his position citing both other business demands and the demands presented by the challenges of the Company. During his tenure as Chairman, Mr. Jensen incurred staff and other costs which were not billed to the Company. Also, Mr. Jensen subsequently communicated with the Company's current management indicating that there were a number of issues raised during his involvement with the Company relating to the provisions of his share purchase agreement which could result in claims against the Company.

     In order to resolve all current and potential issues, Mr. Jensen and the Company agreed to exchange his current holding of 1,425,000 shares of common stock for 75 shares of 8% Series C Cumulative Convertible Preferred Stock ("Series C Preferred"), which management estimated to have a fair market value of approximately $3.4 million and a face value of $7.5 million. The terms of the Series C Preferred stock permit Mr. Jensen to convert the face value of the preferred stock to common stock at 90% of market price, subject to a minimum conversion price of $4.00 per share and a maximum of $6.00 per share. The difference between the estimated fair value of the preferred stock issued and the market value of the common stock surrendered resulted in a one-time non-cash charge to the Company's statement of operations of approximately $1.0 million for the quarter ended September 30, 1998, with a corresponding credit to stockholders' equity. See Note 11 for further discussion of the terms of the Series C Preferred.

     In February 1999, contemporaneous with a financing transaction between the Company and Mr. Jensen, the conversion terms of the Series C Preferred were amended and Mr. Jensen agreed to exchange his Series C Preferred for 3,000,000 shares of common stock. See Note 17 for further discussion.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

8. PROXY RELATED LITIGATION AND SETTLEMENT COSTS

     The Company, its former auditors, certain of its present and former directors and others were defendants in a consolidated securities class action which alleged that certain public filings and reports made by the Company, including its Forms 10-K for the 1991, 1992, 1993 and 1994 fiscal years (i) did not present fairly the financial condition of the Company and its earnings; and
(ii) failed to disclose the role of a consultant to the Company.

     The Company and its former auditors vigorously opposed the action, however, the Company decided it was in the stockholders' best interest to curtail costly legal proceedings and settle the case.

     Under the Stipulation of Settlement dated April 2, 1998, the Company issued 350,000 shares of its common stock into a Settlement Fund that will be distributed among the Class. Settlement becomes effective only upon entry of a final judgment by the Court and upon entry of final judgments in two related Delaware Actions (which as of March 31, 1999 have not yet been received), and upon the expiration of the time to appeal or upon exhaustion of appellate review in this action, were any appeal to be taken.

     As a result of the above action and related matters, the Company recorded $0.1 million, $3.9 million and $0.5 million in costs and expenses during the nine months ended December 31, 1998 and the years ended March 31, 1998 and 1997. Included in the March 31, 1998 amount, is a charge of $3.5 million which represented the value assigned to the 350,000 shares of common stock referred to above, which were valued at $10.00 per share pursuant to the terms of the settlement agreement. Such value relates to the Company's obligation to issue additional stock if the market price of the Company's stock is less than $10.00 per share during the defined periods. The Company has no obligation to issue additional stock if its share price is above $10.00 per share for fifteen consecutive days during the two year period after all shares have been distributed to the Class. As of December 31, 1998, all of the shares have not been distributed to the Class and therefore the start of the two year window has not commenced.

     Additionally, the Company settled with another stockholder related to the same securities class action in May 1998 and issued that stockholder 28,700 shares of common stock at the market price at the date of settlement for a total value of $0.08 million.

9. OTHER LITIGATION


     The Company was a defendant in an action brought by a Colorado reseller of transmission services. Subsequent to March 31, 1999, the case was settled, payment was made and releases were exchanged as part of a settlement agreement. The matter has been dismissed with prejudice in the Court. The settlement is not material to the Company's financial condition or to the Company's operations.

     A former officer of the Company who was terminated in the fall of 1997 filed suit against the Company in July 1998. The executive entered into a termination agreement. The Company made the determination that there were items which the executive failed to disclose to the Company and therefore the Company ceased making payments to the executive pending further investigation. The executive sued, claiming employment benefits including expenses, vacation pay and rights to options. Subsequent to March 31, 1999, the parties agreed in principle, to a settlement which is being documented presently. In the event that settlement does not go forward, the Company will defend this action and believes that, ultimately, it will prevail.

     The Company and its subsidiaries are also parties to various other legal actions and various claims arising in the ordinary course of business. Management of the Company believes that the disposition of such other actions and claims will not have a material effect on the financial position, operating results or cash flows of the Company.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)


10. RELATED PARTY TRANSACTION

     On December 31, 1998, two officers of the Company each loaned $0.05 million to the Company for short term needs. The loans were repaid, including a 1% fee, in February 1999.

     In June 1998, an existing  stockholder loaned the Company $1.0 million. See
Note 4 for a description of this transaction. Subsequent to December 31, 1998, this same stockholder loaned $0.2 million to the Company for short term needs. This $0.2 million note was subsequently converted into 125,000 shares of common stock. See Note 17 for further discussion.

     As described in Notes 17 and 18, an affiliate of the Company's largest stockholder made two financing commitments to the Company subsequent to year end totaling $25.0 million.

11. STOCKHOLDERS' EQUITY

     Common Stock

     On June 3, 1997, the Board of Directors approved the sale of 1,425,000 shares of the Company's common stock for $7.5 million to Mr. Ronald Jensen. Proceeds of $3.0 million from the sale were used to reduce long-term debt. The remainder of the proceeds was used for working capital. In November 1998, the Company agreed to issue shares of Series C Preferred Stock in exchange for the 1,425,000 shares of common stock as described in Note 7. In February 1999, contemporaneous with a financing transaction between the Company and Mr. Jensen (see Note 17), Mr. Jensen agreed to exchange his Series C Preferred for 3,000,000 shares of common stock.

     As described in Note 8, during the nine months period ended December 31, 1998 and year ended March 31, 1998, the Company agreed to issue 28,700 shares and 350,000 shares of common stock in connection with the settlement of litigation.



     As described below and in Note 6, in February 1999 and December 1998 the Company made three acquisitions. The equity consideration paid to date for these acquisitions includes the issuance of Series F Preferred Stock convertible into 1,010,000 shares of common stock, Series B Preferred Stock convertible into 2,000,000 (subject to stockholder approval the preferred will be convertible into 2,500,000) shares of common stock and the issuance of 62,500 shares of common stock. Equity consideration paid for these acquisitions is subject to adjustment upon resolution of certain contingencies as discussed in Note 6.

     In March 1999, the Company elected to pay the IDX $1.0 million promissory note and accrued interest with shares of common stock. The Company issued 431,728 shares of common stock and warrants to purchase 43,173 shares of common stock to discharge this indebtedness. In addition, the Company agreed to repay a $200,000 note payable and related accrued interest with 125,000 shares of common stock to be issued subsequent to quarter end. In connection with this transaction, the Company also issued 80,000 five-year warrants to purchase common shares at an exercise price of $1.60. See Note 4 for further discussion.



     Preferred Stock



     Per the Company's restated certificate of incorporation and as approved by the Company's stockholders on May 14, 1996, the Board of Directors was given the authority to issue up to 5,000,000 shares of $.001 par value preferred stock without obtaining further stockholder approval. The preferred stock can be issued in series. The rights and preferences of preferred stock are established by the Company's Board of Directors upon issuance of each series. See Note 17 for discussion of issuances of preferred stock subsequent to December 31, 1998:

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)



     The following is a summary of the Company's series of preferred stock and the amounts authorized and outstanding at March 31, 199 and December 31, 1998:

     Series B Convertible Preferred Stock, 500,000 shares authorized and issued and outstanding at both March 31, 1999 and December 31, 1998. See discussion blow.

     8% Series C Cumulative Convertible Preferred Stock, 275 shares authorized, 0 and 75 shares respectively, issued and outstanding. See discussion below.

     8% Series D Cumulative Convertible Preferred Stock, 125 shares authorized, 30 and 0 shares, respectively, issued and outstanding ($3.0 million aggregate liquidation preference). See Note 17.

     Series F Convertible Preferred Stock, 2,020,000 authorized, 1,010,000 and 0 shares, respectively, issued and outstanding. See Note 17.


     Series B Convertible Preferred Stock

     In connection with the IDX acquisition, the Company issued 500,000 shares of Series B Convertible Preferred Stock ("Series B"), certain warrants and promissory notes in the original principal amount of $5.0 million subject to adjustment in exchange for all the outstanding common and preferred shares of IDX. (See Note 6 for further information regarding the IDX acquisition). The shares of Series B stock are convertible at the holders' option at any time at the then current conversion rate (currently at a 4 to 1 ratio of common stock to preferred). The shares of Series B will automatically convert into shares of common stock on the earlier to occur of (a) the first date that the 15 day average closing sales price of common stock is equal to or greater than $8.00 or
(b) 30 days after the later to occur of (i) December 2, 1999 or (ii) the receipt of any necessary stockholder approval relating to the issuance of the common stock upon such conversion. The Company has guaranteed a price of $8.00 per share on December 2, 1999, subject to IDX's achievement of certain revenue and EBITDA objectives. If the market price of the common stock is less than $8.00 per share on December 2, 1999 and IDX has met its performance objectives, the Company will issue additional shares of common stock upon conversion of the Series B stock (subject to stockholder approval) based on the ratio of $8.00 to the market price (as defined, but not less than $3.3333 per share), but not more the 3.5 million additional shares of common stock will be issued. The Series B stock has no stated liquidation preferences, is not redeemable and has weighted voting rights equal to 25% of the number of common shares into which it can be converted. The holders of the Series B stock are not entitled to dividends unless declared by the Board of Directors.

     8% Series C Cumulative Convertible Preferred Stock

     The Company authorized 275 shares of 8% Series C Cumulative Convertible Preferred Stock ("Series C"), with a par value of $.001 per share. These shares can be issued in different series. All series have identical rights, preferences, privileges and restrictions. The holders of Series C stock are entitled to receive cumulative annual dividends at 8% of the liquidation price ($0.1 million per share) when declared by the Board of Directors. Dividends accrue from the issuance date of the stock and are fully cumulative. Cumulative dividends shall be payable quarterly beginning September 30, 2000 when declared by the Board of Directors. The terms of the Series C stock permit the holders to convert the Series C stock into the number of common shares equal to the face value of the preferred stock divided by 90% of the market price, but with a minimum conversion price of $4.00 per share and an maximum conversion price of $6.00 per share, subject to adjustment if the Company issues common stock for less than the conversion price. If the holder of the Series C stock converts the Series C stock to common stock, all rights to accrued dividends shall be waived. If the Company does not achieve certain gross revenue targets by a specific date, the Company will issue warrants to purchase 5,000 shares of common stock for each share of Series C stock at an exercise price of $0.01 per share. The warrants will be issuable and

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

exercisable only if the last reported sales price of the common stock has not exceeded a price per share equal to 125% of the initial conversion price of the Series C stock to common stock. The Series C has no voting rights unless the dividend payments are in arrears for six quarters. Should that occur, the holders of the Series C stock have the right to elect a director to the Board. The Company must obtain an affirmative vote representing at least 66 2/3% of the outstanding shares of Series C stock before the Company can issue any preferred stock which would be senior to or pari passu with the Series C stock. This condition excludes Series A preferred stock.

     In November 1998, in connection with a settlement with the Company's largest stockholder (see Note 7), 75 shares of Series C stock were issued to Mr. Ronald Jensen in exchange for 1,425,000 shares of common stock to resolve issues relating to the provisions of his share purchase agreement which could have resulted in claims against the Company. Under the Series C stock agreement, if at July 1, 1999 the Company did not achieve certain revenue tests, 5,000 warrants would be issued for each share of Series C stock held by Mr. Jensen. These warrants would have had an exercise price of $0.01 per share and would have been issuable and exercisable contingent upon certain stock prices of the Company's common stock. Mr. Jensen waived all rights to accrued dividends and warrants upon conversion of the Series C stock into 3,000,000 shares of common stock. See Note 17 for further discussion.

     Series A Participating Preferred Stock

     In February 1997, the Company adopted a rights plan and entered into a stockholders rights agreement that provides for the issuance of rights for each share of common stock outstanding on February 28, 1997. Each right represents the right to purchase one one-hundredth of a share of the Company's Series A Participating Preferred Stock ("Series A") at a price of $70 per one-hundredth of a share of Series A, subject to adjustment. All shares issued between the date of adoption of the Rights Agreement and the distribution date (as defined in the Rights Agreement) will have the Rights attached to them. The Rights become exerciseable upon the occurrence of certain defined change of control triggering events. The Rights will have certain anti-takeover effects, as they will cause substantial dilution to a person or group that acquires a substantial interest in the Company without the prior approval of the Company's Board of Directors.

     Employee Stock Option and Appreciation Rights Plan

     On December 14, 1995, the Board of Directors adopted the Employee Stock Option and Appreciation Rights Plan (the "Employee Plan"), expiring December 15, 2005, reserving for issuance 1,000,000 shares of the Company's common stock. The Employee Plan was amended and restated in its entirety during the year ended March 31, 1998, including an increase in the number of shares available for grant to 1,750,000 representing an increase of 750,000 shares.

     The Employee Plan provides for grants to key employees, advisors or consultants to the Company at the discretion of the Compensation Committee of the Board of Directors, of stock options to purchase common stock of the Company. The Employee Plan provides for the grant of both "incentive stock options," as defined in the Internal Revenue Code of 1986, as amended, and nonqualified stock options. Options that are granted under the Employee Plan that are incentive stock options may only be granted to employees (including employee-directors) of the Company.

     Stock options granted under the Employee Plan must have an exercise price equal in value to the fair market value, as defined, of the Company's common stock on the date of grant. Any options granted under the Employee Plan must be exercised within ten years of the date they were granted. Under the Employee Plan, Stock Appreciation Rights ("SAR's") may also be granted in connection with the granting of an option and may be exercised in lieu of the exercise of the option. A SAR is exercisable
                                      F-30

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

at the same time or times that the related option is exercisable. The Company will pay the SAR in shares of common stock equal in value to the excess of the fair market value, at the date of exercise, of a share of common stock over the exercise price of the related option. The exercise of a SAR automatically results in the cancellation of the related option on a share-for-share basis.

     During the nine months ended December 31, 1998 and the fiscal years ended March 31, 1998 and 1997, the Compensation Committee of the Board of Directors granted options to purchase an aggregate of 996,941, 1,584,629 and 439,600, respectively, shares of common stock to its employees under the Employee Plan at exercise prices from $1.469 to $3.813 per share for the nine months ended December 31, 1998, $2.32 to $3.12 per share for the year ended March 31, 1998 and $5.75 to $9.00 per share for 1997. The employees were also granted SAR's in tandem with the options granted to them in connection with grants prior to December 5, 1997.

     As of December 31, 1998, options outstanding under this Employee Plan exceeded the shares available for grant by 390,109 shares. It is management's intention to request stockholder approval to merge the Director Plan (see below) into the Employee Plan, thereby permitting shares currently reserved for issuance under the Director Plan to be used to remedy this deficiency.

     Directors Stock Option and Appreciation Rights Plan

     On December 14, 1995, the Board of Directors adopted the Directors Stock Option and Appreciation Rights Plan (the "Director Plan"), expiring December 14, 2005. There are 870,000 shares of the Company's common stock reserved for issuance under the Director Plan. The Director Plan was amended and restated in its entirety during the year ended March 31, 1998 so that it now closely resembles the Employee Plan. In the nine month period ended December 31, 1998, the Director Plan was amended so that grants of options to directors are at the discretion of the Board of Directors or the Compensation Committee. In November 1997 and April 1998, each director (other than members of the Compensation Committee) was granted an option under the Director Plan, each to purchase 10,000 shares of common stock, with each option being effective for five years commencing on April 1, 1998 and 1999, respectively, and with each option vesting only upon the achievement of certain corporate economic and financial goals. By December 31, 1998, all of these options, totaling 120,000 options, were forfeited because not all of the corporate and financial goals were met. Prior to the amendments to the Director Plan, each director received an automatic grant of ten year options and a corresponding SAR to purchase 10,000 shares of common stock on the third Friday in December in each calendar year. During the nine months ended December 31, 1998 and the fiscal years ended March 31, 1998 and 1997, the Compensation Committee of the Board of Directors confirmed the grant of total options (including options with vesting contingencies, to purchase 240,000, 85,000, and 60,000, respectively, shares of common stock to its directors pursuant to the Company's Director Plan at exercise prices of $1.81 to $3.19 per share for the nine month period ended December 31, 1998, $2.63 to $2.69 per share for the year ended March 31, 1998 and $5.75 per share for 1997. These exercise prices were equal to the fair market value of the shares on the date of grants. During the nine months ended December 31, 1998, the Company recorded $184,788 in compensation expense related to these director warrants.

     Warrants

     In connection with the issuance of debt, the Board of Directors granted warrants to purchase an aggregate of 92,000, 949,267 and 466,667 shares of common stock, respectively, during the nine months ended December 31, 1998 and the two fiscal years ended March 31, 1998 and 1997, at exercise prices ranging from $2.00 to $3.03 per share for the nine months ended December 31, 1998, $0.01 to $6.61 per share for year ended March 31, 1998 and $7.88 to $14.88 for fiscal 1997. As a result of the 10% stock split in 1996, certain warrants were increased from 150,000 to 165,000. During the year ended March 31, 1998,

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

466,667 of the warrants granted above were cancelled as the terms of the related debt were renegotiated. The fair value of warrants at the grant date was recorded as unamortized discount against the related debt. These discounts are being amortized to interest expense over the term of the loans using the effective interest method. Additional interest expense related to these warrants for the nine month period ended December 31, 1998 and the year ended March 31, 1998 was $254,678 and $478,580, respectively. There was no unamortized interest expense for the year ended March 31, 1997.

     In the nine months ended December 31, 1998 and the years ended March 31, 1998 and 1997, the Board of Directors granted warrants to purchase an aggregate of 2,500, 91,200 and 238,800 shares of common stock, respectively, to non-affiliates at exercise prices of $2.00 per share for the nine month period ended December 31, 1998, $2.75 per share for the years ended March 31, 1998 and $6.88 to $6.98 for 1997. The fair value of these warrants at the date of grant was recorded based on the underlying transactions. The warrants are exercisable for periods ranging from 12 to 60 months. During the nine months ended December 31, 1998, 318,000 of the warrants granted above expired.



     During the nine months ended December 31, 1998, the Board of Directors granted warrants to purchase an aggregate of 2,550,000 (2,050,000 until stockholder approval) shares of common stock to the stockholders or owners of companies acquired as an element of the purchase price at exercise prices of $0.01 to $1.63. The warrants to purchase 2,500,000 (2,000,000 until stockholder approval) shares of common stock are exercisable contingent upon the acquired company meeting certain revenue and EBITDA objectives twelve months from the date of acquisition. See Note 6 for further information. See Notes 17 and 18 for discussion of warrants issued subsequent to December 31, 1998 in connection with the issuance of preferred stock and debt.

     SFAS No. 123, "Accounting for Stock-Based Compensation" requires the Company to provide pro forma information regarding net income (loss) and net earnings (loss) per share as if compensation costs for the Company's stock option plans and other stock awards had been determined in accordance with fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock award by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the nine months ended December 31, 1998 and the fiscal years ended March 31, 1998 and 1997, respectively: no expected dividend yields for all periods; expected volatility of 55%, 55% and 65%; risk-free interest rates of 4.51%, 5.82% and 5.91%; and expected lives of 3.65 years, 2 years and 1.5 years for the Plans and stock awards.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

     Under the accounting provisions for SFAS No. 123, the Company's net earnings (loss) and per earnings (loss) per share would have been decreased by the pro forma amounts indicated below:



                               YEARS ENDED
                             NINE MONTHS ENDED               MARCH 31,
                               DECEMBER 31,      ----------------------------------
                                   1998                 1998              1997
                            ------------------   -----------------   --------------
Net Earnings (Loss)
 As Reported ............      $ (7,090,192)       $ (13,289,910)      $  733,952
 Pro Forma ..............      $ (7,440,099)       $ (13,457,713)      $ (801,214)
Earnings (Loss) Per Share
 Basic:
   As Reported ..........      $      (0.40)       $       (0.78)      $     0.05
   Pro Forma ............      $      (0.42)       $       (0.79)      $    (0.05)
 Diluted:
   As Reported ..........      $      (0.40)       $       (0.78)      $     0.05
   Pro Forma ............      $      (0.42)       $       (0.79)      $    (0.05)


     A summary of the status of the Company's stock option plans and outstanding warrants as of December 31, 1998 and March 31, 1998 and 1997 and changes during the nine months and years ending on those dates is presented below:

                                           DECEMBER 31,                     MARCH 31,                      MARCH 31,
                                              1998                           1998                           1997
                                 -----------------------------------------------------------------------------------------------
                                    NUMBER OF    WEIGHTED AVERAGE   NUMBER OF   WEIGHTED AVERAGE   NUMBER OF    WEIGHTED AVERAGE
                                      SHARES      EXERCISE PRICE      SHARES     EXERCISE PRICE      SHARES      EXERCISE PRICE
                                 ----------------------------------------------------------------------------- -----------------
                                                                                                    C>
Outstanding, beginning of Period     3,412,489       $  3.96        1,706,832       $  6.58        1,000,042       $  5.55
 Granted ........................    4,256,441       $  0.78        2,710,096       $  3.47          849,267       $  7.64
 Expired ........................   (1,037,604)      $  4.13         (986,091)      $  6.87         (141,725)      $  5.52
 Exercised ......................           --            --          (18,348)      $  5.75             (752)      $  5.26
Outstanding, end of period ......    6,631,326       $  1.92        3,412,489       $  3.96        1,706,832       $  6.58
Exercisable, end of period ......    1,991,216       $  3.86        1,875,860       $  5.02        1,302,095       $  6.78
Weighted average fair value of
 options and warrants granted
 during the period ..............                    $  1.43                        $  1.41                        $  1.85



     Included in the above table are certain options and warrants that are contingent based on various future performance measures. (See Notes 5 and 11).


     The following table summarizes information about stock options and warrants outstanding at December 31, 1998:

                                                OUTSTANDING                    EXERCISABLE
                                        ----------------------------   ---------------------------
                                                         WEIGHTED                       WEIGHTED
                                                         REMAINING                     REMAINING
                   RANGE OF EXERCISE       NUMBER       CONTRACTUAL       NUMBER      CONTRACTUAL
                         PRICE           OF SHARES     LIFE (YEARS)     OF SHARES     LIFE (YEARS)
                  -------------------   -----------   --------------   -----------   -------------
                     $       0.01        2,890,000          0.91           15,000          0.11
                     $  1.47-2.03          776,209          4.19          420,599          4.37
                     $  2.25-2.88          656,500          4.96          240,000          4.37
                     $  3.00-4.50        1,620,000          3.04          627,000          1.40
                     $  5.45-6.61          688,617          3.99          688,617          3.99
                     ------------        ---------          ----          -------          ----
Total .........      $  0.01-6.61        6,631,326          2.54        1,991,216          3.75
                     ------------        ---------          ----        ---------          ----

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

12. TAXES ON INCOME


     During the year ended March 31, 1998, the Company undertook a study to simplify its organizational and tax structure and identified potential international tax issues. In connection with this study, the Company determined that it had potential tax liabilities and recorded an additional tax provision of $1.5 million to reserve against liabilities which might arise under the existing structure. Upon completion of this study in January 1999, the Company initiated discussions with the Internal Revenue Service related to the U. S. Federal income tax issues identified by the study and filed with the IRS returns for the Company for the years ended March 31, 1991 through 1998 reflecting these findings. No additional tax reserve was recorded as of December 31, 1998 after completion of the study. The eventual outcome of these discussions and of any other issues cannot be predicted with certainty.

     Taxes on income consisted of the following:



                          THREE MONTHS     THREE MONTHS       NINE MONTHS
                              ENDED            ENDED             ENDED           YEAR ENDED       YEAR ENDED
                         MARCH 31, 1999   MARCH 31, 1998   DECEMBER 31, 1998   MARCH 31, 1998   MARCH 31, 1997
                        ---------------- ---------------- ------------------- ---------------- ---------------
Current:
 Federal ..............   $         --     $         --       $       --        $         --     $   70,000
 Foreign ..............             --               --               --             140,000        166,000
 State ................             --               --               --                  --         12,000
 Other ................             --        1,500,000               --           1,500,000             --
                          ------------     ------------       ----------        ------------     ----------
Total Current .........             --        1,500,000               --           1,640,000        248,000
                          ------------     ------------       ----------        ------------     ----------
Deferred:
 Federal ..............     (2,134,000)      (1,602,000)        (416,000)         (1,830,000)      (584,000)
 State ................       (190,000)        (143,000)         (37,000)           (163,000)       (52,000)
                          ------------     ------------       ----------        ------------     ----------
                            (2,324,000)      (1,745,000)        (453,000)         (1,993,000)      (636,000)
Change in valuation
 allowance ............      2,324,000        1,745,000          453,000           1,993,000        636,000
                          ------------     ------------       ----------        ------------     ----------
 Total ................   $         --     $  1,500,000       $       --        $  1,640,000     $  248,000
                          ------------     ------------       ----------        ------------     ----------


     As of March 31, 1999, December 31, 1998, March 31, 1998 and 1997, the net deferred tax asset recorded and its approximate tax effect consisted of the following:

                                                         MARCH 31,       DECEMBER 31,       MARCH 31,        MARCH 31,
                                                           1999              1998             1998             1997
                                                     ----------------   --------------   --------------   --------------
Net operating loss carry-forwards ................    $   8,254,000      $  6,041,000     $  3,496,000     $  3,036,000
Nondeductible expense accruals ...................        1,481,000         1,525,000        1,295,000               --
Foreign net operating loss carryforwards .........          260,000           260,000               --               --
Other ............................................          586,000           431,000          269,000           31,000
                                                      -------------      ------------     ------------     ------------
                                                         10,581,000         8,257,000        5,060,000        3,067,000
Valuation allowance ..............................      (10,581,000)       (8,257,000)      (5,060,000)      (3,067,000)
                                                      -------------      ------------     ------------     ------------
Net deferred tax asset ...........................    $          --      $         --     $         --     $         --
                                                      -------------      ------------     ------------     ------------

     The acquisition of IDX in December 1998 included a net deferred tax asset of $2.7 million. This net deferred tax asset consists primarily of U.S. and foreign net operating losses. The acquisition also included a valuation allowance equal to the net deferred tax asset acquired.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

     For the three months ended March 31, 1999 and 1998, for the nine months ended December 31, 1998 and for the years ended March 31, 1998 and 1997, a reconciliation of the United States Federal statutory rate to the effective rate is shown below:

                                              THREE MONTHS     THREE MONTHS        NINE MONTHS
                                                  ENDED            ENDED              ENDED           YEAR ENDED      YEAR ENDED
                                             MARCH 31, 1999   MARCH 31, 1998    DECEMBER 31, 1998   MARCH 31,1998   MARCH 31, 1997
                                            ---------------- ----------------  ------------------- --------------- ---------------
Federal tax (benefit), computed at
   statutory rate ..........................      (34.0)%          (34.0)%             (34.0)%           (34.0)%         34.0%
State tax (benefit), net of federal
   tax benefit..............................       (1.0)            (1.0)               (1.0)             (1.0)           1.0
Effect of foreign operations ...............        9.0              8.0                29.0              19.0          (74.0)
Additional taxes ...........................         --             23.0                  --              13.0             --
Change in valuation allowance ..............       26.0             27.0                 6.0              17.0           62.0
                                                  -----            -----               -----             -----          -----
Total ......................................         --%            23.0%                 --%             14.0%          23.0%

     As of March 31, 1999 and December 31, 1998, the Company has net operating loss carryforwards available of approximately $22.3 million and $16.3 million, respectively, which can offset future years U.S. taxable income. Such carryforwards expire in various years through 2018 and are subject to limitation under the Internal Revenue Code of 1986, as amended.

     Included in the net operating loss carryforwards are approximately $6.0 million acquired in the IDX acquisition. As a result of the change in ownership, as defined by Section 382 of the Internal Revenue Code, the net operating loss carryforwards acquired are limited in use to approximately $330,000 per year and must be offset only by taxable income generated from IDX.

13. SEGMENT INFORMATION

     The Company is engaged in one business segment - Telecommunications Services. For purposes of allocating revenues by country, the Company uses the physical location of its customers as its basis.

     The following table presents information about the Company by geographic area:


                                                                                NORTH
                                                                               AMERICA
                                                               ASIA          (EXCLUDING
                                              EUROPE          PACIFIC          MEXICO)
                                          -------------- ---------------- ----------------
THREE MONTHS ENDED MARCH 31, 1999
Revenue .................................  $   666,027    $   2,308,174    $   5,130,055
Operating Loss ..........................  $  (526,502)   $  (1,824,639)   $  (4,055,370)
Identifiable Long Lived Assets ..........  $ 5,846,516    $   4,962,396    $  13,273,232
THREE MONTHS ENDED MARCH 31, 1998
Revenue .................................  $   789,424    $   2,343,116    $   2,290,092
Operating Loss ..........................  $  (207,036)   $    (614,510)   $    (600,604)
Identifiable Long Lived Assets ..........  $ 4,880,910    $   7,169,872    $   8,616,014
NINE MONTHS ENDED DECEMBER 31, 1998
Revenue .................................  $ 1,966,765    $   5,949,077    $   9,009,306
Operating Loss ..........................  $  (482,628)   $  (1,460,017)   $  (2,631,110)
Identifiable Long Lived Assets ..........  $ 5,687,947    $   4,962,397    $  11,237,235
YEAR ENDED MARCH 31, 1998
Revenue .................................  $ 3,468,336    $  10,294,483    $  10,061,519
Operating Loss ..........................  $  (596,900)   $  (1,771,679)   $  (1,731,586)
Identifiable Long Lived Assets ..........  $ 4,880,910    $   7,169,872    $   8,616,014
YEAR ENDED MARCH 31, 1997
Revenue .................................  $ 6,169,378    $  10,574,659    $   8,220,081
Operating Income (Loss) .................  $   439,834    $     753,900    $     586,034
Identifiable Long Lived Assets ..........  $ 6,744,909    $   4,734,010    $  10,417,279

                                               LATIN
                                               AMERICA           OTHER          TOTALS
                                          ----------------- -------------- ----------------
THREE MONTHS ENDED MARCH 31, 1999
Revenue .................................   $     250,098     $   30,696    $   8,385,050
Operating Loss ..........................   $    (197,706)    $  (24,266)   $  (6,628,483)
Identifiable Long Lived Assets ..........   $   1,570,903     $  923,076    $  26,576,123
THREE MONTHS ENDED MARCH 31, 1998
Revenue .................................   $   1,877,336     $  239,069    $   7,539,037
Operating Loss ..........................   $    (492,354)    $  (62,699)   $   (1,977,203)
Identifiable Long Lived Assets ..........   $   1,032,352     $  997,433    $  22,696,581
NINE MONTHS ENDED DECEMBER 31, 1998
Revenue .................................   $   5,243,688     $  321,806    $  22,490,642
Operating Loss ..........................   $  (1,286,901)    $  (78,977)   $  (5,939,633)
Identifiable Long Lived Assets ..........   $   1,470,903     $  923,076    $  24,281,558
YEAR ENDED MARCH 31, 1998
Revenue .................................   $   8,248,078     $1,050,351    $  33,122,767
Operating Loss ..........................   $  (1,419,494)    $ (180,765)   $  (5,700,424)
Identifiable Long Lived Assets ..........   $   1,032,352     $  997,433    $  22,696,581
YEAR ENDED MARCH 31, 1997
Revenue .................................   $   1,486,779     $7,543,478    $  33,994,375
Operating Income (Loss) .................   $     537,797     $  105,999    $   2,423,564
Identifiable Long Lived Assets ..........   $   1,219,323     $  564,165    $  23,679,686

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

     For the nine months ended December 31, 1998 and the years ended March 31, 1998 and 1997 revenues from significant customers consisted of the following:

                                   MARCH 31,
                 DECEMBER 31,   ----------------
                     1998        1998      1997
                -------------   ------   -------
  CUSTOMER:
  A .........        19%         18%        15%
  B .........        16%         14%         9%
  C .........        10%         11%        12%




     For the three months ended March 31, 1999, one customer's revenues represented 26% of total revenues.



14. COMMITMENTS AND CONTINGENCIES

     Employment Agreement

     The Company and certain of its subsidiaries have agreements with certain key employees expiring at varying times over the next three years. The Company's remaining aggregate commitment at December 31, 1998 under such agreements is approximately $1.2 million.

     Carrier Arrangements

     The Company has entered into agreements with certain long-distance carriers in the United States and with telephone utilities in various foreign countries to transmit telephone signals domestically and internationally. The Company is entirely dependent upon the cooperation of the telephone utilities with which it has made arrangements for its operational and certain of its administrative requirements. The Company's arrangements are nonexclusive and take various forms. Although some of these arrangements are embodied in formal contracts, a telephone utility could cease to accommodate the Company's arrangements at any time. The Company does not foresee any threat to existing arrangements with these utilities, however, depending upon the location of the telephone utility, such action could have a material adverse affect on the Company's financial position, operating results or cash flows.

     Telecommunication Lines

     In its normal course of business, the Company enters into agreements for the use of long distance telecommunication lines. As of December 31, 1998, future minimum annual payments under such agreements are as follows:

YEARS ENDING DECEMBER 31,          TOTAL
---------------------------   --------------
  1999 ....................    $ 1,705,412
  2000 ....................        535,109
  2001 ....................        421,728
  2002 ....................         70,288
                               -----------
                               $ 2,732,537
                               ===========

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

     Lease Agreements

     The Company leases office space and equipment under various operating leases. As of December 31, 1998, remaining minimum annual rental commitments under noncancelable operating leases are as follows:


YEARS ENDING DECEMBER 31,          TOTAL
---------------------------   --------------
  1999 ....................    $ 1,230,586
  2000 ....................        344,294
  2001 ....................        233,377
  2002 ....................        176,895
  2003 ....................        180,895
                               -----------
                               $ 2,166,047
                               ===========


     Rent expense for the periods ended December 31, 1998 and March 31, 1998 and
1997  was  approximately   $0.5  million,   $0.6  million,   and  $0.4  million,
respectively.

15. GOVERNMENT REGULATIONS

     The telecommunications card industry is highly competitive and subject to extensive government regulations, both in the United States and abroad. Pursuant to the Federal Communications Act, the Federal Communications Commission ("FCC") is required to regulate the telecommunications industry in the United States. Under current FCC policy, telecommunication carriers, including the Company, who resell the domestic services of other carriers and who do not own telecommunication facilities of their own, are considered to be non-dominant and, as a result, are subject to the least rigorous regulation. Telecommunications activities are also subject to government regulations in every country throughout the world. The Company has numerous licenses, agreements, or equipment approvals in foreign countries where operations are conducted. To date, the Company has not been required to comply or been notified that it cannot comply with any material international regulations in order to pursue its existing business activities. There can be no assurances, however, that in the current United States regulatory environment, including the present level of FCC regulations, that the Company will continue to be considered non-dominant and that various foreign governmental authorities will not seek to assert jurisdiction over the Company's rates or other aspects of its services. Such changes could have a material adverse affect on the Company's financial condition, operating results or cash flows.

     In certain countries where the Company, through its subsidiary IDX, has current or planned operations, the Company may not have the necessary regulatory approvals to conduct all or part of its voice and fax store-and-forward services. In these jurisdictions, the requirements and level of telecommunications deregulation is varied, including internet protocol telephony. Management believes that the degree of active monitoring and enforcement of such regulation is limited. Statutory provisions for penalties vary, but could include fines and/or termination of the Company's operations in the associated jurisdiction. Management believes that the likelihood of significant penalties or injunctive relief is remote. To date, the Company has not been required to comply or been notified that it cannot comply with any material international regulations in order to pursue its existing business activities. There can be no assurance, however, that regulatory action against the Company will not occur. Such action could have a material adverse affect on the Company's financial condition, operating results or cash flows.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

     The regulation of IP telephony is still evolving. To the Company's, knowledge, there currently are no domestic laws or regulations that govern voice communications over the Internet. The FCC is currently considering whether to impose surcharges or additional regulation upon providers of IP telephony. In addition, several efforts have been made to enact U.S. federal legislation that would either regulate or exempt from regulation services provided over the Internet. State public utility commissions also may retain intrastate jurisdiction and could initiate proceedings to regulate the intrastate aspects of IP telephony. A number of countries currently prohibit IP telephony. Other countries permit but regulate IP telephony. If foreign governments, Congress, the FCC, or state utility commissions prohibit or regulate IP telephony, the Company could be subject to a variety of new regulations or, in certain circumstances, to penalties under foreign or U.S. law, including without limitation, orders to cease operations or to limit future operations, loss of licenses or of license opportunities, fines, seizure of equipment and, in certain foreign jurisdictions, criminal prosecution.

16. FOURTH QUARTER ADJUSTMENTS -- MARCH 31, 1998

     The Company recorded in the fourth quarter of the year ended March 31, 1998 certain adjustments relative to warrants issued in connection with debt, proxy related litigation settlement costs and taxes amounting to an aggregate of $5.5 million which are discussed in Notes 8, 11 and 12 to the consolidated financial statements.

17. SUBSEQUENT EVENTS

     Financings

     Series D Cumulative Convertible Preferred Stock


     In January 1999, the Company issued 30 shares of Series D Cumulative Convertible Preferred Stock ("Series D Preferred") to a private investment firm for $3.0 million. The holder has agreed to purchase 20 additional shares of Series D Preferred stock for $2.0 million upon registration of the common stock issuable upon conversion of this preferred stock. In connection with this transaction, the Company issued warrants to purchase 112,500 shares of common stock with an exercise price of $0.01 per share and warrants to purchase 60,000 shares of common stock with an exercise price of $1.60 per share. The value assigned to such warrants when granted was approximately $0.3 million and was recorded as a discount to the Series D Preferred. The discount is being amortized as a deemed preferred dividend over the period from the date of grant to the date of convertibility of the Series D Preferred into common stock. The Company will issue additional warrants to purchase 75,000 shares of common stock, with an exercise price of $0.01 per share and warrants to purchase 40,000 shares of common stock with an exercise price of $1.60 per share upon the issuance of the 20 additional shares of Series D Preferred stock.

     The Series D Preferred stock carries an annual dividend of 8%, payable quarterly beginning December 31, 1999. The shares of Series D Preferred stock are convertible, at the holder's option, into shares of the Company's common stock any time after April 13, 1999 at a conversion price equal to the lesser of $1.60 or, in the case of the Company's failure to achieve positive EBITDA or to close a $20 million public offering by the third fiscal quarter of 1999, the market price just prior to the conversion date. The shares of Series D Preferred stock will automatically convert into common stock upon the earliest of (i) the first date on which the market price of the common stock is $5.00 or more per share for any 20 consecutive trading days, (ii) the date on which 80% or more of the Series D Preferred stock has been converted into common stock, or (iii) the date the Company closes a public offering of equity securities at a price of at least $3.00 per share with gross proceeds of at least $20 million.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

     As additional consideration, the Company agreed to issue to the investor for no additional consideration, additional warrants to purchase the number of shares of common stock equal to $0.3 million (based on the market price of the common stock on the last trading day prior to June 1, 1999 or July 1, 2000, as the case may be), or pay $0.3 million in cash, if the Company does not (i) consummate a specified merger transaction by May 30, 1999, or (ii) achieve, in the fiscal quarter commencing July 1, 2000, an aggregate amount of gross revenues equal to or in excess of 200% of the aggregate amount of gross revenues achieved by the Company in the fiscal quarter ended December 31, 1998.

     The shares of Series D Preferred stock must be redeemed if it ceases to be convertible (which would happen if the number of shares of common stock issuable upon conversion of the Series D Preferred stock exceeded 19.9% of the number of shares of common stock outstanding when the Series D Preferred stock was issued, less shares reserved for issuance under warrants). Redemption is in cash at a price equal to the liquidation preference of the Series D Preferred stock at the holder's option or the Company's option 45 days after the Series D Preferred stock ceases to be convertible. If the Company receives stockholder approval to increase the number of shares issuable, it will issue the full amount of common stock upon conversion of the Series D Preferred stock even if the number of shares exceeds the 19.9% maximum number.

     Series E Cumulative Convertible Redeemable Preferred Stock

     In February 1999, the Company issued 50 shares of Series E Cumulative Convertible Redeemable Preferred stock ("Series E Preferred") to an affiliate of Mr. Ronald Jensen, the Company's largest stockholder, for $5.0 million. The Series E Preferred carries an annual dividend of 8%, payable quarterly beginning December 31, 2000. As additional consideration, the Company agreed to issue to the holder three year warrants to purchase 723,000 shares of common stock at $2.125 per share and 277,000 shares of common stock at $0.01 per share.



     The Series E Preferred holder may elect to make the shares of Series E Preferred stock convertible into shares of common stock (rather than redeemable) at any time after issuance. The Company may elect to make the shares of Series E Preferred stock are convertible, but only if (i) it has positive EBITDA for at least one of the first three fiscal quarters of 1999 or (ii) completes a public offering of equity securities for a price of at least $3.00 per share and with gross proceeds to the Company of at least $20 million on or before the end of the third fiscal quarter of 1999. The shares of Series E Preferred stock will automatically be converted into shares of the Company's common stock, on the earliest to occur of (x) the first date as of which the last reported sales price of the Company's common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which the Series E Preferred stock is outstanding, (y) the date that 80% or more of the Series E Preferred stock has been converted into common stock, or (z) the Company completes a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to the Company of at least $20 million. The initial conversion price for the Series E Preferred stock is $2.125, subject to adjustment if the Company issues common stock for less than the conversion price. The shares of the Series E Preferred stock may be redeemed at a price equal to the liquidation preference plus accrued dividends in cash or in common stock, at the Company's option or at the option of any holder, provided that the holder has not previously exercised the convertibility option described, at any time after February, 2004. In connection with a debt placement concluded in April 1999, the Series E Preferred holder elected to make such shares convertible. Accordingly, such shares are no longer redeemable. See Note 18 for additional discussion. As a result, the Series E Preferred Stock will be reclassified to Stockholders' Equity as permanent equity in April 1999.

     Series C Cumulative Convertible Preferred Stock

     In February 1999, the Company issued 3,000,000 shares of common stock in exchange for the 75 shares of outstanding Series C Cumulative Convertible Preferred (convertible into 1,875,000 shares of

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)



common stock on the exchange date) to Mr. Ronald Jensen, the Company's largest stockholder. The market value of the 1,125,000 incremental shares of common stock issued was recorded as a preferred stock dividend of approximately $2.2 million with a corresponding credit to paid-in capital. This transaction was contemporaneous with the Company's issuance of Series E Preferred stock to an affiliate of Mr. Jensen, which is discussed above.

     Stockholder Equity Financing

     In January 1999, the Company borrowed $0.2 million from an existing stockholder due February 4, 1999. The note had a maturity date of the earlier of
(a) 30 days from the date the note was signed, (b) completion of financing by the Company of not less than $3.0 million, or (c) the completion of the bridge financing by the Company of not less than $1.0 million. The note carried a service fee of 1% of the principal. The agreement provided that if the note was not paid at maturity, the holder would receive 40,000 warrants with an exercise price of $1.00 and a term of 5 years. The note was junior to all existing debt. In March 1999 (maturity date), the stockholder agreed to convert the bridge loan into 125,000 shares of common stock and was granted the 40,000 warrants and an additional 40,000 warrants, exercisable at $1.60 per share with a term of 5 years. The value of the warrants of $0.09 million will be recognized as interest expense in the first quarter of fiscal 1999.

     Acquisitions

     As described in paragraph (2) to Note 3, subsequent to December 31, 1998, the Company decided to pay the first of the Convertible Subordinated Promissory Notes due to IDX in common stock.



     In February 1999, the Company completed the acquisition of Telekey, for which it paid: (i) $0.1 million at closing; (ii) issued a promissory note for $0.2 million payable in equal monthly installments over one year; (iii) issued 1,010,000 shares of Series F Convertible Preferred Stock ("Series F Preferred"); and (iv) agreed to issue at least 505,000 and up to an additional 1,010,000 shares of Series F Preferred two years from the date of closing (or upon a change of control or certain events of default if they occur before the end of two years), subject to Telekey meeting certain revenue and EBITDA objectives. See Note 6 for discussion.

     Advances To A Non-Affiliate

     The Company is in the process of negotiating the acquisition of a company, the primary asset of which is software related to messaging technology. Under the proposed transaction, the purchase price is estimated to be approximately $7.5 million for which the Company will issue preferred stock and assume certain liabilities. The Company's funding requirement for further commercial development of the technology is currently estimated to average $0.4 million per month through the year ending December 31, 1999.

     As of March 31, 1999 and December 31, 1998, the Company had advanced approximately $1.5 million and $1.0 million, respectively, to this software company. Through May 11, 1999, the Company has made additional advances of $0.3 million. The Company owns a non-exclusive license for the technology, the value of which is currently estimated by management to exceed the advances made to date.

     In the event that the proposed transaction does not occur and the Company is unable to use or sell the licensed technology to generate revenues, the Company will evaluate the recoverability of these advances.

                            EXECUTIVE TELECARD, LTD.
                               D/B/A EGLOBE, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (UNAUDITED AS TO THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998)

18. FINANCING COMMITMENT

     In April 1999, the Company received a financing commitment of $20.0 million in the form of long-term debt from an affiliate of its largest stockholder ("Lender"). This financing is subject to stockholder approval; but under the terms of the Loan and Note Purchase Agreement ("Agreement"), the Company initially received an unsecured loan ("Loan") of $7.0 million bearing interest at 8% payable monthly with principal due April 2000. As additional consideration, the Lender received warrants to purchase 1,500,000 shares of the Company's common stock at an exercise price of $0.01 per share, of which 500,000 warrants are immediately exercisable and 1,000,000 warrants are exercisable only in the event that the stockholders do not approve the $20.0 million facility or the Company elects not to draw it down.

     Under the Agreement, the Lender also agreed to purchase $20.0 million of 5% Secured Notes ("Notes,") at the Company's request, provided that the Company obtains stockholder approval to issue the Notes at its next stockholder meeting, currently planned to occur during the second quarter of 1999. If stockholder approval is obtained and the Company elects to issue the Notes, the initial $7.0 million Loan must be repaid from the proceeds. Principal and interest on the Notes are payable over three years in monthly installments of $377,000 with a balloon payment of the outstanding balance due on the third anniversary date. However, the Company may elect to pay up to 50% of the original principal amount of the Notes in shares of the Company's common stock, at its option, if: (i) the closing price of the Company's common stock is $8.00 per share for more than 15 consecutive trading days; (ii) the Company completes a public offering of equity securities at a price of at least $5.00 per share and with proceeds of at least $30.0 million; or (iii) the Company completes an offering of securities with proceeds in excess of $100.0 million. These Notes, if issued, will be secured by substantially all of the Company's existing operating assets, although the Company can pursue certain additional financing, including senior debt or lease financing for future capital expenditures and working capital requirements in furtherance of its growth plan.

     As additional consideration for the Notes, if issued, the Lender will receive warrants to purchase 5,000,000 shares of the Company's common stock at an exercise price of $1.00 per share.

     The Agreement contains certain debt covenants and restrictions by and on the Company.

                                                        EXECUTIVE TELECARD, LTD.
                                                              D/B/A EGLOBE, INC.

                                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                                 ALLOWANCE FOR DOUBTFUL ACCOUNTS
--------------------------------------------------------------------------------

                                           BALANCE AT   CHARGED TO                    BALANCE AT
                                           BEGINNING    COST AND                        END OF
DESCRIPTION                                OF PERIOD    EXPENSES       DEDUCTIONS       PERIOD
---------------------------------------------------------------------------------------------------
Nine months ended December 31, 1998...... $1,472,197   $  789,187      $1,274,887   $  986,497
---------------------------------------------------------------------------------------------------
Year ended March 31, 1998 ............... $  372,988   $1,433,939      $  334,730   $1,472,197
---------------------------------------------------------------------------------------------------
Year ended March 31, 1997 ............... $  625,864   $  404,410      $  657,286   $  372,988
---------------------------------------------------------------------------------------------------

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
IDX International, Inc.
Reston, Virginia

     We have audited the accompanying consolidated balance sheet of IDX International, Inc. and subsidiaries as of November 30, 1998 and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the eleven-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IDX International, Inc. and subsidiaries as of November 30, 1998, and the results of their operations and their cash flows for the eleven-month period then ended in conformity with generally accepted accounting principles.



                                            /s/ BDO Seidman, LLP



April 28, 1999
Denver, Colorado

                                                         IDX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

                                                                                       NOVEMBER 30,
                                                                                           1998
------------------------------------------------------------------------------------------------------
ASSETS
Current:
 Cash ..............................................................................  $    118,984
 Accounts receivable, less allowance of $125,618 for doubtful accounts .............       706,974
 Note receivable (Note 1) ..........................................................       100,000
 Inventory .........................................................................       187,959
 Other assets (Note 8) .............................................................       106,676
------------------------------------------------------------------------------------------------------
Total current assets ...............................................................     1,220,593
------------------------------------------------------------------------------------------------------
Furniture and equipment, less accumulated depreciation and amortization (Note 2) .         747,577
Other assets:
 Equipment for lease, less accumulated depreciation (Note 3) .......................       203,936
 Capitalized software development costs, less accumulated amortization of $20,644 .         23,496
 Goodwill, less accumulated amortization of $55,809 (Note 1) .......................       576,712
 Deposits and other assets .........................................................       172,029
------------------------------------------------------------------------------------------------------
Total other assets .................................................................       976,173
------------------------------------------------------------------------------------------------------
                                                                                      $  2,944,343
------------------------------------------------------------------------------------------------------
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ..................................................................  $  1,323,602
 Accrued liabilities ...............................................................       423,192
 Installment obligations under capital lease (Note 4) ..............................        10,973
 Deposits ..........................................................................       219,945
 Note payable (Note 9) .............................................................     1,915,400
------------------------------------------------------------------------------------------------------
Total liabilities ..................................................................     3,893,112
------------------------------------------------------------------------------------------------------
Mandatorily redeemable preferred stock (Notes 5 and 9): Series A Preferred Stock, no par value, 9,091 shares authorized, issued and outstanding (aggregate liquidation
 preference $2,751,327) ............................................................     2,751,327
Series B Preferred Stock, no par value, 3,821 shares authorized, issued and
 outstanding (aggregate liquidation preference $3,164,823) .........................     3,164,823
------------------------------------------------------------------------------------------------------
Total mandatorily redeemable preferred stock .......................................     5,916,150
------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 4 and 11) Stockholders' deficit:
 Common stock, no par value, authorized 43,423 shares; issued and outstanding
   22,451 shares (Note 9) ..........................................................     1,124,700
 Note receivable (Note 6) ..........................................................      (399,900)
 Accumulated other comprehensive losses ............................................       (35,572)
 Accumulated deficit ...............................................................    (7,554,147)
------------------------------------------------------------------------------------------------------
Total stockholders' deficit ........................................................    (6,864,919)
------------------------------------------------------------------------------------------------------
                                                                                      $  2,944,343
------------------------------------------------------------------------------------------------------


              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                                                         IDX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                     ELEVEN-MONTH
                                                                                     PERIOD ENDED
                                                                                     NOVEMBER 30,
                                                                                         1998
------------------------------------------------------------------------------------------------------

Revenue ..........................................................................  $  2,795,421
Cost of revenue ..................................................................     3,176,142
------------------------------------------------------------------------------------------------------
Gross loss .......................................................................      (380,721)
Operating expenses:
 Selling, general and administrative .............................................     2,779,185
 Depreciation and amortization ...................................................       510,339
 Research and development ........................................................       231,541
------------------------------------------------------------------------------------------------------
Total operating expenses .........................................................     3,521,065
------------------------------------------------------------------------------------------------------
Operating loss ...................................................................    (3,901,786)
Other income (expense):
 Interest income .................................................................        20,561
 Interest expense ................................................................       (66,541)
 Equity in losses of joint ventures (Note 1) .....................................       (24,577)
 Gain on sale of subsidiaries (Note 1) ...........................................       439,517
 Loss on disposal of furniture and equipment .....................................       (56,334)
 Other ...........................................................................        45,573
------------------------------------------------------------------------------------------------------
Total other income ...............................................................       358,199
------------------------------------------------------------------------------------------------------
Net loss .........................................................................  $ (3,543,587)
------------------------------------------------------------------------------------------------------

              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                                                         IDX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES

                                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                                                         AND COMPREHENSIVE LOSS
--------------------------------------------------------------------------------

                                                               COMMON STOCK                           OTHER
                ELEVEN-MONTH PERIOD ENDED                 --------------------         NOTE        COMPREHENSIVE     ACCUMULATED
                   NOVEMBER 30, 1998                        SHARES      AMOUNT      RECEIVABLE        LOSSES          DEFICIT
----------------------------------------------------------------------------------------------------------------------------------
 Balance, January 1, 1998 ................................  20,500   $  477,300     $        -      $ (24,840)     $ (4,010,560)
Accretion of Series A and B preferred stock (Note 5) .....       -     (302,500)             -              -                 -
Common stock agreed to be issued in business acquisition
 (Note 1) ................................................     701      550,000              -              -                 -
Common stock issued for note receivable (Note 6) .........   1,250      399,900       (399,900)             -                 -
Foreign currency translation adjustment ..................       -            -              -        (10,732)                -
Net loss for the eleven-month period .....................       -            -              -              -        (3,543,587)
----------------------------------------------------------------------------------------------------------------------------------
 Balance, November 30, 1998 ..............................  22,451   $1,124,700     $ (399,900)     $ (35,572)     $ (7,554,147)
----------------------------------------------------------------------------------------------------------------------------------


                                                                   TOTAL         ACCUMULATED
          ELEVEN-MONTH PERIOD ENDED                             STOCKHOLDERS'    COMPREHENSIVE
             NOVEMBER 30, 1998                                    DEFICIT           LOSS
------------------------------------------------------------------------------------------------
 Balance, January 1, 1998 ..................................  $ (3,558,100)
Accretion of Series A and B preferred stock (Note 5) .......      (302,500)
Common stock agreed to be issued in business acquisition
 (Note 1) ..................................................       550,000
Common stock issued for note receivable (Note 6) ...........             -
Foreign currency translation adjustment ....................       (10,732)         (10,732)
Net loss for the eleven-month period .......................    (3,543,587)      (3,543,587)
------------------------------------------------------------------------------------------------
 Balance, November 30, 1998 ................................  $ (6,864,919)    $ (3,554,319)
------------------------------------------------------------------------------------------------

              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                                                         IDX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES

                                            CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                    ELEVEN-MONTH PERIOD
                                                                                           ENDED
                                                                                      NOVEMBER 30,
INCREASE (DECREASE) IN CASH                                                                1998
---------------------------------------------------------------------------------------------------------
Operating activities:
 Net loss ........................................................................     $ (3,543,587)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization .................................................          510,339
   Equity in losses of joint ventures ............................................           24,577
   Loss on disposal of furniture and equipment ...................................           56,334
   Provision for bad debts .......................................................          147,621
   Provision for inventory obsolesence ...........................................          144,203
   Gain on sale of subsidiaries ..................................................         (439,517)
   Changes in operating assets and liabilities:
    Accounts receivable ..........................................................       (1,033,957)
    Inventory ....................................................................         (246,542)
    Other assets .................................................................          (34,593)
    Accounts payable .............................................................        1,392,373
    Accrued liabilities ..........................................................          258,645
    Deferred revenue .............................................................          (30,000)
---------------------------------------------------------------------------------------------------------
Net cash used in operating activities ............................................       (2,794,104)
---------------------------------------------------------------------------------------------------------
Investing activities:
 Investment in equipment for lease ...............................................          (54,767)
 Purchase of furniture and equipment .............................................         (456,612)
 Acquisition of business, net of cash acquired ...................................         (100,000)
 Deposits and other assets .......................................................         (215,853)
---------------------------------------------------------------------------------------------------------
Net cash used in investing activities ............................................         (827,232)
---------------------------------------------------------------------------------------------------------
Financing activities:
 Proceeds from preferred stock subscription receivable ...........................           50,000
 Proceeds from long-term borrowings ..............................................          128,488
 Increase in minority interest in subsidiary .....................................          345,720
 Proceeds from note payable ......................................................        1,915,400
 Principal payments on capital lease obligations .................................           (6,127)
---------------------------------------------------------------------------------------------------------
Net cash provided by financing activities ........................................        2,433,481
---------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash ..........................................          (29,301)
---------------------------------------------------------------------------------------------------------
Net decrease in cash .............................................................       (1,217,156)
Cash, beginning of period ........................................................        1,336,140
---------------------------------------------------------------------------------------------------------
Cash, end of period ..............................................................     $    118,984
---------------------------------------------------------------------------------------------------------

              See accompanying summary of accounting policies and
                   notes to consolidated financial statements.

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

BUSINESS

     IDX International, Inc. (the "Company") was incorporated on April 17, 1996 (inception) as a Virginia corporation. The Company develops and markets voice and data store-and-forward network services for transmitting voice, facsimiles ("faxes") and other forms of digitized information utilizing a global network established by the Company and its international business partners ("IBPs"). The network consists of international private lines, shared access lines and frame relays (collectively telecommunication lines) connected to PC-based dedicated access switches ("CyberPosts") which process and route voice and fax traffic globally over the network.

PRINCIPALS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company's United States ("U.S.") and foreign subsidiaries. The Company accounts for its investment in 50% or less owned joint ventures under the equity method of accounting. Intercompany transactions and balances have been eliminated in consolidation.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's ability to generate sufficient revenues and ultimately achieve profitable operations remains uncertain. The Company's future prospects depend upon, among other things, its ability to demonstrate sustained commercial viability of its service and to obtain sufficient working capital.

     During the eleven-month period ended November 30, 1998, the Company incurred a net loss of $3.5 million and negative operating cash flow of $2.8 million. At November 30, 1998, the Company had a stockholders' deficit totaling $6.9 million.

     The Company plans to operate in a fashion to generate both increased revenues and cash flows during 1999. Additionally, in December 1998, the Company was acquired by Executive Telecard Ltd., d.b.a. eGlobe, Inc. ("eGlobe") (see
Note 9). Management believes that eGlobe will provide the Company with financial and operational support which, together with existing cash and anticipated cash flows from operations, should enable the Company to continue operations through the year ending December 31, 1999.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiaries and joint ventures is the local currency. All assets and liabilities are translated into U.S. dollars at current exchange rates as of the balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses are reported as accumulated other comprehensive losses in the consolidated statement of stockholders' deficit and are included in comprehensive loss.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Actual results could differ from those estimates.

REVENUE RECOGNITION AND COST OF SALES

     The Company operates and manages certain CyberPosts and licenses the use of CyberPost equipment and associated software to its IBPs. Under such licensing agreements, the Company is generally obligated to provide maintenance and upgrades and IBPs are responsible for the marketing and sale of voice and data store-and-forward services as well as for the operations and management of CyberPosts. Certain IBPs are also stockholders of the Company.

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

     The Company's revenues are generated principally from (i) routing charges for voice and fax traffic through the network, (ii) licensing and royalty fees and (iii) system hardware and accessory sales. The Company recognizes fixed license fees on the straight-line basis over the service period, royalties and routing charges as services are rendered to the ultimate customer, and system hardware and accessory sales upon delivery and customer acceptance.

     Cost of sales principally consists of telecommunication line charges, local and international access charges, cost of CyberPost accessories, maintenance costs, installation and operator training costs and commissions to CyberPost operators.

     Revenue originating from Taiwan, the United States, Belgium and the United Kingdom approximated 30%, 29%, 17% and 14% of total revenues for the eleven-month period ended November 30, 1998. Revenue from one customer approximated 25% of total revenues for such period.

     The economic crisis in Asia has had a negative impact on the Company's revenues and prospects with Asian customers. The Company expects demand for its services in Asia to increase if and when the affected economies recover. If the economic crisis in Asia continues, demand for the Company's services could be further dampened which could result in a significant adverse impact on the Company's financial condition, results of operations and cash flows.

CASH AND CASH EQUIVALENTS

     The  Company   considers  all   highly-liquid   investments  with  original
maturities of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable and cash. The Company in certain instances requires security deposits from its IBPs to be applied against future uncollectible accounts receivable, as needed. In addition, there is an allowance for uncollectible accounts receivable which is based upon the expected collectibility of accounts receivable. The Company's cash is placed with financial institutions which at times may exceed federally insured limits. The Company has not experienced any losses in such cash balances.

INVENTORY

     Inventory primarily consists of computer related supplies for CyberPost equipment. Inventory is stated at the lower of cost or market using the first-in, first-out method.

EQUIPMENT FOR LEASE

     The Company's investment in equipment for lease is stated at cost, net of accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment's estimated useful life of three years.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the related improvement.

GOODWILL

     The Company amortizes costs in excess of the fair value of net assets of business acquired, goodwill, using the straight-line method over seven years.

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the costs of Computer Software to be Sold, Leased, or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date when technological feasibility is established and prior to the date when the product is generally available for licensing. The Company defines technological feasibility as being attained at the time a working model of a software product is completed. The Company has capitalized $44,140 of software development costs. Capitalized software development costs are amortized using the greater of the straight-line method over the estimated economic life of approximately three years or the ratio of current year revenues by product, to the product's total estimated revenues method. Amortization expense for the eleven-month period ended November 30, 1998 was $10,674.

IMPAIRMENT OF LONG-LIVED ASSETS

     Long-lived assets subject to the requirements of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", are evaluated for possible impairment through review of undiscounted expected future cash flows. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized.

COMPREHENSIVE LOSS

     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income". Comprehensive loss is comprised of net loss and all changes to stockholders' deficit, except those due to investment by stockholders, changes in paid-in capital and distributions to stockholders.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

INCOME TAXES

     The Company provides for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the assets and liabilities. A valuation allowance is recorded if, based on the evidence available, management is unable to determine that it is more likely than not that some portion or all of the deferred tax asset will be realized.

STOCK BASED COMPENSATION

     The Company accounts for stock based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for
Stock Issued to Employees" ("APB 25"). Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), provides an alternative accounting method to APB 25 and requires additional pro forma disclosures. The Company accounts for stock based compensation to non-employees in accordance with the provisions of SFAS 123.

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ACQUISITION AND DISPOSITION OF BUSINESS

     During 1997 the Company established two wholly-owned foreign subsidiaries, IDX Taiwan Ltd. ("IDX Taiwan") and IDX Hong Kong Ltd. ("IDX HK"), and one majority-owned foreign subsidiary, IDX Belgium, N.V. ("IDX Belgium"), to market the Company's store-and-forward services. Upon the formation of IDX Belgium, the Company acquired a 90% interest in IDX Belgium in exchange for contributed capital of $75,600.

     During January 1998, the Company established one wholly-owned foreign subsidiary, IDX Singapore Ltd., and two majority-owned foreign subsidiaries, IDX Europe Services, N.V. ("IDX Europe") and Marvin European Holdings Lmt. ("Marvin") to market the Company's store-and forward services.

     During April 1998, IDX Belgium issued additional shares of its common stock, plus an option to acquire an equal number of its common shares, to a new investor for approximately $350,000 in cash. Upon issuance of the additional shares in April 1998, the Company's interest in IDX Belgium was reduced to 75%.

     In November 1998, the Company sold its interest in IDX Belgium, IDX Europe and Marvin for $130,500, consisting of a note receivable for $100,000 and equipment valued at $30,500. Subsequent to November 30, 1998 the note receivable was collected in full. The sale of these subsidiaries resulted in a gain totaling $439,517.

     In March 1997, the Company formed a joint venture to market the Company's services in Panama. The Company contributed $40,000 for a 20% interest in the joint venture. In September 1998 the operations of this joint venture were suspended indefinitely. During the eleven-month period ended November 30, 1998, the Company's share of losses in this joint venture exceeded its original investment. The loss reflected in the consolidated statement of operations for this period totaled $13,430. As a result, the investment has no carrying value in the accompanying consolidated balance sheet.

     In August 1997, IDX Taiwan formed a joint venture with Orlida Ltd. ("Orlida"), a Taiwanese company, in order to expand the Company's operations in Taiwan. The Company contributed CyberPost equipment with a net book value of $26,000 in exchange for a 33% interest in the joint venture.

     On May 8, 1998, the Company acquired all of the stock of Orlida, in exchange for $100,000 cash and an agreement to issue 700.64 shares of the Company's common stock, valued at $550,000. Such shares were not issued as of November 30, 1998, but have been reflected as issued in the accompanying financial statements. The acquisition was accounted for using the purchase method of accounting and resulted in the recording of goodwill totaling $632,521. Orlida's primary business consists of marketing voice and data store-and-forward services in Taiwan.

     The Company's share of loss from Orlida for the period from January 1, 1998 through the date of acquisition totaled $11,147.

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

     The following summarized unaudited proforma results of operations assumes the acquisition of Orlida and the dispositions of IDX Belgium, IDX Europe and Marvin had occurred at the beginning of the period presented. The proforma financial information may not necessarily reflect the results of operations of the Company had the acquisition or dispositions of the businesses actually occurred on January 1, 1998.


                            ELEVEN-MONTH
                            PERIOD ENDED
                            NOVEMBER 30,
                                1998
                          ---------------
  Revenue .............    $  2,715,000
  Net loss ............      (3,588,000)

2. FURNITURE AND EQUIPMENT

     Furniture and equipment consisted of the following:

                                                                 NOVEMBER 30,
                                                                     1998
                                                                -------------
     Equipment ..............................................    $  865,966
     Office and computer equipment ..........................       350,185
     Leasehold improvements .................................        33,282
     Furniture and fixtures .................................        18,409
                                                                 ----------
                                                                  1,267,842
     Less accumulated depreciation and amortization .........       520,265
                                                                 ----------
     Furniture and equipment, net ...........................    $  747,577
                                                                 ==========


     Furniture and equipment includes equipment under capital leases with a net book value of $17,708 at November 30, 1998. Depreciation expense, including amortization of equipment under capital leases, was $358,313 for the eleven-month period ended November 30, 1998.

3. EQUIPMENT FOR LEASE

     The Company leases CyberPost equipment to IBPs under operating leases, which are generally for a period of one to five years and contain annual renewal options. The cost of equipment for lease at November 30, 1998 was $376,402, and the related accumulated depreciation was $172,466. Depreciation expense for equipment for lease was $85,543 for the eleven- month period ended November 30, 1998.

4. COMMITMENTS AND CONTINGENCIES

Telecommunication Lines

     In its normal course of business, the Company enters into agreements for the use of long distance telecommunication lines. Future minimum payments under such agreements are as follows:


                                                                       PERIODS ENDING
                                                                        DECEMBER 31,
                                                                      ---------------
     1998 -- one month ............................................      $  108,896
     1999 -- year .................................................       1,705,412
     2000 -- year .................................................         535,109
     2001 -- year .................................................         421,728
     2002 -- year .................................................          70,288
                                                                         ----------
     Total future minimum telecommunication line payments .........      $2,841,433
                                                                         ==========

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Leases

     The Company leases its U.S. and foreign facilities under noncancellable operating lease agreements. Rent expense for the eleven-month period ended November 30, 1998 was $188,145. Future minimum lease payments under noncancellable operating leases are as follows:


                                        PERIODS ENDING
                                         DECEMBER 31,
                                       ---------------
  1998 -- one month ................       $ 17,830
  1999 -- year .....................        247,124
  2000 -- year .....................        132,730
  2001 -- year .....................        136,712
  2002 -- year .....................        140,813
  2003 -- year .....................        145,038
                                           --------
                                           $820,247
                                           ========

Capital Lease Obligations

     Future minimum payments for capital lease obligations are as follows:


     Total future minimum lease payments due in 1999 .........    $13,209
     Less amount representing interest .......................      2,236
                                                                  -------
     Total obligations under capital lease ...................    $10,973
                                                                  -------

     Interest paid for capital lease obligations during the eleven-month period ended November 30, 1998 was approximately $2,800.

     Subsequent to November 30, 1998, the Company entered into additional capital lease obligations requiring future minimum payments of approximately $992,000 through 2001.

Employee Savings Plan

     On April 1, 1998, the Company adopted a 401(k) Profit Sharing Plan. All employees are eligible to participate in the plan and may contribute up to 15% of their annual compensation. The Company may, at its discretion, match up to 100% of participants' contributions and/or contribute an amount to be allocated among the participants. As of November 30, 1998, no contributions have been made to the plan by the Company.

Contingencies

     In certain countries where the Company has current or planned operations, the Company may not have the necessary regulatory approvals to conduct all or part of its voice and fax store-and-forward services. In these jurisdictions, the requirements and level of telecommunications' deregulation is varied, including internet protocol telephony. Management believes that the degree of active monitoring and enforcement of such regulations is limited. Statutory provisions for penalties vary, but could include fines and/or termination of the Company's operations in the associated jurisdiction. To date, the Company has not been required to comply or been notified that it cannot comply with any material international regulations in order to pursue its existing business activities. In consultation with legal counsel, management has concluded that the likelihood of significant penalties or injunctive relief is remote. There can be no assurance, however, that regulatory action against the Company will not occur.
                                      F-53

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

5. MANDATORILY REDEEMABLE PREFERRED STOCK

     During 1997,  the Company  issued 9,091 shares of Series A Preferred  Stock
("Series A"), no par value, and 3,821 shares of Series B Preferred Stock ("Series B"), no par value, for cash totaling $2,499,900 and $3,000,000. The Series A and Series B preferred stock are mandatorily redeemable on January 1, 2002.

     The holders of the Series A and B preferred stock are entitled to receive cumulative dividends equal to 6% of the respective Series A and B liquidation preference. Accrued unpaid dividends as of November 30, 1998 on the Series A and B preferred stock totaling $251,427 and $164,823 were recognized as an increase to the Series A and B stock carrying values.

     In the event of a liquidation of the Company or a change in control of the Company, the Series A and B preferred stock have liquidation preference to common stock of $275 and $785 per share, plus accrued unpaid dividends.

     As of November 30, 1998, the Company has reserved 17,168 shares of common stock for issuance upon conversion of the Series A and B stock.

     On December 3, 1998, the Series A and B stock was redeemed in connection with the acquisition of the Company (see Note 9).

6. STOCK BASED COMPENSATION

     During September 1996, the Board of Directors approved the grant of an option to purchase 1,250 shares of common stock to an individual who served as a director and consultant to the Company. The option carries an exercise price of $320 per share which was greater than the estimated fair value of common stock on the date of grant and is exercisable at any time during the succeeding three-year period. On November 13, 1998, the option was exercised in exchange for a note receivable of $399,900. The note bears interest at LIBOR plus 250 basis points (7.88% at November 30, 1998) and is payable through the cash proceeds received by the individual from the sale of IDX to eGlobe, as defined in the note agreement (see Note 9).

     During September 1997, the Board of Directors adopted the 1997 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for awards in the form of restricted stock, stock units, options (including incentive stock options ("ISO"s) and nonstatutory stock options ("NSO"s) or stock appreciation rights ("SAR"s). Employees, directors, and consultants of the Company are eligible for grants and restricted shares, stock units, NSOs and SARs. Only employees of the Company are eligible for ISOs. A total of 4,500 shares of common stock have been reserved for issuance under the Incentive Plan. To date, no awards have been granted under the Incentive Plan.

     Consideration for each award under the Incentive Plan will be established by the Stock Option Committee of the Board of Directors, but in no event shall the option price for ISOs be less than 100% of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the Stock Option Committee may determine. However, each ISO must expire within a period of not more than ten years from the date of grant.

7. INCOME TAXES

     A reconciliation of the Company's income tax benefit at the Federal statutory tax rate and income taxes at the Company's effective tax rate follows:

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

                                                                             ELEVEN-MONTH
                                                                             PERIOD ENDED
                                                                             NOVEMBER 30,
                                                                                 1998
                                                                           ---------------
     Income tax benefit computed at the Federal statutory rate .........    $  1,205,000
     State income tax benefit, net of Federal effect ...................         140,000
     Effect of foreign tax rate differences ............................         (52,000)
     Other permanent differences .......................................         (38,000)
     Change in valuation allowance .....................................      (1,255,000)
                                                                            ------------
                                                                            $         --
                                                                            ============


     Temporary differences between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities that give rise to the significant portions of deferred income taxes follows:

                                                                              NOVEMBER 30,
                                                                                  1998
                                                                            ---------------
     Federal and state net operating losses ............................     $ 2,281,000
     Foreign net operating losses ......................................         254,000
     Intangibles .......................................................         162,000
     Allowance for doubtful accounts receivable ........................          48,000
     Inventory obsolesence reserve .....................................          45,000
     Equity investment .................................................           4,000
     Furniture and equipment accumulated depreciation ..................         (50,000)
     Valuation allowance ...............................................      (2,744,000)
                                                                             -----------
                                                                             $        --
                                                                             ===========


     The Company has incurred operating losses and paid no income tax for the period presented. The income tax benefit from the Company's operating loss carryforwards and other temporary differences at November 30, 1998 was approximately $2,744,000. A full valuation allowance has been recorded against the net deferred tax asset because management currently believes it is more likely than not that the asset will not be realized.

     At November 30, 1998, the Company had net operating loss carryforwards available for U.S. income tax purposes of approximately $6,000,000 which expire in the years 2011 to 2018. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interests of significant stockholders.

8. RELATED PARTY TRANSACTIONS

     Related party transactions may not be indicative of transactions negotiated at arms length.

     The Company receives consulting services from two of the Company's stockholders, who also serve on the Board of Directors. Compensation related to these services totaled $5,000 for the eleven-month period ended November 30, 1998.

     At November 30, 1998, accounts receivable due from related parties and from officers and employees of the Company totaled $39,204 and are included in other assets in the accompanying balance sheet.

9. SUBSEQUENT EVENTS

     On December 3, 1998, eGlobe acquired 100% of the outstanding shares of the Company's common and preferred stock in exchange for notes payable totaling $5 million, 500,000 shares of eGlobe Series B Preferred Stock initially valued at $3.5 million and contingently issuable warrants to acquire 2,500,000

                             IDX INTERNATIONAL, INC.
                                AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

shares of eGlobe's common stock. The purchase price is subject to eGlobe's stockholder approval, certain working capital adjustments and the preferred stock and warrants are subject to adjustment if certain financial performance goals are not achieved by the Company. In addition, certain key management personnel entered into employment agreements with the Company.

     In connection with the sale of the Company, during the period May through November 1998 eGlobe advanced the Company $1,915,400, bearing interest at 8.5% and has committed to make additional advances to the Company.

10. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental disclosure of cash flow information and non-cash investing and financing activities follow:

                                                                              ELEVEN-MONTH
                                                                              PERIOD ENDED
                                                                              NOVEMBER 30,
                                                                                  1998
                                                                             -------------
     Cash paid for interest ................................................    $ 22,500
     Note receivable received on sale of subsidiary interest ...............     100,000
     Equipment received on sale of subsidiary interest .....................      30,500
     Common stock agreed to be issued in business acquisition ..............     550,000
     Accrued dividends on mandatorily redeemable preferred stock ...........     302,500
     Note receivable received in exchange for exercise of stock option .....     399,900


11. YEAR 2000 ISSUES (UNAUDITED)

     Like other companies, IDX International, Inc. could be adversely affected if the computer systems the Company or its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Company's operations.

     The Company has implemented a plan to modify its business technologies to be ready for the year 2000 and is in the process of converting critical data processing systems. The project is expected to be substantially complete by October 1999 at an approximate cost of $300,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of IDX International, Inc.

     In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of IDX International, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and the period from April 17, 1996 (inception) through December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                        /s/ PricewaterhouseCoopers LLP

May 15,  1998
except Note 12, which is as
of September 11, 1998 and
the last paragraph of
Note 7, which is as of
February 12, 1999

                                                         IDX INTERNATIONAL, INC.
                                                                AND SUBSIDIARIES

                                   CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
--------------------------------------------------------------------------------

                                                                                         DECEMBER 31,
                                                                                 ----------------------------
                                                                                      1996          1997
-------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .....................................................  $   19,770    $  1,336,140
 Accounts receivable, less allowance for doubtful accounts, $0 and $82,620.            3,560         148,340
 Other accounts receivable .....................................................      44,260          27,000
 Other assets ..................................................................      68,950          89,490
-------------------------------------------------------------------------------------------------------------
   Total current assets ........................................................     136,540       1,600,970
Equipment for lease, net .......................................................     130,000         217,400
Furniture and equipment, net ...................................................     150,280         986,550
Capitalized software development costs, net ....................................      44,140          34,170
Other assets ...................................................................          --         159,290
Investment in joint ventures ...................................................          --          39,430
-------------------------------------------------------------------------------------------------------------
   Total assets ................................................................  $  460,960    $  3,037,810
-------------------------------------------------------------------------------------------------------------
LIABILITIES, MANDATORILY REDEEMABLE PREFERRED STOCK
 AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable ..............................................................  $   88,284    $    381,290
 Accrued liabilities ...........................................................       9,986         326,290
 Deferred revenue ..............................................................          --          30,000
 Current portion of obligations under capital lease ............................      14,260          17,100
 Deposits ......................................................................     152,600         268,640
 Note payable ..................................................................     200,000              --
-------------------------------------------------------------------------------------------------------------
   Total current liabilities ...................................................     465,130       1,023,320
Obligations under capital lease ................................................      20,490           8,920
Note payable ...................................................................     250,000              --
-------------------------------------------------------------------------------------------------------------
   Total liabilities ...........................................................     735,620       1,032,240

Commitments and contingencies

Mandatorily redeemable preferred stock:
   Series A Preferred Stock, no par value, 9,091 shares authorized, issued
    and outstanding (aggregate liquidation preference $2,613,670)...............          --       2,613,670
   Series B Preferred Stock, no par value, 3,821 shares authorized, issued
    and outstanding (aggregate liquidation preference $3,000,000)...............          --       3,000,000
   Series B Preferred Stock subscription receivable ............................          --         (50,000)
-------------------------------------------------------------------------------------------------------------
Total mandatorily redeemable preferred stock ...................................          --       5,563,670
-------------------------------------------------------------------------------------------------------------
Stockholders' equity (deficit):
 Common stock, no par value, authorized 43,423 shares; issued and
   outstanding 20,500 shares ...................................................     591,050         477,300
 Cumulative translation adjustment .............................................                     (24,840)
 Accumulated deficit ...........................................................    (865,710)     (4,010,560)
-------------------------------------------------------------------------------------------------------------
Total stockholders' equity (deficit) ...........................................    (274,660)     (3,558,100)
-------------------------------------------------------------------------------------------------------------
Total liabilities, mandatorily redeemable preferred stock and stockholders'
 equity (deficit) ..............................................................  $  460,960    $  3,037,810
-------------------------------------------------------------------------------------------------------------


                                                         IDX INTERNATIONAL, INC.

                                          CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                            FOR THE PERIOD
                                                                         FROM APRIL 17, 1996      FOR THE
                                                                            (INCEPTION) TO       YEAR ENDED
                                                                             DECEMBER 31,       DECEMBER 31,
                                                                                 1996               1997
-------------------------------------------------------------------------------------------------------------
Revenue ...............................................................      $   12,600        $    568,010
Cost of revenue .......................................................          11,180           1,359,090
-------------------------------------------------------------------------------------------------------------

Gross profit (loss) ...................................................           1,420            (791,080)
-------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
 Selling, general and administrative ..................................         470,690           1,807,900
 Depreciation and amortization ........................................          56,120             276,390
 Research and development .............................................         338,160             264,440
  Total operating expenses ............................................         864,970           2,348,730
-------------------------------------------------------------------------------------------------------------
Operating loss ........................................................        (863,550)         (3,139,810)
-------------------------------------------------------------------------------------------------------------
Interest (expense) income, net ........................................          (2,160)             13,130
-------------------------------------------------------------------------------------------------------------
Net loss before income taxes ..........................................        (865,710)         (3,126,680)
Benefit from income taxes .............................................              --                  --
Minority interest in loss of consolidated subsidiary ..................              --               8,400
Equity in loss of joint venture .......................................              --             (26,570)
-------------------------------------------------------------------------------------------------------------
Net loss ..............................................................        (865,710)         (3,144,850)
Accretion on preferred stock ..........................................              --             113,750
-------------------------------------------------------------------------------------------------------------
Net loss available to common stockholders .............................      $ (865,710)       $ (3,258,600)
-------------------------------------------------------------------------------------------------------------
Basic and diluted net loss per share ..................................      $   (56.82)       $    (158.96)
-------------------------------------------------------------------------------------------------------------
Shares used in computing basic and diluted net loss per share                    15,235              20,500
-------------------------------------------------------------------------------------------------------------


                                                         IDX INTERNATIONAL, INC.

                                           CONSOLIDATED STATEMENTS OF CHANGES IN
                                                  STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------------

                                                 COMMON SHARES                          CUMULATIVE        TOTAL
                                             ----------------------     ACCUMULATED    TRANSLATION    STOCKHOLDER'S
                                              NUMBER      AMOUNT          DEFICIT       ADJUSTMENT   EQUITY (DEFICIT)
-----------------------------------------------------------------------------------------------------------------------
Proceeds from issuance of common
 stock ..................................... 20,500    $   452,750                                      $    452,750
Compensation for non-qualified stock
 options ...................................               138,300                                           138,300
Net loss from inception to December
 31, 1996 ..................................                             $   (865,710)                      (865,710)
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996 ................. 20,500        591,050           (865,710)                      (274,660)
Accretion of Series A preferred                                                                             (113,750)
 stock .....................................              (113,750)
Foreign currency translation                                                              $ (24,840)         (24,840)
 adjustment ................................
Net loss for the year ended                                                (3,144,850)                    (3,144,850)
 December 31, 1997 .........................
-----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ................. 20,500    $   477,300         (4,010,560)    $ (24,840)     $(3,558,100)
-----------------------------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

                                                         IDX INTERNATIONAL, INC.

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                             FOR THE PERIOD
                                                                          FROM APRIL 17, 1996       FOR THE
                                                                             (INCEPTION) TO       YEAR ENDED
                                                                              DECEMBER 31,       DECEMBER 31,
                                                                                  1996               1997
----------------------------------------------------------------------------------------------------------------
CASH FLOWS USED IN OPERATING ACTIVITIES:
 Net loss ..............................................................      $ (865,710)        $ (3,144,850)
 Adjustments to reconcile net loss to net cash used in operating period activities:
   Depreciation and amortization expense ...............................          56,120              276,390
   Provision for doubtful accounts .....................................              --               82,620
   Stock compensation expense ..........................................         138,300                   --
   Increase in accounts receivable .....................................          (3,560)            (227,510)
   (Increase) decrease in other accounts receivable ....................         (44,260)              17,260
   Increase in other assets ............................................         (68,950)             (43,460)
   Increase in accounts payable and accrued liabilities ................          98,270              646,370
   Increase in deferred revenue ........................................              --               30,000
   Increase in deposits ................................................         152,600               82,520
----------------------------------------------------------------------------------------------------------------
    Net cash used in operating activities ..............................        (537,190)          (2,280,660)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS USED IN INVESTING ACTIVITIES:
 Investment in equipment for lease .....................................        (156,000)            (129,570)
 Purchase of furniture and equipment ...................................        (143,730)          (1,043,890)
 Investment in capitalized software development costs ..................         (44,140)              (4,830)
 Investment in other assets ............................................              --             (126,070)
 Investment in joint ventures ..........................................              --              (40,000)
----------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities ...............................        (343,870)          (1,344,360)
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of preferred stock .............................              --            5,449,920
 Proceeds from issuance of common stock ................................         452,750                   --
 Proceeds from short-term borrowings ...................................         200,000                   --
 Proceeds from long-term borrowings ....................................         250,000                   --
 Repayment of short and long-term borrowings ...........................              --             (450,000)
 Principal payments on capital lease obligations .......................          (1,920)             (16,860)
----------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities ...........................         900,830            4,983,060
----------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash ................................              --              (41,670)
----------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents ..............................          19,770            1,316,370
Cash and cash equivalents, beginning of period .........................              --               19,770
----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period ...............................      $   19,770         $  1,336,140
----------------------------------------------------------------------------------------------------------------


                    IDX INTERNATIONAL, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF OPERATIONS

     IDX International, Inc. (the Company) was incorporated on April 17, 1996 (inception) as a Virginia corporation. The Company develops and markets voice and data store-and-forward network services for transmitting voice, facsimiles (faxes) and other forms of digitized information utilizing a global network established by the Company and its international business partners (IBPs). The network consists of international private lines, shared access lines and frame relays (collectively telecommunication lines) connected to PC-based dedicated access switches (CyberPosts) which process and route voice and fax traffic globally over the network. During the period from inception to December 31, 1996, the Company was a development stage enterprise.

Subsidiaries

     During 1997, the Company established two wholly-owned foreign subsidiaries, IDX Taiwan Ltd. (IDX Taiwan) and IDX Hong Kong Ltd. (IDX HK), and one majority-owned foreign subsidiary, IDX Belgium, N.V. (IDX Belgium), to market the Company's store-and-forward services. Upon the formation of IDX Belgium, the Company acquired a 90% interest in IDX Belgium in exchange for contributed capital of $75,600, and the minority interest holder acquired a 10% interest in IDX Belgium, as well as options to acquire an additional 16% interest, in exchange for contributed capital of $8,400. Under the terms of the associated Share Option Agreement, the options expire in 2001 and have an exercise price equal to the initial price per share paid by the parties to the agreement upon the formation of IDX Belgium, plus a cumulative annual increase of 3% thereon.

     During April 1998, IDX Belgium issued additional shares of its common stock, plus an option to acquire an equal number of its common shares, to a new investor in exchange for a $380,000 capital contribution. The option to acquire additional shares carries a total exercise price of approximately $380,000. Upon issuance of the additional shares in April 1998, the Company's interest in IDX Belgium was reduced to 75%.

     During January 1998, the Company established one wholly-owned foreign subsidiary, IDX Singapore Ltd., and two majority-owned foreign subsidiaries, IDX Europe Services, N.V., and Marvin European Holdings Lmt., to market the Company's store-and-forward services. Through May 15, 1998, the Company has contributed funding in the form of capital contributions and/or cash advances to these subsidiaries in the amount of $51,000, $50,000 and $0, respectively.

Joint Ventures

     During the period from inception to December 31, 1996, the Company entered into three joint venture arrangements to market the Company's voice and data store-and-forward services. Of those arrangements, two were dissolved prior to December 31, 1996. The third joint venture has been largely inactive and was terminated in 1998.

     In March 1997, the Company formed another joint venture to market the Company's services in Panama. The Company contributed $40,000 for a 20% interest in the joint venture. In August 1997, IDX Taiwan formed a joint venture with Orlida Ltd. (Orlida), a Taiwanese company, in order to expand the Company's operations in Taiwan (Note 12). The Company contributed CyberPost equipment with a net book value of $26,000 in exchange for a 33% interest in the joint venture.

2. LIQUIDITY AND CAPITAL RESOURCES

     The Company's ability to generate sufficient revenues and ultimately achieve profitable operations remains uncertain. The Company's future prospects depend upon, among other things, its ability to demonstrate sustained commercial viability of its service and to obtain sufficient working capital, both of which raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                            IDX INTERNATIONAL, INC.

     During the year ended December 31, 1997, the Company incurred a net loss of $3.1 million and negative operating cash flow of $2.3 million. At December 31, 1997, the Company had a stockholders' net capital deficiency of $3.6 million.

     The Company plans to operate in a fashion to generate both increased revenues and cash flows during 1998. Additionally, in March 1998, management entered into a Letter of Intent for the sale of the Company to eGlobe, Ltd. (eGlobe) (Note 12). In the event the sale of the Company is not consummated, the Company intends to issue additional shares of stock during 1998. Management believes that should the sale of the Company be completed, eGlobe will provide the Company with financial and operational support which, together with existing cash and cash flows from operations, should enable the Company to continue operations through the year ending December 31, 1998. In the event the sale is not completed, management believes that the proceeds from other sales of the Company's stock, together with existing cash and cash flows from operations, will provide the Company with sufficient financial support to continue operations through the year ending December 31, 1998. However, there can be no assurance that the sale of the Company or other sales of the Company's stock will be completed or that cash flows from operations will be sufficient to sustain operations through the year ending December 31, 1998.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Actual results could differ from those estimates.

Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company's U.S. and non-U.S subsidiaries. The Company accounts for its investment in joint ventures under the equity method of accounting. Intercompany transactions and balances have been eliminated.

Revenue Recognition and Cost of Sales

     The Company operates and manages certain CyberPosts and licenses the use of CyberPost equipment and associated software to its IBPs. Under such licensing agreements, the Company is generally obligated to provide maintenance and upgrades and IBPs are responsible for the marketing and sale of voice and data store-and-forward services as well as for the operations and management of CyberPosts. Certain IBPs are also stockholders of the Company.

     The Company's revenues are generated principally from (i) routing charges for voice and fax traffic through the network, (ii) licensing and royalty fees and (iii) system hardware and accessory sales. The Company recognizes fixed license fees on the straight-line basis over the service period, royalties and routing charges as services are rendered to the ultimate customer, and system hardware and accessory sales upon delivery and customer acceptance.

     Cost of sales principally consists of telecommunication line charges, local and international access charges, cost of CyberPost accessories, maintenance costs, installation and operator training costs and commissions to CyberPost operators.

     Revenue originating from Panama, Taiwan, United Kingdom and Philippines approximated 30%, 25%, 12% and 11% of total revenues for the year ended December 31, 1997, respectively. Revenue from four customers approximated 30%, 12%, 11% and 11% of total revenues for such period.

                            IDX INTERNATIONAL, INC.

Cash and Cash Equivalents

     The  Company   considers  all   highly-liquid   investments  with  original
maturities of three months or less to be cash equivalents.

Concentrations of Credit Risk

     Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable and cash equivalents. The Company in certain instances requires security deposits from its IBP's to be applied against future uncollectible accounts receivable, as needed. At December 31, 1997, $47,520 of such deposits is presented net against outstanding accounts receivable. In addition, there is an allowance for uncollectible accounts receivable which is based upon the expected collectibility of accounts receivable.

Equipment for Lease

     The Company's investment in equipment for lease is stated at cost, net of accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipments' estimated useful life of three years.

Furniture and Equipment

     Furniture and equipment are stated at cost, net of accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the related improvement.

Software Development Costs

     Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" (SFAS 86), requires the capitalization of certain software development costs incurred subsequent to the date when technological feasibility is established and prior to the date when the product is generally available for licensing. The Company defines technological feasibility as being attained at the time a working model of a software product is completed. The Company capitalized $44,140 and $4,740 of software development costs during the period from inception to December 31, 1996 and the year ended December 31, 1997, respectively. Capitalized software development costs are amortized using the straight-line method over the estimated economic life of three years. The Company began amortizing capitalized software development costs during 1997. Amortization expense for 1997 and accumulated amortization at December 31, 1997 was $14,710.

Impairment of Long-Lived Assets

     Long-lived assets subject to the requirements of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", are evaluated for possible impairment through review of undiscounted expected future cash flows. If the sum of undiscounted expected future cash flows is less than the carrying amount of the asset or if changes in facts and circumstances indicate, an impairment loss is recognized.

Research and Development

     Research and development costs are expensed as incurred.

                            IDX INTERNATIONAL, INC.

Foreign Currency Translation

     The functional currency of the Company's foreign subsidiaries and joint ventures is the local currency. All assets and liabilities are translated into U.S. dollars at current exchange rates as of the balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses are reported as a separate component of stockholders' equity.

Income Taxes

     The Company provides for income taxes using the asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of the assets and liabilities. A valuation allowance is recorded if, based on the evidence available, it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Fair Value of Financial Instruments

     The carrying amounts reported in the consolidated statement of position for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short maturity of those instruments. Based upon the offering price of the Series B Preferred Stock, which has similar features to the Series A Preferred Stock, the estimated fair value of the Series A Preferred Stock outstanding is $7.1 million. As the Company issued the Series B Preferred Stock on December 31, 1997, the carrying amount approximates fair value.

Stock Based Compensation

     The Company accounts for stock based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), provides an alternative accounting method to APB 25 and requires additional pro forma disclosures. The fair value based compensation expense for stock based compensation granted to employees during the period from inception to December 31, 1996, measured in accordance with the provisions of SFAS 123, does not differ significantly from amounts included in net income. The Company accounts for stock based compensation to non-employees in accordance with the provisions of SFAS 123. No stock based compensation was granted and no options previously granted were exercised during 1997.

Earnings Per Share

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128), which replaces the presentation of primary earnings per share (EPS) with a presentation of basic EPS, and requires the dual presentation of basic and diluted EPS on the face of the statement of operations for entities with complex capital structures. Prior period EPS has been restated as required by SFAS 128.

     Securities which could potentially dilute basic EPS in the future consist of convertible mandatorily redeemable preferred stock and common stock options and were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented.

New Accounting Standard

     In June 1997, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) was issued, which establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of

                            IDX INTERNATIONAL, INC.

general-purpose financial statements. SFAS 130, which is effective for fiscal years beginning after December 15, 1997, requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company anticipates that implementation of the provisions of SFAS 130 will not have a significant impact on the Company's existing disclosures.

4. FURNITURE AND EQUIPMENT

     Furniture and  equipment is comprised of the following  amounts at December
31:

                                                                  1996            1997
                                                              ------------   --------------
  Equipment ...............................................    $ 158,400      $ 1,016,650
  Office and computer equipment ...........................       19,490          119,070
  Furniture and fixtures ..................................        1,100           46,840
  Leasehold improvements ..................................        1,410           31,510
                                                               ---------      -----------
   Furniture and equipment, at cost .......................      180,400        1,214,070
  Less accumulated depreciation and amortization ..........      (30,120)        (227,520)
                                                               ---------      -----------
  Furniture and equipment, net ............................    $ 150,280      $   986,550
                                                               =========      ===========


     Equipment under capital leases with a net book value of $30,610 and $31,615 at December 31, 1996 and 1997, respectively, are included in equipment. Depreciation expense, including amortization of equipment under capital leases, was $30,120 and $197,400 for the period from inception to December 31, 1996 and for the year ended December 31, 1997, respectively.

5. EQUIPMENT FOR LEASE

     The Company leases CyberPost equipment to IBPs under operating leases, which are generally for a period of one to five years and contain annual renewal options. The cost of equipment for lease at December 31, 1996 and 1997 was $156,000 and $307,680, respectively, and the related accumulated depreciation was $26,000 and $90,280, respectively. Depreciation expense for equipment for lease was $26,000 and $64,280 for the period from inception to December 31, 1996 and for the year ended December 31, 1997, respectively.

6. DEBT

     At December 31, 1996 short-term borrowings consisted of a $200,000 note payable due to Telecommunications Development Corporation and long-term borrowings consisted of a $250,000 note payable due to InteliSys, Inc., both of which are parties related to the Company (Note 11). The notes bear interest at 8% and 0%, respectively, and were fully repaid by the Company in January 1997 and October 1997, respectively.

     Interest expense for the period from inception through December 31, 1996 and for the year ended December 31, 1997 was $3,000 and $4,800, respectively. Interest expense during the periods presented does not include imputed interest in connection with the non-interest bearing note payable as such amounts are insignificant.

7. COMMITMENTS AND CONTINGENCIES

     During the period from inception to December 31, 1996, InteliSys entered into long distance telecommunication agreements and capital lease obligations described below. During April 1997, InteliSys announced its decision to discontinue its own operations and the Company assumed certain contractual agreements currently held by InteliSys for leased facilities, office equipment and telecommunication lines utilized by the Company.

                            IDX INTERNATIONAL, INC.

Telecommunication Lines

     In its normal course of business, the Company enters into agreements for the use of long distance telecommunication lines. Future minimum payments under such agreements are approximately as follows:


YEARS ENDING DECEMBER 31:
-----------------------
       1998 ....................................................    $ 1,641,000
       1999 ....................................................      1,262,000
       2000 ....................................................         40,000
                                                                    -----------
       Total future minimum telecommunication line payments ....    $ 2,943,000
                                                                    ===========

Leases

     Total rent expense for U.S. office facilities shared by the Company and InteliSys for the period from inception through December 31, 1996 and for the three month period ended March 31, 1997 was $53,000 and $23,230, respectively. Of this total, lease expense related to the Company's operations based on space utilized during such periods was $21,000 and $13,940, respectively. Total rent expense incurred by the Company for the period from inception to December 31, 1996 and for the year ended December 31, 1997 was $21,000 and $107,755, respectively. Future minimum lease commitments at December 31, 1997 are $212,000, 68,000, and 44,000 for 1998, 1999 and 2000, respectively. The
Company's U.S. office facility lease expires on December 31, 1998, and is renewable at the option of the Company (Note 12).

Capital Lease Obligations

     The Company acquired $36,690 and $8,520 of equipment under capital lease obligations during the period from inception to December 31, 1996 and the year ended December 31, 1997, respectively. Interest paid for capital lease obligations during the period was approximately $400 and $3,210, respectively.

Future payments for the capital leases are as follows:


YEARS ENDING DECEMBER 31:
-------------------------
       1998 ........................................................    $  20,350
       1999 ........................................................       10,660
                                                                        ---------
       Total future minimum lease payments .........................       31,010
       Less amount representing interest ...........................       (4,990)
                                                                        ---------
                                                                           26,020
       Less current principal maturities of obligation under capital
        lease ......................................................      (17,100)
                                                                        ---------
       Long-term lease obligation ..................................    $   8,920
                                                                        =========


Contingencies

     In certain countries where the Company has current or planned operations, the Company may not have the necessary regulatory approvals to conduct all or part of its voice and fax store-and-forward services. In these jurisdictions, the requirements and level of telecommunications' deregulation is varied. Management believes that the degree of active monitoring and enforcement of such regulations is limited. There have been no situations in which any action against the Company or its IBPs have occurred or have been threatened. Statutory provisions for penalties vary, but could include fines and/or termination of the

                            IDX INTERNATIONAL, INC.

Company's operations in the associated jurisdiction. In consultation with legal counsel, management has concluded that the likelihood of significant penalties or injunctive relief is remote. There can be no assurance, however, that regulatory action against the Company will not occur.

8. MANDATORILY REDEEMABLE PREFERRRED STOCK

     During 1997, the Company amended its Articles of Incorporation to authorize the issuance of 9,091 shares of Series A Preferred Stock (Series A), no par value, and 3,821 shares of Series B Preferred Stock (Series B), no par value.

     In January 1997 and May 1997, the Company sold 3,636 and 5,455 shares of Series A stock, respectively, in which the Company received total proceeds of $2.5 million.

     In September 1997, the Company entered into a Letter of Intent for the sale of 3,821 shares of Series B stock for $3.0 million. Prior to the close of the transaction, the Company received from the purchaser of the Series B stock advances totaling $2.95 million. Upon closing of the transaction in December 1997, such advances were applied against the $3 million. The remaining $50,000 was received in February 1998.

     In preference to holders of common stock, holders of Series A and B stock are entitled to receive cumulative dividends equal to 6% of the respective Series A and B liquidation preference. Accrued unpaid dividends as of December 31, 1997 on the Series A stock in the amount of $113,750 were recognized as an increase to the Series A stock carrying value.

     In the event of a liquidation of the Company or a change in control of the Company, Series A and B stock have liquidation preference to common stock of $275 and $785 per share, respectively, plus accrued unpaid dividends (liquidation preference). After the satisfaction of the liquidation preference, the remaining assets of the Company will be distributed to the holders of common stock on a pro rata basis.

     During the period from January 1999 through December 2001, the Company may redeem all, but not less than all, of the Series A and B stock outstanding for an amount equal to the liquidation preference as of such date. On January 1, 2002, the Company is required to redeem all outstanding shares of Series A and B stock then outstanding for an amount equal to the Series A and B liquidation preference on such date.

     Through December 2001, at the option of the holder, each share of Series A and B stock is convertible into one share of common stock. The conversion rate is subject to adjustment in certain circumstances, such as, but not limited to, if prior to January 1, 1999, the Company issues common stock for less than $275 and $785 per share, respectively, or issues additional shares of Series A and B stock with a conversion rate greater than the effective conversion rate on such date.

     Notwithstanding the foregoing, each outstanding share of Series A and B Stock will automatically convert into common stock immediately preceding the closing of a qualified public offering, as defined.

     Certain matters require the majority or supermajority approval of Series A and B stockholders. On all other matters, holders of Series A and B stock have an equal number of votes per share, on an as converted basis, as to holders of common stock.

     As of December 31, 1997, the Company has reserved 17,168 shares of common stock for issuance upon conversion of the Series A and B stock.

9. STOCK BASED COMPENSATION

     During June 1996, the Board of Directors approved the grant of options to purchase 1,250 and 500 shares of common stock to an officer and a consultant of the Company, respectively, for an exercise price below fair market value. In connection with the grant, the Company recognized $98,800 and $39,500 of compensation and consulting expense, respectively, during the period from inception to December 31, 1996.

                            IDX INTERNATIONAL, INC.

     During September 1996, the Board of Directors approved the grant of an option to purchase 1,250 shares of common stock to an individual who served as a director and consultant to the Company. The option carries an exercise price of $320 per share which is greater than the estimated fair value of common stock on the date of grant and is exercisable at any time during the succeeding three year period. No compensation expense connected with this option grant has been recognized by the Company.

     During September 1997, the Board of Directors adopted the 1997 Stock Incentive Plan (the Incentive Plan). The Incentive Plan provides for awards in the form of restricted stock, stock units, options (including incentive stock options (ISOs) and nonstatutory stock options (NSOs)) or stock appreciation rights (SARs). Employees, directors, and consultants of the Company are eligible for grants of restricted shares, stock units, NSOs and SARs. Only employees of the Company are eligible for ISOs. A total of 4,500 shares of common stock have been reserved for issuance under the Incentive Plan. No awards have been granted under the Incentive Plan to date.

     Consideration for each award under the Incentive Plan will be established by the Stock Option Committee of the Board of Directors, but in no event shall the option price for ISOs be less than 100% of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the Stock Option Committee may determine. However, each ISO must expire within a period of not more than ten years from the date of grant.

10. INCOME TAXES

     The Company has incurred operating losses and paid no U.S. income tax for the periods presented. The income tax benefit from the Company's operating loss carryforwards and other temporary differences at December 31, 1996 and 1997 was approximately $329,000 and $1.5 million, respectively, and have been recognized as a deferred tax asset. A full valuation allowance has been recorded against the deferred tax asset because management currently believes it is more likely than not that the asset will not be realized.

     At December 31, 1997, the Company had net operating loss carryforwards available for U.S. income tax purposes of $2.7 million which expire in 2011 and 2012. Net operating loss carryforwards are subject to review and possible adjustment by the Internal Revenue Service and may be limited in the event of certain cumulative changes in the ownership interests of significant stockholders over a three-year period in excess of 50%.

11. RELATED PARTY TRANSACTIONS

     Related party transactions may not be indicative of transactions negotiated at arms-length.

InteliSys

     Management and the majority stockholder of the Company also manage and own InteliSys, a computer hardware distributor. Prior to the Company's inception, InteliSys funded the development of the Company's CyberPost technology. This technology was assigned to the Company in exchange for a $250,000 note payable to InteliSys (Note 6), which approximates the costs incurred in developing the technology. Subsequent to the Company's inception and through March 31, 1997, the Company and InteliSys shared certain office facilities, furniture, office equipment and personnel. During the period from inception to December 31, 1996, the Company purchased from InteliSys approximately $202,000 of equipment. In connection with InteliSys' discontinued operations, during October 1997 the Company acquired substantially all of the furniture and equipment of InteliSys for $75,000.

     The costs of these functions, services and goods have been directly charged and/or allocated to the Company using methods management believes are reasonable; primarily specific identification or percentage of respective square footage utilized and/or labor hours incurred.

                            IDX INTERNATIONAL, INC.

Consulting Services

     The Company receives consulting services from two of the Company's stockholders, who also serve on the Board of Directors. For the period from inception to December 31, 1996 and for the year ended December 31, 1997, compensation related to these services in cash and stock totaled $67,000 and $80,000, respectively.

     At December 31, 1996 and 1997, accounts receivable due from related parties, including amounts included in other accounts receivable due from officers and employees of the Company, were $43,000 and $32,200, respectively.

     During October 1997, the Company appointed the President of Teleplus, Inc. (Teleplus), a service provider to the Company, as the President of IDX HK. During the period from October to December 1997, while the individual served concurrently as President of both entities, the Company procured services from Teleplus in the amount of $31,350. During December 1997, the individual resigned as President of IDX HK.

12. SUBSEQUENT EVENTS

Acquisition of the Company

     On March 20, 1998, the Company entered into a Letter of Intent for the sale of the Company to eGlobe. Under the Letter of Intent, eGlobe will acquire 100% of the outstanding shares of the Company's common and preferred stock in exchange for cash, eGlobe Series B Preferred Stock and warrants to acquire shares of eGlobe's common stock. Prior to the consummation of the transaction, key management personnel will be required to execute employment agreements.

     In connection with the above planned sale of the Company, eGlobe advanced the Company $1.1 million, bearing interest at 8.5%, and has committed to make additional advances prior to the closing of the sale of the Company. In the event the sale of the Company to eGlobe is not completed, principle and accrued interest outstanding are payable to eGlobe at the earlier of (i) the date on which the Company has raised additional financing of $2 million or (ii) twelve months from the date it is determined not to complete the sale.

Acquisition of Significant Customer

     On May 8, 1998, certain of the Company's shareholders acquired all of the stock of Orlida, in exchange for $100,000 cash and 700.64 shares of the Company's common stock, valued at $550,000. The Company in turn has committed to acquire from the aforementioned shareholders 100% of Orlida's stock in exchange for $100,000 and 700.64 shares of the Company's common stock. Orlida's primary business consists of marketing voice and data store-and-forward services in Taiwan and, prior to its proposed acquisition by the Company, Orlida contracted with the Company to route all of its traffic through the Company's network. In addition, Orlida is a party to joint venture with the Company (Note 1).

     On May 11, 1998, the Company entered into a loan agreement with Orlida whereby the Company agreed to lend Orlida up to $100,000, bearing an annual interest rate of 8.5%. Principle and accrued interest outstanding are payable to Company at the earlier of (i) the date of the closing of the proposed acquisition of Orlida by the Company or (ii) May 11, 1999.

Lease Commitment

     On April 23, 1998, the Company entered into a Letter of Intent for a seven year office facility lease to replace the Company's current office facility lease which expires on December 31, 1998. The estimated annual future minimum commitment under the proposed lease is $140,000.

                            IDX INTERNATIONAL, INC.

Employee Savings Plan

     On April 1, 1998, the Company adopted a 401(k) Profit Sharing Plan. All employees are eligible to participate in the plan. The Company may, at its discretion, match up to 100% of participants' contributions and/or contribute an amount to be allocated among the participants.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
TeleKey, Inc.

Travelers Teleservices, Inc.
Atlanta, Georgia

     We have audited the accompanying combined consolidated balance sheets of TeleKey, Inc. and subsidiary and Travelers Teleservices, Inc. as of December 31, 1998 and 1997 and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of TeleKey, Inc. and subsidiary and Travelers Teleservices, Inc. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                            /s/ BDO Seidman, LLP



Denver, Colorado
March 26, 1999

                                                TELEKEY, INC. AND SUBSIDIARY AND

                                                    TRAVELERS TELESERVICES, INC.
                                            COMBINED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                       DECEMBER 31,
                                                                            -------------------------------
                                                                                  1998            1997
-----------------------------------------------------------------------------------------------------------
ASSETS
CURRENT:
 Cash .....................................................................  $     49,462    $     89,985
 Restricted cash ..........................................................        50,000          50,000
 Accounts receivable, less allowance of $7,500 and $48,142 for
   doubtful accounts ......................................................        73,062          32,470
 Inventory ................................................................       120,094          92,261
 Prepaid expenses and other assets ........................................        64,352          25,435
-----------------------------------------------------------------------------------------------------------
Total current assets ......................................................       356,970         290,151
-----------------------------------------------------------------------------------------------------------
Furniture and equipment, less accumulated depreciation (Note 2).                  496,825         482,045
Goodwill, less accumulated amortization of $11,822 (Note 1)................       236,435              --
-----------------------------------------------------------------------------------------------------------
                                                                             $  1,090,230    $    772,196
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
 Accounts payable .........................................................  $    115,466    $    192,115
 Accrued liabilities:
 Telecom taxes ............................................................       710,926         552,361
 Payroll ..................................................................        84,955         147,493
 Credit card charge backs .................................................        20,000          75,000
 Other ....................................................................        30,000              --
 Deferred revenues ........................................................       633,374         948,376
 Line of credit (Note 4) ..................................................       500,000         450,000
 Current portion of obligation under capital lease (Note 3) ...............        14,269          12,422
-----------------------------------------------------------------------------------------------------------
Total current liabilities .................................................     2,108,990       2,377,767
Obligation under capital lease, net of current portion (Note 3) ...........        50,100          64,502
Note payable (Note 1) .....................................................       453,817              --
-----------------------------------------------------------------------------------------------------------
Total liabilities .........................................................     2,612,907       2,442,269
-----------------------------------------------------------------------------------------------------------
Minority Interest (Note 1) ................................................            --         746,819
Commitments and contingencies (Notes 3, 7 and 10)
Stockholders' deficit (Note 8):
 Common stock, no par value - 100,000 shares authorized, 3,000
   issued and outstanding .................................................       783,757         177,757
 Common stock, no par value - 1,000 shares authorized, 300 issued
   and outstanding ........................................................             3              --
 Accumulated deficit ......................................................    (2,306,437)     (2,594,649)
-----------------------------------------------------------------------------------------------------------
Total stockholders' deficit ...............................................    (1,522,677)     (2,416,892)
-----------------------------------------------------------------------------------------------------------
                                                                             $  1,090,230    $    772,196
-----------------------------------------------------------------------------------------------------------


          See accompanying summary of accounting policies and notes to combined consolidated financial statements.

                                                TELEKEY, INC. AND SUBSIDIARY AND

                                                    TRAVELERS TELESERVICES, INC.
                                  COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                          YEARS ENDED DECEMBER 31,
                                                                        -----------------------------
                                                                             1998           1997
-----------------------------------------------------------------------------------------------------
Revenues:
 Service (Note 6) .....................................................  $4,606,587    $  5,649,981
 Other ................................................................      98,891          53,074
-----------------------------------------------------------------------------------------------------
Total revenues ........................................................   4,705,478       5,703,055
Cost of services ......................................................   1,294,429       2,303,985
-----------------------------------------------------------------------------------------------------
Gross margin ..........................................................   3,411,049       3,399,070
Operating expenses:
 Selling and marketing ................................................   1,144,728       2,490,506
 General and administrative ...........................................   1,665,973       2,296,896
 Depreciation and amortization ........................................     191,814         117,203
 Excise tax adjustment (Note 5) .......................................          --        (259,232)
-----------------------------------------------------------------------------------------------------
Total operating expenses ..............................................   3,002,515       4,645,373
Operating income (loss) ...............................................     408,534      (1,246,303)
Other income (expense):
 Interest income ......................................................       5,450          12,258
 Interest expense .....................................................     (67,031)        (10,983)
-----------------------------------------------------------------------------------------------------
Total other income (expense) ..........................................     (61,581)          1,275
Income (loss) before minority interest in (income) loss of
 subsidiary ...........................................................     346,953      (1,245,028)
Minority interest in (income) loss of subsidiary ......................     (58,741)        248,814
-----------------------------------------------------------------------------------------------------
Net income (loss) .....................................................  $  288,212    $   (996,214)
-----------------------------------------------------------------------------------------------------

     See accompanying summary of accounting policies and notes to combined consolidated financial statements.

                                                    TELEKEY, INC. AND SUBSIDIARY

                                                AND TRAVELERS TELESERVICES, INC.
                       COMBINED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
--------------------------------------------------------------------------------

                                                                                           TRAVELERS
                                                    ------------------------------------------------------------------------
                                                                           TELESERVICES,
                                                       TELEKEY, INC.           INC.
                                                    -------------------- -----------------
                                                        COMMON STOCK       COMMON STOCK                             TOTAL
                                                    -------------------- -----------------      ACCUMULATED     STOCKHOLDERS'
  YEARS ENDED DECEMBER 31, 1997 AND 1998            SHARES     AMOUNT    SHARES   AMOUNT          DEFICIT          DEFICIT
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1997 ..........................  3,000    $174,757       --      $--       $ (1,598,435)    $ (1,423,678)
 Capital contribution .............................     --       3,000       --       --                 --            3,000
 Net loss .........................................     --          --       --       --           (996,214)        (996,214)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997 ........................  3,000     177,757       --       --         (2,594,649)      (2,416,892)
 Issuance of common stock .........................     --          --      300        3                 --                3
 Capital contribution .............................     --       6,000       --       --                 --            6,000
 Capital contribution for acquisition of ITC's
  20% interest in TeleKey, L.L.C. (Note 1) ........     --     600,000       --       --                 --          600,000
 Net income .......................................     --          --       --       --            288,212          288,212
-----------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1998 .......................  3,000    $783,757      300      $ 3       $ (2,306,437)    $ (1,522,677)
-----------------------------------------------------------------------------------------------------------------------------------



          See accompanying summary of accounting policies and notes to combined consolidated financial statements.

                                                TELEKEY, INC. AND SUBSIDIARY AND

                                                    TRAVELERS TELESERVICES, INC.
                                  COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                            YEARS ENDED DECEMBER 31,
                                                                          ----------------------------
INCREASE (DECREASE) IN CASH                                                    1998          1997
------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
 Net income (loss) ......................................................  $  288,212     $ (996,214)
 Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities: Depreciation and
   amortization .........................................................     191,814        117,203
 Minority interest in income (loss) of subsidiary .......................      58,741       (248,814)
Changes in operating assets and liabilities:
   Accounts receivable ..................................................     (40,592)       123,796
   Inventory ............................................................     (27,833)        42,335
   Prepaid expenses and other assets ....................................     (38,917)         8,223
   Accounts payable .....................................................     (76,649)        34,609
   Accrued liabilities ..................................................      71,027        227,279
   Deferred revenues ....................................................    (315,002)       296,697
------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities .....................     110,801       (394,886)
------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
 Purchase of furniture and equipment ....................................    (194,772)      (256,110)
 Acquisition of minority interest .......................................    (600,000)            --
------------------------------------------------------------------------------------------------------
Net cash used in investing activities ...................................    (794,772)      (256,110)
------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
 Proceeds from issuance of common stock .................................           3             --
 Proceeds under line of credit ..........................................     525,000        450,000
 Payments on line of credit .............................................    (475,000)            --
 Capital contributions ..................................................     606,000          3,000
 Collection of contributions receivable .................................          --         80,264
 Change in restricted cash ..............................................          --         (4,752)
 Principal payments on capital lease obligation .........................     (12,555)        (2,896)
------------------------------------------------------------------------------------------------------
Net cash provided by financing activities ...............................     643,448        525,616
------------------------------------------------------------------------------------------------------
Net decrease in cash ....................................................     (40,523)      (125,380)
Cash, beginning of year .................................................      89,985        215,365
------------------------------------------------------------------------------------------------------
Cash, end of year .......................................................  $   49,462     $   89,985
------------------------------------------------------------------------------------------------------


          See accompanying summary of accounting policies and notes to combined consolidated financial statements.

                        TELEKEY, INC. AND SUBSIDIARY AND
                          TRAVELERS TELESERVICES, INC.

                         SUMMARY OF ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     The combined consolidated financial statements include the accounts of TeleKey, Inc. and its 100% owned subsidiary, TeleKey, L.L.C. (80% owned through August 24, 1998, see Note 1) and Travelers Teleservices, Inc. an entity with common ownership (collectively the "Companies"). TeleKey, L.L.C. sells prepaid or "debit" telephone cards, providing domestic and international long-distance telephone service from destinations throughout the United States and Canada.
Travelers Teleservices, Inc. was created in 1998 to provide credit card processing services for TeleKey, L.L.C.

PRINCIPALS OF CONSOLIDATION AND COMBINATION

     All significant intercompany transactions and balances have been eliminated in combination and consolidation.

LIQUIDITY AND CAPITAL RESOURCES

     The Companies' viability is dependent on their ability to generate sufficient revenues and to limit selling and marketing and general and administration expenses.

     In 1998, the Companies curtailed their growth, significantly reducing their operating expenses, and returned to profitability.

     The Companies plan to operate in a fashion to generate both increased revenues and cash flows during 1999. Additionally, in February 1999, the Companies were acquired by Executive TeleCard, Ltd. d.b.a. eGlobe, Inc. ("eGlobe") (see Note 8). Management believes that eGlobe will provide the Companies with financial and operational support, if necessary, which together with existing cash and anticipated cash flows from operations, should enable the Companies to continue operations through the year ended December 31, 1999.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Companies to a concentration of credit risk consist primarily of cash and accounts receivable. The Companies maintain cash balances, which at times may exceed federally insured limits. The Companies have not experienced any losses in their cash balances. Concentrations of credit risk with respect to accounts receivable are generally limited due to customers who are dispersed across geographic areas. The Companies maintain an allowance for potential losses based on management's analysis of possible uncollectible accounts.

CASH AND CASH EQUIVALENTS

     The Companies consider all investments with a maturity of three months or less to be cash and cash equivalents.

RESTRICTED CASH

     The Companies' credit card processing company requires that cash balances be deposited with the processor in order to ensure that any disputed claims by the credit card customers can be readily settled.

                        TELEKEY, INC. AND SUBSIDIARY AND
                          TRAVELERS TELESERVICES, INC.

                  SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

INVENTORY

     Inventory consists of phone cards and is stated at the lower of cost or market. Cost is determined principally under the average cost method.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Expenditures for renewals and improvements are capitalized in the furniture and equipment accounts. Replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are expensed as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which is five years for all assets. Upon the retirement or sale of assets, the costs of such assets and the related accumulated depreciation are removed from the accounts and the gain or loss, if any, is credited or charged to other income in the accompanying combined consolidated statements of operations.

GOODWILL

     The Companies amortize costs in excess of the fair value of net assets acquired, goodwill using the straight-line method over seven years.

LONG-LIVED ASSETS

     Management periodically evaluates carrying values of long-lived assets including furniture and equipment and goodwill, to determine whether events and circumstances indicate that these assets have been impaired. An asset is considered impaired when undiscounted cash flows to be realized from such asset are less than its carrying value. In that event, a loss is determined based on the amount the carrying value exceeds the fair market value of such assets. Management believes that the long-lived assets in the accompanying combined consolidated balance sheets are appropriately valued.

REVENUE RECOGNITION AND DEFERRED REVENUES

     Revenues from debit cards are recognized as the cards are used and the long-distance telephone service is provided. Payments received in advance for debit cards are recorded in the accompanying balance sheets as deferred revenue. These revenues are recognized when the related service is provided, generally over the 12 months following receipt of payment. The prepaid cards generally expire 12 months after the date of sale or last use, whichever occurs later. Unused amounts that expire are referred to as breakage and are recorded as revenues at the date of expiration.

     Direct costs associated with these revenues are also recognized when the related services are provided or expire. Payments related to unrecognized revenues are included as a reduction to the deferred revenue account.

COST OF SERVICES

     Cost of services includes all expenses incurred in providing long-distance services, including long-distance carrier costs. Also included in cost of services are the card manufacturing costs, which are recorded as the related cards are sold and relieved from inventory at a weighted average cost.

ADVERTISING EXPENSES

     The Companies expense the production costs of advertising at the time incurred. Advertising expenses amounted to approximately $204,000 and $853,000 for the years ended December 31, 1998 and 1997, and are included in selling and marketing in the accompanying combined consolidated statements of operations.

                       TELEKEY, INC. AND SUBSIDIARY AND
                          TRAVELERS TELESERVICES, INC.

                 SUMMARY OF ACCOUNTING POLICIES - (CONTINUED)

INCOME TAXES

     TeleKey, Inc. and Travelers Teleservices, Inc. are "S" Corporations and TeleKey, L.L.C. is a limited liability company, all of which are not subject to federal and state income taxes. The taxable income or loss of the Companies are included in the federal and state income tax returns of their owners.
Accordingly, no provision for income taxes has been reflected in the accompanying combined consolidated financial statements.

EQUITY BASED COMPENSATION

     The Companies account for equity based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), provides an alternative accounting method to APB 25 and requires additional pro forma disclosures.

                    TELEKEY, INC. AND SUBSIDIARY AND
                         TRAVELERS TELESERVICES, INC.

              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

1. ACQUISITION OF BUSINESS INTEREST

     On August 24, 1998, TeleKey, Inc. acquired the remaining 20% interest in TeleKey, L.L.C. held by ITC Service Company ("ITC") for $1,053,817, consisting of $600,000 in cash, contributed to TeleKey, Inc. by its stockholders, and a $453,817 note payable, which resulted in the recording of goodwill totaling $248,257. Under the terms of the note agreement, interest is payable quarterly at 10% and principal is due December 31, 2000 or at the date in which there is a change in control, as defined in the note agreement, of TeleKey, Inc. which results in cash consideration to TeleKey, Inc. or its stockholders. The note is personally collateralized by 6,051 shares of ITC Holding Company, Inc.'s (ITC's ultimate parent corporation) common stock held in the aggregate by the stockholders' of TeleKey, Inc.

2. FURNITURE AND EQUIPMENT

     Furniture and equipment consisted of the following:

                                                   DECEMBER 31,
                                             -------------------------
                                                 1998          1997
                                             -----------   -----------
Computer and telephone equipment .........    $794,946      $653,776
Furniture and fixtures ...................      68,062        68,062
Machinery and equipment ..................      67,082        25,435
Software .................................      11,955            --
                                              --------      --------
                                               942,045       747,273
Less accumulated depreciation ............     445,220       265,228
                                              --------      --------
Furniture and equipment ..................    $496,825      $482,045
                                              --------      --------

     Equipment under capital lease with a net book value of $64,364 and $76,924 at December 31, 1998 and 1997 is included in computer and telephone equipment (see Note 3). Depreciation expense of equipment under capital lease was $15,960 and $1,330 for the years ended December 31, 1998 and 1997.

3. COMMITMENTS

Telecommunication Lines

     In its normal course of business, TeleKey, L.L.C. enters into agreements for the use of long distance telecommunication lines. Future minimum payments under such agreements in 1999 total $6,800.

Leases

     The  Companies  lease  their  office   facilities  under  a  noncancellable
operating lease agreement. Rent expense for each of the years ended December 31, 1998 and 1997 was approximately $46,000.

     Future minimum lease payments under the noncancellable operating lease are as follows:


YEARS ENDING DECEMBER 31,
---------------------------
  1999 ....................    $46,000
  2000 ....................     46,000
  2001 ....................      7,000
                               -------
                               $99,000
                               -------

                                      F-80

                       TELEKEY, INC. AND SUBSIDIARY AND
                         TRAVELERS TELESERVICES, INC.

       NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Employee Savings Plan

     TeleKey, L.L.C. has a simple IRA plan. Under the plan, all employees are eligible to participate immediately, as there are no eligibility period requirements. Employees who contribute are vested immediately, and the plan allows for TeleKey, L.L.C. to match employee contributions dollar for dollar subject to the lesser of 3% of an employee's salary or $6,000. The Company made no contributions to the simple IRA plan during 1997 and $17,700 was contributed to the plan during 1998.

Capital Lease Obligation

     TeleKey, L.L.C. leases certain computer hardware under a noncancellable capital lease obligation.

     Future minimum payments for the capital lease obligation are as follows:


YEARS ENDING DECEMBER 31,
------------------------
        1999 ....................................................    $21,726
        2000 ....................................................     21,726
        2001 ....................................................     21,726
        2002 ....................................................     17,130
                                                                     -------
        Total future minimum lease payments .....................     82,308
        Less amount representing interest .......................     17,939
                                                                     -------
                                                                      64,369

        Less current portion ....................................     14,269
                                                                     -------
        Obligation under capital lease, net of current portion ..    $50,100
                                                                     -------

Interest paid for the capital lease obligation during the years ended December 31, 1998 and 1997 was approximately $9,100 and $2,500.

4. LINE OF CREDIT

     TeleKey, L.L.C. has a $1,000,000 line of credit to facilitate operational financing needs. The line of credit is personally guaranteed by certain members of TeleKey, L.L.C. and is due on demand. Interest is payable quarterly at a variable rate based on the bank's rate (8.25% at December 31, 1998). Borrowings under this facility totaled $500,000 and $450,000 at December 31, 1998 and 1997. The line of credit extends through October 29, 1999.

5. GAIN ON EXCISE TAX ADJUSTMENT

     As a result of the Taxpayer Relief Act of 1997, the Internal Revenue Service ("IRS") determined that the 3% Federal Communication Commerce Tax on prepaid telephone cards be remitted for periods after October 5, 1997. As a result of the IRS determination, an excise tax adjustment for amounts accrued prior to October 5, 1997, totaling $259,232 was recognized in 1997.

6. SIGNIFICANT CUSTOMERS

     In 1998, the Companies recognized approximately 27% of total revenues from two international exchange program groups. In 1997, these customers represent approximately 30% of the Companies' total revenues.

7. EMPLOYEE APPRECIATION RIGHTS PLAN

     On January 30, 1997, TeleKey, L.L.C. adopted the TeleKey, L.L.C. Employee Appreciation Rights Plan, which authorizes the board to grant eligible key individuals certain rights to receive cash payments or, at the option of TeleKey, L.L.C.'s management, other securities equal to a specified percentage of the
                                      F-81

                        TELEKEY, INC. AND SUBSIDIARY AND
                          TRAVELERS TELESERVICES, INC.

        NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

appreciation of the value of the common interests of TeleKey, L.L.C. between the date the appreciation right is granted and the date the right is realized. Unless otherwise specified in the individual appreciation right grant, 50% of the rights will vest on the second anniversary of the grant date, with an additional 25% vesting on each of the next two anniversaries of the grant date. Payment of the appreciation rights is contingent upon the consummation of a realization event, as defined in the employee appreciation rights plan. Upon employee termination, TeleKey, L.L.C. shall have the option to purchase all of the vested rights at a price equal to the difference in the fair market value on the purchase date and the grant date. Three employees were awarded rights under the plan in 1997. Under the plan, a realization event had not occurred and accordingly, no compensation expense was recognized in 1998 and 1997.

8. SUBSEQUENT EVENT

     On February 12, 1999, eGlobe acquired 100% of the outstanding shares of the Companies' common stock in exchange for $125,000 in cash, $150,000 in notes payable, 1,010,000 shares of eGlobe Series F Preferred Stock valued at $4,040,000 and an additional 505,000 shares up to a maximum of 1,010,000 shares of contingently issuable eGlobe Series F Preferred Stock. The additional shares of Preferred Stock are issuable if certain financial performance goals are achieved by the Companies. In addition, certain key management personnel entered into employment agreements with eGlobe.

9. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental information to the combined consolidated statements of cash flows and non cash investing and financial activities are as follows:

                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------
                                                                   1998         1997
                                                                ----------   ----------
     Cash paid for interest .................................    $67,000      $11,000
     Assets acquired under capital lease obligation .........         --       79,820


10. YEAR 2000 ISSUES (UNAUDITED)

     The Companies could be adversely affected if their computer systems or the computer systems their suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc. At this time, because of the complexities involved in the issue, management cannot provide assurances that the Year 2000 issue will not have an impact on the Companies' operations.

     The Companies have implemented a plan to modify their business technologies to be ready for the year 2000 and have converted critical data processing systems. The project was completed in February 1999 and resulted in minimal cost to the Companies. The Companies do not expect this effort to have a significant effect on operations.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated.


     Blue Sky Fees and Expenses ..............    $  5,000
     Accounting Fees and Expenses ............    $ 80,000
     Legal Fees and Expenses .................    $ 50,000
     Printing and Engraving Expenses .........    $125,000
                                                  --------
      Total ..................................    $260,000
                                                  ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under  Section  145 of the  Delaware  corporation  law, a  corporation  may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware
Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware corporation law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. Our Restated Charter contains provisions that provide that no director of eGlobe shall be liable for breach of fiduciary duty as a director except for (1) any breach of the director's duty of loyalty to eGlobe or our stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the Delaware Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. Our Restated Certificate of Incorporation and our Bylaws contain provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware Corporation Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the three year period ended April 30, 1999, we offered and sold the following equity securities that were not registered under the Securities Act:

        1. On June 13, 1996, we issued warrants to purchase 50,000 shares of our common stock at an exercise price of $6.00 per share to a lender in connection with its $500,000 loan to us. The warrant is exercisable at anytime until June 13, 1999.

        2. On June 27, 1996, we issued options to purchase 100,000 shares of our common stock at an exercise price of $14.88 per share to a lender in connection with its $6.0 million loan to us. The option is exercisable at anytime until December 31, 2001. On June 27, 1997, the warrants were repriced to $6.61.

        3. On August 5, 1996, we issued 212,657 shares of common stock as a dividend on our common stock to holders of record on June 14, 1996. The dividend effected a 10% common stock split declared by our Board of Directors on May 21, 1996.

        4. On November 7, 1996, we issued detachable warrants to purchase 66,667 shares of our common stock at an exercise price of $7.78 per share to a lender in connection with its $4.0 million loan to us. The option is exercisable at anytime until December 31, 2001. On June 27, 1997, the warrants were repriced to $6.61.

        5. On November 22, 1996, we issued warrants to purchase 238,800 shares of our common stock at an exercise price of $6.875 per share to a public relations consultant in exchange for services rendered to us. The warrant is exercisable at anytime until May 22, 1998.

        6. On April 24, 1997, we issued warrants to purchase 50,000 shares of our common stock at an exercise price of $6.00 per share to a lender in connection with an extension of its $500,000 loan to us. The warrant is exercisable at anytime until April 24, 2000.

        7. On May 23, 1997, we issued warrants to purchase 79,200 shares of our common stock at an exercise price of $6.983 per share to a public relations consultant in exchange for services rendered to us. The warrant is exercisable at anytime until November 23, 1998.

        8. On June 10, 1997, we concluded a private placement of $7.5 million with an accredited investor pursuant to which we sold 1,425,000 shares of our common stock. We used the proceeds of such private placement to reduce an outstanding term loan and for working capital expenses incurred in the ordinary course of business.

        9. On June 27, 1997, we issued warrants to purchase 125,000 shares of our common stock at an exercise price of $6.61 per share to a lender in connection with an extension of its $6.0 million loan to us. The warrant is exercisable at anytime until August 13, 2006.

       10. On January 1, 1998, we issued warrants to purchase 15,000 shares of our common stock at an exercise price of $.01 per share to a lender in connection with an extension of its $6.0 million loan to us. The warrant is exercisable at anytime until February 18, 2007.

       11. On January 1, 1998, we issued warrants to purchase 12,000 shares of our common stock at an exercise price of $2.75 per share to a public relations consultant in exchange for services rendered to us. The warrant is exercisable at anytime until January 1, 1999.

       12. On February 23, 1998, we issued warrants to purchase 500,000 shares of our common stock at an exercise price of $3.03 per share to a lender in connection with its $7.5 million loan to us. The warrant is exercisable at anytime until February 23, 2001.

       13. On June 18, 1998, we issued to an existing stockholder in connection with his $1 million loan to eGlobe warrants to purchase 67,000 shares of our common stock at an exercise price of $3.03125 per share, and we repriced to $3.75 and extended existing warrants for 55,000 shares of common stock. Subsequent to December 31, 1998, the exercise price of the 122,000 warrants was lowered to $1.5125 per share and the expiration dates were extended through January 31, 2002.

       14. On July 9, 1998, we issued 28,700 shares of our common stock to an existing stockholder in connection with a price guarantee relating to the securities litigation.


       15. On September 1, 1998, we issued a warrant to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share to a private investor in connection with his $250,000 loan to a subsidiary of ours. The warrant is exercisable at any time until September 1, 2003. We advanced the proceeds to a software company that we are negotiating to acquire for development of unified messaging software.


       16. On September 2, 1998, we issued a warrant to purchase 2,500 shares of our common stock at an exercise price of $2.00 per share to an investment firm in exchange for services rendered to us. The warrant is exercisable at anytime until September 1, 2003.
                                      II-2

       17. On December 2, 1998, we issued (a) 500,000 shares of Series B Preferred Stock, which are convertible into up to 2,500,000 shares (2,000,000 shares until stockholder approval is obtained) of common stock, subject to adjustment as described below, (b) the IDX Warrants, subject to IDX's achievement of certain revenue and EBITDA objectives, at an exercise price of $.001 per share, if stockholder approval is obtained, and (c) $5.4 million, which amount is subject to decrease, in interest bearing convertible subordinated promissory notes in exchange for all of the stock of IDX.

       18. On December 28, 1998, we exchanged Mr. Jensen's holding of 1,425,000 shares of common stock for 75 shares of Series C Preferred Stock convertible into 1,875,000 shares of common stock at such date based on the terms of the Series C Preferred Stock. On February 16, 1999, we exchanged the outstanding shares of Series C Preferred Stock for 3,000,000 shares of our common stock.

       19. On December 31, 1998, we issued an aggregate of 62,500 shares of our common stock and a warrant to purchase 50,000 shares of our common stock at an exercise price of $1.63 per share along with other consideration of $2.1 million, $1.1 million, subject to adjustment, in exchange for all of the stock of UCI. In addition, we agreed to issue an additional 62,500 shares of common stock on February 1, 2000 subject to adjustment based on UCI meeting certain revenue targets. We also agreed to issue additional shares of common stock if the market price of our common stock on February 1, 2000 is less than $8.00 per share, subject to adjustment, based on UCI meeting its revenue targets.

       20. On January 12, 1999, we concluded a private placement of $3 million with an institutional investor pursuant to which we sold 30 shares of our Series D Preferred Stock and granted warrants to purchase (a) 112,500 shares of our common stock at an exercise price of $.01 per share and (b) 60,000 shares of our common stock at an exercise price of $1.60 per share. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

       21. On February 12, 1999, we issued 1,010,000 shares of our Series F Preferred Stock, and paid $125,000 in cash and $150,000 in promissory notes in exchange for all of the stock of Telekey. In addition, we agreed to issue at least 505,000 and up to 1,010,000 shares of our Series F Preferred Stock two years later, subject to Telekey's meeting certain revenue and EBITDA tests.

       22. On February 16, 1999, we concluded a private placement of $5 million with Vintage Products Ltd. pursuant to which we sold 50 shares of our Series E Preferred Stock and granted warrants to purchase (a) 723,000 shares of our common stock at an exercise price of $2.125 per share and (b) 277,000 shares of our common stock at an exercise price of $.01 per share. We used the proceeds of such private placement for general corporate purposes and/or working capital expenses incurred in the ordinary course of business.

       23. On March 23, 1999, we issued 431,728 shares of our common stock and granted warrants to purchase 43,174 shares of our common stock at an exercise price of $.01 per share to the former IDX stockholders in payment of the first convertible subordinated promissory note in the original principal amount of $1,000,000 issued in connection with our acquisition of IDX.

       24. On March 31, 1999, we issued 125,000 shares of our common stock and granted warrants to purchase (a) 40,000 shares of our common stock at an exercise price of $1.00 per share and (b) 40,000 shares of our common stock at an exercise price of $1.60 per share to an existing stockholder in payment of a promissory note in the original principal amount of $200,000.

       25. On April 9, 1999, we granted warrants to purchase 1,500,000 shares of our common stock at an exercise price of $.01 per share to EXTL Investors LLC in connection with a $7 million loan to our wholly owned subsidiary, eGlobe Financing Corporation.

       26. See "Executive Compensation" for information regarding the grant of options to purchase shares of common stock to some of our employees under our 1995 Employee Stock Option and Appreciation Rights Plan as partial consideration for the execution of employment, confidentiality and non-competition agreements and to our directors under the Director Stock Option Plan as consideration for services provided.

     Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) or Regulation S of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with eGlobe, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a) 1. The financial statements are included in Part II, Item 8 beginning at Page F-1:

     2. FINANCIAL STATEMENT SCHEDULE

       Schedule II Valuation and Qualifying Accounts

Exhibits:

2.1 Agreement and Plan of Merger, dated June 10, 1998, by and among Executive TeleCard, Ltd., IDX International, Inc., EXTEL Merger Sub No. 1, Inc. and the stockholders of IDX International, Inc. (Incorporated by reference to Exhibit 2.1 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated June 24, 1998).

2.2 Consent and Extension, dated August 27, 1998, by and among Executive TeleCard, Ltd., IDX International, Inc., EXTEL Merger Sub No. 1, Inc. and Jeffey Gee, as representative of the stockholders of IDX International, Inc. (Incorporated by reference to Exhibit 2.2 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated December 17, 1998).

2.3 Amendment No. 2 to Agreement and Plan of Merger, dated October __, 1998, by and among Executive TeleCard, Ltd., IDX International, Inc., EXTEL Merger Sub No. 1, Inc. and the stockholders of IDX International, Inc. (Incorporated by reference to Exhibit 2.3 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated December 17, 1998).

2.4 Agreement and Plan of Acquisition, dated September 30, 1998, by and among Executive TeleCard, Ltd., UCI Tele Networks, Ltd. and United Communications International LLC (Incorporated by reference to Exhibit
         2.4 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

2.5 Agreement and Plan of Merger, dated February 3, 1999, by and among Executive TeleCard, Ltd., Telekey, Inc., eGlobe Merger Sub No. 2, Inc. and the stockholders of Telekey, Inc. (Incorporated by reference to Exhibit 2.1 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated March 1, 1999).

3.1 Restated Certificate of Incorporation as amended July 26, 1996 and August 29, 1996 (Incorporated by reference to Exhibit 3.1 in Quarterly Report on Form 10-Q of Executive TeleCard, Ltd., for the period ended September 30, 1996).

3.2 Certificate of Correction to Certificate of Amendment to the Restated Certificate of Incorporation, dated July 31, 1998 (Incorporated by reference to Exhibit 3 in Quarterly Report on Form 10-Q of Executive TeleCard, Ltd., for the period ended June 30, 1998).

3.3 Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.4 in Annual Report on Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1998).

3.4 Amendment to Bylaws (Incorporated by reference to Exhibit 3.4 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

4.1 Rights Agreement, dated as of February 18, 1997, between Executive TeleCard, Ltd. and American Stock Transfer & Trust Company, which includes the form of Certificate of Designations setting forth the terms of the Series A Participating Preference Stock of Executive TeleCard, Ltd. as Exhibit A, the form of right certificate as Exhibit B and the Summary of Rights to Purchase Preference Shares as Exhibit C (Incorporated by reference to Exhibit 1 in Registration Statement on Form 8-A of Executive TeleCard, Ltd., dated February 26, 1997).

4.2 Form of Letter from the Board of Directors of Executive TeleCard, Ltd. to Stockholders mailed with copies of the Summary of Rights (Incorporated by reference to Exhibit 2 in Registration Statement on Form 8-A of Executive TeleCard, Ltd., dated February 26, 1997).

4.3 Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock of Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 4.1 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated December 17, 1998).

4.4 Form of Warrant by and between Executive TeleCard, Ltd. and each of the stockholders of IDX International, Inc. (Incorporated by reference to Exhibit 4.2 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated June 24, 1998).

4.5 Forms of Convertible Subordinated Promissory Notes payable to the stockholders of IDX International, Inc. in the aggregate principal amount of $5,000,000 (Incorporated by reference to Exhibit 4.3 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated December 17, 1998).

4.6 Form of Convertible Subordinated Promissory Note payable to the preferred stockholders of IDX International, Inc. in the aggregate principal amount of $418,024 (Incorporated by reference to Exhibit 4.4 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated December 17, 1998).

4.7 Forms of Promissory Notes payable to United Communications International LLC in the aggregate principal amount of $2,025,000 (Incorporated by reference to Exhibit 4.7 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

4.8 Forms of Warrant to purchase shares of common stock of Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 4.8 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

4.9 Certificate of Designations, Rights and Preferences of 8% Series C Cumulative Convertible Preferred Stock of Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 4.9 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

4.10 Certificate of Designations, Rights and Preferences of 8% Series D Cumulative Convertible Preferred Stock of Executive TeleCard, Ltd. and Certificate of Correction of Series D Preferred Stock Certificate of Designations (Incorporated by reference to Exhibit 4.10 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

4.11 Certificate of Designations, Rights and Preferences of 8% Series E Cumulative Convertible Redeemable Preferred Stock of Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 4.11 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

4.12 Certificate of Designations, Rights and Preferences of Series F Convertible Preferred Stock of Executive TeleCard, Ltd., (Incorporated by reference to Exhibit 4.1 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated March 1, 1999).

4.13 Compensation Agreement, dated September 2, 1998, between Executive TeleCard, Ltd., C-Soft Acquisition Corp. and Brookshire Securities Corp., providing a warrant to purchase 2,500 shares of common stock of Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 4.13 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).
                                      II-5

 4.14 Agreement, dated June 18, 1998, by and between Executive TeleCard, Ltd. and Seymour Gordon (Incorporated by reference to Exhibit 4.14 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

 4.15 Promissory Note in the original principal amount of $1,000,000 dated June 18, 1998, between Executive TeleCard, Ltd. and Seymour Gordon (Incorporated by reference to Exhibit 4.15 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31,
          1998).

 4.16 Warrant to purchase 500,000 shares of common stock of Executive TeleCard, Ltd., dated February 23, 1998, issued to IDT Corporation (Incorporated by reference to Exhibit 10.15 in Annual Report on Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31,
          1998).

 4.17 Promissory Note of C-Soft Acquisition Corp., as maker, and Executive TeleCard, Ltd., as guarantor, payable to Dr. J. Soni in the original principal amount of $250,000, dated September 1, 1998, providing a warrant to purchase 25,000 shares of common stock of Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 4.17 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

 4.18 Form of Warrant to purchase 1,500,000 shares of common stock of Executive TeleCard, Ltd. issued to EXTL Investors LLC. (Incorporated by reference to Exhibit 4.18 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

 5        Opinion of Hogan & Hartson L.L.P.

10.1 Agreement between Executive TeleCard S.A. (Switzerland) and Telstra Corporation Limited (Australia) for Enhancement of Telecom Australia Calling Card, dated August 3, 1993 (Incorporated by reference to
          Exhibit 10.12 in Form 10-K of Executive TeleCard, Ltd. for the fiscal year ended March 31, 1996). This Agreement is subject to a grant of confidential treatment filed separately with the U.S. Securities and Exchange Commission.

10.2 Promissory Note and Stock Option Agreement between Executive TeleCard, Ltd. and World Wide Export, Ltd., dated February 28, 1996 (Incorporated by reference to Exhibit 10.20 in Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1996).

10.3 Promissory Note and Stock Option Agreement between Executive TeleCard, Ltd. and Seymour Gordon, dated February 28, 1996 (Incorporated by reference to Exhibit 10.21 in Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1996).

10.4 Promissory Note and Stock Option Agreement between Executive TeleCard, Ltd. and Network Data Systems, Limited, dated June 27, 1996 (Incorporated by reference to Exhibit 10.2 in Quarterly Report on Form 10-Q of Executive TeleCard, Ltd., for the period ended June 30, 1996).

10.5 Settlement Agreement, dated April 2, 1998, between Executive TeleCard, Ltd. and parties to In re: Executive TeleCard, Ltd. Securities Litigation, Case No. 94 Civ. 7846 (CLB), U.S.D.C., S.D.N.Y. (Incorporated by reference to Exhibit 10.8 in Annual Report on Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31,
          1998).

10.6 1995 Employee Stock Option and Appreciation Rights Plan, as amended and restated (Incorporated by reference to Exhibit 10.9 in Annual
          Report on Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1998).

10.7 1995 Directors Stock Option and Appreciation Rights Plan, as amended and restated. (Incorporated by reference to Exhibit 10.10 in Annual Report on Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1998).

10.8 Employment Agreement for Christopher J. Vizas, dated December 5, 1997 (Incorporated by reference to Exhibit 10 in Quarterly Report on Form 10-Q of Executive TeleCard, Ltd., for the period ended December 31,
          1997).

10.9 Employment Agreement for Colin Smith, dated February 1, 1998 (Incorporated by reference to Exhibit 10.12 in Annual Report on Form 10-K of Executive TeleCard, Ltd., for the fiscal year ended March 31,
          1998).

10.10 Employment Agreement for Hsin Yen, as Chief Executive Officer of IDX International, Inc., dated December 2, 1998 (Incorporated by reference to Exhibit 10.10 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

10.11 Promissory Note, dated February 23, 1998, between Executive TeleCard, Ltd. and IDT Corporation (Incorporated by reference to Exhibit 10.14 in Annual Report on Form 10-K of Executive TeleCard, Ltd. for the fiscal year ended March 31, 1998).

10.12 Contract of Services, dated January 5, 1995, between Executive TeleCard, Ltd. and Telefonos de Mexico, S.A. de C.V. (Incorporated by reference to Exhibit 10.19 in Annual Report on Form 10-K/A of Executive TeleCard, Ltd., for the fiscal year ended March 31, 1998).

10.13 Modification Agreement, dated as of June 17, 1996, by and between Executive TeleCard, Ltd. and Telefonos de Mexico, S.A. de C.V. (Incorporated by reference to Exhibit 10.20 in Annual Report on Form 10-K/A of Executive TeleCard, Ltd. for the fiscal year ended March 31,
          1998).

10.14 Agreement (Facility Lease) dated December 1, 1998 by and between Swiftcall Equipment and Services (USA) Inc. and Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 10.14 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

10.15 Form of Promissory Note payable to the former stockholders of Telekey, Inc. in the aggregate principal amount of $150,000. (Incorporated by reference to Exhibit 4.2 in Current Report on Form 8-K of Executive TeleCard, Ltd., dated March 1, 1999).

10.16 Loan and Note Purchase Agreement, dated April 9, 1999, between EXTL Investors LLC, eGlobe Financing Corporation and Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 10.16 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

10.17     Form  of  Promissory  Note  in  the  original   principal   amount  of
          $7,000,000, dated April 9, 1999, of eGlobe Financing Corporation payable to EXTL Investors LLC. (Incorporated by reference to Exhibit
          10.17 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

10.18 Subscription Agreement, dated April 9, 1999, between Executive TeleCard, Ltd. and eGlobe Financing Corporation (Incorporated by reference to Exhibit 10.18 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

  21      Subsidiaries of Executive TeleCard, Ltd. (Incorporated by reference to
          Exhibit 21 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

23.1      Consent of BDO Seidman, LLP.

23.2      Consent of PricewaterhouseCoopers, LLP.

27 Financial Data Schedule (Incorporated by reference to Exhibit 27 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31, 1998).

99.1 Section 214 Authorization for Executive TeleCard, Ltd. (Incorporated by reference to Exhibit 10.5 in Form S-1 Registration Statement of Executive TeleCard, Ltd. (No. 33-25572)).

99.2 Assignment of Section 214 Authorization for IDX International, Inc. (Incorporated by reference to Exhibit 99.2 in Annual Report on Form 10-K of Executive Telecard, Ltd., for the period ended December 31,
          1998).

99.3      Affidavit of Executive TeleCard, Ltd.  relating to Nominee Director.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)3 of the Securities Act of 1933;

          (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of registrant, indemnification agreements entered into between registrant and its officers and directors, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Company has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, D.C., on this 25th day of May, 1999.


                                     EXECUTIVE TELECARD, LTD.
                                                D/B/A EGLOBE


                                     By:   /s/ Christopher J. Vizas, II
                                         --------------------------------------
                                               Christopher J. Vizas, II
                                               Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons, in the capacities indicated below, on this 25th day of May, 1999.



           SIGNATURES              TITLE
--------------------------------   ------------------------------------------------
 /s/ Christopher J. Vizas, II     Chairman, Chief Executive Officer and Director
-------------------------------    (Principal Executive Officer)
     Christopher J. Vizas, II

     /s/ John E. Koonce, III      Chief Financial Officer and Director (Principal
-------------------------------    Financial Officer)
         John E. Koonce, III

          /s/ Anne E. Haas         Controller and Treasurer (Principal Accounting
-------------------------------     Officer)
            Anne E. Haas

                *                  Director
-------------------------------
         Edward J. Gerrity

                *                  Director
-------------------------------
         Martin L. Samuels

                *                  Director
-------------------------------
          Anthony Balinger

                *                  Director
-------------------------------
          David W. Warnes


     /s/  Donald H. Sledge
-------------------------------
          Donald H. Sledge         Director


-------------------------------
         Richard A. Krinsley       Director


                *                  Director
-------------------------------
         James O. Howard


         SIGNATURES           TITLE
---------------------------   ---------

-------------------------
          Hsin Yen             Director


-------------------------
         Richard Chiang        Director






* By: /s/ John E. Koonce, III
     -------------------------
       John E. Koonce, III
       Attorney-in-fact